As filed with the Securities and Exchange Commission on June 11, 2008.

Registration No. 333-150212

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No 2 to

FORM S-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

(With respect to the common stock being offered in the Exchange Offer)

Amendment No 2 to

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

(With respect to the common stock that may be distributed as a pro rata dividend)

Cable Holdco, Inc.

(Exact name of Registrant as specified in its Charter)

Delaware	2040	26-1892520
(State or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Carol J. Ward

Cable Holdco, Inc.

Three Lakes Drive

Northfield, Illinois 60093

(847) 646-2000

(Address (including zip code) and telephone number (including area code) of Registrant’s principal executive offices)

Copies to:

Lisa J. Reategui, Esq. Robert L. Verigan, Esq. Sidley Austin LLP One South Dearborn Chicago, IL 60603 312-853-7000	Faiza J. Saeed, Esq. Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, NY 10019 212-474-1000

Approximate date of commencement of proposed sale of the securities to the public:    Upon consummation of the Exchange Offer referred to in this document.

If the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☐

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Cable Holdco, Inc. (“Splitco”), which is a subsidiary of Kraft Foods Inc. (“Kraft”), is filing this registration statement on Form S-4 and Form S-1 to register shares of its common stock, par value $0.01 per share, which will be distributed to Kraft shareholders pursuant to a spin-off or a split-off in connection with the merger of Splitco with and into Ralcorp Mailman LLC, which is a subsidiary of Ralcorp Holdings, Inc. (“Ralcorp”). The shares of Splitco common stock will be immediately converted into shares of Ralcorp common stock in the merger. Ralcorp has filed a proxy statement, dated [•], 2008, that relates to the special meeting of Ralcorp shareholders to approve the issuance of shares of Ralcorp common stock in connection with the merger. In addition, Ralcorp has filed a registration statement on Form S-4 (Reg. No. 333-150222) to register the shares of its common stock, par value $0.01 per share, which will be issued in connection with the merger.

Based on market conditions prior to closing, Kraft will determine whether the shares of Splitco common stock will be distributed to Kraft’s shareholders in a spin-off or a split-off. In a spin-off, all Kraft shareholders would receive a pro rata number of shares. In a split-off, Kraft shareholders would have the option to exchange their shares of Kraft common stock and receive shares of Splitco common stock, which will immediately be exchanged for shares of Ralcorp common stock following the merger of Splitco with and into Ralcorp Mailman, resulting in a reduction in Kraft’s outstanding shares. If the exchange offer is consummated but less than all shares of Splitco common stock owned by Kraft are exchanged because the exchange offer is not fully subscribed, the additional shares of Splitco common stock owned by Kraft will be distributed as a pro rata dividend to the holders of shares of Kraft common stock and to holders of Kraft’s deferred stock awards. Splitco is filing this registration statement under the assumption that the shares of Splitco will be distributed to Kraft shareholders pursuant to a split-off. Once a final decision is made regarding the manner of distribution of the shares, this registration statement on Form S-4 and S-1, Ralcorp’s proxy statement and Ralcorp’s registration statement on Form S-4 may be amended to reflect that decision.

The information in this document may change. The exchange offer, merger and issuance of securities being registered pursuant to the registration statement of which this document forms a part may not be completed until the registration statement is effective. This document is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any state where such offer or sale is not permitted.

SUBJECT TO COMPLETION DATED [•], 2008

PROSPECTUS

KRAFT FOODS INC.

Offer to Exchange All Shares of Common Stock of

CABLE HOLDCO, INC.

which are owned by Kraft Foods Inc.

and will be converted into Shares of Common Stock of

RALCORP HOLDINGS, INC.

for

Class A Common Stock of Kraft Foods Inc.

Kraft Foods Inc. is offering to exchange all shares of common stock of Cable Holdco, Inc. (“Splitco common stock”) which are owned by Kraft Foods Inc. for Class A common stock of Kraft Foods Inc. (“Kraft common stock”) that are validly tendered and not properly withdrawn. The terms and conditions of this exchange offer are described in this document, which you should read carefully. None of Kraft Foods Inc. (“Kraft”), Cable Holdco, Inc. (“Splitco”), any of their respective directors or officers or any of their respective representatives makes any recommendation as to whether you should participate in this exchange offer. You must make your own decision after reading this document and consulting with your advisors.

Immediately following consummation of this exchange offer, Splitco will be merged with and into a special purpose merger subsidiary of Ralcorp Holdings, Inc. (“Ralcorp”) called Ralcorp Mailman LLC, a Delaware limited liability company (“Ralcorp Mailman”), whereby the separate corporate existence of Splitco will cease and Ralcorp Mailman will continue as the surviving company (the “Merger”). In the Merger, each share of Splitco common stock will be exchanged for the right to receive one share of common stock of Ralcorp (“Ralcorp common stock”). Accordingly, shares of Splitco common stock will not be transferred to participants in this exchange offer; such participants will instead receive shares of Ralcorp common stock in the Merger. No trading market currently exists or will ever exist for shares of Splitco common stock. You will not be able to trade the shares in Splitco common stock before they are exchanged for Ralcorp common stock in the Merger. There can be no assurance, however, that Ralcorp common stock when issued in the Merger will trade at the same prices as shares of Ralcorp common stock are currently traded.

The value of Kraft common stock and Splitco common stock will be determined by Kraft by reference to the simple arithmetic average of the daily volume–weighted average prices, daily (“VWAP”), of Kraft common stock and the common stock of Ralcorp on the New York Stock Exchange (“NYSE”) on each of the last three trading days (“Valuation Dates”) of the exchange offer period (not including the expiration date), as it may be voluntarily extended, but not including the last two trading days that are part of any Mandatory Extension (as described below) or any voluntary extension following a Mandatory Extension. Based on an expiration date of [•], 2008, the Valuation Dates will be [•], 2008, [•], 2008, and [•], 2008. See “This Exchange Offer—Terms of this Exchange Offer.”

For each $1.00 of Kraft common stock accepted in this exchange offer, you will receive approximately $1.[•] of Splitco common stock, subject to an upper limit of [•] shares of Splitco common stock per share of Kraft common stock. This exchange offer does not provide for a minimum exchange ratio. See “This Exchange Offer—Terms of this Exchange Offer.” If the limit is in effect, then the exchange ratio will be fixed at the limit and this exchange offer will be automatically extended (a “Mandatory Extension”) until 8:00 a.m., New York City time, on the second trading day following the originally contemplated expiration date to permit shareholders to tender or withdraw their Kraft common stock during those days. IF THE UPPER LIMIT IS IN EFFECT, AND UNLESS YOU PROPERLY WITHDRAW YOUR SHARES, YOU WILL RECEIVE LESS THAN $1.[•] OF SPLITCO COMMON STOCK FOR EACH $1.00 OF KRAFT COMMON STOCK THAT YOU TENDER, AND YOU COULD RECEIVE MUCH LESS.

The indicative exchange ratio that would have been in effect following the official close of trading on the NYSE on [•], 2008 (the day before the date of this document), based on the daily VWAPs of Kraft common stock and Ralcorp common stock on [•], 2008, [•], 2008, and [•], 2008, would have provided for [•] shares of Splitco common stock to be exchanged for every share of Kraft common stock accepted. The value of Splitco common stock received and, following the merger, the value of Ralcorp common stock received may not remain above the value of Kraft common stock tendered following the expiration date of this exchange offer.

THIS EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 8:00 A.M., NEW YORK CITY TIME, ON [•], 2008, UNLESS THE OFFER IS EXTENDED OR TERMINATED. SHARES TENDERED PURSUANT TO THIS EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF THIS EXCHANGE OFFER.

In reviewing this document, you should carefully consider the risk factors beginning on page 20 of this document.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus—Offer to Exchange is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus—Offer to Exchange is [•], 2008.

Unless there is a Mandatory Extension, the final exchange ratio used to determine the number of shares of Splitco common stock that you will receive for each share of Kraft common stock accepted in this exchange offer will be announced no later than 4:30 p.m., New York City time, on the last trading day prior to the expiration date. At such time, the final exchange ratio will be available at www.kraft.com/Investor/ and from the information agent at 800-431-9633 (for shareholders) and 212-269-5550 (for banks and brokers). Kraft will announce whether the limit on the number of shares that can be received for each share of Kraft common stock tendered will be in effect at the expiration of the exchange offer period, through www.kraft.com/Investor/ and by press release, no later than 4:30 p.m., New York City time, on the last trading day prior to the expiration date. Throughout this exchange offer, indicative exchange ratios (calculated in the manner described in this document) will also be available on that website and from the information agent.

This document provides information regarding Kraft, Splitco, Ralcorp and the exchange offer in which shares of Kraft common stock may be exchanged for shares of Splitco common stock which will then be immediately exchanged for shares of Ralcorp common stock and distributed as described herein. Kraft common stock is listed on the NYSE under the symbol “KFT.” Ralcorp common stock is listed on the NYSE under the symbol “RAH.” On [•], 2008, the last reported sale price of Kraft common stock on the NYSE was $[•] and the last reported sale price of Ralcorp common stock on the NYSE was $[•]. The market prices of Kraft common stock and of Ralcorp common stock will fluctuate prior to the completion of this exchange offer and thereafter, and may be higher or lower at the expiration date than the prices set forth above. No trading market currently exists for shares of Splitco common stock and no such market will exist in the future. Splitco has not applied for listing of its common stock on any exchange.

If this exchange offer is consummated but less than all the shares of Splitco common stock owned by Kraft are exchanged because this exchange offer is not fully subscribed, the additional shares of Splitco common stock owned by Kraft will be distributed to Kraft shareholders pursuant to a pro rata dividend ( a “spin-off”) that would also be consummated on the closing date (except that up to an aggregate of 100,000 shares of Splitco common stock will be distributed to the holders of Kraft’s deferred stock awards). This document covers all shares of Splitco common stock offered by Kraft in this exchange offer and all shares of Splitco common stock that may be distributed by Kraft as a spin-off to holders of Kraft common stock (and distributed to holders of Kraft’s deferred stock awards). If this exchange offer is terminated by Kraft without the exchange of shares (but the conditions for consummation of the Transactions have otherwise been satisfied), all shares of Splitco common stock owned by Kraft will be distributed in a spin-off to holders of Kraft (and to holders of Kraft’s deferred stock awards). See “This Exchange Offer—Dividend and Distribution of any Shares of Splitco Common Stock Remaining after this Exchange Offer.”

Immediately following consummation of this exchange offer, in the Merger, Splitco will be merged with and into Ralcorp Mailman. Each share of Splitco common stock will be exchanged for the right to receive one share of Ralcorp common stock. See “The Transaction Agreement—The Merger.” After the Merger, approximately 54% of the Ralcorp common stock is expected to be held by pre-Merger holders of Kraft common stock. Approximately 46% of the Ralcorp common stock is expected to be held by pre-Merger Ralcorp shareholders.

Kraft’s obligation to exchange shares of Splitco common stock for Kraft common stock is subject to the conditions listed under “This Exchange Offer—Conditions for Consummation of this Exchange Offer,” including the satisfaction of conditions to the Merger, which include the Ralcorp shareholder approval of the issuance of Ralcorp common stock in connection with the Merger, and other conditions.

This document incorporates by reference important business and financial information about Kraft and Ralcorp from documents filed with the U.S. Securities and Exchange Commission (“SEC”) that have not been included in or delivered with this document. This information is available at the website that the SEC maintains at www.sec.gov, as well as from other sources. See “Where You Can Find More Information; Incorporation By Reference.” You also may ask any questions about this exchange offer or request copies of the exchange offer documents from Kraft, without charge, upon written or oral request to Kraft’s information agent, D.F. King, located at 48 Wall Street, 22nd Floor, New York, New York 10005 or at telephone number 800-431-9633 (for shareholders) and 212-269-5550 (for banks and brokers). In order to receive timely delivery of the documents, you must make your requests no later than [•], 2008.

All information contained or incorporated by reference in this document with respect to Kraft, Splitco or their subsidiaries, or the Post cereals business has been provided by Kraft. All information contained or incorporated by reference in this document with respect to Ralcorp and its subsidiaries, as well as information on Ralcorp after the consummation of the Transactions, has been provided by Ralcorp.

HELPFUL INFORMATION

In this document:

•	“Bank Debt” means $300.0 million in new bank debt incurred by Kraft that Splitco will assume and which will become debt obligations of Ralcorp as part of the Transactions;

•	“Code” means the Internal Revenue Code of 1986, as amended;

•	“Contributions” means the Splitco Contribution together with the Newco Contribution;

•

“Debt Securities” means the approximately $662.2 million in new debt securities that Splitco will issue to Kraft, that Kraft expects to exchange for debt obligations of Kraft on the closing date (and the Debt Securities will then be sold to third-party investors on or about the closing date) and which will become debt obligations of Ralcorp as part of the Transactions;

•

“Distribution” means the distribution by Kraft of its shares of Splitco common stock to the holders of shares of Kraft common stock by way of this exchange offer and, with respect to any shares of Splitco common stock that are not subscribed for in this exchange offer, a pro rata dividend to the holders of shares of Kraft common stock;

•	“External Debt Exchange” means the transfer of the Debt Securities by Kraft on or about the closing date to investment banks and/or commercial banks in exchange for debt obligations of Kraft;

•	“Internal Debt Exchange” means the transfer by KFG to Kraft of the Debt Securities in exchange for the repayment of intercompany debt;

•	“Internal Debt Repayment” means the transfer by KFG to Kraft of the cash proceeds of the Bank Debt in repayment of an equal amount of intercompany debt;

•	“Internal Spin” means the distribution of all of the shares of Splitco common stock held by KFG to Kraft;

•	“KFG” means Kraft Foods Global, Inc., a Delaware corporation and wholly owned subsidiary of Kraft;

•	“Kraft” means Kraft Foods Inc., a Virginia corporation, and, unless the context otherwise requires, its subsidiaries, other than Splitco and Newco and any of their respective subsidiaries;

•	“Kraft shareholders” means the holders of Kraft common stock;

•

“Mandatory Extension” means the automatic extension of the exchange offer period triggered by the limit on the number of shares that can be received for each share of Kraft common stock tendered as described in this document;

•	“Newco” means Cable Newco, LLC, a Delaware limited liability company and wholly owned subsidiary of Kraft;

•	“Newco Contribution” means the transfer by KFG of certain of the assets related to Kraft’s Post cereals business located in the United States and cash to Newco;

•

“Post cereals business” means the business of Kraft and its subsidiaries relating to the production, distribution, manufacture, marketing, packaging and sale of ready–to–eat dry cereals and granola (other than Back to Nature, South Beach Living (previously known as South Beach Diet) and LiveActive) that will be transferred by Kraft and its subsidiaries to Newco as part of the Newco Contribution and transferred to subsidiaries of Ralcorp as part of the Non–U.S. Transfer. See “The Transaction Agreement—The Newco Contribution” and “The Transaction Agreement—Non–U.S. Transfer;”

•	“Ralcorp” means Ralcorp Holdings, Inc., a Missouri corporation, and, unless the context otherwise requires, its subsidiaries;

•	“Ralcorp Mailman” means Ralcorp Mailman LLC, a Delaware limited liability company and wholly owned subsidiary of Ralcorp;

i

•	“Splitco” means Cable Holdco, Inc., a Delaware corporation and, prior to the Merger, a wholly owned subsidiary of Kraft and, unless the context otherwise requires, its subsidiaries;

•	“Splitco Contribution” means the contribution by KFG of all the issued and outstanding limited liability company interests in Newco to Splitco;

•	“Transaction Agreement” means the RMT Transaction Agreement, dated as of November 15, 2007, among Kraft, Splitco, Ralcorp and Ralcorp Mailman, filed with the SEC on November 20, 2007; and

•

“Transactions” means the transactions contemplated by the Transaction Agreement, which provides for the Newco Contribution, the Bank Debt, the Debt Securities, the Splitco Contribution, the Internal Spin, the Internal Debt Repayment, the Internal Debt Exchange, the Distribution—Split–Off, the Merger and the Upstream Merger, the Non–U.S. Transfer and the External Debt Exchange.

QUESTIONS AND ANSWERS ABOUT THE TRANSACTIONS AND

THIS EXCHANGE OFFER

Questions and Answers about this Exchange Offer

The following are some of the questions that Kraft shareholders may have, and answers to those questions. These questions and answers, as well as the following summary, are not meant to be a substitute for the information contained in the remainder of this document, and this information is qualified in its entirety by the more detailed descriptions and explanations contained elsewhere in this document. You are urged to read this document in its entirety prior to making any decision.

Q:	May I participate in this Exchange Offer?

A:	Any holder of Kraft common stock may participate in this exchange offer.

Q:	How many shares of Splitco common stock will I receive for each share of Kraft common stock that I tender?

A:	This exchange offer is designed to permit you to exchange your shares of Kraft common stock for shares of Splitco common stock at a [•]% discount to the per–share value of Ralcorp common stock, calculated as set forth in this document. Stated another way, for each $1.00 of your Kraft common stock accepted in this exchange offer, you will receive approximately $1.[•] of Splitco common stock. The value of the Kraft common stock will be based on the calculated per–share value for the Kraft common stock on the NYSE and the value of the Splitco common stock will be based on the calculated per–share value for Ralcorp common stock on the NYSE, in each case determined by reference to the simple arithmetic average of the daily VWAP on each of the Valuation Dates. Please note, however, that:

•

the number of shares you can receive is subject to an upper limit of an aggregate of [•] shares of Splitco common stock for each share of Kraft common stock accepted in this exchange offer. The next question and answer below describes how this limit may impact the value you receive.

•	this exchange offer does not provide for a minimum exchange ratio. See “This Exchange Offer—Terms of this Exchange Offer.”

•	because this exchange offer is subject to proration, Kraft may accept for exchange only a portion of the Kraft common stock tendered by you.

Q:	Is there a limit on the number of shares of Splitco common stock I can receive for each share of Kraft common stock that I tender?

A:	The number of shares you can receive is subject to an upper limit of [•] shares of Splitco common stock for each share of Kraft common stock accepted in this exchange offer. If the upper limit is in effect, you will receive less than $1.[•] of Splitco common stock for each $1.00 of Kraft common stock that you tender, and you could receive much less. For example, if the calculated per–share value of Kraft common stock was $[•] (the highest closing price for Kraft common stock on the NYSE during the three–month period prior to commencement of this exchange offer) and the calculated per–share value of Splitco common stock was $[•] (the lowest closing price for Ralcorp common stock on the NYSE during that three–month period), the value of Splitco common stock, based on the Ralcorp common stock price, received for Kraft common stock accepted for exchange would be approximately $[•] for each $1.00 of Kraft common stock accepted for exchange.

The upper limit represents a [•]% discount for Splitco common stock based on the closing prices of Kraft common stock and Ralcorp common stock on the NYSE on [•], 2008 (the day before the commencement of this exchange offer). Kraft set this upper limit to ensure that an unusual or unexpected drop in the trading price of Ralcorp common stock, relative to the trading price of Kraft common stock, would not result in an unduly high number of shares of Splitco common stock being exchanged for each share of Kraft common stock accepted in this exchange offer.

Q:	What will happen if the upper limit is in effect?

A:	Kraft will announce whether the upper limit on the number of shares that can be received for each share of Kraft common stock tendered will be in effect at the expiration of the exchange offer period, through www.kraft.com/Investor/ and by press release, no later than 4:30 p.m., New York City time, on the last trading day prior to the expiration date. If the upper limit is in effect at that time, then the exchange ratio will be fixed at the upper limit and a Mandatory Extension of this exchange offer until 8:00 a.m., New York City time, on the second trading day following the originally contemplated expiration date will be made to permit shareholders to tender or withdraw their Kraft common stock during those days. The daily VWAP and trading prices of Kraft common stock and Ralcorp common stock during this Mandatory Extension will not, however, affect the exchange ratio, which will be fixed at [•]. See “This Exchange Offer—Terms of this Exchange Offer—Extension; Termination; Amendment—Mandatory Extension.”

Q:	How are the calculated per–share values of Kraft common stock and Ralcorp common stock determined for purposes of calculating the number of shares of Splitco common stock to be received in this exchange offer?

A:	The calculated per–share value of Kraft common stock for purposes of this exchange offer will equal the simple arithmetic average of the daily VWAP of Kraft common stock on the NYSE on each of the Valuation Dates. Kraft will determine such calculations of the per–share values of Kraft common stock and Splitco common stock and such determination will be final.

Q:	What is the “daily volume–weighted average price” or “daily VWAP?”

A:	The “daily volume–weighted average price” for Kraft common stock and Ralcorp common stock will be the volume-weighted average price of Kraft common stock and Ralcorp common stock on the NYSE during the period beginning at 9:30 a.m., New York City time (or such other time as is the official open of trading on the NYSE), and ending at 4:00 p.m., New York City time (or such other time as is the official close of trading on the NYSE and in no event later than 4:10 p.m., New York City time), as reported to Kraft by Bloomberg L.P. for the equity ticker pages KFT.N, in the case of Kraft common stock, and RAH.N, in the case of Ralcorp common stock. The daily VWAPs provided by Bloomberg L.P. may be different from other sources of volume–weighted average prices or investors’ or security holders’ own calculations of volume–weighted average prices.

Q:	Where can I find the daily VWAP of Kraft common stock and Ralcorp common stock during the exchange offer period?

A:	Kraft will maintain a website at www.kraft.com/Investor/ that provides the daily VWAP of both Kraft common stock and Ralcorp common stock, together with indicative exchange ratios, for each day during this exchange offer. During the period of the Valuation Dates, when the values of Kraft common stock and Ralcorp common stock are calculated for the purposes of this exchange offer, the website will show the indicative exchange ratios based on indicative calculated per–share values calculated by Kraft, which will equal (i) on the first Valuation Date, the intra–day VWAP during the elapsed portion of that day, (ii) on the second Valuation Date, the intra–day VWAP during the elapsed portion of that day averaged with the actual daily VWAP on the first Valuation Date and (iii) on the third Valuation Date, the intra–day VWAP during the elapsed portion of that day averaged with the actual daily VWAP on the first Valuation Date and with the actual daily VWAP on the second Valuation Date. During this period, the indicative exchange ratios and calculated per–share values will be updated at 10:30 a.m., 1:30 p.m. and no later than 4:30 p.m., New York City time.

Q:	Why is the calculated per–share value for Splitco common stock based on the trading prices for Ralcorp common stock?

A:

There is currently no trading market for Splitco common stock and no such trading market will be established in the future. Kraft believes, however, that the trading prices for Ralcorp common stock are an appropriate proxy for the trading prices of Splitco common stock because (i) in the Merger each holder of

Splitco common stock will receive the right to receive one share of Ralcorp common stock for each share of Splitco common stock and (ii) at the Valuation Dates, it is expected that all the major conditions to the consummation of the Merger will have been satisfied and the Merger will be expected to be consummated shortly, such that investors should be expected to be valuing Ralcorp common stock based on the expected value of such Ralcorp common stock after the Merger. There can be no assurance, however, that Ralcorp common stock after the Merger will trade on the same basis as Ralcorp common stock trades prior to the Merger. See “Risk Factors—Risks Related to the Transactions—The trading prices of Ralcorp common stock may not be an appropriate proxy for the prices of Splitco common stock.”

Q:	How and when will I know the final exchange ratio?

A:	Subject to the possible Mandatory Extension of this exchange offer described below, the final exchange ratio showing the number of shares of Splitco common stock that you will receive for each share of Kraft common stock accepted in this exchange offer will be available at www.kraft.com/Investor/ no later than 4:30 p.m., New York City time, on the last trading day prior to the expiration date and separately announced by press release. In addition, as described below, indicative exchange ratios will be available throughout the exchange offer period. You may also contact the information agent to obtain these indicative exchange ratios and the final exchange ratio at its toll–free number provided on the back cover of this document.

Kraft will announce whether the upper limit on the number of shares that can be received for each share of Kraft common stock tendered is in effect through www.kraft.com/Investor/ and by press release, no later than 4:30 p.m., New York City time, on the last trading day prior to the expiration date. If the upper limit is in effect at that time, then the exchange ratio will be fixed at the upper limit and a Mandatory Extension until 8:00 a.m., New York City time, on the second trading day following the originally contemplated expiration date will be made to permit shareholders to tender or withdraw their Kraft common stock during those days.

Q:	Will indicative exchange ratios be provided during the tender offer period?

A:	Yes. Indicative exchange ratios will be available at www.kraft.com/Investor/ no later than 4:30 p.m., New York City time, on each day during the exchange offer period, calculated as though that day were the expiration date of this exchange offer. The indicative exchange ratio will also reflect whether the upper limit on the exchange ratio, described above, would have been in effect. You may also contact the information agent at its toll–free number to obtain these indicative exchange ratios.

In addition, for purposes of illustration, a table that indicates the number of shares of Splitco common stock that you would receive per share of Kraft common stock, calculated on the basis described above and taking into account the upper limit, assuming a range of averages of the daily VWAP of Kraft common stock and Ralcorp common stock on the Valuation Dates is provided under “This Exchange Offer—Terms of this Exchange Offer.”

Q:	What if Kraft common stock or Ralcorp common stock does not trade on any of the Valuation Dates?

A:	If a market disruption event occurs with respect to Kraft common stock or Ralcorp common stock on any of the Valuation Dates, the calculated per–share value of Kraft common stock and Splitco common stock will be determined using the daily VWAP of shares of Kraft common stock and shares of Ralcorp common stock on the preceding trading day or days, as the case may be, on which no market disruption event occurred with respect to both Kraft common stock and Ralcorp common stock. If, however, a market disruption event occurs as specified above, Kraft may terminate this exchange offer if, in its reasonable judgment, the market disruption event has impaired the benefits of this exchange offer. For specific information as to what would constitute a market disruption event, see “This Exchange Offer—Conditions for Consummation of this Exchange Offer.”

v

Q:	Are there circumstances under which I would receive fewer shares of Splitco common stock than I would have received if the exchange ratio were determined using the closing prices of Kraft common stock and Ralcorp common stock on the expiration date of this exchange offer?

A:	Yes. For example, if the trading price of Kraft common stock were to increase during the period of the Valuation Dates, the calculated per–share value of Kraft common stock would likely be lower than the closing price of Kraft common stock on the expiration date of this exchange offer. As a result, you may receive fewer shares of Splitco common stock for each $1.00 of Kraft common stock than you would have if that per–share value were calculated on the basis of the closing price of Kraft common stock on the expiration date. Similarly, if the trading price of Ralcorp common stock were to decrease during the period of the Valuation Dates, the calculated per–share value of Splitco common stock would likely be higher than the closing price of Ralcorp common stock on the expiration date. This could also result in your receiving fewer shares of Splitco common stock for each $1.00 of Kraft common stock than you would otherwise receive if that per–share value were calculated on the basis of the closing price of Ralcorp common stock on the expiration date of this exchange offer. See “This Exchange Offer—Terms of this Exchange Offer.”

The value of Splitco common stock you receive and, following the Merger, the value of Ralcorp common stock you receive may not remain above the value of Kraft common stock you exchange following the expiration of this exchange offer.

Q:	Will Kraft distribute fractional shares?

A:	Upon consummation of this exchange offer, the tender offer agent will hold the shares of Splitco common stock in trust for the holders of Kraft common stock who validly tendered the shares and, in case of a pro rata dividend, for the holders of record of Kraft common stock and Kraft’s deferred stock awards as of the distribution record date for the pro rata dividend. Immediately following the consummation of this exchange offer and by means of the Merger, the separate legal existence of Splitco will cease and each share of Splitco common stock will be converted into the right to receive one fully paid and nonassessable share of Ralcorp common stock. In this exchange of shares of Splitco common stock into shares of Ralcorp common stock, no fractional shares of Ralcorp common stock will be delivered to holders of Splitco common stock. Fractional shares of Ralcorp common stock to which a single record holder would be entitled will be aggregated. In lieu of any fractional shares the holders of Splitco common stock will receive a cash amount, rounded to the nearest cent, equal to the product of (x) the amount of fractional share interest the holder of Splitco common stock would otherwise be entitled to and (y) the average of the closing sale prices of shares of Ralcorp common stock on the NYSE, as reported in the Wall Street Journal, Northeastern edition, for each of the ten consecutive trading days ending with the fifth complete trading day prior to the closing date of the Transactions (not counting the closing date). The transfer agent will make available such amounts, without interest, to the former holders of Splitco common stock as soon as practicable after the determination of the amount of cash to be paid.

Q:	What is the aggregate number of shares of Splitco common stock being offered in this exchange offer?

A:	Kraft is offering [•] shares of Splitco common stock in this exchange offer. The number of shares of Splitco common stock to be issued to KFG as part of the consideration in the Splitco Contribution and subsequently distributed to Kraft in the Internal Spin was determined on the estimation date ten business days prior to the date on which this exchange offer commenced. The number of shares of Splitco common stock to be issued may be increased by up to 6.0 million shares in limited circumstances if, based on reasonable advice of financial advisors to Kraft, it is reasonably determined that the Debt Securities cannot be exchanged for debt obligations of Kraft and then be sold to third-party investors at par as of the closing date. In this exchange offer, Kraft is offering all the shares of Splitco common stock it holds on the date of consummation of this exchange offer.

Q:	What happens if not enough shares of Kraft common stock are tendered to allow Kraft to exchange all of the shares of Splitco common stock it holds?

A:

If this exchange offer is consummated but less than all shares of Splitco common stock owned by Kraft are exchanged because this exchange offer is not fully subscribed, the additional shares of Splitco common stock owned by Kraft will be distributed as a pro rata dividend to the holders of shares of Kraft common stock (and to holders of Kraft’s deferred stock awards).

On or prior to the expiration of this exchange offer, Kraft will deliver to the tender offer agent certificates representing (or cause the related book-entry transfer of) all of the Splitco common stock outstanding, with irrevocable instructions to hold the shares of Splitco common stock in trust for holders of shares of Kraft common stock validly tendered and not withdrawn and holders of shares of Kraft common stock (and holders of Kraft’s deferred stock awards) as of the distribution date of a pro rata dividend, if any. If there is a pro rata dividend, the tender offer agent will calculate the exact number of shares of Splitco common stock not exchanged in this exchange offer and to be distributed as a pro rata dividend, and that number of shares of Splitco common stock will be held in trust for the holders of shares of Kraft common stock (and holders of Kraft’s deferred stock awards). See “This Exchange Offer—Dividend and Distribution of Any Shares of Splitco Common Stock Remaining after this Exchange Offer.”

Q:	Will all shares of Kraft common stock that I tender be accepted in this exchange offer?

A:	Not necessarily. Kraft is offering [•] shares of Splitco common stock in this exchange offer (subject to possible adjustment in limited circumstances). Depending on the number of shares of Kraft common stock validly tendered in this exchange offer and not properly withdrawn, and the calculated per-share values of Kraft common stock and Splitco common stock determined as described above, Kraft may have to limit the number of shares of Kraft common stock that it accepts in this exchange offer through a proration process. Any proration of the number of shares accepted in this exchange offer will be determined on the basis of the proration mechanics described under “Summary—Terms of this Exchange Offer—Proration; Odd-Lots.”

An exception to proration can apply to shareholders who beneficially own “odd–lots,” that is, fewer than 100 shares of Kraft common stock. Beneficial holders of less than 100 shares of Kraft common stock who validly tender all of their shares will not to be subject to proration.

In all other cases, proration for each tendering shareholder will be based on (i) the proportion that the total number of shares of Kraft common stock to be accepted bears to the total number of shares of Kraft common stock validly tendered and not withdrawn and (ii) the number of shares of Kraft common stock validly tendered and not withdrawn by that shareholder (and not on that shareholder’s aggregate ownership of shares of Kraft common stock). Any shares of Kraft common stock not accepted for exchange as a result of proration will be returned to tendering shareholders promptly after the final proration factor is determined.

Q:	Will I be able to sell my shares of Splitco common stock after this exchange offer is completed?

A:	No. There currently is no trading market for shares of Splitco common stock and no such trading market will be established in the future. Immediately following the consummation of this exchange offer Splitco will merge with and into Ralcorp Mailman and each share of Splitco common stock will be exchanged for the right to receive one share of Ralcorp common stock.

Q:	How many shares of Kraft common stock will Kraft acquire if this exchange offer is completed?

A:	The number of shares of Kraft common stock that will be accepted if this exchange offer is completed will depend on the final exchange ratio, the number of shares of Splitco common stock offered and the number of shares of Kraft common stock tendered. Kraft is offering [•] shares of Splitco common stock in this exchange offer (subject to possible adjustment in limited circumstances). Accordingly, the largest possible number of shares of Kraft common stock that will be accepted would equal [•] divided by the final exchange ratio. For example, assuming that the final exchange ratio is [•] (the maximum number of shares of Splitco common stock that could be exchanged for one share of Kraft common stock), then Kraft would accept up to a total of approximately [•] shares of Kraft common stock.

Q:	Are there any conditions to Kraft’s obligation to complete this exchange offer?

A:

Yes. This exchange offer is subject to various conditions listed under “This Exchange Offer—Conditions for Consummation of this Exchange Offer.” If any of these conditions are not satisfied or waived prior to the expiration of this exchange offer, Kraft will not be required to accept shares for exchange and may extend or terminate this exchange offer.

Kraft may waive any of the conditions to this exchange offer. For a description of the material conditions precedent to this exchange offer, including satisfaction or waiver of the conditions to the Transactions, the receipt of Ralcorp shareholder approval of the issuance of Ralcorp common stock in connection with Merger and other conditions, see “This Exchange Offer—Conditions for Consummation of this Exchange Offer.” Ralcorp has no right to waive any of the conditions to this exchange offer.

Q:	When does this exchange offer expire?

A:	The period during which you are permitted to tender your shares of Kraft common stock in this exchange offer will expire at 8:00 a.m., New York City time, on [•], 2008, unless Kraft extends this exchange offer. See “This Exchange Offer—Terms of this Exchange Offer—Extension; Termination; Amendment.”

Q:	Can this exchange offer be extended and under what circumstances?

A:	Yes. Kraft can extend this exchange offer, in its sole discretion, at any time and from time to time. For instance, this exchange offer may be extended if any of the conditions for consummation of this exchange offer listed under “This Exchange Offer—Conditions for Consummation of this Exchange Offer” are not satisfied or waived prior to the expiration of this exchange offer. In case of an extension of this exchange offer, Kraft will publicly announce by press release the extension no later than 9:00 a.m., New York City time, on the next business day following the previously scheduled expiration date. In addition, if the upper limit on the number of shares that can be received for each share of Kraft common stock tendered is in effect at the expiration of the exchange offer period, then the exchange ratio will be fixed at the upper limit and a Mandatory Extension of this exchange offer until 8:00 a.m., New York City time, on the second following trading day will be made.

Q:	How do I participate in this exchange offer?

A:	The procedures you must follow to participate in this exchange offer will depend on whether you hold your shares of Kraft common stock in certificated form, through a bank or trust company or broker, or if your Kraft common shares are held in book-entry via the Direct Registration System (“DRS”) or in the Kraft Direct Purchase Plan. For specific instructions about how to participate, see “This Exchange Offer—Terms of This Exchange Offer—Procedures for Tendering.”

Q:	How do I tender my shares of Kraft common stock after the final exchange ratio has been determined?

A:	If you wish to tender your shares after the final exchange ratio has been determined, you will generally need to do so by means of delivering a notice of guaranteed delivery and complying with the guaranteed delivery procedures described in the section entitled “This Exchange Offer—Terms of this Exchange Offer—Procedures for Tendering—Guaranteed Delivery Procedures.” If you hold shares of Kraft common stock through a broker, dealer, commercial bank, trust company or similar institution, that institution must tender your shares on your behalf.

If your shares of Kraft common stock are held through an institution and you wish to tender your Kraft common stock after The Depository Trust Company has closed, the institution must deliver a notice of guaranteed delivery to the tender offer agent via facsimile prior to 8:00 a.m., New York City time, on the expiration date.

Q:	Can I tender only a portion of my shares of Kraft common stock in this exchange offer?

A:	Yes. You may tender all, some or none of your shares of Kraft common stock.

Q:	What do I do if I want to retain all of my shares of Kraft common stock?

A:	If you want to retain all of your shares of Kraft common stock, you do not need to take any action. However, after the Transactions, the Post cereals business will no longer be owned by Kraft and as a holder of Kraft common stock you will no longer hold shares in a company that owns the Post cereals business.

Q:	Can I change my mind after I tender my shares of Kraft common stock?

A:	Yes. You may withdraw your tendered shares at any time before this exchange offer expires. See “This Exchange Offer—Terms of this Exchange Offer—Withdrawal Rights.” If you change your mind again, you can re-tender your shares of Kraft common stock by following the tender procedures again prior to the expiration of this exchange offer.

Q:	Will I be able to withdraw the shares of Kraft common stock I tender after the final exchange ratio has been determined?

A:	Yes. The final exchange ratio used to determine the number of shares of Splitco common stock that you will receive for each share of Kraft common stock accepted in this exchange offer will be announced no later than 4:30 p.m., New York City time, on the last trading day prior to expiration date of this exchange offer, which is [•], 2008, unless this exchange offer is extended or terminated. You have the right to withdraw shares of Kraft common stock you have tendered at any time before 8:00 a.m., New York City time, on the expiration date. See “This Exchange Offer—Terms of this Exchange Offer.”

If the upper limit on the number of shares of Splitco common stock that can be received for each share of Kraft common stock tendered is in effect at the expiration of the exchange offer period, then the exchange ratio will be fixed at the upper limit and a Mandatory Extension of this exchange offer until 8:00 a.m., New York City time, on the second trading day following the originally contemplated expiration date will be made to permit you to tender or withdraw your Kraft common stock during those days, either directly or by acting through a broker, dealer, commercial bank, trust company or similar institution on your behalf.

Q:	How do I withdraw my tendered Kraft common stock after the final exchange ratio has been determined?

A:	If you are a registered shareholder of Kraft common stock (which includes persons holding certificated shares and book-entry shares held through DRS or in the Kraft Direct Purchase Plan) and you wish to withdraw your shares after the final exchange ratio has been determined, then you must deliver a written notice of withdrawal or a facsimile transmission notice of withdrawal to the tender offer agent prior to 8:00 a.m., New York City time, on the expiration date. The information that must be included in that notice is specified under “This Exchange Offer—Terms of this Exchange Offer—Withdrawal Rights.”

If you hold your shares through a broker, dealer, commercial bank, trust company or similar institution, you should consult that institution on the procedures you must comply with and the time by which such procedures must be completed in order for that institution to provide a written notice of withdrawal or facsimile notice of withdrawal to the tender offer agent on your behalf before 8:00 a.m., New York City time, on the expiration date. If you hold your shares through such an institution, that institution must deliver the notice of withdrawal with respect to any shares you wish to withdraw. In such a case, as a beneficial owner and not a registered shareholder, you will not be able to provide a notice of withdrawal for such shares directly to the tender offer agent.

If your shares of Kraft common stock are held through an institution and you wish to withdraw shares of Kraft common stock after The Depository Trust Company has closed, the institution must deliver a written notice of withdrawal to the tender offer agent prior to 8:00 a.m., New York City time, on the expiration date, in the form of The Depository Trust Company’s notice of withdrawal and you must specify the name and number of the account at The Depository Trust Company to be credited with the withdrawn shares and must otherwise comply with The Depository Trust Company’s procedures. See “This Exchange Offer—Terms of this Exchange Offer—Withdrawal Rights—Withdrawing Your Shares After the Final Exchange Ratio Has Been Determined.”

Q:	Will I be taxed on the shares of Splitco common stock that I receive in this exchange offer or on the shares of Ralcorp common stock that I receive in the Merger?

A:	Shareholders of Kraft common stock generally will not recognize any gain or loss for U.S. federal income tax purposes as a result of this exchange offer or the Merger, except for any gain or loss attributable to the receipt of cash instead of fractional shares of Ralcorp common stock received in the Merger.

YOU SHOULD CONSULT YOUR OWN TAX ADVISOR FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES TO YOU OF THE EXCHANGE OFFER AND THE MERGER.

The material U.S. federal income tax consequences of the exchange offer and the Merger are described in more detail under “This Exchange Offer—Material U.S. Federal Income Tax Consequences of the Distribution, the Merger and Related Transactions.”

Q:	Are there any appraisal rights for holders of shares of Kraft common stock?

A:	There are no appraisal rights available to holders of shares of Kraft common stock in connection with this exchange offer.

Q:	Whom do I contact for information regarding this exchange offer?

A:	You may call the information agent, D.F. King, at 800-431-9633 (for shareholders) and 212-269-5550 (for banks and brokers), to ask any questions about this exchange offer or to request additional documents, including copies of this document and the letter of transmittal (including the instructions thereto).

Questions and Answers about the Transactions

Q:	What are the key steps of the Transactions?

A:	Below is a summary of the key steps of the Transactions. A step-by-step description of material events relating to the Transactions is set forth under “The Transactions.”

•	In the Transactions, Kraft will consolidate the U.S. Post cereals business under a wholly owned subsidiary of Kraft (“Splitco”).

•

In addition, prior to the split-off, Kraft will receive the proceeds of $300.0 million in Bank Debt that Splitco will assume, and Kraft will receive approximately $662.2 million in Debt Securities issued by Splitco.

•

Kraft will offer to holders of Kraft common stock the right to exchange all or a portion of their Kraft common stock for Splitco common stock (in a “split-off”). Any shares of Splitco common stock that are not subscribed for in the exchange offer will be distributed to Kraft shareholders in a spin-off that will also be consummated on the closing date. If the Distribution is effected as a spin-off, up to an aggregate of 100,000 shares of Splitco common stock will be distributed to the holders of Kraft’s deferred stock awards.

•	Splitco will then be merged with and into Ralcorp Mailman and holders of Splitco common stock will be issued shares of Ralcorp common stock.

•

If the closing were to occur on the date of this document, pre-Merger Kraft shareholders would be expected to own approximately 54%, and pre-Merger Ralcorp shareholders would be expected to own approximately 46%, of the Ralcorp common stock after the Merger, on a “fully diluted basis.” Although believed remote, if Ralcorp is required to issue additional shares of its common stock under certain circumstances, Ralcorp shareholders’ ownership interest after the Merger may be diluted to as low as 41.9% on a “fully diluted basis.”

•	After consummation of the Merger, Ralcorp Mailman will merge with and into Ralcorp and the Bank Debt and Debt Securities will become debt obligations of Ralcorp.

•	A Canadian subsidiary of Ralcorp (“Ralcorp Canada”) will purchase assets for cash and assume liabilities relating to the Post cereals business in Canada from Kraft or its affiliates that hold the

x

relevant assets and liabilities that relate to the conduct of the Post cereals business in Canada. Any transferred assets located outside the United States or Canada will similarly be purchased by Ralcorp (or a subsidiary of Ralcorp) from the Kraft affiliate that currently owns them.

Q:	What are the material U.S. federal income tax consequences to Kraft and Kraft shareholders resulting from the Transactions?

A:	Kraft shareholders generally will not recognize any gain or loss for U.S. federal income tax purposes as a result of the receipt of Splitco common stock pursuant to the Distribution or the receipt of Ralcorp common stock pursuant to the Merger, except for any gain or loss attributable to the receipt of cash in lieu of a fractional share of Ralcorp common stock. Kraft will not recognize gain or loss upon the Merger. Kraft shareholders should consult their own tax advisors for a full understanding of the tax consequences to them of the Distribution and the Merger. The material U.S. federal income tax consequences of the Distribution and the Merger are described in more detail under “This Exchange Offer—Material U.S. Federal Income Tax Consequences of the Distribution, the Merger and Related Transactions.”

Q:	What will Ralcorp shareholders receive in the Merger?

A:	Ralcorp shareholders will not directly receive any consideration in the Merger. All shares of Ralcorp common stock issued and outstanding immediately before the Merger will remain issued and outstanding after consummation of the Merger. Immediately after the Merger, Ralcorp shareholders will continue to own shares in Ralcorp, which will include the Post cereals business and additional obligations of approximately $962.2 million of debt.

Q:	How will the Transactions impact the future liquidity and capital resources of Ralcorp?

A:	Upon consummation of the Transactions, the $300.0 million in Bank Debt and approximately $662.2 million in Debt Securities will become debt obligations of Ralcorp. Ralcorp anticipates that its primary sources of liquidity after the Transactions will be cash provided by operations and additional credit facilities to be established. Ralcorp is currently negotiating with a syndicate of lenders the formation of a $450.0 million, three year revolving credit facility that would serve as the primary source of liquidity for working capital and operating activities, including any future acquisitions. There can be no assurance that the terms of the proposed credit facility will be consistent with those in the preceding sentence.

Q:	What will Kraft and Kraft shareholders receive in the Transactions?

A:	Kraft will receive the proceeds of $300.0 million in Bank Debt that Splitco will assume and Splitco will issue approximately $662.2 million in Debt Securities that will be transferred to Kraft and that Kraft expects to exchange for debt obligations of Kraft on the closing date (and the Debt Securities will then be sold to third-party investors on or about the closing date). The Bank Debt and the Debt Securities will become debt obligations of Ralcorp as part of the Transactions.

If you decide to tender your shares of Kraft common stock in the exchange offer, in exchange for your shares you will receive shares of Splitco common stock. Any shares of Splitco common stock that are not subscribed for in the exchange offer will be distributed to Kraft shareholders in a spin-off that will also be consummated on the closing date. In addition, to the extent that the Distribution is effected as a spin-off, up to an aggregate of 100,000 shares of Splitco common stock will be distributed to the holders of Kraft’s deferred stock awards. In the Merger, each share of Splitco common stock will be converted into the right to receive one fully paid and nonassesable share of Ralcorp common stock. The Ralcorp common stock is expected to continue to be listed on the NYSE under the symbol “RAH.” If you do not tender any shares of Kraft common stock you will retain your shares of Kraft common stock; however, after the Transactions you will no longer hold shares in a company that owns the Post cereals business.

Q:	Are there any conditions to the consummation of the Transactions?

A:	Yes. Consummation of the Transactions is subject to a number of conditions, including:

•	the approval of Ralcorp’s shareholders of the issuance of shares of Ralcorp common stock in connection with the Merger;

•	the receipt of a tax opinion from counsel to Kraft;

•	the completion of the various transaction steps; and

•	other customary conditions.

This document describes these conditions in more detail under “The Transaction Agreement—Conditions to the Consummation of the Transactions.”

Q:	When will the Transactions be completed?

A:	The Transactions are expected to be completed in mid-2008. However, it is possible that factors outside Ralcorp’s and Kraft’s control could require the parties to complete the Transactions at a later time or not complete them at all. For a discussion of the conditions to the Transactions, see “The Transaction Agreement—Conditions to the Consummation of the Transactions.”

Q:	Are there risks associated with the Transactions?

A:	Yes. The material risks associated with the Transactions are discussed in the section entitled “Risk Factors.” Those risks include, among others, the possibility that Ralcorp may fail to realize the anticipated benefits of the acquisition, the uncertainty that Ralcorp will be able to integrate the Post cereals business successfully, and the possibility that Ralcorp may be unable to provide benefits and services or access to equivalent financial strength and resources to the Post cereals business that historically have been provided by Kraft.

Q:	What shareholder approvals are needed in connection with the Transactions?

A:	Ralcorp cannot complete the Transactions unless the proposal relating to the issuance of shares of Ralcorp common stock in connection with the Merger is approved by a majority of the votes cast by the holders of Ralcorp common stock (provided that the total vote cast on the proposal represents over 50% in interest of all securities entitled to vote on the proposal). No vote of Kraft shareholders is required or being sought in connection with the Transactions.

Q:	Where will the Ralcorp shares be listed?

A:	Ralcorp common stock is listed on the NYSE under the symbol “RAH.”

Q:	What is the current relationship between Splitco and Ralcorp?

A:	Splitco is currently a wholly owned subsidiary of KFG and was incorporated as a Delaware corporation in November 2007 to indirectly hold the Post cereals business and consummate the Transactions with Ralcorp. Other than in connection with the Transactions, there is no relationship between Splitco and Ralcorp.

SUMMARY

The following summary contains certain information from this document. It does not contain all the details concerning the Transactions, including information that may be important to you. To better understand the Transactions, you should carefully review this entire document and the documents it refers to. See “Where You Can Find More Information; Incorporation by Reference.”

The Companies

Cable Holdco, Inc.:

Cable Holdco, Inc.

c/o Kraft Foods Inc.

Three Lakes Drive

Northfield, IL 60093

Telephone: (847) 646-5494

Cable Holdco, Inc. is a newly-formed, wholly owned subsidiary of KFG (“Splitco”) and was organized specifically to transfer all of the U.S. assets and liabilities of the Post cereals business to Ralcorp. Splitco has engaged in no business activities to date and it has no material assets or liabilities of any kind, other than those incident to its formation and those incurred in connection with the Transactions. Unless the context requires otherwise this document describes Splitco as if it held the Post cereals business for all periods discussed.

Kraft Foods Inc.:

Kraft Foods Inc.

Three Lakes Drive

Northfield, IL 60093

Telephone: (847) 646-5494

Kraft is one of the world’s largest food and beverage companies, with 2007 net revenues, including the Post cereals business, of more than $37 billion. For over 100 years, Kraft has offered consumers delicious and wholesome foods that fit the way they live. Kraft markets a broad portfolio of iconic brands in more than 150 countries, including nine brands with revenues exceeding $1 billion: Kraft cheeses, dinners and dressings; Oscar Mayer meats; Philadelphia cream cheese; Maxwell House coffee; Nabisco cookies and crackers and its Oreo brand; Jacobs coffees; Milka chocolates and LU biscuits. Kraft is a fully independent company and is listed in the Standard & Poor’s 100 and 500 indexes.

Ralcorp Holdings, Inc.:

Ralcorp Holdings, Inc.

800 Market St.

Suite 2600

St Louis, MO 63101

Telephone: (314) 877-7046

Ralcorp is primarily engaged in the manufacturing, distribution and marketing of store brand (private label) food products in the grocery, mass merchandise, drug and foodservice channels. Ralcorp products include: ready-to-eat and hot cereal products; store brand and value brand snack mixes and corn-based snacks; store brand and branded crackers and cookies; foodservice, store brand and branded frozen griddle products (pancakes, waffles, French toast and custom griddle products) and biscuits; foodservice and store brand breads, rolls and muffins; store brand wet-filled products such as salad dressings, mayonnaise, peanut butter, syrups, jams and jellies, and specialty sauces; and store brand and value branded snack nuts and chocolate candy. During fiscal year 2007 Ralcorp’s businesses were comprised of four reportable business segments: Cereals, Crackers & Cookies (consisting of Ralston Foods and Bremner, Inc.); Frozen Bakery Products; Dressings, Syrups, Jellies & Sauces (The Carriage House Companies, Inc.); and Snack Nuts & Candy (Nutcracker Brands, Inc.).

Ralcorp Mailman LLC:

Ralcorp Mailman LLC

c/o Ralcorp Holdings, Inc.

800 Market St.

Suite 2600

St. Louis, MO 63101

(314) 877-7046

Ralcorp Mailman is a newly formed, wholly owned subsidiary of Ralcorp and was organized specifically for the purpose of completing the Merger. Ralcorp Mailman has engaged in no business activities to date and it has no material assets or liabilities of any kind, other than those incident to its formation and in connection with the Transactions.

The Transactions

On November 15, 2007, Ralcorp and Kraft announced that they had entered into the Transaction Agreement, which provides for Ralcorp’s acquisition of Kraft’s Post cereals business. In the Transactions, Kraft will consolidate the U.S. assets and liabilities of the Post cereals business under Splitco. In addition, prior to the split-off of Splitco, Kraft will receive the proceeds of $300.0 million in Bank Debt that Splitco will assume, and Kraft will receive approximately $662.2 million in Debt Securities issued by Splitco. On the closing date of the Transactions, Kraft will split-off Splitco. Splitco will then be merged with and into Ralcorp Mailman, and holders of Splitco common stock will be issued shares of Ralcorp common stock. Ralcorp anticipates distributing approximately 30,393,589 shares of Ralcorp common stock to holders of Splitco common stock, which would have a value of approximately $1.8 billion based on the closing sales price of Ralcorp shares on the NYSE on June 6, 2008. If the closing were to occur on the date of this document, pre-Merger Kraft shareholders would be expected to own approximately 54%, and pre-Merger Ralcorp shareholders would be expected to own approximately 46%, of the Ralcorp common stock after the Merger, on a “fully diluted basis.” Although believed remote, Ralcorp may be required to issue up to an additional 6.0 million shares of its common stock to the extent that the exchange by Kraft of some or all of the Debt Securities for debt obligations of Kraft and the subsequent sale of the Debt Securities to third-party investors at par as of the closing date would not be reasonably practicable without a reduction in the principal amount of the Debt Securities. If such shares are issued, Ralcorp shareholders’ ownership interest in Ralcorp after the Merger may be diluted to as low as 41.9% on a “fully diluted basis.”

After consummation of the Merger, Ralcorp Mailman will merge with and into Ralcorp and the Bank Debt and Debt Securities (obligations with an aggregate principal amount of approximately $962.2 million) will become debt obligations of Ralcorp. A Canadian subsidiary of Ralcorp, referred to as “Ralcorp Canada,” will then purchase assets for cash and assume liabilities relating to the Post cereals business in Canada from Kraft or its affiliates that hold the relevant assets and liabilities that relate to the conduct of the Post cereals business in Canada. The discussion in this document of the Transactions is qualified by reference to the Transaction Agreement, which is filed with the SEC on November 20, 2007, which is incorporated by reference herein.

During the initial bidding process for the Post cereals business, Kraft requested that potential buyers seek to maximize the cash portion of the valuation of the business while ensuring that Kraft shareholders own at least 55% of the combined company on a fully diluted basis. Ralcorp and Kraft determined the terms of the financing to comply with the above requests while still maintaining Ralcorp’s approximate pre-Transaction debt to equity profile.

Below is a step-by-step description of the sequence of material events relating to the Transactions.

Step 1	Newco Contribution

Kraft Foods Global, Inc., or “KFG,” which is a wholly owned subsidiary of Kraft, will transfer to Newco, which is a newly-formed, wholly owned, indirect subsidiary of Kraft, assets relating to the Post cereals business in the United States, along with sufficient cash to purchase a specific Kraft facility and assets related to the conduct of the Post cereals business in countries other than the United States (the “Newco Contribution”). Newco will also assume liabilities associated with the assets relating to the Post cereals business in the United States. Following the Newco Contribution, Newco will purchase the specific Kraft facility using cash contributed to it by KFG.

Step 2	Bank Debt

KFG will incur new indebtedness in the form of a bank credit facility (the “Bank Debt”) and will receive $300.0 million in net cash proceeds. Upon consummation of the Transactions, the Bank Debt will become debt obligations of Ralcorp.

Step 3	Splitco Contribution; Issuance of Splitco Common Stock; Issuance of Debt Securities

In the “Splitco Contribution,” KFG will contribute the limited liability company interests in Newco to Splitco, and Newco will become a wholly owned subsidiary of Splitco, in exchange for:

•	the issuance by Splitco to KFG of no less than 30.32 million shares of Splitco common stock as described below;

•	the issuance by Splitco to KFG of approximately $662.2 million in aggregate principal amount of debt securities (the “Debt Securities”) as described below; and

•	the assumption by Splitco of the $300.0 million of Bank Debt.

The Newco Contribution and the Splitco Contribution are referred to together as the “Contributions.”

The Debt Securities will consist of approximately $662.2 million in aggregate principal amount of debt securities of Splitco. The Debt Securities will have a minimum term of ten years, will not be callable for the first five years of the term, will carry an interest rate and will include other terms as required by market conditions at issuance to permit the Debt Securities to be exchanged for debt obligations of Kraft and then sold to third-party investors at par upon issuance. Upon consummation of the Transactions, the Debt Securities will become debt obligations of Ralcorp.

Ralcorp and Kraft expect the Debt Securities to be transferred by Kraft on or about the closing date to investment banks and/or commercial banks in exchange for debt obligations of Kraft and then to be sold to third-party investors pursuant to an exemption from registration under the Securities Act of 1933 (either in a private placement or a “Rule 144A” transaction). To the extent that the exchange by Kraft of some or all of the Debt Securities for debt obligations of Kraft and the subsequent sale of the Debt Securities to third-party investors at par as of the closing date would not be reasonably practicable without a reduction in the principal amount of the Debt Securities, then the principal amount of the Debt Securities will be reduced to the maximum amount that could be so exchanged and sold at par and the amount of the reduction will be replaced with additional shares of Splitco common stock having an equivalent aggregate fair market value, except that not more than an additional 6.0 million shares of Splitco common stock may be issued in the Splitco Contribution. Any such additional shares will be distributed along with the other shares of Splitco common stock and converted into the right to receive shares of Ralcorp common stock in the Merger.

Step 4	Kraft Transfers

KFG will distribute all of the shares of Splitco common stock held by KFG to Kraft (the “Internal Spin”), which Kraft will distribute in the Distribution as described below.

KFG will transfer to Kraft the cash proceeds of the Bank Debt in repayment of an equal amount of intercompany debt (the “Internal Debt Repayment”).

KFG will transfer to Kraft the Debt Securities in repayment of intercompany debt (the “Internal Debt Exchange”).

Step 5	Distribution – Split-off

Kraft will offer to holders of Kraft common stock the right to exchange all or a portion of their Kraft common stock for shares of Splitco common stock (in a “split-off”).

Any shares of Splitco common stock that are not subscribed for in the split-off will be distributed to Kraft shareholders in a spin-off that will also be consummated on the closing date of the Transactions. In addition, to the extent that the Distribution is effected as a spin-off, up to an aggregate of 100,000 shares of Splitco common stock will be distributed to the holders of Kraft’s deferred stock awards.

Step 6	Merger

Immediately after the Distribution, and on the closing date of the Transactions, Splitco will merge with and into Ralcorp Mailman, with Ralcorp Mailman as the surviving entity (the “Merger”). Each share of Splitco common stock will be converted into the right to receive one fully paid and nonassessable share of Ralcorp common stock.

After completion of the Merger, approximately 54% of Ralcorp common stock is expected to be held by pre-Merger holders of Kraft common stock on a “fully diluted basis” and approximately 46% of Ralcorp common stock is expected to be held by pre-Merger Ralcorp shareholders on a “fully diluted basis.” Although believed remote, if Ralcorp is required to issue additional shares of its common stock under certain circumstances, Ralcorp shareholders’ ownership interest after the Merger may be diluted to as low as 41.9% on a “fully diluted basis.” Ralcorp, through its subsidiary, Newco, will hold the assets and liabilities of the Post cereals business in the United States.

Step 7	Upstream Merger

Immediately following the Merger, Ralcorp Mailman will merge with and into Ralcorp, with Ralcorp as the surviving entity (the “Upstream Merger”). After giving effect to the Upstream Merger, Newco will be a direct, wholly owned subsidiary of Ralcorp and the Debt Securities and the Bank Debt will be debt obligations of Ralcorp.

Step 8	Non-U.S. Transfer

A Canadian subsidiary of Ralcorp (“Ralcorp Canada”) will purchase assets and assume liabilities relating to the Post cereals business in Canada from the Kraft affiliate or affiliates that hold the relevant assets and liabilities that relate to the conduct of the Post cereals business in Canada (“Kraft Canada”). Any transferred assets located outside the United States or Canada will similarly be purchased by Ralcorp (or a subsidiary of Ralcorp) and certain related liabilities will be assumed from the Kraft affiliate that currently owns them. This document refers to the transfer of the assets and liabilities located outside the United States as the “Non-U.S. Transfer.” The purchase price paid in the Non-U.S. Transfer will be the fair market value of the assets and liabilities transferred, and will be paid from cash contributed by Kraft in the Newco Contribution.

Step 9	Sale of Debt Securities to Third-Party Investors; External Debt Exchange

As described in Step 3 above, Ralcorp and Kraft expect the Debt Securities to be transferred by Kraft on or about the closing date to investment banks and/or commercial banks in exchange for debt obligations of Kraft (the “External Debt Exchange”) and then to be sold by such banks to third-party investors pursuant to an exemption from registration under the Securities Act of 1933 in either a private placement or a “Rule 144A” transaction.

Set forth below are diagrams that graphically illustrate, in simplified form, the existing corporate structure, the corporate structure immediately following the Contributions and the Distribution, and the corporate structure immediately following the consummation of the Transactions contemplated by the Transaction Agreement.

After completion of all of the steps mentioned above, Ralcorp’s subsidiary, Newco, will hold the assets and liabilities of the Post cereals business and Ralcorp will be the obligor on the Bank Debt and Debt Securities; Kraft will receive the $300.0 million in cash proceeds of the Bank Debt and will exchange the $662.2 million in Debt Securities for debt obligations of Kraft (and the Debt Securities will then be sold to third-party investors). Pre-Merger holders of Kraft common stock are expected to hold approximately 54% of Ralcorp common stock and pre-Merger Ralcorp shareholders are expected to hold approximately 46% of Ralcorp common stock, in each case, on a “fully diluted basis.” Although believed remote, if Ralcorp is required to issue additional shares of its common stock under certain circumstances, Ralcorp shareholders’ ownership interest after the Merger may be diluted to as low as 41.9% on a “fully diluted basis.”

In connection with the Transactions, Kraft, Splitco, KFG, Ralcorp and/or Ralcorp Mailman will also enter into other agreements relating to, among other things, tax allocation, the license of certain intellectual property, the provision of certain transition services during a transition period following the consummation of the Transactions, and co-manufacturing agreements. See “Additional Agreements.”

Number of Shares of Splitco Common Stock to be Distributed to Kraft Shareholders

Kraft is offering to exchange all shares of Splitco common stock for shares of Kraft common stock in this exchange offer. As part of the Splitco Contribution, Splitco will issue to KFG additional shares of Splitco common stock so that the total number of shares of Splitco common stock issued and outstanding will be 1.1602 times the number of shares of Ralcorp common stock, in each case calculated on a “fully diluted basis” (as described below), but in no event will Splitco have fewer than 30,320,000 total shares of common stock outstanding following the Splitco Contribution. To the extent that the exchange by Kraft of some or all of the Debt Securities for debt obligations of Kraft and the subsequent sale of the Debt Securities to third-party investors at par as of the closing date would not be reasonably practicable without a reduction in the principal amount of the Debt Securities, then the principal amount of the Debt Securities will be reduced to the maximum amount that could be so exchanged and sold at par and the amount of the reduction will be replaced with additional shares of Splitco common stock having an equivalent aggregate fair market value, except that not more than an additional 6.0 million shares of Splitco common stock may be issued in the Splitco Contribution.

Any such additional shares will be distributed along with the other shares of Splitco common stock and converted into the right to receive shares of Ralcorp common stock in the Merger.

The term “fully diluted basis” means Ralcorp’s and Kraft’s estimate made in good faith on the estimation date of the number of shares of Ralcorp common stock that will be outstanding on the closing date of the Transactions together with the estimated number of shares of Ralcorp common stock that will be issuable on the closing date upon exercise of any options or rights based on the treasury stock method. Ralcorp’s and Kraft’s binding estimate of the number of shares of Ralcorp common stock on a fully diluted basis was made using, for the purposes of the treasury stock method calculations, $55.90 per share for the price of Ralcorp common stock for certain specified options and the volume weighted average trading price of Ralcorp common stock on the NYSE during the 10 trading days preceding the estimation date for any options or rights granted between the date of the Transaction Agreement and the closing date of the Transactions. See “The Transactions—Determination of Number of Shares of Splitco Common Stock to be Distributed to Kraft Shareholders.”

Terms of this Exchange Offer

Kraft is offering holders of shares of Kraft common stock the opportunity to exchange their shares for shares of Splitco common stock. You may tender all, some or none of your shares of Kraft common stock. This document and related documents are being sent to persons who directly held shares of Kraft common stock on [•], 2008 and brokers, banks and similar persons whose names or the names of whose nominees appear on Kraft’s shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Kraft’s common stock.

Kraft common stock properly tendered and not withdrawn will be accepted for exchange at the exchange ratio determined as described under “This Exchange Offer—Terms of this Exchange Offer,” on the terms and conditions of this exchange offer and subject to the limitations described below, including the proration provisions. Kraft will promptly return any shares of Kraft common stock that are not accepted for exchange following the expiration of this exchange offer and the determination of the final proration factor, if any, described below.

For the purposes of illustration, the table below indicates the number of shares of Splitco common stock that you would receive per share of Kraft common stock you tender, calculated on the basis described under “This Exchange Offer—Terms of this Exchange Offer” and taking into account the upper limit, assuming a range of averages of the daily VWAP of Kraft common stock and Ralcorp common stock on the Valuation Dates. The first line of the table below shows the indicative calculated per–share values of Kraft common stock and Splitco common stock and the indicative exchange ratio that would have been in effect following the official close of trading on the NYSE on [•], 2008, based on the daily VWAPs of Kraft common stock and Ralcorp common stock on [•], 2008, [•], 2008 and [•], 2008. The table also shows the effects of a [•]% increase or decrease in either or both the calculated per–share values of Kraft common stock and Splitco common stock based on changes relative to the values as of [•], 2008.

Kraft common stock	Ralcorp common stock	Calculated per-share value of Kraft common stock	Calculated per-share value of Splitco common stock	Shares of Splitco common stock per Kraft common stock tendered	Calculated Value Ratio (1)
As of [•], 2008	As of [•], 2008
Down [•]%	Up [•]%
Down [•]%	Unchanged
Down [•]%	Down [•]%
Unchanged	Up [•]%
Unchanged	Down [•]%
Up [•]%	Up [•]%
Up [•]%	Unchanged
Up [•]%	Down [•]%			(2)

(1)	The Calculated Value Ratio equals (i) the calculated per-share value of Splitco common stock multiplied by the exchange ratio, divided by (ii) the calculated per-share value of Kraft common stock.

(2)	In this scenario, the upper limit is in effect. Absent the upper limit, the exchange ratio would have been [•] shares of Splitco common stock per share of Kraft common stock tendered. In this scenario, Kraft would announce that the upper limit on the number of shares that can be received for each share of Kraft common stock tendered is in effect at the expiration of the exchange offer period no later than 4:30 p.m., New York City time, on the last trading day prior to the expiration date, the exchange ratio would be fixed at the upper limit and this exchange offer would be extended until 8:00 a.m., New York City time, on the second following trading day.

During the three–month period of [•], 2008 through [•], 2008, the highest closing price of Kraft common stock on the NYSE was $[•] and the lowest closing price of Ralcorp common stock on the NYSE was $[•]. If the calculated per–share values of Kraft common stock and Splitco common stock equaled these closing prices, you would receive only the limit of [•] shares of Splitco common stock for each share of Kraft common stock tendered, and the value of such shares of Splitco common stock, based on the Ralcorp common stock price, would have been less than the value of Kraft common stock accepted for exchange (approximately $[•] of Splitco common stock for each $1.00 of Kraft common stock accepted for exchange).

Extension; Termination

This exchange offer, and your withdrawal rights, will expire at 8:00 a.m., New York City time, on [•], 2008, unless this exchange offer is extended. You must tender your shares of Kraft common stock prior to this time if you want to participate in this exchange offer. Kraft may extend or terminate this exchange offer as described in this document.

Mandatory Extension

If the upper limit on the number of shares that can be received for each share of Kraft common stock tendered is in effect at the expiration of the exchange offer period, then the exchange ratio will be fixed at the upper limit and a Mandatory Extension of this exchange offer until 8:00 a.m., New York City time, on the second trading day following the originally contemplated expiration date will be made.

In case of an extension of this exchange offer (mandatory or otherwise), Kraft will publicly announce the extension by press release no later than 9:00 a.m., New York City time, on the previously scheduled expiration date.

Conditions for Consummation of this Exchange Offer

Kraft’s obligation to exchange shares of Splitco common stock for shares of Kraft common stock is subject to the conditions listed under “This Exchange Offer—Conditions for Consummation of this Exchange Offer,” including the satisfaction of conditions to the Transactions and other conditions. These conditions include the absence of a market disruption event, the approval of Ralcorp’s shareholders of the issuance of shares of Ralcorp common stock in connection with the Merger, Kraft’s receipt of a private letter ruling from the Internal Revenue Service (the “IRS”) regarding the tax-free treatment of certain aspects of the Transactions (which has been obtained), the receipt of a tax opinion from counsel to Kraft, the completion of various transaction steps and other customary conditions. For a description of the material conditions precedent to the Transactions, see “The Transaction Agreement—Conditions to the Consummation of the Transactions.”

Kraft may waive any of the conditions to this exchange offer prior to the expiration of this exchange offer. Splitco has no right to waive any of the conditions to this exchange offer.

Proration; Odd-Lots

If, upon the expiration of this exchange offer, Kraft shareholders have validly tendered more shares of Kraft common stock than Kraft is able to accept for exchange (taking into account the exchange ratio and the total number of shares of Splitco common stock owned by Kraft), Kraft will accept for exchange the shares of Kraft common stock validly tendered and not withdrawn by each tendering shareholder on a pro rata basis, based on the proportion that the total number of shares of Kraft common stock to be accepted bears to the total number of shares of Kraft common stock validly tendered and not withdrawn (rounded to the nearest whole number of shares of Kraft common stock, and subject to any adjustment necessary to ensure the exchange of all shares of Splitco common stock owned by Kraft), except for tenders of odd-lots, as described below.

Kraft will announce the proration factor by press release as promptly as practicable after the expiration date. Upon determining the number of shares of Kraft common stock validly tendered for exchange, Kraft will announce the final results, including the final proration factor.

Beneficial holders of less than 100 shares of Kraft common stock who validly tender all of their shares may elect not to be subject to proration by completing the box in the applicable letter of transmittal entitled “Odd-Lot Shares.” If your odd-lot shares are held by a broker for your account, you can contact the broker and request this preferential treatment. All of your odd-lot shares will be accepted for exchange without proration if Kraft completes this exchange offer.

Fractional Shares

Immediately following the consummation of this exchange offer, Splitco will be merged with and into Ralcorp Mailman, whereby the separate corporate existence of Splitco will cease and Ralcorp Mailman will continue as the surviving company. Each outstanding share of Splitco common stock will be converted into the right to receive one fully paid and nonassessable share of Ralcorp common stock, while the shares of Splitco common stock will automatically be canceled and retired and will cease to exist. After the consummation of this exchange offer and prior to the Merger it will not be possible to trade the shares of Splitco common stock. Fractional shares of Ralcorp common stock will not be delivered in the Merger. Fractional shares of Ralcorp common stock allocable to any holders of Splitco common stock will be aggregated. In lieu of any fractional shares the holders of Splitco common stock will receive a cash amount equal to the product of (x) the amount of fractional share interest the holder of Splitco common stock would otherwise be entitled to and (y) the average of the closing sale prices of Ralcorp common stock on the NYSE, as reported in the Wall Street Journal, Northeastern edition, for each of the ten consecutive trading days ending with the fifth complete trading day prior to the expiration date (not counting the expiration date). The transfer agent will make available such amounts, without interest, to the holders of Splitco common stock as soon as practicable after the determination of the amount of cash to be paid.

Procedures for Tendering

For you to validly tender your shares of Kraft common stock pursuant to this exchange offer, prior to the expiration of this exchange offer:

•

If you hold shares of Kraft common stock, you must deliver to the tender offer agent at an address listed on the letter of transmittal for Kraft common stock you will receive, a properly completed and duly executed letter of transmittal (or a manually executed facsimile of that document), along with any required signature guarantees and any other required documents, and in the case of shares held in certificated form, book-entry via DRS or in the Kraft Direct Purchase Plan, the certificates representing the shares of Kraft common stock tendered.

•

If you hold shares of Kraft common stock through a broker, you should receive instructions from your broker on how to participate in this exchange offer. In this situation, do not complete a letter of transmittal to tender your Kraft common stock. Please contact your broker directly if you have not yet received instructions. Some financial institutions may also effect tenders by book-entry transfer through The Depository Trust Company.

Delivery of Shares of Splitco Common Stock

On or prior to the time expiration of this exchange offer, Kraft will irrevocably deliver to the tender offer agent certificates representing (or authorize the related book-entry transfer of) all of the Splitco common stock outstanding, with irrevocable instructions to hold the shares of Splitco common stock in trust for the holders of shares of Kraft common stock validly tendered and not withdrawn and the holders of shares of Kraft common stock (and holders of Kraft’s deferred stock awards) as of the distribution record date for a pro rata dividend and distribution (as described below), if any. Ralcorp will deposit with the transfer agent certificates representing Ralcorp common stock, with irrevocable instructions to hold the shares of Ralcorp common stock in trust for the holders of Splitco common stock. Shares of Ralcorp common stock will be delivered as soon as practicable after the expiration of this exchange offer, the acceptance of Kraft common stock for exchange, the determination of the final proration factor, if any, and the Merger has become effective, pursuant to the procedures determined by the tender offer agent and the transfer agent. See “This Exchange Offer—Terms of this Exchange Offer—Exchange of Shares of Kraft Common Stock.”

Withdrawal Rights

You may withdraw your tendered Kraft common stock at any time prior to the expiration of this exchange offer. If you change your mind again, you may re-tender your Kraft common stock by again following the exchange offer procedures prior to the expiration of this exchange offer.

No Appraisal Rights

No appraisal rights are available to holders of Kraft common stock in connection with this exchange offer or any pro rata dividend of shares of Splitco common stock.

Dividend and Distribution of Any Shares of Splitco Common Stock Remaining after this Exchange Offer

All shares of Splitco common stock owned by Kraft that are not exchanged in this exchange offer will be distributed as a pro rata dividend to the holders of shares of Kraft common stock (and distributed to holders of Kraft’s deferred stock awards), with a record date to be announced by Kraft.

If this exchange offer is consummated, the tender offer agent will calculate the exact number of shares of Splitco common stock not exchanged in this exchange offer to be distributed as a pro rata dividend and distribution, and that number of shares of Splitco common stock will be held in trust for holders of Kraft common stock and holders of Kraft’s deferred stock awards entitled thereto.

If this exchange offer is terminated by Kraft without the exchange of shares, but the conditions for consummation of the Transactions have otherwise been satisfied, Kraft intends to distribute all shares of Splitco common stock owned by Kraft as a pro rata dividend and distribution to the holders of Kraft common stock and deferred stock awards, with a record date to be announced by Kraft.

Legal Limitations

This document is not an offer to sell or exchange and it is not a solicitation of an offer to buy any shares of Splitco common stock in any jurisdiction in which the offer, sale or exchange is not permitted.

Risk Factors

In deciding whether to tender your shares of Kraft common stock in this exchange offer, you should carefully consider the matters described in the section “Risk Factors,” as well as other information included in this document and the other documents to which you have been referred.

Bank Debt and Debt Securities

Senior Term Loan Facility

Ralcorp and KFG have entered into a commitment letter and a related engagement and fee letter with various lenders with respect to the financing of the Transactions. The commitment letter is subject to execution of loan documentation by November 10, 2008 and other customary conditions, including, subject to certain exceptions, the absence of any event or circumstance that, individually or in the aggregate, is materially adverse to the business, financial condition, assets or results of operations of the Post cereals business since December 31, 2006. Ralcorp has agreed to pay certain fees to the lenders in connection with the commitment letter and has agreed to indemnify the lenders against certain liabilities.

The financing letters provide that the lenders will provide a one-year senior term loan facility of $300.0 million, available in a single draw and payable at maturity. The loan will initially be made to KFG, but will become debt obligations of Ralcorp as part of the Transactions. The proceeds of the Bank Debt will be received by Kraft.

Debt Securities

As part of the consideration for the Splitco Contribution, Splitco will issue and deliver to KFG debt securities which will consist of approximately $662.2 million in principal amount of its promissory notes. The Debt Securities will have a minimum term of ten years, will not be callable for the first five years of the term, will carry an interest rate and will include other terms as required by market conditions at issuance to permit the Debt Securities to be sold at par by one or more investment or commercial banks with which Kraft exchanges such Debt Securities upon issuance. The debt securities will become debt obligations of Ralcorp as part of the Transactions.

Board of Directors and Management of Splitco following the Transactions

Following the Distribution, Splitco will merge with and into Ralcorp Mailman, the separate corporate existence of Splitco will cease and shareholders of Splitco will receive one share of Ralcorp common stock for each share of Splitco common stock held by them. The directors and executive officers of Ralcorp immediately following the closing of the Transactions are expected to be the same as the directors and executive officers of Ralcorp immediately prior to the closing of the Transactions.

Ralcorp Shareholder Vote

The board of directors of Ralcorp has approved the Transaction Agreement, the Merger and the other Transactions and has recommended that Ralcorp shareholders approve the issuance of Ralcorp common stock in connection with the Merger, which is a condition to the Merger and the other Transactions, and, if necessary or appropriate, vote for the adjournment of the special meeting to solicit additional proxies for the proposal.

Ralcorp has scheduled a special meeting of its shareholders to be held on [•], 2008 in order to obtain shareholder approval of the issuance of shares of Ralcorp common stock in connection with the Merger. The issuance of Ralcorp common stock in connection with the Merger must be approved by a majority of the votes cast by the holders of Ralcorp common stock (provided that the total vote cast on the proposal represents over 50% in interest of all securities entitled to vote on the proposal).

Accounting Treatment and Considerations

Statement of Financial Accounting Standards “SFAS” No. 141, “Business Combinations,” requires the use of the purchase method of accounting for business combinations. In applying the purchase method, it is necessary to identify both the accounting acquiree and the accounting acquiror. In a business combination effected through an exchange of equity interests, such as the Merger, the entity that issues the interests (Ralcorp in this case) is generally the acquiring entity. In identifying the acquiring entity in a combination effected through an exchange of equity interests, however, all pertinent facts and circumstances must be considered, including the following:

•

The relative voting interests of Ralcorp after the Transactions. In this case, shareholders of Kraft are expected to receive approximately 54% of the equity ownership and associated voting rights in Ralcorp after the Transactions.

•

The composition of the governing body of Ralcorp after the Transactions. In this case, the composition of the board members of Ralcorp following the Merger will be comprised of the members of the board of directors of Ralcorp immediately prior to the consummation of the Merger.

•	The composition of the senior management of Ralcorp after the Transactions. In this case, Ralcorp’s senior management following the Merger will be the same as Ralcorp’s current management team.

Ralcorp’s management has determined that Ralcorp will be the accounting acquiror in this combination based on the facts and circumstances outlined above. Ralcorp will apply purchase accounting to the assets and liabilities of the Post cereals business and Ralcorp Mailman upon consummation of the Merger. Upon completion of the Transactions, the historical financial statements will reflect only those of Ralcorp.

Material U.S. Federal Income Tax Consequences of the Distribution, the Merger and Related Transactions

The consummation of the Distribution (which includes this exchange offer), the Merger and related transactions are conditioned upon the receipt of a private letter ruling from the IRS (which has been obtained) and an opinion from Sutherland Asbill & Brennan LLP, tax counsel to Kraft, to the effect that, on the basis of facts, representations, assumptions and undertakings set forth in the written request for the ruling or the opinion, in each case consistent with the state of facts existing as of the effective time of the Distribution, the Distribution, the Merger and related transactions will qualify for tax-free treatment under Sections 355 and 368 and related provisions of the Code. If the ruling and opinion are issued:

•

no gain or loss will be recognized by, and no amount will be included in the income of, holders of Kraft common stock upon the receipt of Splitco common stock in this exchange offer or in any pro rata dividend of Splitco common stock distributed to holders of Kraft common stock if this exchange offer is undersubscribed; and

•

no gain or loss will be recognized by, and no amount will be included in the income of, holders of Splitco common stock upon the receipt of Ralcorp common stock in the Merger, except for any gain or loss recognized with respect to cash received in lieu of a fractional share of Ralcorp common stock.

Notwithstanding the IRS private letter ruling and the opinion, the IRS could determine that the Distribution (which includes this exchange offer) should be treated as a taxable transaction if it determines that any of the representations, assumptions or undertakings made in the letter ruling request are untrue or have been violated. If the Distribution fails to qualify for tax–free treatment, Kraft and/or its shareholders will be subject to tax. See “Risk Factors—Risks Related to the Transactions—If the Distribution or the Merger does not qualify for tax–free treatment under Sections 355 and 368 and other related provisions of the Code, either as a result of actions taken in connection with the Distribution or the Merger or as a result of subsequent acquisitions of shares of Ralcorp or Splitco common stock, then Kraft and/or Kraft shareholders may be responsible for payment of U.S. federal income tax.”

Tax matters are complicated and the tax consequences of the Transactions to you will depend on the facts of your own situation. You should consult your own tax advisor for a full understanding of the tax consequences to you of the Transactions. See “This Exchange Offer—Material U.S. Federal Income Tax Consequences of the Distribution, the Merger and Related Transactions.”

SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

The following summary combined financial data of the Post cereals business and summary consolidated financial data of Kraft and Ralcorp are being provided to help you in your analysis of the financial aspects of the Transactions. You should read this information in conjunction with the financial information included elsewhere and incorporated by reference into this document. See “Where You Can Find More Information; Incorporation by Reference,” “Information on the Post Cereals Business,” “Information on Kraft,” “Information on Ralcorp,” and “Selected Historical and Pro Forma Financial Data.”

Summary Historical Financial Data of the Post Cereals Business

The following summary historical combined financial data of the Post cereals business for the years ended December 29, 2007, December 30, 2006, and December 31, 2005 and the financial data at December 29, 2007 has been derived from the audited combined financial statements of the Post cereals business. The following summary historical condensed combined financial data of the Post cereals business for the three-month periods ended March 29, 2008 and March 31, 2007 and the financial data at March 29, 2008 has been derived from the unaudited condensed combined financial statements of the Post cereals business and is not necessarily indicative of the results for the remainder of the fiscal year or any future period. The management of the Post cereals business believes that the unaudited condensed combined financial data reflects all normal and recurring adjustments necessary for a fair presentation of the results for the interim periods presented. This information is only a summary and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations for the Post Cereals Business” and the financial statements of the Post cereals business and the notes thereto included elsewhere in this document.

	Condensed Combined Statements of Earnings for the Three Months Ended		Combined Statements of Earnings for the Years Ended
	March 29, 2008	March 31, 2007	December 29, 2007	December 30, 2006	December 31, 2005
(in millions)
Net revenues	$270	$265	$1,103	$1,093	$1,091
Cost of sales	157	158	640	637	612

Gross profit	113	107	463	456	479
Marketing, administration and research costs	53	63	228	224	222
Selling expense	10	10	39	33	38
Asset impairment and exit costs	2	1	15	9	2

Operating income	48	33	181	190	217
Provision for income taxes	18	12	64	68	81

Net earnings	$30	$21	$117	$122	$136

Condensed Combined Balance Sheet Data at March 29, 2008
(in millions)
Total inventories	$95
Total current assets	174
Property, plant and equipment, net	441
Total assets	931
Total current liabilities	115
Total liabilities	313
Total equity	618

Summary Historical Financial Data of Kraft

The following summary historical consolidated financial data of Kraft for each of the fiscal years in the three-year period ended December 31, 2007 has been derived from the audited consolidated financial statements of Kraft. The following summary historical condensed consolidated financial data of Kraft for each of the three-month periods ended March 31, 2008 and the financial data at March 31, 2008 has been derived from the unaudited condensed consolidated financial statements of Kraft and is not necessarily indicative of the results for the remainder of the fiscal year or any future period. Kraft’s management believes that the unaudited condensed consolidated financial data reflects all normal and recurring adjustments necessary for a fair presentation of the results for the interim periods presented. This information is only a summary and should be read in conjunction with the financial statements of Kraft and the notes thereto and the “Management’s Discussion and Analysis” section contained in Kraft’s annual report on Form 10-K/A for the year ended December 31, 2007 and quarterly report on Form 10-Q for the quarter ended March 31, 2008, each of which is incorporated by reference into this Prospectus–Offer to Exchange. See “Where You Can Find More Information; Incorporation By Reference.”

	Condensed Consolidated Statements of Earnings for the Three Months Ended March 31,		Consolidated Statements of Earnings for the Years Ended December 31,
	2008	2007	2007	2006	2005
(in millions)
Net revenues	$10,372	$8,586	$37,241	$34,356	$34,113
Cost of sales	6,891	5,535	24,651	21,940	21,845

Gross profit	3,481	3,051	12,590	12,416	12,268
Marketing, administration and research costs	2,211	1,872	7,809	7,254	7,138
Asset impairment and exit costs	80	67	452	1,002	479
Gain on redemption of United Biscuits investment	—	—	—	(251)	—
Losses/(gains) on divestures, net	18	(12)	(15)	(117)	(108)
Amortization of intangibles	7	2	13	7	10

Operating income	1,165	1,122	4,331	4,521	4,749
Interest and other debt expense, net	305	64	604	510	636

Earnings from continuing operations before income taxes	860	1,058	3,727	4,011	4,113
Provision for income taxes	252	356	1,137	951	1,209

Earnings from continuing operations	608	702	2,590	3,060	2,904
Loss from discontinued operations, net of income taxes	—	—	—	—	(272)

Net Earnings	$608	$702	$2,590	$3,060	$2,632

Condensed Consolidated Balance Sheet Data at March 31, 2008
(in millions)
Total inventories	$4,667
Total current assets	11,678
Property, plant and equipment, net	11,311
Total assets	70,026
Total current liabilities	14,254
Total liabilities	42,760
Total shareholders’ equity	27,266

Summary Historical Financial Data of Ralcorp

The following table sets forth selected historical consolidated financial data of Ralcorp for each of the three fiscal years ended September 30, 2007 and for the six-month periods ended March 31, 2008 and 2007. The selected historical consolidated financial data for each of the three years ended September 30, 2007 was derived from Ralcorp’s audited consolidated financial statements as of and for each of the years in the three-year period ended September 30, 2007. The financial data for the six-month periods ended March 31, 2008 and 2007 has been derived from the unaudited condensed consolidated financial statements of Ralcorp and is not necessarily indicative of the results for the remainder of the fiscal year or any future period. Ralcorp’s management believes that the unaudited condensed consolidated financial statements reflect all adjustments necessary, consisting only of normal recurring accruals, for a fair presentation of the results for the interim periods presented. This information is only a summary and should be read in conjunction with the financial statements of Ralcorp and the notes thereto and the “Management’s Discussion and Analysis” section contained in Ralcorp’s annual report on Form 10-K for the year ended September 30, 2007 and quarterly report on Form 10-Q for the period ended March 31, 2008, each of which is incorporated by reference into this document. See “Where You Can Find More Information; Incorporation by Reference.”

	As of and for the Six Months Ended March 31,		As of and for the Year Ended September 30,
	2008	2007	2007	2006	2005
(in millions, except per share data)

Statement of Earnings Data
Net sales (a)	$1,292.3	$1,041.7	$2,233.4	$1,850.2	$1,675.1
Cost of products sold	(1,076.3)	(837.4)	(1,819.2)	(1,497.2)	(1,339.1)

Gross profit	216.0	204.3	414.2	353.0	336.0
Selling, general and administrative expenses	(135.5)	(125.8)	(252.8)	(226.4)	(215.1)
Interest expense, net	(22.5)	(18.8)	(42.3)	(28.1)	(16.5)
Gain (loss) on forward sale contracts (b)	62.3	(52.5)	(87.7)	(9.8)	—
Gain on sale of securities (c)	—	—	—	2.6	—
Restructuring charges (d)	(1.4)	—	(0.9)	(0.1)	(2.7)
Litigation settlement income (e)	—	—	—	—	1.8

Earnings before income taxes and equity earnings/loss	118.9	7.2	30.5	91.2	103.5
Income taxes	(41.9)	(1.8)	(7.5)	(29.9)	(36.6)
Equity in (loss) earnings of Vail Resorts, Inc., net of related deferred income taxes	3.9	2.7	8.9	7.0	4.5

Net earnings	80.9	8.1	31.9	68.3	71.4

Earnings per share:
Basic	$3.16	$0.30	$1.20	$2.46	$2.41
Diluted	$3.08	$0.29	$1.17	$2.41	$2.34
Weighted average shares outstanding:
Basic	25.5	26.8	26.4	27.7	29.6
Diluted	26.2	27.4	27.1	28.2	30.4

Balance Sheet Data
Cash and cash equivalents	$15.7		$9.9	$19.1	$6.2
Working capital (excl. cash and cash equivalents)	155.9		165.3	170.3	92.4
Total assets	1,867.9		1,853.1	1,507.5	1,269.5
Long-term debt	745.8		763.6	552.6	422.0
Other long-term liabilities	305.4		382.6	281.5	157.8
Shareholders’ equity	554.1		483.4	476.4	518.3

Other Data
Cash provided (used) by:
Operating activities	$63.0	$125.8	$218.3	$52.8	$161.0
Investing activities	(32.3)	(345.7)	(387.5)	(162.2)	(156.3)
Financing activities	(24.9)	214.3	160.0	122.3	(22.2)
Depreciation and amortization	44.9	36.7	82.4	66.8	55.8
Dividends declared per share	$—	$—	$—	$—	$—

(a)	Ralcorp acquired Pastries Plus of Utah, Inc., Bloomfield Bakers, and Cottage Bakery, Inc. in 2007; Parco Foods, L.L.C. and Western Waffles, Ltd. in 2006; and Medallion Foods, Inc. in 2005.

•

On August 14, 2007, Ralcorp acquired certain assets and lease obligations of Pastries Plus of Utah, a competing manufacturer of branded and private label thaw-and-sell cookies with annual gross sales of approximately $10.

•

Bloomfield Bakers, acquired on March 16, 2007, is a manufacturer of nutritional and cereal bars and natural and organic specialty cookies, crackers, and cereals. The acquired business, which had net sales of $188 for its fiscal year ended December 31, 2006, operates two leased manufacturing facilities in Azusa and Los Alamitos, California and employs approximately 500 people.

•

Cottage Bakery, acquired on November 10, 2006, is a manufacturer of par-baked breads and frozen dough sold in the retail and foodservice channels. The acquired business operates one manufacturing facility in Lodi, California, employs approximately 690 people, and had gross sales of approximately $125 for its fiscal year ended June 30, 2006.

•	Parco Foods, acquired on February 7, 2006, is a manufacturer of cookies primarily in the in-store bakery channel which had net sales of approximately $50 for the year ended December 25, 2005.

•

Western Waffles, acquired on November 15, 2005, is a Canadian manufacturer of private label frozen griddle products with three manufacturing facilities, approximately 370 employees, and annual net sales at acquisition of approximately $75.

•

Medallion Foods, acquired on June 22, 2005, is a manufacturer of value brand and private label corn-based chips and extruded corn products. The acquired company employs 270 employees at its plant in Newport, Arkansas and had net sales of approximately $43 for the year ended December 31, 2004.

(b)	During the quarter ended December 31, 2005, Ralcorp entered into a forward sale contract relating to 1.78 million shares of its Vail common stock. Under the contract, at the maturity dates (half on November 21, 2008 and half on November 22, 2010) Ralcorp can deliver a variable number of shares of Vail stock (or cash) to the counterparty. During the quarter ended June 30, 2006, Ralcorp entered into a similar agreement relating to 1.97 million additional shares of its Vail common stock, with maturity dates of November 18, 2009 and November 16, 2011. A third contract was entered into during the quarter ended December 31, 2006, relating to 1.2 million additional shares, with a maturity date of November 15, 2013. The calculation of the number of shares ultimately delivered will depend on the price of Vail shares at settlement and includes a price collar. Ralcorp received a total of $140.0 under the discounted advance payment features on the contracts. Amortization of the related discounts is included in “Interest expense, net” on the statements of earnings and totaled $4.3 for the six months ended March 31, 2008, $4.0 for the six months ended March 31, 2007, $8.3 for the year ended September 30, 2007 and $3.7 for the year ended September 30, 2006. At March 31, 2008, and September 30, 2007 and 2006, the fair value of the contracts was $191.5, $249.5 and $124.0, respectively. Because Ralcorp accounts for its investment in Vail Resorts using the equity method, these contracts, which are intended to hedge the future sale of those shares, are not eligible for hedge accounting. Therefore, any gains or losses on the contracts are immediately recognized in earnings.
(c)	On March 21, 2006, Ralcorp sold 100,000 of its shares of Vail Resorts for a total of $3.8. The shares had a carrying value of $1.2, so the transaction resulted in a $2.6 gain.
(d)	For the six months ended March 31, 2008, the majority of charges were due to the accrual of certain employee termination benefits related to the closing of the Billerica, Massachusetts facility. In 2007, charges were due to the closing of the Blue Island, Illinois facility. The majority of these charges related to employee termination benefits. In 2006, restructuring costs consisted of miscellaneous charges related to the closing of the plant in City of Industry, California. In 2005, charges were due to employee termination benefits and other charges related to the closing of the City of Industry plant as well as a write-down of property to be sold related to the closing of the Kansas City, Kansas plant.
(e)	Ralcorp received payments in settlement of legal claims, primarily related to antitrust litigation, which are shown net of related expenses.

Summary Unaudited Pro Forma Combined Condensed Financial Data of Ralcorp

This summary unaudited combined pro forma financial data is being provided for illustrative purposes only, and this information should not be relied upon for purposes of making any investment or other decisions. Ralcorp and the Post cereals business may have performed differently had they been combined during the period presented. You should not rely on the unaudited combined financial data as being indicative of the results that would have been achieved had Ralcorp and the Post cereals business been combined during the period presented or of the future results of Ralcorp following the Transactions.

	As of and for the Six Months Ended March 31, 2008	For the Year Ended September 30, 2007
(in millions)
Net sales	$1,818.0	$3,336.1
Gross profit	443.2	886.0
Net earnings	116.5	99.0
Earnings per share:
Basic	$2.08	$1.74
Diluted	$2.06	$1.72
Weighted average shares outstanding:
Basic	55.9	56.8
Diluted	56.6	57.5
Working capital	$230.4
Total assets	5,468.6
Long-term debt	1,708.0
Other long-term liabilities	1,036.8
Shareholders’ equity	2,338.2

Comparative Historical and Pro Forma Per Share Data

The following table sets forth certain historical and pro forma per share data for Ralcorp and certain historical per share data for Kraft. The Ralcorp historical data has been derived from and should be read together with the audited consolidated financial statements of Ralcorp and related notes thereto contained in Ralcorp’s Form 10-K for the fiscal year ended September 30, 2007 and the unaudited condensed consolidated financial statements of Ralcorp and related notes thereto contained in Ralcorp’s Form 10-Q for the period ended March 31, 2008, which are incorporated by reference into this document. The Ralcorp pro forma data has been derived from the selected unaudited pro forma financial data of Ralcorp included elsewhere in this document. The Kraft historical data has been derived from and should be read together with the audited consolidated financial statements of Kraft and related notes thereto contained in Kraft’s Form 10-K/A for the year ended December 31, 2007 and the unaudited condensed consolidated financial statements of Kraft and related notes thereto contained in Kraft’s Form 10-Q for the quarter ended March 31, 2008, which are incorporated by reference into this document. See “Where You Can Find More Information; Incorporation by Reference.”

This summary of comparative historical and pro forma per share data is being provided for illustrative purposes only. Ralcorp and the Post cereals business may have performed differently had the Transactions occurred prior to the period presented. You should not rely on the pro forma per share data presented as being indicative of the results that would have been achieved had Ralcorp and the Post cereals business been combined during the period presented or of the future results of Ralcorp following the Transactions.

	As of and for the Six Months Ended March 31, 2008		As of and for the Year Ended September 30, 2007
	Historical	Pro Forma	Historical	Pro Forma
Ralcorp
Earnings per share—basic	$3.16	$2.08	$1.20	$1.74
Earnings per share—diluted	3.08	2.06	1.17	1.72
Dividends declared per share	—	—	—	—
Book value per share	21.54	41.66	18.76	n/a

	As of and for the Three Months Ended March 31, 2008	As of and for the Year Ended December 31, 2007
Kraft
Basic earnings per share	$0.40	$1.64
Diluted earnings per share	0.40	1.62
Book value per common share outstanding	17.99	17.79

Historical Market Price and Dividend Data

Historical market price data for Splitco has not been presented as the Post cereals business is currently operated by Kraft and there is no established trading market in Splitco common stock. Shares of Splitco common stock do not currently trade separately from Kraft common stock.

Shares of Kraft common stock currently trade on the New York Stock Exchange under the symbol “KFT.” On November 14, 2007, the last trading day before the announcement of the signing of the Transaction Agreement, the last sale price of Kraft common stock reported by the New York Stock Exchange was $32.98. On [•], 2008, the last trading day prior to the public announcement of this exchange offer, the last sale price of Kraft common stock reported by the New York Stock Exchange was $[•]. On [•], 2008, the last trading day prior to this document, the last sale price of Kraft common stock reported by the New York Stock Exchange was $[•].

Shares of Ralcorp common stock currently trade on the New York Stock Exchange under the symbol “RAH.” On November 14, 2007, the last trading day before the announcement of the signing of the Transaction Agreement, the last sale price of Ralcorp common stock reported by the New York Stock Exchange was $55.47. On [•], 2008, the last trading day prior to the public announcement of this exchange offer, the last sale price of Ralcorp common stock reported by the New York Stock Exchange was $[•]. On [•], 2008, the last trading day prior to the date of this document, the last sale price of Ralcorp common stock reported by the New York Stock Exchange was $[•].

The following table sets forth the high and low sale prices of Kraft common stock and Ralcorp common stock on the New York Stock Exchange for the periods indicated as well as the dividends per share paid by Kraft to holders of Kraft Class A common stock for these periods. There were no dividends paid to holders of Ralcorp common stock during the periods indicated. The quotations are as reported in published financial sources.

	Kraft Per Share Dividends	Kraft Common Stock		Ralcorp Common Stock
		High	Low	High	Low
Calendar Year Ended December 31, 2006
First Quarter	$0.23	$31.25	$27.44	$40.35	$34.30
Second Quarter	$0.23	$33.31	$28.97	$43.00	$35.22
Third Quarter	$0.25	$36.47	$29.50	$54.16	$39.80
Fourth Quarter	$0.25	$36.67	$33.48	$52.85	$47.38

Calendar Year Ended December 31, 2007
First Quarter	$0.25	$36.26	$29.95	$64.64	$50.61
Second Quarter	$0.25	$37.20	$30.18	$69.59	$51.86
Third Quarter	$0.27	$36.85	$30.51	$62.80	$50.53
Fourth Quarter	$0.27	$35.29	$32.09	$64.80	$53.13

Calendar Year Ended December 31, 2008
First Quarter	$0.27	$32.85	$28.63	$61.72	$51.26
Second Quarter (through June 6, 2008)	—	$32.99	$30.31	$63.15	$55.19

RISK FACTORS

You should carefully consider each of the following risks and all of the other information contained in this document and the annexes hereto. Some of the risks described below relate principally to the business and the industry in which Ralcorp, including the Post cereals business, will operate after the Transactions, while others relate principally to the Transactions. The remaining risks relate principally to the securities markets generally and ownership of Ralcorp common stock. The risks described below are not the only risks facing Ralcorp following the Transactions. Additional risks and uncertainties not currently known or that are currently deemed to be immaterial may also materially and adversely affect Ralcorp’s business operations and financial condition or the price of Ralcorp’s common stock following completion of the Transactions.

Risks Related to the Transactions

Ralcorp expects that it will incur significant costs related to the consummation of the Transactions that could have an adverse effect on its operating results.

Ralcorp will incur financial, legal and accounting costs that it estimates will be approximately $15.0 million in connection with the Transactions. In addition, Ralcorp anticipates that it will incur significant costs in connection with the integration of the Post cereals business and Ralcorp’s current operations. These costs may have a negative impact on Ralcorp’s cash flows and operating results.

Ralcorp’s substantial long-term indebtedness and liabilities following the Transactions, which would have been approximately $2.74 billion on a pro forma basis as of March 31, 2008, could adversely affect its operations and financial condition.

If the Transactions are consummated, Ralcorp will have a significant amount of indebtedness. As of March 31, 2008, on a pro forma basis after giving effect to the Transactions, Ralcorp would have had approximately $2.74 billion of outstanding long-term indebtedness and liabilities.

After the consummation of the Transactions, Ralcorp’s indebtedness could have important consequences, including but not limited to:

•	limiting its ability to invest operating cash flow in its operations due to debt service requirements;

•	limiting its ability to obtain additional debt or equity financing for working capital expenditures, product development or other general corporate purposes;

•	limiting its operational flexibility due to the covenants contained in its debt agreements;

•	requiring it to dispose of significant assets in order to satisfy its debt service obligations;

•	limiting its flexibility in planning for, or reacting to, changes in its business or industry, thereby limiting its ability to compete with companies that are not as highly leveraged; and

•	increasing its vulnerability to economic downturns and changing market conditions.

After consummation of the Transactions, Ralcorp’s ability to meet its expenses and debt service obligations will depend on the factors described above, as well as its future performance, which will be affected by financial, business, economic and other factors, including potential changes in consumer preferences, the success of product and marketing innovation and pressure from competitors. If Ralcorp does not generate enough cash to pay its debt service obligations, it may be required to refinance all or part of its existing debt, sell its assets, borrow more money or raise equity. There is no assurance that Ralcorp will be able to, at any given time, refinance its debt, sell its assets, borrow more money or raise equity on terms acceptable to it or at all.

Sales of Ralcorp common stock after the Transactions may negatively affect the market price of Ralcorp common stock.

The shares of Ralcorp common stock issued in the Transactions to holders of Splitco common stock will generally be eligible for immediate resale. The market price of Ralcorp common stock could decline as a result of sales of a large number of shares of Ralcorp common stock in the market after the consummation of the Transactions or even the perception that these sales could occur.

It is expected that immediately after the consummation of the Transactions, Kraft shareholders or former Kraft shareholders will hold approximately 54% of Ralcorp’s common stock and Ralcorp’s existing shareholders will hold approximately 46% of Ralcorp’s common stock, in each case on a “fully diluted basis.” Currently, Kraft shareholders include index funds that have performance tied to the Standard & Poor’s 500 Index or other stock indices, and institutional investors subject to various investing guidelines. Because Ralcorp may not be included in these indices following consummation of the Transactions or may not meet the investing guidelines of some of these institutional investors, these index funds and institutional investors may decide to or may be required to sell the Ralcorp common stock that they receive in the Transactions. In addition, the investment fiduciary of Kraft’s defined contribution plans may decide to sell any Ralcorp common stock that the trust receives in the Transactions, or not participate in this exchange offer, in response to fiduciary obligations under applicable law. These sales, or the possibility that these sales may occur, may also make it more difficult for Ralcorp to obtain additional capital by selling equity securities in the future at a time and at a price that it deems appropriate.

The historical financial information of the Post cereals business may not be representative of its results if it had been operated independently of Kraft and, as a result, may not be a reliable indicator of its future results.

The Post cereals business is currently a business unit of Kraft. Consequently, the financial information of the Post cereals business included in this document has been derived from the consolidated financial statements and accounting records of Kraft and reflects assumptions and allocations made by Kraft. The financial position, results of operations and cash flows of the Post cereals business presented may be different from those that would have resulted had the Post cereals business been operated independently. For example, in preparing the Post cereals business financial statements, Kraft made an appropriate allocation of costs and expenses that are attributable to the Post cereals business. However, these costs and expenses reflect the costs and expenses attributable to the Post cereals business operated as part of a larger organization and do not reflect costs and expenses that would be incurred by the Post cereals business had it been operated independently. As a result, the historical financial information of the Post cereals business may not be a reliable indicator of future results.

Ralcorp may be unable to provide benefits and services or access to equivalent financial strength and resources to the Post cereals business that historically have been provided by Kraft.

As an integrated business unit of Kraft, the Post cereals business has been able to receive benefits and services from Kraft and has been able to benefit from Kraft’s financial strength and extensive business relationships. After the Transactions, the Post cereals business will be owned by a subsidiary of Ralcorp and will no longer benefit from Kraft’s resources. While Ralcorp has entered into separation related agreements and Kraft has agreed to provide transition services for up to 18 months following the Transactions, it cannot be assured that Ralcorp will be able to adequately replace those resources or replace them at the same cost. If Ralcorp is not able to replace the resources provided by Kraft or is unable to replace them at the same cost or is delayed in replacing the resources provided by Kraft, Ralcorp’s results of operations may be negatively impacted.

Ralcorp’s business, financial condition and results of operations may be adversely affected following the Transactions if Ralcorp cannot negotiate terms that are as favorable as those Kraft has received when Ralcorp replaces contracts after the closing of the Transactions.

Prior to completion of the Transactions, certain functions (such as purchasing, information systems, sales, logistics and distribution) for the Post cereals business have generally been performed under Kraft’s centralized systems and, in some cases, under contracts that are also used for Kraft’s other businesses and which are not intended to be assigned to Newco with the Post cereals business. In addition, some other contracts require consents of third parties to assign them to Ralcorp. While Kraft, under the transition services agreement, has agreed to generally provide Ralcorp with purchasing services and use commercially reasonable efforts to provide the benefits of any contracts that cannot be assigned for a transition period, there can be no assurance that Ralcorp will be able to negotiate terms that are as favorable as those Kraft received when Ralcorp replaces these contracts with its own agreements. This could have a material adverse impact on Ralcorp’s business, financial condition and results of operations following the Transactions.

If the Distribution or the Merger does not qualify for tax-free treatment under Sections 355 and 368 and other related provisions of the Code, either as a result of actions taken in connection with the Distribution or the Merger or as a result of subsequent acquisitions of shares of Ralcorp or Splitco common stock, then Kraft and/or Kraft shareholders may be responsible for payment of U.S. federal income tax.

The Distribution and the Merger are conditioned on both a private letter ruling from the IRS (which has been obtained) and an opinion from Sutherland Asbill & Brennan LLP, tax counsel to Kraft, to the effect that, on the basis of facts, representations, assumptions and undertakings set forth in the written request for the ruling or the opinion, in each case consistent with the state of facts existing as of the effective time of the Distribution, the Distribution and the Merger will be tax-free. Neither Kraft nor Splitco intends to waive these conditions.

Although a private letter ruling from the IRS generally is binding on the IRS, if the representations, assumptions, or undertakings made in the letter ruling request are untrue or have been violated, then Kraft will not be able to rely on the ruling. Moreover, the private letter ruling does not address all the issues that are relevant to determining whether the Distribution will qualify for tax–free treatment. The issues not addressed by the private letter ruling consist primarily of issues on which the IRS customarily declines to rule. Certain issues not addressed by the private letter ruling are expected to be addressed by the opinion. The opinion will be based on, among other things, current law and certain representations and assumptions as to factual matters made by Kraft, Splitco and Ralcorp. Any change in currently applicable law, which may or may not be retroactive, or the failure of any factual representation or assumption to be true, correct and complete in all material respects, could adversely affect the conclusions reached by counsel in its opinion. The opinion will not be binding on the IRS or the courts, and the IRS or the courts may not agree with the opinion.

The Distribution would become taxable to Kraft pursuant to Section 355(e) of the Code if a 50% or greater interest (by vote or value) in Ralcorp was acquired, directly or indirectly, by persons other than Kraft shareholders as part of a plan or series of related transactions that included the Distribution. Because the Kraft shareholders will own more than 50% of Ralcorp common stock following the Merger, the Merger, by itself, will not cause the Distribution to be taxable to Kraft under Section 355(e) of the Code. However, if the IRS were to determine that other acquisitions of Ralcorp stock after the Distribution, were part of a plan or series of related transactions that included the Distribution, such determination could result in the recognition of gain by Kraft under Section 355(e) of the Code. In such case, the gain recognized by Kraft likely would include the entire fair market value of the Splitco common stock distributed to Kraft’s shareholders, and thus would be substantial.

In certain circumstances, under the tax allocation agreement among Kraft, Splitco and Ralcorp, Ralcorp generally would be required to indemnify Kraft against tax-related losses to Kraft and/or its shareholders that are attributable to actions or failure to take actions by Ralcorp or Splitco after the Distribution. If Kraft and/or its shareholders recognize gain on the Distribution for reasons not related to such actions, Kraft would not be entitled to be indemnified under the tax allocation agreement. If Kraft should recognize gain on the Merger for reasons not related to a breach by Kraft of a representation or covenant, Kraft would generally be entitled to indemnification by Ralcorp under the tax allocation agreement.

Ralcorp may be affected by significant restrictions following the Transactions in order to avoid significant tax-related liabilities.

Even if the Distribution otherwise qualifies for tax-free treatment under Section 355 of the Code, the Distribution may not qualify as a transaction that is tax-free to Kraft if a 50% or greater interest (by vote or value) in Ralcorp is acquired by persons other than Kraft shareholders as part of a “plan” that includes the Distribution pursuant to Section 355(e) of the Code.

The tax allocation agreement requires that Splitco, Ralcorp, and their affiliates, for a two-year period following the date of the Distribution, avoid taking certain actions that might cause the Distribution to be treated as part of a plan pursuant to which a 50% or greater interest (by vote or value) in Ralcorp is acquired. Actions of Ralcorp subject to restriction include:

•	merger or consolidation with any other person;

•

an ownership change of a 2% or greater interest (by vote or value) resulting from a combination of any of the following: (i) adoption, modification or amendment of any employee stock purchase agreement or equity compensation plan, (ii) entering into any negotiations, agreements, understandings or arrangements as determined under Section 355(e) of the Code in connection with transactions or events that may alone or in the aggregate result in one or more persons acquiring directly or indirectly any interest in Ralcorp stock and (iii) issuance of any stock (or any instrument convertible or exchangeable into stock), other than pursuant to employee equity grants that qualify under certain safe harbors of the Treasury regulations;

•	liquidation or partial liquidation;

•	discontinuation of the operations of the Post cereals business;

•	sale or transfer of all or substantially all of the assets of the Post cereals business;

•

redemption or repurchase of any of its shares in a manner contrary to IRS guidelines or in any manner contrary to the tax representations made by Ralcorp or Splitco in any tax opinion or private letter ruling; and

•	amendment of its certificate of incorporation (or other organizational documents), or taking any other action, affecting the relative voting rights of its separate classes of stock.

Ralcorp will be permitted to take the actions above if it obtains the prior written consent of Kraft or provides Kraft with a supplemental ruling (or, if in the second year following the date of the Distribution, a supplemental tax opinion at Ralcorp’s election) from the IRS to the effect that such actions would not adversely affect the intended tax–free treatment of the Distribution. However, if Ralcorp takes any of the actions above and such actions result in tax–related losses to Kraft, then Ralcorp generally will be required to indemnify Kraft for such losses, without regard to whether Kraft has given Ralcorp prior consent. See “Additional Agreements—Tax Allocation Agreement.”

Due to these restrictions and indemnification obligations under the tax allocation agreement, Ralcorp may be limited in its ability to pursue strategic transactions, equity or convertible debt financings or other transactions that may maximize the value of the business. Also, Ralcorp’s potential indemnity obligation to Kraft might discourage, delay or prevent a change of control during this two-year period that Ralcorp shareholders may consider favorable to its ability to pursue strategic transactions, equity or convertible debt financings, or other transactions that may maximize the value of its business.

Tendering Kraft shareholders may receive a reduced premium or may not receive any premium in this exchange offer.

This exchange offer is designed to permit you to exchange your shares of Kraft common stock for shares of Splitco common stock at a [•]% discount to the per-share value of Splitco common stock, calculated as set forth in this document. Stated another way, for each $1.00 of your Kraft common stock accepted in this exchange offer, you will receive approximately $1.[•] of Splitco common stock. The value of the Kraft common stock will be based on the calculated per–share value for the Kraft common stock on the NYSE and the value of the Splitco common stock will be based on the calculated per–share value of Ralcorp common stock on the NYSE, in each case determined by reference to the simple arithmetic average of the daily VWAP on each of the Valuation Dates.

The number of shares you can receive is, however, subject to an upper limit of [•] shares of Splitco common stock for each share of Kraft common stock accepted in this exchange offer. As a result, you may receive less than $1.[•] of Splitco common stock for each $1.00 of Kraft common stock, depending on the calculated per-share values of Kraft common stock and Splitco common stock at the expiration date. Because of the limit on the number of shares of Splitco common stock you may receive in this exchange offer, if there is a drop of sufficient magnitude in the trading price of Ralcorp common stock relative to the trading price of Kraft common stock, or if there is an increase of sufficient magnitude in the trading price of Kraft common stock relative to the trading price of Ralcorp common stock, you may not receive $1.[•] of Splitco common stock for each $1.00 of Kraft common stock, and could receive much less.

For example, if the calculated per–share value of Kraft common stock was $[•] (the highest closing price for Kraft common stock on the NYSE during the three–month period prior to commencement of this exchange offer) and the calculated per–share value of Splitco common stock was $[•] (the lowest closing price for Ralcorp common stock on the NYSE during that three–month period), the value of Splitco common stock, based on the Ralcorp common stock price, received for Kraft common stock accepted for exchange would be approximately $[•] for each $1.00 of Kraft common stock accepted for exchange.

This exchange offer does not provide for a minimum exchange ratio. See “This Exchange Offer—Terms of this Exchange Offer.” If the limit on the number of shares that can be received for each share of Kraft common stock tendered is in effect at the expiration of the exchange offer period, then the exchange ratio will be fixed at the limit and a Mandatory Extension of this exchange offer until 8:00 a.m., New York City time, on the second trading day following the originally contemplated expiration date will be made to permit shareholders to tender or withdraw their Kraft common stock during those days. Any changes in the prices of Kraft common stock or Ralcorp common stock on those additional days of this exchange offer will not, however, affect the exchange ratio.

In addition, there is no assurance that holders of shares of Kraft common stock that are exchanged for Splitco common stock in this exchange offer will be able to sell the Ralcorp common stock after receipt in the Merger at prices comparable to the calculated per–share value of Splitco common stock at the expiration date.

The trading prices of Ralcorp common stock may not be an appropriate proxy for the prices of Splitco common stock.

The calculated per–share value for Splitco common stock is based on the trading prices for Ralcorp common stock, which may not be an appropriate proxy for the prices of Splitco common stock. There is currently no trading market for Splitco common stock and no such market will be established in the future. Immediately following the consummation of this exchange offer, Splitco will be merged with and into Ralcorp Mailman, whereby the separate corporate existence of Splitco will cease and Ralcorp Mailman will continue as the surviving company. Each outstanding share of Splitco common stock will be canceled and retired and will cease to exist and the holders of Splitco common stock shall receive the right to receive one share of Ralcorp common stock for each share of Splitco common stock. There can be no assurance, however, that common stock of Ralcorp after the issuance of Splitco common stock and the Merger will trade on the same basis as Ralcorp common stock trades prior to the Transactions. In addition, it is possible that the trading prices of Ralcorp common stock prior to consummation of the Merger will not fully reflect the anticipated value of common stock of Ralcorp after the mergers; for example, trading prices of Ralcorp common stock on the Valuation Dates could reflect some uncertainty as to the timing or consummation of the Merger or could reflect trading activity by investors seeking to profit from market arbitrage.

Following the exchange of Ralcorp common stock for Splitco common stock in connection with the Merger the former holders of Splitco common stock may experience a delay prior to receiving their shares of Ralcorp common stock or their cash in lieu of fractional shares, if any.

Following the exchange of Ralcorp common stock for Splitco common stock the former holders of Splitco common stock will receive their shares of Ralcorp common stock or their cash in lieu of fractional shares, if any, only upon surrender of all necessary documents, duly executed, to the transfer agent. Until the distribution of the shares of Ralcorp common stock to the individual shareholder has been completed, the relevant holder of shares of Ralcorp common stock will not be able to sell the shares of Ralcorp common stock. Consequently, in case the market price for Ralcorp common stock should decrease during that period, the relevant shareholder would not be able to stop any losses by selling the shares of Ralcorp common stock. Similarly, the former holders of Splitco common stock who received cash in lieu of fractional shares will not be able to invest the cash until the distribution to the relevant shareholder has been completed, and they will not receive interest payments for this time period.

Other Risks that Relate to Ralcorp, Including the Post Cereals Business after the Transactions

Continued increases in the cost of commodities and packaging could negatively impact profits.

The primary commodities and packaging used by Ralcorp and the Post cereals business include sugar, oats, wheat, soybean oil, corn sweeteners, almonds and other tree nuts, linerboard cartons, corrugated boxes, glass containers, caps and plastic packaging. Ralcorp may experience shortages in these items as a result of commodity market fluctuations, availability, increased demand, weather conditions, and natural disasters as well as other factors outside of Ralcorp’s control. Prices for these items are volatile. Changes in the prices of Ralcorp’s products may lag behind changes in the costs of its commodities. Competitive pressures also may limit Ralcorp’s ability to raise prices in response to increased raw and packaging material costs. Accordingly, if Ralcorp is unable to increase prices to offset these costs, these costs may have a material adverse effect on Ralcorp’s operating profits and margins.

Higher energy costs could negatively impact profits.

Higher prices for natural gas, electricity and diesel fuel could increase Ralcorp’s production and delivery costs after the Transactions. Many of Ralcorp’s manufacturing operations will use large quantities of natural gas and electricity. Ralcorp’s inability to respond to these cost increases may negatively affect its operating results. In addition, Ralcorp has experienced increases in the cost of transporting finished goods to customers. Due to the increased cost of fuel and limited supply of freight carriers, Ralcorp’s costs have risen. In the event that this situation continues to worsen, Ralcorp may experience service problems and reduced customer sales.

The integration of Ralcorp and the Post cereals businesses may not be successful or anticipated benefits from the Transactions may not be realized.

After completion of the Transactions, Ralcorp will have significantly more sales, assets and employees than it did prior to the Transactions. The integration process will require Ralcorp to significantly expand the scope of its operations and financial systems. Ralcorp’s management will be required to devote a significant amount of time and attention to the process of integrating the operations of Ralcorp’s business and the Post cereals business. There is a significant degree of difficulty and management involvement inherent in that process. These difficulties include:

•	integrating the operations of the Post cereals business while carrying on the ongoing operations of each business;

•	managing a significantly larger company than before completion of the Transactions;

•	the possibility of faulty assumptions underlying Ralcorp’s expectations regarding the integration process;

•	coordinating businesses located in different geographic regions;

•	integrating two unique business cultures, which may prove to be incompatible;

•	attracting and retaining the personnel associated with the Post cereals business following the Transactions;

•	creating uniform standards, controls, procedures, policies and information systems and minimizing the costs associated with such matters; and

•	integrating information, purchasing, accounting, finance, sales, billing, payroll and regulatory compliance systems.

There is no assurance that the Post cereals business will be successfully or cost-effectively integrated into Ralcorp. The process of integrating the Post cereals business into Ralcorp’s operations may cause an interruption of, or loss of momentum in, the activities of Ralcorp’s business after completion of the Transactions. If Ralcorp management is not able to effectively manage the integration process, or if any significant business activities are interrupted as a result of the integration process, Ralcorp’s business could suffer and its results of operations and financial condition may be harmed.

All of the risks associated with the integration process could be exacerbated by the fact that Ralcorp may not have a sufficient number of employees with the requisite expertise to integrate the businesses or to operate Ralcorp’s business after the Transactions. Furthermore, the Post cereals business requires services that Ralcorp has limited experience in providing, the most significant of which are advertising and marketing services. If Ralcorp does not hire or retain employees with the requisite skills and knowledge to run Ralcorp after the Transactions, it may have a material adverse effect on Ralcorp’s business.

Even if Ralcorp is able to successfully combine the two business operations, it may not be possible to realize the full benefits of the increased sales volume and other benefits that are currently expected to result from the Transactions, or realize these benefits within the time frame that is currently expected. For example, the elimination of duplicative costs may not be possible or may take longer than anticipated, or the benefits from the Transactions may be offset by costs incurred or delays in integrating the companies. In addition, the benefits of the Transactions may be offset by operating losses relating to changes in commodity or energy prices, or in increased competition, or by risks and uncertainties relating to Ralcorp’s private label and branded cereal products after the Transactions. If Ralcorp fails to realize the benefits it anticipates from the acquisition, Ralcorp’s results of operations may be adversely affected.

Following the Transactions, Ralcorp may not be able to effectively manage the growth from acquisitions or continue to make acquisitions at the rate at which Ralcorp has been acquiring in the past.

Ralcorp has experienced significant growth in sales and operating profits through the acquisition of other companies. However, acquisition opportunities may not always present themselves. In such cases, Ralcorp’s sales and operating profit may not continue to grow from period to period at the same rate as in the past. In addition, acquisitions may be limited by restrictions agreed upon by Ralcorp in connection with the Transactions, see above “—Ralcorp may be affected by significant restrictions following the Transactions in order to avoid significant tax-related liabilities.”

The success of Ralcorp’s acquisitions following the Transactions, if any occur, will depend on many factors, such as its ability to identify potential acquisition candidates, negotiate satisfactory purchase terms and to successfully integrate and manage the growth from acquisitions. Integrating the operations, financial reporting, disparate technologies and personnel of newly acquired companies involves risks. There is no guarantee that Ralcorp will be successful or cost-effective in integrating any new businesses into its businesses after the Transactions. The process of integrating newly acquired businesses may cause interruption or slow down the operations of Ralcorp. As a result, Ralcorp may not be able to realize potential synergies or other anticipated benefits of acquisitions.

Ralcorp’s inability to successfully manage the price gap between Ralcorp’s private-label products and those of Ralcorp’s branded competitors may adversely affect Ralcorp’s results of operations.

Competitors’ branded products have an advantage over Ralcorp’s private label products primarily due to advertising and name recognition. When branded competitors focus on price and promotion, the market for private label products becomes more challenging because the price gaps between private label and branded products can become less meaningful.

At the retail level, private label products sell at a discount to those of branded competitors. If branded competitors continue to reduce the price of their products, the price of branded products offered to consumers may approximate or be lower than the prices of Ralcorp’s private label products. Further, promotional activities by branded competitors such as temporary price rollbacks, buy-one-get-one-free offerings and coupons have the effect of price decreases. Price decreases taken by competitors could result in a decline in Ralcorp’s sales volumes, selling prices or both.

Loss of any of Ralcorp’s significant customers following the Transactions may adversely affect its results of operations.

A limited number of customer accounts represent a large percentage of Ralcorp’s business and the Post cereals business. Wal-Mart Stores, Inc. (“Wal-Mart”) accounted for approximately 15-16% of Ralcorp’s net sales in each of 2007, 2006 and 2005 and approximately 20-21% of net sales of the Post cereals business in each of 2007, 2006 and 2005. The loss of Wal-Mart as a customer for either business would have an adverse effect on Ralcorp’s net sales following the Transactions. No other single customer accounted for more than 10% of either business’s net sales in the last three fiscal years. The five largest customers of Ralcorp accounted for approximately 40% of gross sales in 2007, 38% in 2006 and 38% in 2005. The five largest customers of the Post cereals business accounted for approximately 43% of net sales in each of 2007, 2006 and 2005. The success of Ralcorp’s business following the Transactions depends, in part, on the ability to maintain the level of sales and product distribution through high volume food retailers, super centers and mass merchandisers. The competition to supply products to these high volume stores is intense. These high volume stores and mass merchandisers frequently re-evaluate the products they carry; if a major customer elected to stop carrying one of Ralcorp’s products or if Ralcorp is otherwise unable to continue the customer relationships of the Post cereals business, Ralcorp’s sales may be adversely affected.

Unsuccessful implementation of business strategies to reduce costs may adversely affect Ralcorp’s results of operations.

Many of Ralcorp’s costs, such as raw materials, energy and freight, will be outside its control. Therefore, Ralcorp must seek to reduce costs in other areas, such as operating efficiency. If Ralcorp is not able to complete projects which are designed to reduce costs and increase operating efficiency on time or within budget, its operating profits may be adversely impacted. In addition, if the cost saving initiatives Ralcorp has implemented or any future cost savings initiatives do not generate the potential cost savings and synergies, Ralcorp’s results of operations may be adversely affected.

Ralcorp’s ability to raise prices for its products may be adversely affected by a number of factors, including but not limited to industry supply, market demand, and promotional activity by competitors. If Ralcorp is unable to increase prices for its products as may be necessary to cover cost increases, its results of operations could be adversely affected. In addition, price increases typically generate lower volumes as customers purchase fewer units. If these losses are greater than expected or if Ralcorp loses distribution as a result of a price increase, Ralcorp’s results of operations could be adversely affected.

In order to remain competitive, Ralcorp must be able to anticipate changes in consumer preferences and trends.

Ralcorp’s success depends in part on its ability to anticipate the tastes and eating habits of consumers and to offer products that appeal to their preferences. Consumer preferences change from time to time and can be affected by a number of different and unexpected trends. Ralcorp’s failure to anticipate, identify or react quickly to these changes and trends, and to introduce new and improved products on a timely basis, could result in reduced demand for its products, which would in turn cause its revenues and profitability to suffer. Similarly, demand for Ralcorp’s products, including products of the Post cereals business, could be affected by consumer concerns regarding the health effects of nutrients or ingredients such as trans fats, sugar, processed wheat or other product attributes.

Ralcorp and the Post cereals business compete in mature categories with strong competition.

Ralcorp’s businesses and the Post cereals business currently compete in mature segments with competitors that have a large percentage of segment sales. Ralcorp’s private label products also face strong competition from branded competitors for shelf space and sales. Competitive pressures could cause Ralcorp to lose market share, which may require it to lower prices, increase marketing expenditures or increase the use of discounting or promotional programs, each of which would adversely affect Ralcorp’s margins and could result in a decrease in its operating results and profitability and may not be successful.

Ralcorp will compete with both private label and branded label food producers, some of which will have greater financial resources and lower production costs than Ralcorp. The principal basis for competition is selling price. Ralcorp’s ability to maintain satisfactory margins after the Transactions will depend in large part on its ability to control its costs. It cannot be assured that Ralcorp will be able to compete effectively and maintain current levels of profitability. If Ralcorp is unable to compete effectively and maintain current levels of profitability after the Transactions, such failure would have a material adverse effect on its business, financial condition and results of operations.

The termination or expiration of current co-manufacturing arrangements could reduce Ralcorp’s sales volume and adversely affect its results of operations.

Ralcorp’s businesses periodically enter into co-manufacturing arrangements with manufacturers of branded products. Terms of these agreements vary but are generally for relatively short periods of time (less than two years). Volumes produced under each of these agreements can fluctuate significantly based upon the product’s life cycle, product promotions, alternative production capacity and other factors, none of which are under Ralcorp’s direct control. Ralcorp’s future ability to enter into co-manufacturing arrangements is not guaranteed, and a decrease in current co-manufacturing levels could have a significant negative impact on Ralcorp’s sales volume.

In addition to the provisions of the Transaction Agreement, Ralcorp’s articles of incorporation and by-laws and Missouri corporate law contain provisions that may inhibit a takeover.

Ralcorp’s current articles of incorporation and by-laws, which will continue to be the organizational documents for Ralcorp after the Transactions, as well as Missouri law, may inhibit changes in control that are not approved by Ralcorp’s board of directors and could delay or prevent a change of control of Ralcorp that its shareholders may favor. These provisions include:

•	a classified board of directors;

•	limiting the ability to call special meetings of shareholders to the board of directors, the chairman of the board of directors, the president or chief executive of the company; and

•	advance notice requirements for nominations of director candidates.

You can find more information under the section entitled “Description of Ralcorp Capital Stock.”

Changing currency exchange rates may adversely affect earnings and financial position.

Ralcorp has significant operations and assets in Canada. Ralcorp’s consolidated financial statements are presented in U.S. dollars; therefore, Ralcorp must translate its Canadian assets, liabilities, revenue and expenses into U.S. dollars at applicable exchange rates. Consequently, fluctuations in the value of the Canadian dollar may negatively affect the value of these items in Ralcorp’s consolidated financial statements. To the extent Ralcorp fails to manage its foreign currency exposure adequately, Ralcorp may suffer losses in value of its net foreign currency investment and Ralcorp’s consolidated results of operations and financial position may be negatively affected. Because Ralcorp will acquire certain Canadian assets and assume certain Canadian liabilities in the Transactions, this expense may increase after the Transactions.

If Ralcorp’s assessments and assumptions about commodity prices, as well as ingredient and other prices, prove to be incorrect in connection with its hedging or forward-buy efforts or planning cycles, its costs may be greater than anticipated and Ralcorp’s financial results could be adversely affected.

Ralcorp expects to continue to use commodity futures and options to reduce the price volatility associated with anticipated commodity purchases of oats, sugar, tree nuts, wheat and rice used in the production of certain of its products. Additionally, Ralcorp maintains a hedging program for heating oil relating to diesel fuel prices, natural gas, and corrugated paper products. The extent of Ralcorp’s hedges at any given time will depend upon its assessment of the markets for these commodities, including its assumptions for future prices. For example, if Ralcorp believes that the market prices for the commodities Ralcorp uses are unusually high, Ralcorp may choose to hedge less, or possibly not hedge any, of Ralcorp’s future requirements. If Ralcorp fails to hedge and prices subsequently increase, or if it institutes a hedge and prices subsequently decrease, its costs may be greater than anticipated or greater than its competitors’ costs and Ralcorp’s financial results could be adversely affected.

Consolidation among the retail grocery and foodservice industries may hurt profit margins.

Over the past several years, the retail grocery and foodservice industries have undergone significant consolidations and mass merchandisers are gaining market share. As this trend continues and such customers grow larger, they may seek lower pricing or increased promotional pricing from suppliers since they represent more volume and thus, may have additional purchasing power. As a result, Ralcorp’s profit margins as a grocery and foodservice supplier may be negatively impacted. In the event of consolidation, if the surviving entity is not a customer, Ralcorp may lose key business once held with the acquired retailer.

Labor strikes or work stoppages by employees could harm Ralcorp’s business.

Currently, a significant number of Ralcorp’s full-time distribution, production and maintenance employees and the production and maintenance employees of the Post cereals business are covered by collective bargaining agreements. A dispute with a union or employees represented by a union could result in production interruptions caused by work stoppages. If a strike or work stoppage were to occur, Ralcorp’s results of operations could be adversely affected.

Ownership of Vail Resorts creates a risk to Ralcorp’s earnings.

Ralcorp owns approximately 19% of the outstanding common stock of Vail Resorts, Inc. (“Vail”). Because Ralcorp accounts for this investment using the equity method of accounting, Ralcorp’s non-cash earnings may be adversely affected by unfavorable results from Vail. As of March 31, 2008, Ralcorp reported an investment of $116.9 million in Vail for financial reporting purposes. Vail typically yields more than the entire year’s equity income during Ralcorp’s second and third fiscal quarters; as a result Ralcorp’s net earnings are seasonal. In addition, Vail’s results of operations are also dependent in part on weather conditions and consumer discretionary spending trends. In light of Ralcorp’s significant ownership in Vail, changes in its common stock price or earnings may impact Ralcorp’s stock price.

Impairment in the carrying value of goodwill or other intangibles could negatively impact Ralcorp’s net worth.

The carrying value of goodwill represents the fair value of acquired businesses in excess of identifiable assets and liabilities as of the acquisition date. The carrying value of other intangibles represents the fair value of trademarks, trade names, and other acquired intangibles. Goodwill and other acquired intangibles expected to contribute indefinitely to Ralcorp’s cash flows are not amortized, but must be evaluated by management at least annually for impairment. Impairments to goodwill may be caused by factors outside Ralcorp’s control, such as the inability to quickly replace lost co-manufacturing business, increasing competitive pricing pressures, or the bankruptcy of a significant customer and could negatively impact Ralcorp’s net worth.

Product liability or recalls could result in significant and unexpected costs to Ralcorp.

Ralcorp may need to recall some or all of its products if they become adulterated or misbranded. This could result in destruction of product inventory, negative publicity, temporary plant closings, and substantial costs of compliance or remediation. Any of these events, including a significant product liability judgment against Ralcorp, could result in a loss of confidence in Ralcorp’s food products. This could have an adverse affect on Ralcorp’s financial condition, results of operations or cash flows.

New laws or regulations could adversely affect Ralcorp.

Food production and marketing are highly regulated by a variety of federal, state, local and foreign agencies. Changes in laws or regulations that impose additional regulatory requirements on Ralcorp or the Post cereals business could increase Ralcorp’s costs of doing business or restrict its actions, causing Ralcorp’s results of operations to be adversely affected. In addition, as Ralcorp advertises its products, it could be the target of claims relating to false or deceptive advertising under federal, state and foreign laws and regulations.

The bankruptcy or insolvency of a significant customer could negatively impact profits.

If any of the significant customers of Ralcorp, or of the Post cereals business, file for bankruptcy protection and the bad debt reserve is inadequate to cover the amounts owed by bankrupt customers, Ralcorp may have to write off the amount of the receivable to the extent the receivable is greater than Ralcorp’s bad debt reserve. In the event a bankrupt customer is not able to emerge from bankruptcy or Ralcorp is not able to replace sales lost from such customer, Ralcorp’s profits could be negatively impacted.

Changes in weather conditions, natural disasters and other events beyond Ralcorp’s control can adversely affect Ralcorp’s results of operations.

Changes in weather conditions and natural disasters, such as floods, droughts, frosts, earthquakes, hurricanes or pestilence, may affect the cost and supply of commodities and raw materials, including grain and grain products, tree nuts, corn syrup, sugar and wheat. Additionally, these events can result in reduced supplies of raw materials and longer recoveries of usable raw materials. Competing manufacturers can be affected differently by weather conditions and natural disasters depending on the location of their suppliers and operations. Damage or disruption to Ralcorp’s manufacturing or distribution capabilities due to weather, natural disaster, fire, terrorism, pandemic, strikes or other reasons could impair Ralcorp’s ability to manufacture or sell its products. Failure to take adequate steps to reduce the likelihood or mitigate the potential impact of such events, or to effectively manage such events if they occur, particularly when a product is sourced from a single location, could adversely affect Ralcorp’s business and results of operations, as well as require additional resources to restore Ralcorp’s supply chain.

Ralcorp may experience losses or be subject to increased funding and expenses to its pension plan, which could negatively impact profits.

Ralcorp maintains a defined benefit pension plan. Certain Post cereals business union employees are entitled to defined benefit pension benefits in accordance with applicable collective bargaining agreements, and certain Post cereals business non-union employees are entitled to defined benefit pension benefits for two years after the consummation of the Transactions. Although Ralcorp has frozen benefits under its defined benefit pension plan for all Ralcorp administrative employees and many Ralcorp production employees, Ralcorp remains obligated to ensure that the plan is funded in accordance with applicable regulations. The plan remains underfunded pursuant to SFAS No. 87 guidelines. In the event the stock market deteriorates, the funds in which Ralcorp’s defined benefit pension plan has invested do not perform according to expectations, or the underfunded nature of the plan worsens, Ralcorp may be required to make significant cash contributions to the pension plan and recognize increased expense within its financial statements.

Ralcorp does not anticipate paying any dividends on Ralcorp common stock in the foreseeable future.

Kraft paid annual dividends per share of $1.04 in 2007, $0.96 in 2006 and $0.87 in 2005. Ralcorp does not expect to declare or pay any cash or other dividends in the foreseeable future on Ralcorp common stock. Ralcorp plans to retain all earnings, if any, for the foreseeable future for use in the operation of Ralcorp’s business and to fund the pursuit of future growth. As a result, capital appreciation, if any, of Ralcorp common stock will be a shareholder’s sole source of gain for the foreseeable future.

CAUTIONARY STATEMENT ON FORWARD-LOOKING STATEMENTS

This document and other materials Splitco has filed or will file with the SEC (as well as information included in Splitco’s other written or oral statements) contain, or will contain, disclosures which are “forward–looking statements.” Forward–looking statements include all statements that do not relate solely to historical or current facts, and can generally be identified by the use of words such as “strategy,” “may,” “forecast,” “believe,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “continue,” “intend,” “project,” “goal,” “target” or similar expressions. These forward–looking statements address, among other things, the anticipated effects of the Transactions. These forward–looking statements are based on the current plans and expectations of Splitco’s management and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. Accordingly, no assurances can be given that any of the events anticipated by the forward–looking statements will occur, or if any of them occurs, what effect they will have on the results of operations or financial condition. These factors include, but are not limited to the effect of general economic conditions, particularly in the United States; the level of competition; pricing pressures and actions; difficulties in obtaining materials from suppliers, and the rising cost of raw materials used in manufacturing products; unexpected safety or manufacturing issues; market demand for the Post cereals business’ and Ralcorp’s products, which may be tied to the relative strength of various business segments; FDA or other regulatory actions or delays, and changes in accounting regulations; the loss of current customers or the inability to obtain new customers; legal proceedings; the ability to protect intellectual and other proprietary rights; the ability to retain key employees; the successful integration of the Post cereals business with Ralcorp and the execution of internal performance plans; changes in asset valuations, including writedowns of property, plant and equipment, inventory, accounts receivable or other assets for impairment or other reasons; changes in currency exchange rates; and the other factors described under “Risk Factors.”

You are cautioned not to unduly rely on such forward–looking statements, which speak only as of the date made, when evaluating the information presented in this document. None of Splitco, Kraft or Ralcorp assume any obligation to update or revise these forward–looking statements to reflect new events or circumstances.

THIS EXCHANGE OFFER

Terms of this Exchange Offer

General

Kraft is offering to exchange all shares of Splitco common stock which are owned by Kraft for shares of Kraft common stock, at an exchange ratio to be calculated in the manner described below, on the terms and conditions and subject to the limitations described below and in the letter of transmittal (including the instructions thereto), by 8:00 a.m., New York City time, on [•], 2008, unless this exchange offer is extended or terminated. The last day on which tenders will be accepted, whether on [•], 2008 or any later date to which this exchange offer is extended, is referred to in this document as the “expiration date.” You may tender all, some or none of your shares of Kraft common stock.

Approximately [•] shares of Splitco common stock will be held by Kraft upon completion of the Splitco Contribution and the Internal Spin. The number of shares of Splitco common stock to be issued to KFG as part of the consideration in the Splitco Contribution and subsequently distributed to Kraft was determined on the “estimation date” ten business days prior to the date on which this exchange offer commenced. The number of shares of Ralcorp common stock to be issued in the Merger may be increased by up to 6.0 million shares in limited circumstances if the Debt Securities cannot be exchanged for debt obligations of Kraft and then be sold to third-party investors at par as of the closing date. The number of shares of Kraft common stock that will be accepted if this exchange offer is completed will depend on the final exchange ratio, the number of shares of Splitco common stock offered and the number of shares of Kraft common stock tendered.

Kraft’s obligation to complete this exchange offer is subject to important conditions that are described in the section entitled “—Conditions for Consummation of this Exchange Offer.”

For each share of Kraft common stock that you tender in this exchange offer and do not withdraw, you will receive a number of shares of Splitco common stock at a [•]% discount to the per–share value of Splitco common stock, calculated as set forth below, subject to an upper limit of [•] shares of Splitco common stock per share of Kraft common stock. Stated another way, subject to the upper limit described below, for each $1.00 of Kraft common stock accepted in this exchange offer, you will receive approximately $1.[•] of Splitco common stock.

The final calculated per–share values will be equal to

(i) with respect to Kraft common stock, the simple arithmetic average of the daily VWAP of Kraft common stock on the NYSE for each of the Valuation Dates, as reported to Kraft by Bloomberg L.P. for the equity ticker KFT.N; and

(ii) with respect to Splitco common stock, the simple arithmetic average of the daily VWAP of Ralcorp common stock on the NYSE for each of the Valuation Dates, as reported to Kraft by Bloomberg L.P. on the equity ticker RAH.N.

The daily VWAP provided by Bloomberg L.P. may be different from other sources of volume–weighted average prices or investors’ or security holders’ own calculations of volume–weighted average prices. Kraft will determine such calculations of the per–share values of Kraft common stock and Splitco common stock, and such determination will be final.

If the limit on the number of shares that can be received for each share of Kraft common stock tendered is in effect at the expiration of the exchange offer period, then the exchange ratio will be fixed at the limit and a Mandatory Extension of this exchange offer until 8:00 a.m., New York City time, on the second trading day following the originally contemplated expiration date will be made. See “—Extension; Termination; Amendment—Mandatory Extension.”

Upper Limit

The number of shares you can receive is subject to an upper limit of [•] shares of Splitco common stock for each share of Kraft common stock accepted in this exchange offer. If the upper limit is in effect, you will receive less than $1.[•] of Splitco common stock for each $1.00 of Kraft common stock that you tender, and you could receive much less. This limit was calculated based on a [•]% discount for Splitco common stock based on the closing prices of Kraft common stock and Ralcorp common stock on [•], 2008 (the day before the date of this document). Kraft set this limit to ensure that an unusual or unexpected drop in the trading price of Ralcorp common stock, relative to the trading price of Kraft common stock, would not result in an unduly high number of shares of Splitco common stock being exchanged for each share of Kraft common stock accepted in this exchange offer.

The terms of this exchange offer are designed to result in you receiving $1.[•] of Splitco common stock for each $1.00 of Kraft common stock tendered, based on the calculated per–share values described above. This exchange offer does not provide for a minimum exchange ratio because a minimum exchange ratio could have the effect of the shares of Splitco common stock exchanged for each $1.00 of Kraft common stock being valued higher than approximately $1.[•]. Regardless of the final exchange ratio, the terms of this exchange offer would always result in you receiving approximately $1.[•] of Splitco common stock for each $1.00 of Kraft common stock so long as the limit is not in effect. See the table on page [•] for purposes of illustration.

Subject to the limit described above, for each $1.00 of Kraft common stock accepted in this exchange offer, you will receive approximately $1.[•] of Splitco common stock. In other words, the following formula will be used to calculate the number of shares of Splitco common stock you will receive for shares of Kraft common stock accepted in this exchange offer:

Number of shares of Splitco common stock	=	Number of shares of Kraft common stock tendered and accepted,
		multiplied by the lesser of:	(a) [•]	and	(b) 100% of the calculated per– share value of Kraft common stock divided by [•]% of the calculated per–share value of Splitco common stock (calculated as described below)

Pricing Mechanism

The calculated per–share value of a share of Kraft common stock for purposes of this exchange offer will equal the simple arithmetic average of the daily VWAP of Kraft common stock on the NYSE on each of the Valuation Dates. The calculated per–share value of a share of Splitco common stock for purposes of this exchange offer will equal the simple arithmetic average of the daily VWAP of Ralcorp common stock on the NYSE on each of the Valuation Dates.

If the limit is in effect, the exchange ratio will be fixed and the calculated per–share values of Kraft common stock and Splitco common stock based on the daily VWAP of Kraft common stock and Ralcorp common stock during the Mandatory Extension will no longer affect the exchange ratio.

To help illustrate the way this calculation works, below are two examples:

Example 1: Assuming that the average of the daily VWAP on the Valuation Dates is $[•] per share of Kraft common stock and $[•] per share of Ralcorp common stock, you would receive [•] shares ($[•] divided by [•]% of $[•]) of Splitco common stock for each share of Kraft common stock accepted in this exchange offer. In this example, the limit of [•] shares of Splitco common stock for each share of Kraft common stock would not apply.

Example 2: Assuming that the average of the daily VWAP on the Valuation Dates is $[•] per share of Kraft common stock and $[•] per share of Ralcorp common stock, the limit would apply and you would only receive [•] shares of Splitco common stock for each share of Kraft common stock accepted in this exchange offer because the limit is less than [•] ($[•] divided by [•]% of $[•]) of Splitco common stock for each share of Kraft common stock. Because the limit would apply, this exchange offer would be automatically extended until 8:00 a.m., New York City time, on the second trading day following the originally contemplated expiration date, and the exchange ratio would be fixed at the limit.

Indicative per-share values

You will be able to review indicative exchange ratios and calculated per–share values of Kraft common stock and Splitco common stock and the final exchange ratio used to determine the number of shares of Splitco common stock to be exchanged per share of Kraft common stock. A website will be maintained at www.kraft.com/Investor/ that provides indicative exchange ratios and calculated per–share values of Kraft common stock and Splitco common stock.

From the commencement of this exchange offer until the first Valuation Date, the website will show indicative calculated per–share values, calculated as though that day were the expiration date of this exchange offer, of (i) Kraft common stock, which will equal the simple arithmetic average of the daily VWAP of Kraft common stock, as calculated by Kraft, on each of the three prior trading days and (ii) Splitco common stock, which will equal the simple arithmetic average of the daily VWAP of Ralcorp common stock, as calculated by Kraft, on each of the three prior trading days. For example, by 4:30 p.m., New York City time, on [•], 2008 (the tenth trading day of this exchange offer), the website will show an indicative exchange ratio based on indicative per–share values of Kraft common stock and Ralcorp common stock on [•], 2008 (the eighth trading day), [•], 2008 (the ninth trading day) and [•], 2008 (the tenth trading day). During this period, the indicative calculated per–share values will be updated on each trading day by 4:30 p.m., New York City time. Such data will not, however, be included in the calculation of the final calculated per–share value for either Kraft common stock or Splitco common stock.

On each of the Valuation Dates, when the values of Kraft common stock and Splitco common stock are calculated for the purposes of this exchange offer, the website will show the indicative calculated per–share values of Kraft common stock and Splitco common stock, as calculated by Kraft, which will equal, with respect to each stock, (i) on the first Valuation Date, the intra–day VWAP during the elapsed portion of that day, (ii) on the second Valuation Date, the intra–day VWAP during the elapsed portion of that day averaged with the actual daily VWAP on the first Valuation Date and (iii) on the third Valuation Date, the intra–day VWAP during the elapsed portion of that day averaged with the actual daily VWAP on the first Valuation Date and with the actual daily VWAP on the second Valuation Date. “Intra–day VWAP” means VWAP for the period beginning at the official open of trading on the NYSE and ending as of the specific time in such day. On each of the Valuation Dates, the indicative calculated per–share values and indicative exchange ratio calculated using such values will be updated at 10:30 a.m., 1:30 p.m. and by 4:30 p.m., New York City time. The information provided on the website will reflect a 20-minute delay in the reported pricing information due to restrictions on publication of real-time price and volume data.

Final exchange ratio

The final exchange ratio that shows the number of shares of Splitco common stock that you will receive for each share of Kraft common stock accepted in this exchange offer will be available at www.kraft.com/Investor/ by 4:30 p.m., New York City time, on [•], 2008, unless this exchange offer is extended or terminated, and separately announced by press release.

You may also contact the information agent to obtain these indicative exchange ratios and the final exchange ratio at its toll–free number provided on the back cover of this document.

Each of the daily VWAPs, intra–day VWAPs, calculated per–share values and the final exchange ratio will be rounded to four decimal places.

If a market disruption event occurs with respect to Kraft common stock or Ralcorp common stock on any of the Valuation Dates, the calculated per–share value of Kraft common stock and Splitco common stock will be determined using the daily VWAP of Kraft common stock and Ralcorp common stock on the preceding trading day or days, as the case may be, on which no market disruption event occurred with respect to both Kraft common stock and Ralcorp common stock. See “—Conditions for Consummation of this Exchange Offer.”

Since this exchange offer is scheduled to expire at 8:00 a.m., New York City time, on the last day of the exchange offer period and the final exchange ratio will be announced by 4:30 p.m., New York City time, on the last trading day prior to the expiration date, you will be able to tender or withdraw your shares of Kraft common stock after the final exchange ratio is determined. For more information on tendering and withdrawing your shares, see “—Procedures for Tendering” and “—Withdrawal Rights.”

For the purposes of illustration, the table below indicates the number of shares of Splitco common stock that you would receive per share of Kraft common stock, calculated on the basis described above and taking into account the limit described above, assuming a range of averages of the daily VWAP of Kraft common stock and Ralcorp common stock on the Valuation Dates. The first line of the table below shows the indicative calculated per–share values of Kraft common stock and Splitco common stock and the indicative exchange ratio that would have been in effect following the official close of trading on the NYSE on [•], 2008, based on the daily VWAPs of Kraft common stock and Ralcorp common stock on [•], 2008, [•], 2008 and [•], 2008. The table also shows the effects of a [•]% increase or decrease in either or both the calculated per–share values of Kraft common stock and Splitco common stock based on changes relative to the values of [•], 2008.

Kraft common stock	Ralcorp common stock	Calculated per– share value of Kraft common stock	Calculated per– share value of Splitco common stock	Shares of Splitco common stock per share of Kraft common stock tendered	Calculated Value Ratio (1)
As of [•], 2008	As of [•], 2008
Down [•]%	Up [•]%
Down [•]%	Unchanged
Down [•]%	Down [•]%
Unchanged	Up [•]%
Unchanged	Down [•]%
Up [•]%	Up [•]%
Up [•]%	Unchanged
Up [•]%	Down [•]%			(2)

(1)	The Calculated Value Ratio equals (i) the calculated per–share value of Splitco common stock multiplied by the exchange ratio, divided by (ii) the calculated per–share value of Kraft common stock.
(2)	In this scenario, the limit is in effect. Absent the limit, the exchange ratio would have been [•] shares of Splitco common stock per share of Kraft common stock tendered. In this scenario, Kraft would announce that the limit on the number of shares that can be received for each share of Kraft common stock tendered is in effect at the expiration of the exchange offer period no later than 4:30 p.m., New York City time, on the last trading day prior to the expiration date, the exchange ratio would be fixed at the limit and this exchange offer would be extended until 8:00 a.m., New York City time, on the second trading day following the originally contemplated expiration date.

During the three–month period of [•], 2008 through [•], 2008, the highest closing price of Kraft common stock on the NYSE was $[•] and the lowest closing price of Ralcorp common stock on the NYSE was $[•]. If the calculated per–share values of Kraft common stock and Splitco common stock equaled these closing prices, you would receive only the limit of [•] shares of Splitco common stock for each share of Kraft common stock tendered, and the value of such shares of Splitco common stock, based on the Ralcorp common stock price, would have been less than the value of shares of Kraft common stock accepted for exchange (approximately $[•] of Splitco common stock for each $1.00 of Kraft common stock accepted for exchange).

If the trading price of Kraft common stock were to increase during the period of the Valuation Dates, the calculated per–share value of Kraft common stock would likely be lower than the closing price of Kraft common stock on the expiration date of this exchange offer. As a result, you may receive fewer shares of Splitco common stock for each $1.00 of Kraft common stock than you would have if that per–share value were calculated on the basis of the closing price of Kraft common stock on the expiration date. Similarly, if the trading price of Ralcorp common stock were to decrease during the period of the Valuation Dates, the calculated per–share value of Splitco common stock would likely be higher than the closing price of Ralcorp common stock on the expiration date. This could also result in your receiving fewer shares of Splitco common stock for each $1.00 of Kraft common stock than you would otherwise receive if that per–share value were calculated on the basis of the closing price of Ralcorp common stock on the expiration date.

The number of shares of Kraft common stock that may be accepted in this exchange offer may be subject to proration. Depending on the number of shares of Kraft common stock validly tendered in this exchange offer, and not properly withdrawn, and the final exchange ratio, determined as described above, Kraft may have to limit the number of shares of Kraft common stock that it accepts in this exchange offer through a proration process. Any proration of the number of shares accepted in this exchange offer will be determined on the basis of the proration mechanics described below under “—Proration; Tenders for Exchange by Holders of Fewer than 100 shares of Kraft Common Stock.”

This document and related documents are being sent to:

•

persons who directly held shares of Kraft common stock on [•], 2008. On that date, there were [•] shares of Kraft common stock outstanding, which were held of record by approximately [•] shareholders; and

•

brokers, banks and similar persons whose names or the names of whose nominees appear on Kraft’s shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Kraft’s common stock.

Proration; Tenders for Exchange by Holders of Fewer than 100 Shares of Kraft Common Stock

If, upon the expiration of this exchange offer, Kraft shareholders have validly tendered more Kraft common stock than Kraft is able to accept for exchange (taking into account the exchange ratio and the total number of shares of Splitco common stock owned by Kraft), Kraft will accept for exchange the Kraft common stock validly tendered and not withdrawn by each tendering shareholder on a pro rata basis, based on the proportion that the total number of shares of Kraft common stock to be accepted bears to the total number of shares of Kraft common stock validly tendered and not withdrawn (rounded to the nearest whole number of shares of Kraft common stock), and subject to any adjustment necessary to ensure the exchange of all shares of Splitco common stock owned by Kraft, except for tenders of odd–lots, as described below.

Except as otherwise provided in this section, beneficial holders of less than 100 shares of Kraft common stock who validly tender all of their shares will not to be subject to proration if this exchange offer is oversubscribed. Beneficial holders of more than 100 shares Kraft common stock are not eligible for this preference.

Any beneficial holder of less than 100 shares of Kraft common stock who wishes to tender all of the shares must complete the box entitled “Odd–Lot Shares” on the letter of transmittal. If your odd–lot shares are held by a broker for your account, you can contact your broker and request the preferential treatment.

Kraft will announce the preliminary proration factor by press release as promptly as practicable after the expiration date. Upon determining the number of shares of Kraft common stock validly tendered for exchange, Kraft will announce the final results, including the final proration factor.

Any shares of Kraft common stock not accepted for exchange in this exchange offer as a result of proration will be returned to the tendering shareholder promptly after the final proration factor is determined.

For purposes of this exchange offer, a “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

Fractional Shares

Immediately following the consummation of this exchange offer, Splitco will in the Merger be merged with and into Ralcorp Mailman, whereby the separate corporate existence of Splitco will cease and Ralcorp Mailman will continue as the surviving company. Each outstanding share of Splitco common stock will be converted into the right to receive one fully paid and nonassessable share of Ralcorp common stock, while the shares of Splitco common stock shall automatically be canceled and retired and shall cease to exist. Fractional shares of Ralcorp common stock will not be delivered in the Merger. Fractional shares of Ralcorp common stock allocable to any holders of Splitco common stock will be aggregated. In lieu of any fractional shares the holders of Splitco common stock will receive a cash amount equal to the product of (x) the amount of fractional share interest the holder of Splitco common stock would otherwise be entitled to and (y) the average of the closing sale prices of Ralcorp common stock on the NYSE, as reported in the Wall Street Journal, Northeastern edition, for each of the ten consecutive trading days ending with the fifth complete trading day prior to the expiration date (not counting the expiration date). The transfer agent will make available such amounts, without interest, to the holders of Splitco common stock as soon as practicable after the determination of the amount of cash to be paid. You will not receive any interest on any cash paid to you, even if there is a delay in making the payment. Generally speaking, a shareholder who receives cash instead of fractional shares of Ralcorp common stock will recognize gain or loss on the receipt of the cash to the extent that the cash received exceeds the tax basis that would have been allocated to that shareholder’s fractional shares. You are urged to carefully read the discussion in the section below entitled “Material U.S. Federal Income Tax Consequences of the Distribution, the Merger and Related Transactions” and to consult your tax advisor on the tax consequences to you of this exchange offer. The amount of cash necessary to make the payments in lieu of any fractional shares will be made available to the transfer agent by Ralcorp.

Exchange of Shares of Kraft Common Stock

Upon the terms and subject to the conditions of this exchange offer (including, if this exchange offer is extended or amended, the terms and conditions of the extension or amendment), Kraft will accept for exchange, and will exchange, for shares of Splitco common stock owned by Kraft, the Kraft common stock validly tendered, and not properly withdrawn, prior to the expiration of this exchange offer, promptly after the expiration date.

The exchange of Kraft common stock tendered and accepted for exchange pursuant to this exchange offer will be made only after timely receipt by the tender offer agent of (a)(i) certificates representing all physically tendered shares of Kraft common stock or (ii) in the case of shares delivered by book-entry transfer through The Depository Trust Company, confirmation of a book-entry transfer of those shares of Kraft common stock in the tender offer agent’s account at The Depository Trust Company, in each case pursuant to the procedures set forth in the section below entitled “—Procedures for Tendering,” (b) the letter of transmittal for Kraft common stock, properly completed and duly executed (or a manually signed facsimile of that document), with any required signature guarantees, or, in the case of a book–entry transfer through The Depository Trust Company, an agent’s message and (c) any other required documents.

For purposes of this exchange offer, Kraft will be deemed to have accepted for exchange, and thereby exchanged, Kraft common stock validly tendered and not properly withdrawn if and when Kraft notifies the tender offer agent of its acceptance of the tenders of those shares of Kraft common stock pursuant to this exchange offer.

On or prior to the time of consummation of this exchange offer, Kraft will irrevocably deliver to the tender offer agent certificates representing (or authorize the related book-entry of) all of the Splitco common stock outstanding, with irrevocable instructions to hold the shares of Splitco common stock in trust for the holders of Kraft common stock validly tendered and not withdrawn (and holders of Kraft’s deferred stock awards) as of the distribution record date for a pro rata dividend and distribution (as described below under “—Dividend and Distribution of Any Shares of Splitco Common Stock Remaining after this Exchange Offer”), if any. Ralcorp will deposit with the transfer agent certificates representing Ralcorp common stock, with irrevocable instructions to hold the shares of Ralcorp common stock in trust for the holders of Splitco common stock.

Upon surrender of the documents required by the transfer agent, duly executed, each former holder of Splitco common stock will receive from the transfer agent in exchange therefor shares of Ralcorp common stock and/or cash in lieu of fractional shares, as the case may be. You will not receive any interest on any cash paid to you, even if there is a delay in making the payment.

If Kraft does not accept for exchange any tendered Kraft common stock for any reason pursuant to the terms and conditions of this exchange offer, the tender offer agent (a) in the case of shares of Kraft common stock held in certificated form, will return certificates representing such shares without expense to the tendering shareholder and (b) in the case of shares tendered by book-entry transfer pursuant to the procedures set forth below in the section entitled “—Procedure for Tendering,” such shares will be credited to an account maintained within The Depository Trust Company, in each case promptly following expiration or termination of this exchange offer.

Procedures for Tendering

Shares Held in Certificated Form/Book-Entry DRS and/or Direct Purchase Plan

If you hold certificates representing shares of Kraft common stock, or if your shares of Kraft common stock are held in book-entry via the Direct Registration System (“DRS”) or in the Kraft Direct Purchase Plan, you must deliver to the tender offer agent at an address listed on the letter of transmittal a properly completed and duly executed letter of transmittal (or a manually executed facsimile of that document), along with any required signature guarantees and any other required documents, and the certificates representing the shares of Kraft common stock tendered.

Shares Held Through a Broker, Dealer, Commercial Bank, Trust Company or Similar Institution

If you hold shares of Kraft common stock through a broker, dealer, commercial bank, trust company or similar institution, you should follow the instructions sent to you separately by that institution. In this case, you should not use a letter of transmittal to direct the tender of your Kraft common stock. If that institution holds shares of Kraft common stock through The Depository Trust Company, it must notify The Depository Trust Company and cause it to transfer the shares into the tender offer agent’s account in accordance with The Depository Trust Company’s procedures. The institution must also ensure that the tender offer agent receives an agent’s message from The Depository Trust Company confirming the book–entry transfer of your Kraft common stock. A tender by book–entry transfer will be completed upon receipt by the tender offer agent of an agent’s message, book–entry confirmation from The Depository Trust Company and any other required documents.

The term “agent’s message” means a message, transmitted by The Depository Trust Company to, and received by, the tender offer agent and forming a part of a book–entry confirmation, which states that The Depository Trust Company has received an express acknowledgment from the participant in The Depository

Trust Company tendering the shares of Kraft common stock which are the subject of the book–entry confirmation, that the participant has received and agrees to be bound by the terms of the letter of transmittal (including the instructions thereto) and that Kraft may enforce that agreement against the participant.

The tender offer agent will establish an account with respect to the shares of Kraft common stock at The Depository Trust Company for purposes of this exchange offer, and any eligible institution that is a participant in The Depository Trust Company may make book–entry delivery of shares of Kraft common stock by causing The Depository Trust Company to transfer such shares into the tender offer agent’s account at The Depository Trust Company in accordance with The Depository Trust Company’s procedure for the transfer. Delivery of documents to The Depository Trust Company does not constitute delivery to the tender offer agent.

General Instructions

Do not send letters of transmittal and certificates representing Kraft common stock to Kraft, Ralcorp, Splitco or the information agent. Letters of transmittal for Kraft common stock and certificates representing Kraft common stock should be sent to the tender offer agent at an address listed on the letter of transmittal. Trustees, executors, administrators, guardians, attorneys–in–fact, officers of corporations or others acting in a fiduciary or representative capacity who sign a letter of transmittal or any certificates or stock powers must indicate the capacity in which they are signing and must submit evidence of their power to act in that capacity unless waived by Kraft.

Whether you tender your Kraft common stock by delivery of certificates or through your broker, the tender offer agent must receive the letter of transmittal for Kraft common stock and the certificates representing your Kraft common stock at the address set forth on the back cover of this document prior to the expiration of this exchange offer. Alternatively, in case of a book–entry transfer of Kraft common stock through The Depository Trust Company, the tender offer agent must receive the agent’s message and a book–entry confirmation.

Letters of transmittal for Kraft common stock and certificates representing Kraft common stock must be received by the tender offer agent. Please read carefully the instructions to the letter of transmittal you have been sent. You should contact the information agent if you have any questions regarding tendering your Kraft common stock.

Signature Guarantees

Signatures on all letters of transmittal for Kraft common stock must be guaranteed by a firm which is a member of the Securities Transfer Agents Medallion Program, or by any other “eligible guarantor institution,” as such term is defined in Rule 17Ad–15 under the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) (each of the foregoing being a “U.S. eligible institution”), except in cases in which shares of Kraft common stock are tendered either (1) by a registered shareholder who has not completed the box entitled “Special Issuance Instructions” on the letter of transmittal or (2) for the account of a U.S. eligible institution.

If the shares of Kraft common stock are registered in the name of a person other than the person who signs the letter of transmittal, the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature(s) on the certificates or stock powers guaranteed by an eligible institution.

Guaranteed Delivery Procedures

If you wish to tender shares of Kraft common stock pursuant to this exchange offer but (i) your certificates are not immediately available; (ii) you cannot deliver the shares or other required documents to the tender offer agent on or before the expiration date of this exchange offer; or (iii) you cannot comply with the procedures for book-entry transfer through The Depository Trust Company on a timely basis, you may still tender your Kraft common stock, so long as all of the following conditions are satisfied:

•	you must make your tender by or through a U.S. eligible institution;

•

on or before the expiration date, the tender offer agent must receive a properly completed and duly executed notice of guaranteed delivery, substantially in the form made available by Kraft, in the manner provided below; and

•

within three NYSE trading days after the date of execution of such notice of guaranteed delivery, the tender offer agent must receive (i) (A) certificates representing all physically tendered shares of Kraft common stock and (B) in the case of shares delivered by book-entry transfer through The Depository Trust Company, confirmation of a book-entry transfer of those shares of Kraft common stock in the tender offer agent’s account at The Depository Trust Company; (ii) a letter of transmittal for shares of Kraft common stock properly completed and duly executed (including any signature guarantees that may be required) or, in the case of shares delivered by book-entry transfer through The Depository Trust Company, an agent’s message; and (iii) any other required documents.

Registered shareholders (including any participant in The Depository Trust Company whose name appears on a security position listing of The Depository Trust Company as the owner of Kraft common stock) may transmit the notice of guaranteed delivery by facsimile transmission or mail it to the tender offer agent. If you hold Kraft common stock through a broker, dealer, commercial bank, trust company or similar institution, that institution must submit any notice of guaranteed delivery on your behalf.

Tendering Your Shares After the Final Exchange Ratio Has Been Determined

Subject to a Mandatory Extension, the final exchange ratio will be available no later than 4:30 p.m., New York City time, on the last trading day prior to the expiration date of this exchange offer. If you are a registered shareholder of Kraft common stock, then it is unlikely that you will be able to deliver an original executed letter of transmittal (and, in the case of certificated shares, your share certificates) to the tender offer agent prior to the expiration of this exchange offer at 8:00 a.m., New York City time on the morning of the expiration date. Accordingly, in such a case, if you wish to tender your shares after the final exchange ratio has been determined, you will generally need to do so by means of delivering a notice of guaranteed delivery and complying with the guaranteed delivery procedures described above. If you hold Kraft common stock through a broker, dealer, commercial bank, trust company or similar institution, that institution must tender your shares on your behalf.

The Depository Trust Company is expected to remain open until 5:00 p.m., New York City time, and institutions may be able to process tenders for Kraft common stock through The Depository Trust Company during that time (although there is no assurance that this will be the case). Once The Depository Trust Company has closed, participants in The Depository Trust Company whose name appears on a Depository Trust Company security position listing as the owner of Kraft common stock will still be able to tender their Kraft common stock by delivering a notice of guaranteed delivery to the tender offer agent via facsimile.

If you hold Kraft common stock through a broker, dealer, commercial bank, trust company or similar institution, that institution must submit any notice of guaranteed delivery on your behalf. It will generally not be possible to direct such an institution to submit a notice of guaranteed delivery once that institution has closed for the day. In addition, any such institution, if it is not an eligible institution, will need to obtain a Medallion guarantee from an eligible institution in the form set forth in the applicable notice of guaranteed delivery in connection with the delivery of those shares.

If the limit on the number of shares that can be received for each share of Kraft common stock tendered is in effect at the expiration of the exchange offer period, then the exchange ratio will be fixed at the limit and a Mandatory Extension of this exchange offer until 8:00 a.m., New York City time, on the second trading day following the originally contemplated expiration date will be made to permit shareholders to tender their Kraft common stock during those days.

Effect of Tenders

A tender of Kraft common stock pursuant to any of the procedures described above will constitute your acceptance of the terms and conditions of this exchange offer as well as your representation and warranty to Kraft that (1) you have the full power and authority to tender, sell, assign and transfer the tendered shares (and any and all other shares of Kraft common stock or other securities issued or issuable in respect of such shares), (2) when the same are accepted for exchange, Kraft will acquire good and unencumbered title to such shares, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims and (3) you own the shares being tendered within the meaning of Rule 14e–4 promulgated under the Exchange Act.

It is a violation of Rule 14e–4 under the Exchange Act for a person, directly or indirectly, to tender Kraft common stock for such person’s own account unless, at the time of tender, the person so tendering (1) has a net long position equal to or greater than the amount of (a) shares of Kraft common stock tendered or (b) other securities immediately convertible into or exchangeable or exercisable for the shares of Kraft common stock tendered and such person will acquire such shares for tender by conversion, exchange or exercise; and (2) will cause such shares to be delivered in accordance with the terms of this document. Rule 14e–4 provides a similar restriction applicable to the tender of guarantee of a tender on behalf of another person.

The exchange of Kraft common stock tendered and accepted for exchange pursuant to this exchange offer will be made only after timely receipt by the tender offer agent of (a)(i) certificates representing all physically tendered shares of Kraft common stock or (ii) in the case of shares delivered by book–entry transfer through The Depository Trust Company, confirmation of a book–entry transfer of those shares of Kraft common stock in the tender offer agent’s account at The Depository Trust Company, (b) the letter of transmittal for Kraft common stock, properly completed and duly executed (or a manually signed facsimile of that document), with any required signature guarantees, or, in the case of a book–entry transfer through The Depository Trust Company, an agent’s message and (c) any other required documents.

Appointment of Attorneys–in–Fact and Proxies

By executing a letter of transmittal as set forth above, you irrevocably appoint Kraft’s designees as your attorneys–in–fact and proxies, each with full power of substitution, to the full extent of your rights with respect to your Kraft common stock tendered and accepted for exchange by Kraft and with respect to any and all other Kraft common stock and other securities issued or issuable in respect of the Kraft common stock on or after the expiration of the exchange offer. That appointment is effective when and only to the extent that Kraft deposits the shares of Splitco common stock for the shares of Kraft common stock that you have tendered with the tender offer agent. All such proxies shall be considered coupled with an interest in the tendered shares of Kraft common stock and therefore shall not be revocable. Upon the effectiveness of such appointment, all prior proxies that you have given will be revoked and you may not give any subsequent proxies (and, if given, they will not be deemed effective). Kraft’s designees will, with respect to the shares of Kraft common stock for which the appointment is effective, be empowered, among other things, to exercise all of your voting and other rights as they, in their sole discretion, deem proper. Kraft reserves the right to require that, in order for Kraft common stock to be deemed validly tendered, immediately upon Kraft’s acceptance for exchange of those shares of Kraft common stock, Kraft must be able to exercise full voting rights with respect to such shares.

Determination of Validity

Kraft will determine questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Kraft common stock, in Kraft’s sole discretion, and its determination shall be final and binding. Kraft reserves the absolute right to reject any and all tenders of Kraft common stock that it determines are not in proper form or the acceptance of or exchange for which may, in the opinion of its counsel, be unlawful. Kraft also reserves the absolute right to waive any of the conditions of this exchange offer, or any defect or irregularity in the tender of any shares of Kraft common stock. No tender of Kraft common stock is valid until all defects and irregularities in tenders of Kraft common stock have been cured or waived. Neither Kraft nor the tender offer agent, the information agent or any other person is under any duty to give notification of any defects or irregularities in the tender of any Kraft common stock or will incur any liability for failure to give any such notification. Kraft’s interpretation of the terms and conditions of this exchange offer (including the letter of transmittal and instructions thereto) will be final and binding.

Binding Agreement

The tender of Kraft common stock pursuant to any of the procedures described above will constitute a binding agreement between Kraft and you upon the terms of and subject to the conditions to this exchange offer.

The method of delivery of share certificates of Kraft common stock and all other required documents, including delivery through The Depository Trust Company, is at your option and risk, and the delivery will be deemed made only when actually received by the tender offer agent. If delivery is by mail, it is recommended that you use registered mail with return receipt requested, properly insured. In all cases, you should allow sufficient time to ensure timely delivery.

Lost or Destroyed Certificates

If your certificate(s) representing Kraft common stock have been mutilated, destroyed, lost or stolen and you wish to tender your shares, you will need to complete an affidavit of lost, missing or destroyed certificate(s) (the “Affidavit”) that you may request by checking a box on the letter of transmittal for Kraft common stock. You will also need to post a surety bond for your lost shares of Kraft common stock. Upon receipt of the completed applicable letter of transmittal with the completed Affidavit, the surety bond payment and the service fee, your Kraft common stock will be included in this exchange offer.

Withdrawal Rights

Shares of Kraft common stock tendered pursuant to this exchange offer may be withdrawn at any time before 8:00 a.m., New York City time, on the expiration date and, unless Kraft has previously accepted them pursuant to this exchange offer, may also be withdrawn at any time after the expiration of 40 business days from the commencement of this exchange offer. Once Kraft accepts Kraft common stock pursuant to this exchange offer, your tender is irrevocable.

For a withdrawal of Kraft common stock to be effective, the tender offer agent must receive from you a written notice of withdrawal at one of its addresses set forth on the back cover of this document, and your notice must include your name and the number of shares of Kraft common stock to be withdrawn, as well as the name of the registered holder, if it is different from that of the person who tendered those shares.

If certificates have been delivered or otherwise identified to the tender offer agent, the name of the registered holder and the serial numbers of the particular certificates evidencing the Kraft common stock must also be furnished to the tender offer agent, as stated above, prior to the physical release of the certificates. If shares of Kraft common stock have been tendered pursuant to the procedures for book-entry tender discussed in the section entitled “—Procedures for Tendering,” any notice of withdrawal must specify the name and number of the account at The Depository Trust Company to be credited with the withdrawn shares and must otherwise comply with the procedures of The Depository Trust Company.

Kraft will decide all questions as to the form and validity (including time of receipt) of any notice of withdrawal, in its sole discretion, and its decision shall be final and binding. Neither Kraft nor the tender offer agent, the information agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any notification.

Any Kraft common stock properly withdrawn will be deemed not to have been validly tendered for purposes of this exchange offer. However, you may re–tender withdrawn Kraft common stock by following one of the procedures discussed in the section entitled “—Procedures for Tendering” at any time prior to the expiration of this exchange offer (or pursuant to the instructions sent to you separately).

Except for the withdrawal rights described above, any tender made under this exchange offer is irrevocable.

Withdrawing Your Shares After the Final Exchange Ratio Has Been Determined

Subject to a Mandatory Extension, the final exchange ratio will be available no later than 4:30 p.m., New York City time, on the last trading day prior to the expiration date of this exchange offer. If you are a registered shareholder of Kraft common stock (which includes persons holding certificated shares) and you wish to withdraw your shares after the final exchange ratio has been determined, then you must deliver a written notice of withdrawal or facsimile transmission notice of withdrawal to the tender offer agent prior to 8:00 a.m., New York City time, on the expiration date. Medallion guarantees will not be required for such withdrawal notices. If you hold Kraft common stock through a broker, dealer, commercial bank, trust company or similar institution, any notice of withdrawal must be delivered by that institution on your behalf.

The Depository Trust Company is expected to remain open until 5:00 p.m., New York City time, and institutions may be able to process withdrawals of Kraft common stock through The Depository Trust Company during that time (although there can be no assurance that this will be the case). Once The Depository Trust Company has closed, if you beneficially own shares of Kraft common stock that were previously delivered through The Depository Trust Company, then in order to withdraw your shares the institution through which your shares are held must deliver a written notice of withdrawal or facsimile transmission notice of withdrawal to the tender offer agent prior to 8:00 a.m., New York City time, on the expiration date. Such notice of withdrawal must be in the form of The Depository Trust Company’s notice of withdrawal and must specify the name and number of the account at The Depository Trust Company to be credited with the withdrawn shares and must otherwise comply with The Depository Trust Company’s procedures. Shares can be withdrawn only if the tender offer agent receives a withdrawal notice directly from the relevant institution that tendered the shares through The Depository Trust Company.

If the limit on the number of shares of Splitco common stock that can be exchanged for each share of Kraft common stock tendered is in effect at the expiration of the exchange offer period, then the exchange ratio will be fixed at the limit and a Mandatory Extension of this exchange offer until 8:00 a.m., New York City time, on the second trading day following the originally contemplated expiration date will be made, which will permit shareholders to withdraw their shares of Kraft common stock during those days.

Book–Entry Accounts

Certificates representing shares of Splitco common stock will not be issued to holders of Kraft common stock pursuant to this exchange offer. Rather than issuing certificates representing such shares of Splitco common stock to tendering holders of Kraft common stock, the tender offer agent will cause shares of Splitco common stock to be credited to records maintained by the tender offer agent for the benefit of the respective holders. Immediately following the consummation of this exchange offer, Splitco will in the Merger be merged with and into Ralcorp Mailman and each share of Splitco common stock will be exchanged for the right to receive Ralcorp common stock and/or cash in lieu of fractional shares. In connection with the exchange offer, you will receive a letter of transmittal and instructions for use in effecting surrender of any certificates in exchange for Ralcorp common stock and/or cash in lieu of fractional shares.

Extension; Termination; Amendment

Extension, Termination or Amendment by Kraft

Kraft expressly reserves the right, in its sole discretion, at any time and from time to time to extend the period of time during which this exchange offer is open and thereby delay acceptance for payment of, and the payment for, any shares of Kraft common stock validly tendered and not withdrawn in this exchange offer. For example, this exchange offer can be extended if any of the conditions for consummation of this exchange offer described in the next section entitled “—Conditions for Consummation of this Exchange Offer” are not satisfied or waived prior to the expiration of this exchange offer.

Kraft expressly reserves the right, in its sole discretion, to amend the terms of this exchange offer in any respect prior to the expiration date, except that Kraft does not intend to extend this exchange offer other than in the circumstances described above.

If Kraft materially changes the terms of or information concerning this exchange offer, it will extend this exchange offer if required by law. The SEC has stated that, as a general rule, it believes that an offer should remain open for a minimum of five business days from the date that notice of the material change is first given. The length of time will depend on the particular facts and circumstances.

As required by law, this exchange offer will be extended so that it remains open for a minimum of ten business days following the announcement if:

•	Kraft changes the method for calculating the number of shares of Splitco common stock offered in exchange for each share of Kraft common stock; and

•	this exchange offer is scheduled to expire within ten business days of announcing any such change.

If Kraft extends this exchange offer, is delayed in accepting for exchange any shares of Kraft common stock or is unable to accept for exchange any shares of Kraft common stock under this exchange offer for any reason, then, without affecting Kraft’s rights under this exchange offer, the tender offer agent may retain all shares of Kraft common stock tendered on Kraft’s behalf. These shares of Kraft common stock may not be withdrawn except as provided in the section entitled “—Withdrawal Rights.”

Kraft’s reservation of the right to delay acceptance of any shares of Kraft common stock is subject to applicable law, which requires that Kraft pay the consideration offered or return the shares of Kraft common stock deposited promptly after the termination or withdrawal of this exchange offer.

Kraft will issue a press release or other public announcement no later than 9:00 a.m., New York City Time, on the next business day following any extension, amendment, non–acceptance or termination of the previously scheduled expiration date.

Mandatory Extension

Kraft will announce whether the limit on the number of shares that can be received for each share of Kraft common stock tendered is in effect at the expiration of the exchange offer period, through www.kraft.com/Investor/ and by press release, no later than 4:30 p.m., New York City time, on the last trading day prior to the expiration date. If the limit is in effect at that time, then the exchange ratio will be fixed at the limit and a Mandatory Extension until 8:00 a.m., New York City time, on the second trading day following the originally contemplated expiration date will be made to permit shareholders to tender or withdraw their Kraft common stock during those days. Kraft will issue a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day following any such Mandatory Extension.

Method of Public Announcement

Subject to applicable law (including Rules 13e–4(d), 13e–4(e)(3) and 14e–1 under the Exchange Act, which require that any material change in the information published, sent or given to shareholders in connection with this exchange offer be promptly disclosed to shareholders in a manner reasonably designed to inform them of the change) and without limiting the manner in which Kraft may choose to make any public announcement, Kraft assumes no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service or the Public Relations Newswire.

Conditions for Consummation of this Exchange Offer

Kraft will not be required to complete this exchange offer and may extend or terminate this exchange offer, if, at the scheduled expiration date:

•

the registration statements on Forms S-4 and S-1 of which this document is a part shall not have become effective under the Securities Act of 1933 or any stop order suspending the effectiveness of such registration statement has been issued and is in effect;

•

any condition precedent to the consummation of the Transactions (other than this exchange offer) pursuant to the Transaction Agreement has not been fulfilled or waived (except for the conditions precedent that will be fulfilled at the time of the consummation of the Transactions) or for any reason the Transactions (other than this exchange offer) cannot be consummated promptly after consummation of this exchange offer (see “The Transaction Agreement—Conditions to the Consummation of the Transactions”);

•	the Transaction Agreement has been terminated; or

•	any of the following conditions or events has occurred, or Kraft reasonably expects any of the following conditions or events to occur:

•

any injunction, order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority having jurisdiction over Kraft, Splitco or Ralcorp and is in effect, or any law, statute, rule, regulation, legislation, interpretation, governmental order or injunction shall have been enacted or enforced, any of which would reasonably be likely to restrain, prohibit or delay consummation of this exchange offer;

•	any proceeding for the purpose of suspending the effectiveness of the registration statements of which this document is a part has been initiated by the SEC and not concluded or withdrawn;

•	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States;

•

any extraordinary or material adverse change in U.S. financial markets generally, including, without limitation, a decline of at least 15% in either the Dow Jones Average of Industrial Stocks or the Standard & Poor’s 500 Index within a period of 60 consecutive days or less occurring after [•], 2008;

•	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

•

a commencement of a war (whether declared or undeclared), armed hostilities or other national or international calamity or act of terrorism, directly or indirectly involving the United States, which would reasonably be expected to affect materially and adversely, or to delay materially, the consummation of this exchange offer;

•	if any of the situations above exists as of the commencement of this exchange offer, any material deterioration of the situation;

•

any condition or event that Kraft reasonably believes would or would be likely to cause this exchange offer and any pro rata dividend of Splitco common stock distributed to Kraft shareholders if this exchange offer is undersubscribed to be taxable to Kraft or its shareholders under U.S. federal income tax laws;

•

any action, litigation, suit, claim or proceeding is instituted that would be reasonably likely to enjoin, prohibit, restrain, make illegal, make materially more costly or materially delay consummation of this exchange offer; or

•

a market disruption event (as defined below) occurs with respect to shares of Kraft common stock or Ralcorp common stock on any of the Valuation Dates and such market disruption event has, in Kraft’s reasonable judgment, impaired the benefits of this exchange offer.

If any of the above events occurs, Kraft may:

•	terminate this exchange offer and promptly return all tendered shares of Kraft common stock to tendering shareholders;

•

extend this exchange offer and, subject to the withdrawal rights described in the section entitled “—Withdrawal Rights,” retain all tendered shares of Kraft common stock until the extended exchange offer expires; or

•	waive or amend any unsatisfied condition and, subject to any requirement to extend the period of time during which this exchange offer is open, complete this exchange offer.

These conditions are for the sole benefit of Kraft. Kraft may assert these conditions with respect to all or any portion of this exchange offer regardless of the circumstances giving rise to them. Kraft expressly reserves the right, in its sole discretion, to waive any condition in whole or in part at any time. Kraft’s failure to exercise its rights under any of the above conditions does not represent a waiver of these rights. Each right is an ongoing right which may be asserted at any time. However, all conditions for consummation of this exchange offer must be satisfied or waived by Kraft prior to the expiration of this exchange offer.

A market disruption event with respect to either Kraft common stock or Ralcorp common stock means a suspension, absence or material limitation of trading of Kraft common stock or Ralcorp common stock on the New York Stock Exchange for more than two hours of trading or a breakdown or failure in the price and trade reporting systems of the New York Stock Exchange as a result of which the reported trading prices for Kraft common stock or Ralcorp common stock on the New York Stock Exchange during any half-hour trading period during the principal trading session in the New York Stock Exchange are materially inaccurate, as determined by Kraft or the tender offer agent in its sole discretion, on the day with respect to which such determination is being made. For purposes of such determination: (i) a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the New York Stock Exchange and (ii) limitations pursuant to New York Stock Exchange Rule 80A (or any applicable rule or regulation enacted or promulgated by the New York Stock Exchange, any other self-regulatory organization or the SEC of similar scope as determined by Kraft or the tender offer agent) shall constitute a suspension, absence or material limitation of trading.

Material U.S. Federal Income Tax Consequences of the Distribution, the Merger and Related Transactions

The following discusses the material U.S. federal income tax consequences of the Distribution (which includes this exchange offer), the Merger and related transactions. The discussion that follows is based on the Code, Treasury regulations promulgated under the Code, and judicial and administrative interpretations thereof, all as in effect as of the date of this registration statement, all of which are subject to change at any time, possibly with retroactive effect. The discussion assumes that the Distribution, the Merger and related transactions will be consummated in accordance with the Transaction Agreement and as further described in this registration statement. This is not a complete description of all of the tax consequences of the Distribution, the Merger and related transactions and, in particular, may not address U.S. federal income tax considerations applicable to Kraft shareholders subject to special treatment under the U.S. federal income tax law, such as financial institutions, dealers in securities, traders in securities who elect to apply a mark–to–market method of accounting, insurance companies, tax–exempt entities, partnerships and other pass–through entities, holders who acquired their Kraft common stock as compensation, and holders who hold Kraft common stock as part of a “hedge,” “straddle,”

“conversion” or “constructive sale” transaction. For purposes of this registration statement, a U.S. holder means a shareholder of Kraft, Splitco or Ralcorp, as the case may be, other than an entity or arrangement treated as a partnership for U.S. federal income tax purposes, that for U.S. federal income tax purposes is

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of any political subdivision thereof;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if it (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) was in existence on August 20, 1996 and has properly elected under applicable U.S. Treasury regulations to be treated as a U.S. person.

A non–U.S. holder means a shareholder of Kraft, Splitco or Ralcorp, as the case may be, other than a U.S. holder or a partnership. In addition, except where specifically indicated, this discussion does not address the U.S. federal income tax consequences to Kraft shareholders who are not U.S. holders or who do not hold common stock of Kraft, Splitco or Ralcorp as a capital asset. No information is provided in this document with respect to the tax consequences of the Distribution, the Merger and related transactions under applicable foreign, state or local laws.

Kraft shareholders are urged to consult with their own tax advisors regarding the tax consequences of the Distribution, the Merger and related transactions to them, as applicable, including the effects of U.S. federal, state, local, foreign and other tax laws.

The Distribution, the Merger and Related Transactions

The consummation of the Distribution, the Merger and related transactions are conditioned upon the receipt of a private letter ruling from the IRS (which has been obtained) and an opinion from Sutherland Asbill & Brennan LLP, tax counsel to Kraft, to the effect that, on the basis of facts, representations, assumptions and undertakings set forth in the written request for the ruling or the opinion, in each case consistent with the state of facts existing as of the effective time of the Distribution, (i) the Splitco Contribution and the Internal Spin will qualify to KFG and Splitco for nonrecognition of income, gain or loss under Sections 368(a) and 355 of the Code, (ii) the assumption by Splitco of the Bank Debt will qualify to KFG for nonrecognition of income, gain or loss under Section 357(a) of the Code, (iii) the Internal Debt Repayment will qualify as a transfer of cash by KFG to Kraft in retirement of debt held by Kraft, (iv) the Distribution will qualify to Kraft and its shareholders for nonrecognition of income, gain or loss under Section 355 of the Code and (v) the Merger will qualify to Splitco and Ralcorp for nonrecognition of income, gain or loss under Section 368(a). Neither Kraft nor Splitco intends to waive these conditions.

Assuming (i) continued validity of the private letter ruling from the IRS and (ii) the Distribution is not otherwise disqualified as tax–free (see “—Effect of Certain Acquisitions of the Stock of Splitco or Ralcorp”), and as set forth in the opinion attached as an exhibit to this registration statement, Sutherland Asbill & Brennan LLP, tax counsel to Kraft, is of the opinion that the material U.S. federal income tax consequences to the holders of common stock of Kraft, Splitco or Ralcorp, as the case may be, of the Distribution, the Merger and related transactions will be as follows:

Distribution and Related Transactions

•

the Splitco Contribution and the Internal Spin will qualify as a reorganization within the meaning of Section 368(a)(1)(D) of the Code, and KFG and Splitco will each be a “party to a reorganization” within the meaning of Section 368(b) of the Code;

•	the Distribution will qualify to Kraft and its shareholders for the nonrecognition of income, gain or loss under Section 355 of the Code;

•

no gain or loss will be recognized by, and no amount will be included in the income of, holders of Kraft common stock upon the receipt of Splitco common stock in this exchange offer or in any pro rata dividend of Splitco common stock distributed to holders of Kraft common stock if this exchange offer is undersubscribed;

•

in a split-off, the aggregate tax basis of the shares of Splitco common stock (including fractional shares) issued to a holder of Kraft common stock will equal the aggregate tax basis of the shares of Kraft common stock exchanged therefor;

•

the tax basis of any shares of Splitco common stock (including fractional shares) issued as a pro rata dividend to holders of Kraft common stock if this exchange offer is undersubscribed will be determined by allocating the basis of such holder in the shares of Kraft common stock with respect to which the pro rata dividend is made between such Kraft common stock and the Splitco common stock in proportion to the relative fair market value of each on the date of the consummation of this exchange offer; and

•

the holding period of any shares of Splitco common stock received by a holder of Kraft common stock will include the holding period at the time of the consummation of this exchange offer of the shares of Kraft common stock with respect to which the shares of Splitco common stock were received.

Merger and Related Transactions

•

the Merger will qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Code, and Splitco and Ralcorp will each be a “party to a reorganization” within the meaning of Section 368(b) of the Code;

•	the Upstream merger will be disregarded for U.S. federal income tax purposes and, accordingly, will not result in the recognition of income, gain or loss to Ralcorp Mailman or Ralcorp;

•

no gain or loss will be recognized by, and no amount will be included in the income of, holders of Splitco common stock upon the receipt of Ralcorp common stock in the Merger, except for any gain or loss recognized with respect to cash received in lieu of a fractional share of Ralcorp common stock;

•

gain or loss will be recognized by holders of Splitco common stock on any cash received in lieu of a fractional share of Ralcorp common stock in the Merger equal to the difference between the amount of cash received in lieu of the fractional share and the holder’s tax basis in the fractional share of Ralcorp common stock (determined in the manner described in the next bullet point). Such gain or loss will be long–term capital gain or loss if the holder’s holding period for all of its Splitco common stock (determined in the manner described in the sixth bullet point under “Distribution and Related Transactions”) is more than one year as of the closing date of Merger;

•

the tax basis of Ralcorp common stock received in the Merger, including any fractional share of Ralcorp common stock deemed received, will be the same as the tax basis in the shares of Splitco common stock deemed exchanged therefor; and

•	the holding period of Ralcorp common stock received by a holder of Splitco common stock in the Merger will include the holding period of the Splitco common stock exchanged therefor.

The private letter ruling and the opinion of Sutherland Asbill & Brennan LLP are or will be based on certain assumptions, representations as to factual matters and undertakings made by Kraft, Splitco and Ralcorp and the assumption that all such representations are true and accurate in all material respects as of the effective date of the registration statement and as of the time the transactions are consummated. If any of those representations are inaccurate, incomplete or untrue in any material respect, the tax consequences of the Distribution (which includes this exchange offer), Merger and related transactions could differ materially from those described above. The opinion of Sutherland Asbill & Brennan LLP will not be binding on the IRS or the courts, and the IRS or the courts may not agree with the opinion.

If the Distribution were not to qualify as a tax–free distribution under Section 355 of the Code, Kraft would recognize taxable gain equal to the excess of the fair market value of the Splitco common stock distributed to the holders of Kraft common stock over Kraft’s tax basis in the Splitco common stock. Such gain would likely include the entire fair market value of the Splitco common stock. In addition, in a non-qualifying spin-off, each Kraft shareholder would be treated as if such shareholder had received a distribution in an amount equal to the fair market value of the Splitco common stock received, taxed as a dividend to the extent of Kraft’s current and accumulated earnings and profits (including earnings and profits arising from the gain to Kraft described above) and then treated as a non-taxable return of capital to the extent of the holder’s tax basis in the Kraft common stock and thereafter as capital gain from the sale or exchange of Kraft common stock. In a non-qualifying split-off, each Kraft shareholder who receives Splitco common stock in the Distribution would be treated as if Kraft redeemed its stock from such shareholder. In that case, each Kraft shareholder would generally recognize capital gain or loss in an amount equal to the difference between the fair market value of the Splitco common stock received and its basis in its Kraft common stock surrendered therefor, unless the redemption is considered essentially equivalent of a dividend.

Effect of Certain Acquisitions of the Stock of Splitco or Ralcorp

Even if the Distribution otherwise qualifies as a tax–free distribution under Section 355 of the Code, the distribution of Splitco common stock to holders of Kraft common stock in connection with the Distribution would become taxable to Kraft (but not to Kraft shareholders) under Section 355(e) of the Code, if there is an acquisition of Splitco or Ralcorp stock as part of a plan or series of related transactions that includes the Distribution and that results in a 50% or greater change of ownership (by vote or value) in Splitco or Ralcorp. For purposes of this test, the Merger will be treated as part of such a plan or series of transactions but will not, by itself, cause the Distribution to be taxable to Kraft since Kraft shareholders will own more than 50% of the Ralcorp stock following the Merger. However, if the IRS were to determine that other acquisitions of Splitco or Ralcorp stock, either before or after the Distribution, were part of a plan or series of related transactions that included this Distribution, such determination could result in the recognition of gain by Kraft under Section 355(e) of the Code. In connection with the private letter ruling and the opinion of Kraft’s tax counsel, Kraft has represented that the Distribution is not part of any such plan or series of related transactions, and Ralcorp has represented that there is no plan or intention to issue or redeem equity securities in a manner that would cause the 50% threshold to be met. If any of the representations are untrue or any party takes, or omits to take, certain actions that cause the Distribution to be taxable, the responsible party will be obligated to indemnify the other party for any resulting taxes and related expenses under the tax allocation agreement. See “Additional Agreements—Tax Allocation Agreement.” Such indemnification obligations would have a material adverse effect on either Kraft or Ralcorp.

Information Reporting and Backup Withholding

Current Treasury regulations require holders who own at least 5 percent of the total outstanding stock of Kraft and who receive Splitco common stock pursuant to the Distribution and holders who own at least one percent of the total outstanding stock of Splitco and who receive Ralcorp common stock pursuant to the Merger to attach to his, her or its federal income tax return for the year in which the Distribution and the Merger occur, a detailed statement setting forth the data that might be appropriate in order to show the applicability of Section 355 of the Code to the Distribution and Section 368 of the Code to the Merger, as the case may be. Kraft and/or Ralcorp will provide the appropriate information to each holder upon request, and each such holder is required to retain permanent records of this information.

Non–corporate holders of Splitco common stock may be subject to backup withholding tax on any cash payments received in lieu of a fractional share of Splitco common stock in the Merger. Any such holder will not be subject to backup withholding tax, however, if such holder furnishes a correct taxpayer identification number and certifies that such holder is not subject to backup withholding tax on the substitute Form W–9 or successor form included in the letter of transmittal to be delivered to the holder following the completion of the Merger or is otherwise exempt from backup withholding tax. Any amounts withheld under the backup withholding tax rules will be allowed as a refund or credit against a holder’s U.S. federal income tax liability, provided that the holder furnishes the required information to the IRS.

Fees and Expenses

Kraft has retained D.F. King & Co., Inc. to act as the information agent and Wells Fargo to act as the tender offer agent in connection with this exchange offer. The information agent may contact holders of Kraft common stock by mail, e–mail, telephone, facsimile transmission and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to this exchange offer to beneficial owners. The information agent and the tender offer agent each will receive reasonable compensation for their respective services, will be reimbursed for reasonable out–of–pocket expenses and will be indemnified against specified liabilities in connection with their services, including liabilities under the federal securities laws.

None of the information agent or the tender offer agent has been retained to make solicitations or recommendations with respect to this exchange offer. The fees they receive will not be based on the number of shares of Kraft common stock tendered under this exchange offer.

Kraft will not pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of Kraft common stock under this exchange offer. Kraft will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

No broker, dealer, bank, trust company or fiduciary shall be deemed to be Kraft’s agent or the agent of Splitco, the information agent or the tender offer agent for purposes of this exchange offer.

Legal Limitations

This document is not an offer to sell or exchange and it is not a solicitation of an offer to buy any shares of Splitco common stock in any jurisdiction in which the offer, sale or exchange is not permitted.

Dividend and Distribution of Any Shares of Splitco Common Stock Remaining after this Exchange Offer

All shares of Splitco common stock owned by Kraft that are not exchanged in this exchange offer will be distributed as a pro rata dividend to holders of Kraft common stock (and holders of Kraft’s deferred stock awards) as of the distribution record date.

On or prior to the time of consummation of this exchange offer, Kraft will irrevocably deliver to the tender offer agent certificates representing (or authorize the related book–entry transfer of) all of the Splitco common stock outstanding, with irrevocable instructions to hold the shares of Splitco common stock in trust for the holders of shares of Kraft common stock validly tendered and not withdrawn and the holders of shares of Kraft common stock (and holders of Kraft’s deferred stock awards) as of the distribution record date for a pro rata dividend and distribution, if any. Ralcorp will deposit with the transfer agent certificates representing Ralcorp common stock, with irrevocable instructions to hold the shares of Ralcorp common stock in trust for the holders of Splitco common stock. Shares of Ralcorp common stock will be delivered as soon as practicable after the expiration of this exchange offer, the acceptance of Kraft common stock for exchange, the determination of the final proration factor, if any, and the Merger has become effective, pursuant to the procedures determined by the tender offer agent and the transfer agent. See “This Exchange Offer—Terms of this Exchange Offer—Exchange for Shares of Kraft Common Stock.”

If this exchange offer is terminated by Kraft without the exchange of shares, but the conditions for consummation of the Transactions have otherwise been satisfied, Kraft intends to distribute all shares of Splitco common stock owned by Kraft as a pro rata dividend to holders of Kraft common stock (and as a distribution to holders of Kraft’s deferred stock awards), with a record date to be announced by Kraft.

INFORMATION ON RALCORP

Ralcorp is primarily engaged in the manufacturing, distribution and marketing of store brand (private label) food products in the grocery, mass merchandise, drug and foodservice channels. Incorporated on October 23, 1996 in Missouri, Ralcorp products include: ready-to-eat and hot cereal products; store brand and value brand snack mixes and corn-based snacks; store brand and branded crackers and cookies; foodservice, store brand and branded frozen griddle products (pancakes, waffles, French toast and custom griddle products) and biscuits; foodservice and store brand breads, rolls and muffins; store brand wet-filled products such as salad dressings, mayonnaise, peanut butter, syrups, jams and jellies, and specialty sauces; and store brand and value branded snack nuts and chocolate candy.

During fiscal year 2007, Ralcorp’s businesses were comprised of four reportable business segments: Cereals, Crackers & Cookies (consisting of Ralston Foods and Bremner, Inc.); Frozen Bakery Products; Dressings, Syrups, Jellies & Sauces (The Carriage House Companies, Inc.); and Snack Nuts & Candy (Nutcracker Brands, Inc.).

Ralcorp develops, manufactures, and markets emulations of various types of branded food products that retailers, mass merchandisers and drug stores sell under their own “store” brands or under value brands. In the event branded producers modify their existing products or successfully introduce new products, Ralcorp may attempt to emulate the modified or new products. In conjunction with its customers, Ralcorp develops packaging and graphics that rival the national brands.

Ralcorp also develops, manufactures and markets signature frozen value-added bakery products for the foodservice, in-store bakery, retail and mass merchandising channels. Ralcorp’s frozen products typically are not emulations of branded products. Instead, they are designed to have unique tastes or characteristics that customers desire.

For the fiscal year ended September 30, 2007, Ralcorp had $2,233.4 million in net sales. Substantially all of Ralcorp’s products are sold to customers within the United States. Ralcorp’s strategy is to grow its businesses through increased sales of existing and new products and through the acquisition of other companies. Since 1997, Ralcorp has completed nineteen business acquisitions.

Ralcorp’s Business After the Transactions

The combination of the Post cereals business with Ralcorp’s existing business is intended to create a portfolio of businesses balanced between branded, private label and frozen bakery products. The addition of the Post cereals business will give Ralcorp a distinctive line of branded cereal products plus a branded infrastructure and platform that Ralcorp intends to build on through organic growth and acquisitions. The Transactions, if consummated, will make Ralcorp the third largest maker of ready-to-eat breakfast cereal in the U.S. based on annual revenue.

Ralcorp has announced that its plans for the combined business include that:

•	the Post cereals business will have a sales and marketing team separate and distinct from Ralcorp’s existing private labels cereals business;

•	the Post cereals business team will include Post’s existing marketing and sales support team and its existing research and development team; and

•	a nationwide sales management and broker network will be built and devoted to the brands used in the Post cereals business.

Prior to completion of the Transactions, certain functions (such as purchasing, information systems, sales, logistics and distribution) for the Post cereals business have generally been performed under Kraft’s centralized systems and, in some cases, under contracts that are also used for Kraft’s other businesses and which are not intended to be assigned to Newco with the Post cereals business. To enable Ralcorp to manage an orderly transition in its operation of the Post cereals business, Ralcorp and KFG will enter into a transition services agreement. Pursuant to the transition services agreement, KFG or its affiliates will generally provide Ralcorp with services performed by Kraft’s centralized system and use commercially reasonable efforts to provide the benefits of any contracts that cannot be assigned for a transition period of up to 18 months following the closing date of the Transactions if Ralcorp elects to extend the agreement. See “Additional Agreements—Transition Services Agreement.” In addition, some contracts require consents of third parties to assign them to Ralcorp. Pursuant to the Transaction Agreement, Kraft has agreed to use its reasonable best efforts, for a period of 18 months following the closing date of the Transactions, to obtain those third-party consents. See “The Transaction Agreement—Splitco Contribution—Delayed Transfer of Assets and Liabilities; Subsequent Transfers.” Kraft has advised Ralcorp that as of the date of this document, no third parties have refused to grant any such consents.

Ralcorp believes that the combination of the operations, purchasing and logistics networks of the Post cereals business and Ralcorp’s existing business will result in efficiencies in the long-term.

Ralcorp’s Liquidity and Capital Resources After the Transactions

As of March 31, 2008, Ralcorp had current liabilities of approximately $262.6 million and long-term debt of approximately $745.8 million. In addition, upon consummation of the Transactions, the $300.0 million in Bank Debt and approximately $662.2 million in Debt Securities will become debt obligations of Ralcorp. Historically, Ralcorp has funded operating needs by generating positive cash flows through operations. Ralcorp anticipates that its primary sources of liquidity after consummation of the Transactions will be cash provided by operations and additional credit facilities. Ralcorp has entered into a commitment letter with J.P. Morgan Securities Inc. and SunTrust Robinson Humphrey, Inc. which provides for a $450.0 million, three year revolving credit facility to be provided to Ralcorp. Ralcorp anticipates that this credit facility will replace its current $150 million credit facility and will serve as a source of liquidity for working capital and operating activities including any future acquisitions. Ralcorp anticipates that the definitive documents will include customary affirmative and negative covenants, as well as a financial covenant that would limit the ratio of debt to EBITDA (earnings before interest, taxes, depreciation and amortization) to no more than 3.75 to 1, and would require a ratio of EBIT to interest expense of not less than 3 to 1. The facility would be guaranteed by Ralcorp’s material domestic subsidiaries, and secured by a pledge of 65% of the stock of certain material foreign subsidiaries. Ralcorp anticipates that loans under the credit facility will bear an initial interest rate equal to either the prime rate, or LIBOR (London interbank offered rate) plus 1.25%, at its election. The interest rate will increase or decrease by an amount not exceeding 0.50% in each direction based on the ratio of debt to EBITDA at the end of each fiscal quarter. Ralcorp expects these sources of liquidity will be sufficient for the foreseeable future to provide working capital and to pay for operating expenses.

Ralcorp believes that its long-term debt to total capital (which is the total of long-term debt and total shareholders equity) ratio will be approximately 43% on a pro forma basis after the Transactions. With regard to the Debt Securities, based on current market conditions, Ralcorp anticipates the interest rate will be based on the 10-year U.S. Treasury Rate plus 250 to 300 basis points applicable to issuances of companies with similar credit profiles. There can be no assurance that the terms of the credit facility and Debt Securities will be consistent with those discussed above.

For more information on the Post cereals business’ and Ralcorp’s existing sources of liquidity, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations for the Post Cereals Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Ralcorp’s annual report on Form 10-K for the year ended September 30, 2007 filed with the SEC, which is incorporated by reference into this document. See “Where You Can Find More Information; Incorporation by Reference.”

Directors and Officers of Ralcorp Before and After the Transactions

Board of Directors

The directors of Ralcorp immediately following the closing of the Transactions are expected to be the directors of Ralcorp immediately prior to the closing of the Transactions. The members of Ralcorp’s board of directors are classified into three classes pursuant to Ralcorp’s articles of incorporation.

Listed below is the biographical information for each person who is currently a member of the board of directors of Ralcorp.

William P. Stiritz is Ralcorp’s Chairman of the Board. Mr. Stiritz (age 73) is a private equity investor and has been a director since 1994. Mr. Stiritz served as Chairman Emeritus of Energizer Holdings, Inc. from January 2007 to May 2008. He also served as Chairman of the Board of Energizer from 2000 to January 2007 and Chairman of Energizer Holdings, Inc. Management Strategy and Finance Committee from 2000 to 2005. Mr. Stiritz is also a director of Reliance Bancshares, Inc. and Vail Resorts, Inc.

Bill G. Armstrong has been a director since 2004. Mr. Armstrong (age 60) served as Executive Vice President and Chief Operating Officer of Cargill Animal Nutrition from May 2001 to September 2004. Mr. Armstrong is also a director of Energizer Holdings, Inc.

David R. Banks has been a director since 2001. Mr. Banks (age 71) is a private equity investor and serves as a director of Nationwide Health Properties, Inc.

Jack W. Goodall has been a director since 1994. Mr. Goodall (age 69) is a private equity investor and serves as a director of Rubio’s Restaurants, Inc.

Kevin J. Hunt has been a director since 2004. Mr. Hunt (age 56) has been Co-Chief Executive Officer and President of Ralcorp since September 2003 and Chief Executive Officer of Bremner Food Group, Inc. since 1995, Nutcracker Brands, Inc. since September 2003, Frozen Bakery Products, Inc. since June 2005 and The Carriage House Companies, Inc. since March 2008. Mr. Hunt has been employed with Ralcorp since 1985.

David W. Kemper has been a director since 1994. Mr. Kemper (age 57) has been Chairman, President and Chief Executive Officer of Commerce Bancshares, Inc. since October 1991. Mr. Kemper is also a director of Tower Properties Company.

Richard A. Liddy has been a director since 2001. Mr. Liddy (age 72) is a private equity investor and a director of Energizer Holdings, Inc.

Joe R. Micheletto has been a director since 1994. Mr. Micheletto (age 71) has been Vice-Chairman of the Board of Directors of Ralcorp since September 2003. He served as Chief Executive Officer and President of Ralcorp from September 1996 to September 2003. Mr. Micheletto is also a director of Energizer Holdings, Inc. and Chairman of the Board of Vail Resorts Inc.

J. Patrick Mulcahy has been a director since 2007. Mr. Mulcahy (age 64) has been Chairman of the Board of Energizer Holdings, Inc. since January 2007 and prior to that time served as Vice Chairman of Energizer Holdings, Inc. from January 2005 to January 2007. He served as Chief Executive Officer of Energizer Holdings, Inc. from 2000 to 2005. Mr. Mulcahy is also a director of Solutia, Inc. and Hanesbrands, Inc.

David P. Skarie has been a director since 2004. Mr. Skarie (age 61) has been Co-Chief Executive Officer and President of Ralcorp since September 2003 and Chief Executive Officer of Ralston Foods since 2002. He previously served as Chief Executive Officer of The Carriage House Companies, Inc. from 2002 to 2008. Mr. Skarie has been employed with Ralcorp since 1986.

David R. Wenzel has been a director since 2007. Mr. Wenzel (age 45) served as Chief Operating Officer of EFR Group from October 2005 to May 2008, and prior to that time served as Chairman of Manna-Pro Corporation from 2004 to 2006. Mr. Wenzel also served as Executive Director of Catholic Social Services of Southern Illinois from 2002 to 2005.

Executive Officers

The executive officers of Ralcorp immediately following the closing of the Transactions are expected to be the officers of Ralcorp immediately prior to the closing of the Transactions.

Listed below is the biographical information for each person who is currently an executive officer of Ralcorp.

Kevin J. Hunt is Ralcorp’s Co-Chief Executive Officer and President of Ralcorp. Mr. Hunt (age 56) has been Co-Chief Executive Officer and President of Ralcorp since September 2003 and Chief Executive Officer of Bremner Food Group, Inc. since 1995, Nutcracker Brands, Inc. since September 2003, Frozen Bakery Products, Inc. since June 2005 and The Carriage House Companies, Inc. since March 2008. Mr. Hunt has been employed with Ralcorp since 1985.

David P. Skarie is Ralcorp’s Co-Chief Executive Officer and President of Ralcorp. Mr. Skarie (age 61) has been Co-Chief Executive Officer and President of Ralcorp since September 2003 and Chief Executive Officer of Ralston Foods since 2002. He previously served as Chief Executive Officer of The Carriage House Companies, Inc. from 2002 to 2008. Mr. Skarie has been employed with Ralcorp since 1986.

Thomas G. Granneman (age 58) has been Ralcorp’s Corporate Vice President and Controller since January 1999 and has been employed with Ralcorp since 1996.

Charles G. Huber, Jr. has been Ralcorp’s Corporate Vice President, General Counsel and Secretary of Ralcorp since October 2003. Mr. Huber (age 43) served as Vice President and Assistant General Counsel from September 2001 to October 2003. He has been employed with Ralcorp since 1989.

Richard R. Koulouris is Corporate Vice President and has been President of Bremner Food Group, Inc. and Nutcracker Brands, Inc. since March 2008 and President of The Carriage House Companies, Inc. since December 2006. Mr. Koulouris (age 51) previously served as Corporate Vice President, and President of Bremner Food Group, Inc. and Nutcracker Brands, Inc. from November 2003 to November 2006. He also served as Vice President of Operations for Bremner Food Group, Inc. from September 1995 to November 2003. He has held the Corporate Vice President position since November 2003. Mr. Koulouris has been employed with Ralcorp since 1980.

Scott Monette (age 46) has been Corporate Vice President and Treasurer since September 2001 and has been employed with Ralcorp since 2001.

Richard G. Scalise has been Corporate Vice President, and President of Frozen Bakery Products since July 2005. Prior to joining Ralcorp, Mr. Scalise (age 53) was President/Chief Operating Officer of ConAgra’s Refrigerated Food Group from 2003 to 2005 and President/Chief Operating Officer of ConAgra’s Dairy Foods Group from 2000 to 2003. Mr. Scalise has been employed with Ralcorp since 2005.

Ronald D. Wilkinson is Corporate Vice President, and has been President of Ralston Foods since March 1, 2008. Mr. Wilkinson (age 57) is also leading the integration of the Post cereals business into Ralcorp. Mr. Wilkinson was previously President of Bremner Food Group, Inc. and Nutcracker Brands, Inc. from December 2006 to March 2008. Mr. Wilkinson also served as Director of Product Supply of Ralston Foods from October 1996 to November 2006 and of The Carriage House Companies from January 2003 to November 2006. He has held the Corporate Vice President position since October 1996. Mr. Wilkinson has been employed with Ralcorp since 1995.

Compensation of Ralcorp’s Directors and Officers; Certain Relationships

Information on the compensation of Ralcorp’s directors and officers is described on pages 11 through 27, information regarding certain relationships and related transactions is reported on page 29, and information regarding compensation committee interlocks and insider participation, if any, is reported on page 28, of Ralcorp’s definitive proxy statement with respect to the 2008 annual meeting of shareholders, which Ralcorp filed on Schedule 14A with the SEC on November 29, 2007, which information is incorporated into this document by reference. For more information regarding how to obtain a copy of such documents, see “Where You Can Find More Information; Incorporation by Reference.”

INFORMATION ON KRAFT

Kraft is one of the world’s largest food and beverage companies, with 2007 net revenues, including the Post cereals business, of more than $37 billion. For over 100 years, Kraft has offered consumers delicious and wholesome foods that fit the way they live. Kraft markets a broad portfolio of iconic brands in more than 150 countries, including nine brands with revenues exceeding $1 billion: Kraft cheeses, dinners and dressings; Oscar Mayer meats; Philadelphia cream cheese; Maxwell House coffee; Nabisco cookies and crackers and its Oreo brand; Jacobs coffees; Milka chocolates and LU biscuits. Kraft is a fully independent company and is listed in the Standard & Poor’s 100 and 500 indexes. Kraft is a member of the Dow Jones Sustainability Index and the Ethibel Sustainability Index. For more information, visit Kraft’s website at http://www.kraft.com.

Kraft was a wholly owned subsidiary of Altria Group, Inc. (“Altria”) before Kraft completed its initial public offering on June 13, 2001. In the first quarter of 2007, Altria spun off its remaining (89.0%) interest in Kraft to Altria stockholders in a tax-free transaction. Effective as of the close of business on March 30, 2007, all shares of Kraft owned by Altria were distributed to Altria’s stockholders of record as of the close of business on March 16, 2007, and Kraft’s separation from Altria was completed. Accordingly, Kraft is now a fully independent publicly traded company.

For a more detailed description of the business of Kraft, see Kraft’s annual report for the year ended December 31, 2007 filed with the SEC on Form 10-K/A which is incorporated by reference into this Prospectus—Offer to Exchange. See “Where You Can Find More Information; Incorporation By Reference.”

INFORMATION ON THE POST CEREALS BUSINESS

The Post cereals business is currently operated by Kraft. The U.S. portion of the Post cereals business will be transferred to Splitco prior to the Distribution.

Overview

The Post cereals business, founded in 1895 by C.W. Post, currently is the third largest seller of ready-to-eat cereals in the United States based on market share, with a market share of approximately 14% in 2007 based on revenues. Since its founding, Post has been creating cereals that define the breakfast experience for generations of families, including the third highest revenue brand of ready-to-eat cereal, Honey Bunches of Oats. The Post cereals business is primarily engaged in the production, manufacture, marketing and packaging of these ready-to-eat dry cereals, and has a flexible manufacturing platform that may facilitate growth, operational flexibility and opportunities for cost-optimization. Products of the Post cereals business are sold in the United States, Canada and certain other international markets. The Post cereals business generated net revenues of $270 million in the first quarter of 2008 and $1.1 billion in 2007 and has experienced a compound annual growth rate, or CAGR, of 0.6% from 2005 through 2007.

Products

The principal products of the Post cereals business are ready-to-eat cereals. The Post cereals business primarily markets its cereal products under the Post brand and sells to the grocery, mass merchant, club, supercenter and drug store trade through Kraft’s direct sales force for resale to consumers. The Post cereals business also utilizes broker, distribution or similar arrangements, predominantly for sales of products outside the United States and Canada.

Facilities, Manufacturing and Distribution

The Post cereals business’ products are manufactured in the United States and Canada. The four manufacturing facilities in the United States are located in Battle Creek, Michigan; Jonesboro, Arkansas; Modesto, California; and Naperville, Illinois. The two manufacturing facilities in Canada are located in Niagara Falls, Ontario and Cobourg, Ontario. The Battle Creek, Jonesboro, Modesto and Niagara Falls facilities will be transferred to Ralcorp as a result of the Transactions. Splitco will own these manufacturing and processing facilities other than the Niagara Falls facility, which will be purchased by Ralcorp Canada from the relevant Kraft affiliate. Certain ready-to-eat cereal production and packaging equipment will be transferred from the Naperville and Cobourg facilities to Ralcorp as a result of the Transaction. Kraft will redeploy certain non ready-to-eat cereal production and packaging equipment from the Jonesboro, Modesto and Niagara Falls facilities to other Kraft facilities as a result of the Transactions.

The Post cereals business uses a variety of widely-used ready-to-eat cereal production processes, including shredding, extrusion, gun-puffing, batch cooking and continuous cooking. Certain processes are used in multiple facilities, providing a flexible manufacturing platform, that may facilitate growth, operational flexibility and opportunities for cost-optimization.

As of March 31, 2008, Kraft owned a single distribution center dedicated to the Post cereals business located at the Battle Creek facility. This distribution center housed a 50,000 pallet automated warehouse allowing approximately 60% of volume produced at Battle Creek to be shipped directly to customers. The Post cereals business has historically used Kraft’s distribution centers located in the United States and Canada for the remainder of its distribution needs. All of the plants and properties used in the Post cereals business are maintained in good condition (reasonable wear and tear excepted), and management of the Post cereals business believes that they are suitable and adequate for its present needs.

Raw Materials, Freight, and Energy

Raw materials used in the Post cereals business consist of ingredients and packaging materials. The principal ingredients are agricultural commodities, including wheat, oats, other grain products, soybean and other vegetable oils, fruits, almonds and other tree nuts, cocoa, corn syrup and sugar. The principal packaging materials are linerboard cartons, corrugated boxes, plastic containers and cartonboard. Kraft purchases raw materials for the Post cereals business from local, regional, national and international suppliers. The prices paid for raw materials can fluctuate widely due to weather conditions, labor disputes, government policies and regulations, economic climate, energy shortages, transportation delays, commodity market prices and currency fluctuations. Kraft continuously monitors worldwide supply and cost trends of these raw materials to enable it to take appropriate action to obtain ingredients and packaging needed for production. Although the prices of the principal raw materials can be expected to fluctuate, Kraft believes such raw materials to be in adequate supply and generally available from numerous sources. Kraft uses, and the Post cereals business realizes gains or losses from, hedging techniques to minimize the impact of price fluctuations in its principal raw materials. However, Kraft does not fully hedge against changes in commodity prices and these strategies may not protect the Post cereals business from increases in specific raw material costs.

Cereal processing ovens are generally fueled by natural gas or propane, which are obtained from local utilities or other local suppliers. Electricity and steam (generated in on-site, gas-fired boilers) are also used in the Post cereals business processing facilities. Short-term standby propane storage exists at several plants for use in the event of an interruption in natural gas supplies. Oil may also be used to fuel certain operations at various plants in the event of natural gas shortages or when its use presents economic advantages. In addition, considerable amounts of diesel fuel are used in connection with the distribution of products of the Post cereals business.

Trademarks and Intellectual Property

Trademarks are, in the aggregate, material to the Post cereals business and in most cases are protected through registration in the United States and most other markets where the related products are sold. Kraft from time to time has granted various parties exclusive or non-exclusive licenses to use one or more of its trademarks in particular locations. Management of the Post cereals business does not believe that these licensing arrangements have had a material effect on the conduct of its business or operating results. Pebbles ready-to-eat cereals are sold under trademarks that have been licensed from others.

Similarly, Splitco will own several patents in North America. While the patent portfolio as a whole is material to the Post cereals business, no one patent or group of related patents is material to the Post cereals business. In addition, Splitco will have proprietary trade secrets, technology, know-how processes and other intellectual property rights that are not registered.

Seasonality

Demand for ready-to-eat cereal has generally been approximately level throughout the year, although demand for certain products may be influenced by holidays, changes in seasons or other annual events.

Customers

The five largest customers of the Post cereals business accounted for approximately 43% of net revenues in 2007, 2006 and 2005, and its ten largest customers accounted for approximately 57% of net revenues in 2007, 56% in 2006 and 57% in 2005. One customer, Wal-Mart Stores, Inc., accounted for approximately 21% of net revenues of the Post cereals business in 2007, 20% in 2006 and 20% in 2005.

Competition

The Post cereals business faces intense competition from large manufacturers of branded ready-to-eat cereal, as well as manufacturers of private label and value brand ready-to-eat cereals. Top branded ready-to-eat cereal competitors include Kellogg, General Mills and Quaker Oats (owned by PepsiCo). Leading private label and value brand manufacturers of ready-to-eat cereal include Malt-O-Meal, Ralcorp, Gilster Mary Lee and Sturm Foods.

The ready-to-eat cereal industry is highly sensitive to both pricing and promotion. Competition is based upon product quality, price, effective promotional activities, and the ability to identify and satisfy emerging consumer preferences. The ready-to-eat cereal industry is expected to remain highly competitive in the foreseeable future. In addition, Post cereals business customers do not typically commit to buy predetermined amounts of products.

Future growth opportunities are expected to depend on Ralcorp’s ability to implement strategies for competing effectively in the ready-to-eat cereal industry, including strategies relating to enhancing the performance of its employees, maintaining effective cost control programs, developing and implementing methods for more efficient manufacturing and distribution operations, and developing successful new products, while at the same time maintaining high product quality, aggressive pricing and promotion of its products.

Research and Development

The Post cereals business has a team of 40 R&D, quality and packaging development professionals that will transfer to Ralcorp as a result of the Transactions, of which 34 are located at the Battle Creek, Michigan facility. R&D capabilities span ingredients, grains and packaging technologies; product and process development, as well as analytical support; bench-top and pilot plant capabilities; and research support to operations. All the R&D equipment located at Battle Creek is intended to be included as part of the Transactions. In the past, research and development efforts for the Post cereals business have been complemented by other Kraft R&D resources, primarily food scientists, chemists and engineers at Kraft’s technology center at Glenview, Illinois. Research and development expense allocated to the Post cereals business was $3.3 million in the first quarter of 2008 and $4.5 million in the first quarter of 2007. Research and development expense allocated to the Post cereals business was $18.9 million in 2007, $18.8 million in 2006 and $15.7 million in 2005.

Regulation

All of the Post cereals business’ U.S. food products and packaging materials are regulated by the Food and Drug Administration. This agency enacts and enforces regulations relating to the manufacturing, distribution and labeling of food products.

States and some local governments may license and inspect plants and warehouses and also enforce prohibitions against misbranded and adulterated food.

Most of the food commodities on which the Post cereals business relies are subject to governmental agricultural programs. These programs have substantial effects on prices and supplies and are subject to Congressional and administrative review.

The activities of the Post cereals business food operations in Canada are subject to local and national regulations similar to those applicable to the Post cereals business in the United States.

Environmental Regulation

The Post cereals business is subject to various federal, state, local and foreign laws and regulations relating to the protection of the environment. In Canada, the Post cereals business is subject to applicable Canadian national and local environmental laws and regulations. The Post cereals business accrues for environmental remediation obligations on an undiscounted basis when amounts are probable and can be reasonably estimated. The accruals are adjusted as new information develops or circumstances change. Recoveries of environmental remediation costs from third parties are recorded as assets when their receipt is deemed probable. In the United States, the laws and regulations include the Clean Air Act, the Clean Water Act, the Resource Conservation and

Recovery Act and Superfund, which imposes joint and several liability on each responsible party. Splitco is not a party to any material proceedings arising under these regulations.

Based on information currently available, management of the Post cereals business believes that the ultimate resolution of existing environmental remediation actions and its compliance in general with environmental laws and regulations will not have a material effect on its financial position or results. However, the potential impact of future compliance efforts, including those due to changes in law and environmental remediation actions, cannot be quantified with certainty.

Employees

Splitco will have approximately 1,230 employees, of whom approximately 1,030 were located in the United States and approximately 200 were located in Canada. The U.S. based employees will transfer to Ralcorp while the Canadian employees will transfer to Ralcorp Canada as a result of the Transactions. Splitco, or Kraft on behalf of Splitco, has entered into several collective bargaining agreements. Most of the unionized workers at the Post cereals business’ locations are represented under contracts with either the United Cereal, Bakery, and Food Workers Union of the Retail, Wholesale & Department Store Union U.F.C.W; the Canadian Auto Workers; or the International Brotherhood of Teamsters. These contracts expire at various times throughout the next several years. Management of the Post cereals business believes that its relations with employees and their representative organizations are good.

Legal Proceedings

Kraft is a defendant in a variety of legal proceedings relating to the Post cereals business. Plaintiffs in certain of those cases seek substantial damages. Management of the Post cereals business cannot predict with certainty the results of these proceedings. However, management of the Post cereals business believes that the final outcome of these proceedings will not materially affect the financial position or results of the Post cereals business.

Board of Directors

Following the Distribution, Splitco will merge with and into Ralcorp Mailman, the separate corporate existence of Splitco will cease and shareholders of Splitco will receive one share of Ralcorp common stock for each share of Splitco common stock received by them in the exchange offer. The directors and executive officers of Ralcorp immediately following the closing of the Transactions are expected to be the directors and executive officers of Ralcorp immediately prior to the closing of the Transactions.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR THE POST CEREALS BUSINESS

Introduction

The following discussion and analysis is intended to provide investors with an understanding of the historical performance of the Post cereals business and its financial condition. This discussion and analysis presents the factors that had a material effect on the results of operations of the Post cereals business during the three months ended March 29, 2008 and March 31, 2007, and during the fiscal years ended December 29, 2007, December 30, 2006 and December 31, 2005.

The financial statements of the Post cereals business have been derived from Kraft’s historical accounting records and reflect significant allocations of direct costs and expenses. All of the allocations and estimates in these financial statements are based on assumptions that management of the Post cereals business believes are reasonable. However, the financial statements do not necessarily represent the financial position of the Post cereals business had it been operated as a separate independent entity.

You should read this discussion in conjunction with the historical combined financial statements of the Post cereals business and the notes to those statements, the unaudited historical condensed combined financial statements of the Post cereals business and the notes to those statements and the unaudited pro forma condensed combined financial data and the notes to the pro forma condensed combined financial data of Ralcorp included elsewhere in this document.

The following discussion and analysis contains forward-looking statements. See “Cautionary Statement on Forward-Looking Statements” for a discussion of the uncertainties, risks and assumptions associated with these statements.

Overview

The Post cereals business, founded in 1895 by C.W. Post, currently is the third largest seller of ready-to-eat cereals in the United States based on market share, with a market share of approximately 14% in 2007 based on revenues. Since its founding, the Post cereals business has been creating cereals that define the breakfast experience for generations of families. The Post cereals business is primarily engaged in the production, manufacture, marketing and packaging of these ready-to-eat dry cereals.

The Post cereals business manufactures and markets products under several brand names, including the third highest revenue brand of ready-to-eat cereal, Honey Bunches of Oats. Other brands include Pebbles, Post Selects, Post Shredded Wheat, Post Raisin Bran, Grape-Nuts and Honeycomb. The Post cereals business’ products are generally sold to supermarket chains, wholesalers, supercenters, club stores, mass merchandisers, distributors, convenience stores and the foodservice channel in North America. Products of the Post cereals business are manufactured at six facilities located in Battle Creek, Michigan; Jonesboro, Arkansas; Modesto, California; Naperville, Illinois; Cobourg, Ontario; and Niagara Falls, Ontario. The Naperville, Illinois and Cobourg, Ontario facilities will remain with Kraft following the consummation of the Transactions and the other facilities will be transferred to Splitco. Approximately 1,230 employees involved in the Post cereals business will join Ralcorp following the consummation of the Transactions.

Separation of the Post Cereals Business from Kraft Foods Inc.

The Post cereals business is currently operated by Kraft but will be combined with Ralcorp pursuant to the Transaction Agreement. Prior to the Distribution, Kraft will transfer to Newco, which is a newly-formed, wholly owned, indirect Kraft subsidiary, the assets of the Post cereals business. KFG, a wholly owned subsidiary of Kraft and the parent of Newco at the time of the transfer of the assets of the Post cereals business, will then contribute the limited liability interests in Newco to Splitco and Newco will become a wholly owned subsidiary of Splitco. KFG will then distribute all of the shares of Splitco common stock held by KFG to Kraft.

Splitco is a newly-formed company organized for the sole purpose of holding the Post cereals business and consummating the Transactions with Ralcorp. Splitco had no operations prior to the Contributions. Splitco will be a holding company and, prior to the Merger, will directly own all shares or other equity interests in Newco (which will, in turn, hold the Post cereals business).

Splitco will record assets and liabilities received from Kraft at the amount that the assets and liabilities are carried on Kraft’s consolidated financial statements. Neither the exchange of Kraft common stock for Splitco common stock, nor the distribution of Splitco common stock, in and of themselves, will affect the financial condition or results of operations of Splitco.

Although Kraft will not have a continuing proprietary interest in Splitco after the consummation of the Transactions, Ralcorp will enter into several agreements with Kraft and/or certain of its subsidiaries in connection with the Transactions, including a tax allocation agreement, an intellectual property licensing agreement, a transition services agreement and a co-manufacturing agreement. See “Additional Agreements.” These agreements are designed to enable Ralcorp to conduct the Post cereals business promptly following the completion of the Transactions.

Kraft Restructuring Program

In January 2004, Kraft announced a three-year restructuring program (the “Restructuring Program”) and, in January 2006, extended it through 2008. The Post cereals business is part of the Restructuring Program. The objectives of this program are to leverage Kraft’s global scale, realign and lower its cost structure and optimize capacity.

Under the Restructuring Program, the Post cereals business recorded asset impairment and exit costs of $1.5 million during the first quarter of 2008, $0.7 million during the first quarter of 2007, $15.2 million during 2007, $9.3 million during 2006 and $2.6 million during 2005. Kraft announced the closure of one Post cereals business plant in December 2007, which was the only plant closure announced for the Post cereals business since the program began in 2004. Management of the Post cereals business expects to pay cash for all of the charges incurred during the first quarter of 2008, and for approximately $6.9 million of the charges incurred during 2007 under the Restructuring Program. Since the inception of the Restructuring Program, the Post cereals business has incurred $33.8 million in charges and paid cash for $14.5 million related to those charges through March 29, 2008. Management of the Post cereals business expects to incur approximately $7 million in additional allocated asset impairment and exit costs during the remainder of 2008, which is the final year of the program.

In connection with severance initiatives under the Restructuring Program, as of March 29, 2008, Kraft eliminated approximately 425 Post cereals business positions; at that time Kraft also announced the elimination of an additional 50 Post cereals business positions.

Provision for Income Taxes

The effective tax rate for the Post cereals business was 36.7% in the first quarter of 2008, 35.8% in the first quarter of 2007, 35.5% in 2007, 35.9% in 2006 and 37.5% in 2005. The first quarter of 2008 effective tax rate includes $2.3 million of net state tax expense and the impact of the expiration of the research and experimentation credit. The 2007 effective tax rate includes $5.4 million of net state tax expense, partially offset by an increased domestic manufacturing deduction provided by the American Jobs Creation Act. The 2006 effective tax rate includes $6.3 million of net state tax expense, partially offset by the domestic manufacturing deduction and lower Canadian tax rates enacted in 2006. The 2005 effective tax rate includes $7.1 million of net state tax expense, partially offset by the domestic manufacturing deduction.

Commodity Trends

Raw materials for the Post cereals business consist of ingredients and packaging materials. The principal ingredients are agricultural commodities, including wheat, oats, other grain products, soybean and other vegetable oils, fruits, almonds and other tree nuts, cocoa, corn syrup and sugar. The principal packaging materials are linerboard cartons, corrugated boxes, plastic containers and cartonboard. Kraft purchases raw materials for the Post cereals business from local, regional, national and international suppliers. The prices paid for raw materials can fluctuate widely due to weather conditions, labor disputes, government policies and regulations, economic climate, energy shortages, transportation delays, commodity market prices and currency fluctuations. Kraft continuously monitors worldwide supply and cost trends of these raw materials to enable it to take appropriate action to obtain ingredients and packaging needed for production.

Cereal processing ovens are generally fueled by natural gas or propane, which are obtained from local utilities or other local suppliers. Electricity and steam (generated in on-site, gas-fired boilers) are also used in the Post cereals business processing facilities. Short-term standby propane storage exists at several plants for use in the event of an interruption in natural gas supplies. Oil may also be used to fuel certain operations at various plants in the event of natural gas shortages or when its use presents economic advantages. In addition, considerable amounts of diesel fuel are used in connection with the distribution of products.

Commodity costs on average were higher in the first quarter of 2008 than in the first quarter of 2007, on average were higher in 2007 than in 2006, and on average were higher in 2006 than in 2005.

Results of Operations

Many factors impact the timing of sales to customers. These factors include, among others, the timing of holidays and other annual or special events, seasonality, significant weather conditions, timing of incentive programs and pricing actions of the Post cereals business or customers, customer inventory programs and general economic conditions. The Post cereals business reports year-end results as of the Saturday closest to the end of each year. This resulted in 53 weeks of operating results in its combined statement of earnings for the year ended December 31, 2005, versus 52 weeks for the years ended December 29, 2007 and December 30, 2006.

Comparison of Results of Operations for the Three Months Ended March 29, 2008 and March 31, 2007

The following discussion compares combined operating results of the Post cereals business for the three months ended March 29, 2008 and March 31, 2007.

	For the Three Months Ended
	March 29, 2008	March 31, 2007	$ change	% change
(Dollars in millions)
Net revenues	$270	$265	$5	1.9%
Cost of sales	157	158	(1)	(0.6)%
Marketing, administration and research costs	53	63	(10)	(15.9)%
Selling Expense	10	10	—	0.0%
Asset impairment and exit costs	2	1	1	100.0%

Operating income	48	33	15	45.5%
Provision for income taxes	18	12	6	50.0%

Net earnings	30	21	9	42.9%

Net Revenues. Net revenues increased $5.3 million (1.9%), due primarily to higher net pricing and favorable currency exchange rates, partially offset by lower volume. Currency fluctuations increased net revenues by approximately $2.9 million due to the continuing strength of the Canadian dollar against the U.S. dollar. Total volume was lower for the three months ended March 29, 2008 due to declines in cereals typically marketed to and consumed by adults, partially offset by gains in cereals typically marketed to and consumed by children.

Cost of Sales. Cost of sales decreased by $0.5 million (0.6%) from the three months ended March 31, 2007 to the three months ended March 29, 2008. The decrease was primarily due to lower input costs (productivity benefits offset by higher commodity costs) and lower allocated costs from Kraft, partially offset by higher fixed manufacturing costs. Cost of sales includes allocated costs of $1.0 million for the three months ended March 29, 2008 and $3.8 million for the three months ended March 31, 2007.

Marketing, Administration and Research Costs. Marketing, administration and research costs decreased by $10.0 million (15.9%) from the three months ended March 31, 2007 to the three months ended March 29, 2008. The decrease was primarily driven by lower advertising spending. In addition, marketing, administration and research costs include allocated costs of $15.1 million for the three months ended March 29, 2008 and $17.1 million for the three months ended March 31, 2007.

Selling Expense. Selling expense was flat from the three months ended March 31, 2007 to the three months ended March 29, 2008. As selling expense consists of allocated variable and fixed selling costs incurred by Kraft’s sales and customer service group, these costs reflect the impact of the change in volume and revenue of the Post cereals business relative to total Kraft volume and revenue.

Asset Impairment and Exit Costs. Asset impairment and exit costs increased by $0.7 million (100.0%) from the three months ended March 31, 2007 to the three months ended March 29, 2008. The increase is due primarily to an increase in allocated exit costs from Kraft for the three months ended March 29, 2008 related to its strategy to rewire the organization for growth. Asset impairment and exit costs include allocated costs of $1.4 million for the three months ended March 29, 2008 and $0.7 million for the three months ended March 31, 2007.

Provision for Income Taxes. Provision for income taxes increased by $5.8 million (50.0%) from the three months ended March 31, 2007 to the three months ended March 29, 2008, due primarily to an increase in operating income and the expiration of the research and experimentation credit in 2007.

Comparison of Results of Operations for the Years Ended 2007 and 2006 and 2006 and 2005

The following discussion compares combined operating results of the Post cereals business for 2007 with 2006, and for 2006 with 2005.

	2007	2006	$ change	% change
(Dollars in millions)
Net revenues	$1,103	$1,093	$10	0.9%
Cost of sales	640	637	3	0.5%
Marketing, administration and research costs	228	224	4	2.0%
Selling expense	39	33	6	16.8%
Asset impairment and exit costs	15	9	6	63.0%

Operating income	181	190	(9)	(4.7)%
Provision for income taxes	64	68	(4)	(5.8)%

Net earnings	117	122	(5)	(4.2)%

	2006	2005	$ change	% change
(Dollars in millions)
Net revenues	$1,093	$1,091	$2	0.2%
Cost of sales	637	612	25	4.0%
Marketing, administration and research costs	224	222	2	1.1%
Selling expense	33	38	(5)	(12.3)%
Asset impairment and exit costs	9	2	7	100.0+ %

Operating income	190	217	(27)	(12.4)%
Provision for income taxes	68	81	(13)	(16.1)%

Net earnings	122	136	(14)	(10.1)%

2007 compared with 2006

Net Revenues. Net revenues increased $9.9 million (0.9%), due primarily to higher net pricing and favorable currency exchange rates partially offset by lower volume. Currency fluctuations increased net revenues by approximately $3.9 million due to the continuing weakness of the U.S. dollar against the Canadian dollar. Total volume was lower in 2007 due to declines in cereals typically marketed to and consumed by adults, partially offset by gains in cereals typically marketed to and consumed by children.

Cost of Sales. Cost of sales increased by $2.9 million (0.5%) from 2006 to 2007. The increase was primarily driven by higher commodity costs in 2007. Cost of sales includes allocated costs of $9.1 million in 2007 and $11.5 million in 2006.

Marketing, Administration and Research Costs. Marketing, administration and research costs increased by $4.5 million (2.0%) from 2006 to 2007. The increase was primarily driven by higher advertising and consumer promotion costs in 2007. In addition, marketing, administration and research costs include allocated costs of $67.1 million in 2007 and $69.3 million in 2006.

Selling Expense. Selling expense increased by $5.6 million (16.8%) from 2006 to 2007. As selling expense consists of allocated variable and fixed selling costs incurred by Kraft’s sales and customer service group, the increase in these costs reflects the impact of the change in volume and revenue of the Post cereals business relative to total Kraft volume and revenue.

Asset Impairment and Exit Costs. Asset impairment and exit costs increased by $5.9 million (63.0%) from 2006 to 2007. The increase is due primarily to severance and asset impairment charges from the Post cereals business operations at Kraft’s Cobourg facility, partially offset by a decrease in allocated exit costs from Kraft during 2007. Asset impairment and exit costs include allocated costs of $3.0 million in 2007 and $5.9 million in 2006.

Provision for Income Taxes. Provision for income taxes decreased by $3.9 million (5.8%) from 2006 to 2007 due primarily to a decrease in operating income and an increase in the domestic manufacturing tax deduction provided by the American Jobs Creation Act in 2007.

2006 compared with 2005

The 2005 results of the Post cereals business included 53 weeks of operating results compared with 52 weeks in 2006. This extra week positively impacted net revenues by approximately $20.6 million and operating income by approximately $4.1 million in 2005.

Net Revenues. Net revenues increased $2.1 million (0.2%), due to higher net pricing and favorable currency exchange rates partially offset by unfavorable volume/mix (including the 53rd week in 2005). Currency fluctuations increased net revenues by approximately $5.3 million due to the weakness of the U.S. dollar against the Canadian dollar. Volume decreased due to the impact of the 53rd week in 2005 results. Excluding the impact of the 53rd week of shipments in 2005, volume increased primarily in cereals typically marketed to and consumed by adults, partially offset by declines in cereals typically marketed to and consumed by children.

Cost of Sales. Cost of sales increased by $24.5 million (4.0%) from 2005 to 2006. The increase was primarily driven by higher commodity costs. Cost of sales includes allocated costs of $11.5 million in 2006 and $9.7 million in 2005.

Marketing, Administration and Research Costs. Marketing, administration and research costs increased by $2.5 million (1.1%) from 2005 to 2006. Marketing, administration and research costs include allocated costs of $69.3 million in 2006 and $65.8 million in 2005.

Selling Expense. Selling expense decreased by $4.7 million (12.3%) from 2005 to 2006. As selling expense consists of allocated variable and fixed selling costs incurred by Kraft’s sales and customer service group, the decrease in these costs reflects the impact of the change in Post cereals business volume and revenue relative to total Kraft volume and revenue.

Asset Impairment and Exit Costs. Asset impairment and exit costs increased by $6.7 million (100+%) from 2005 to 2006. The increase primarily relates to increased asset impairment charges at the Post cereals business Battle Creek facility and an increase in allocated exit costs from Kraft during 2006. Asset impairment and exit costs include allocated costs of $5.9 million in 2006 and $2.6 million in 2005.

Provision for Income Taxes. Provision for income taxes decreased by $13.1 million (16.1%) from 2005 to 2006 due primarily to a decrease in operating income and lower Canadian tax rates enacted in 2006.

Liquidity and Capital Resources

Historically, the Post cereals business has funded its operating needs by generating positive cash flows through operations. The following table sets forth a summary of cash flows for the three months ended March 29, 2008 and March 31, 2007 and the fiscal years ended December 29, 2007, December 30, 2006 and December 31, 2005:

	Three Months Ended		Year Ended
	March 29, 2008	March 31, 2007	December 29, 2007	December 30, 2006	December 31, 2005
(in millions)
Net cash provided by/(used in):
Operating activities	$54	$47	$141	$169	$168
Investing activities	(8)	(1)	(19)	(32)	(34)
Financing activities	(46)	(46)	(122)	(137)	(134)

Net Cash Provided By Operating Activities. Cash provided by operating activities increased $7.4 million (15.9%) in the first quarter of 2008 from the first quarter of 2007, primarily due to higher earnings, partially offset by higher working capital costs.

Cash provided by operating activities decreased by $27.5 million (16.3%) in 2007 from 2006, primarily due to the timing of payments for accounts payable and accrued liabilities. Cash provided by operating activities increased by $1.2 million (0.7%) in 2006 from 2005, primarily due lower inventories and lower income tax payments.

Net Cash Used In Investing Activities. Cash used in investing activities increased $6.8 million (100.0+%) in the first quarter of 2008 from the first quarter of 2007. The increase primarily relates to an increase in capital expenditures. Capital expenditures, which were funded by operating activities, were $7.8 million in the first quarter of 2008 and $2.0 million in the first quarter of 2007.

Cash used in investing activities decreased by $12.9 million (39.8%) in 2007 from 2006 and by $1.6 million (4.7%) in 2006 from 2005. The decreases in 2007 and in 2006 primarily relate to declines in capital expenditures. Capital expenditures, which were funded by operating activities, were $20.7 million in 2007, $32.5 million in 2006 and $34.1 million in 2005.

Capital expenditures in the first quarter of 2008 and in fiscal year 2007 were primarily to modernize manufacturing facilities, implement the Restructuring Program and support new productivity initiatives.

Net Cash Used In Financing Activities. Cash used in financing activities increased by $0.6 million (1.3%) in the first quarter of 2008 from the first quarter of 2007, decreased by $14.5 million (10.7%) in 2007 from 2006 and increased by $2.9 million (2.1%) in 2006 from 2005, due to fluctuations in the distribution to Kraft. Under Kraft’s centralized cash management system, the Post cereals business cash requirements are provided directly by Kraft, and cash generated by the Post cereals business is generally remitted directly to Kraft.

Off-Balance Sheet Arrangements

The Post cereals business does not have any off-balance sheet arrangements other than the contractual obligations that are listed below.

Quantitative and Qualitative Disclosures About Market Risk

The Post cereals business market risk primarily relates to trends in commodity pricing. See “—Commodity Trends.” Prior to the completion of the Transactions, the purchasing functions for the Post cereals business have been performed under Kraft’s centralized systems.

Contractual Obligations and Commercial Commitments

The following table summarizes significant contractual obligations of the Post cereals business as of December 29, 2007:

	Total	2008	2009-10	2011-12	2013 and thereafter
(in millions)
Operating leases (1)	$31	$14	$9	$4	$4
Purchase obligations (2)	—	—	—	—	—
Other long-term liabilities (3)	—	—	—	—	—

	$31	$14	$9	$4	$4

(1)	Operating leases represent the minimum rental commitments under non-cancellable operating leases. The Post cereals business has no capital leases.
(2)	Prior to the completion of the Transactions, the purchasing functions for the Post cereals business have been performed under Kraft’s centralized systems.
(3)	The following long-term liabilities included on the combined balance sheet are excluded from the table above: income taxes, insurance accruals and other accruals. Management of the Post cereals business is unable to estimate the timing of the payments for these items. As of December 29, 2007, the Post cereals business liability for uncertain tax positions and associated accrued interest and penalties was $5.3 million. While years 2000 through 2003 are currently under examination by the IRS, management of the Post cereals business is not able to reasonably estimate the timing of future cash flows due to uncertainties in the timing of this and other tax audit outcomes. Additionally, management of the Post cereals business plans to contribute approximately $0.5 million to its Canadian pension plans in 2008, based on current tax law. However, management of the Post cereals business is unable to reasonably estimate the timing of future pension contributions beyond that.

Critical Accounting Policies and Estimates

Significant accounting policies of the Post cereals business are described in Note 1, Summary of Significant Accounting Policies, to the 2007 combined financial statements of the Post cereals business included elsewhere in this document, as updated in the condensed combined financial statements of the Post cereals business for the first quarter of 2008 included elsewhere in this document. The Post cereals business prepares its financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”), which require the Post cereals business to make certain elections as to its accounting policy, estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities at the dates of the financial statements and the reported amounts of net revenues and expenses during the reporting periods. Actual results could differ from those estimates.

The following is a review of the more significant assumptions and estimates, as well as the accounting policies used to prepare the combined financial statements.

Principles of Combination. The Post cereals business reports year-end results as of the last Saturday of each year. This resulted in 53 weeks of operating results in the combined statement of earnings for the year ended December 31, 2005, versus 52 weeks for the years ended December 29, 2007 and December 30, 2006. All intercompany transactions were eliminated. Transactions between the Post cereals business and Kraft are included in the financial statements of the Post cereals business.

Use of Estimates and Allocations. The financial statements of the Post cereals business are prepared in accordance with U.S. GAAP, which requires management of the Post cereals business to make estimates and assumptions that affect a number of amounts in the financial statements. These amounts include, among others, pension and benefit plan assumptions, valuation assumptions of goodwill and intangible assets, marketing programs and income taxes. Estimates are based on historical experience and other assumptions that management of the Post cereals business believes are reasonable. If actual amounts differ from estimates, revisions are included in the combined results of operations in the period the actual amounts become known. Historically, the aggregate differences, if any, between the estimates and actual amounts in any year have not had a significant impact on the combined financial statements.

Throughout the periods covered by the financial statements, the operations of the Post cereals business were conducted and accounted for as part of Kraft. The Post cereals business financial statements were derived from Kraft’s historical accounting records and reflect significant allocations of direct costs and expenses. All of the allocations and estimates in the financial statements are based on assumptions that management of the Post cereals business believes are reasonable. The financial statements do not necessarily represent the financial position of the Post cereals business had it been operated as a separate independent entity.

Related Party Transactions. Under Kraft’s centralized cash management system, cash requirements are provided directly by Kraft, and cash generated by the Post cereals business is generally remitted directly to Kraft. Transaction systems (e.g., payroll, employee benefits, and accounts payable) used to record and account for cash disbursements are provided by centralized Kraft organizations. Kraft also provides centralized sales, order management, billing, credit and collection functions to the Post cereals business. These sales and customer service functions operate on a regional basis and are customer rather than business or product focused. Transaction systems (e.g., revenues, accounts receivable, and cash application) used to record and account for cash receipts are also provided by centralized Kraft organizations. Most of these corporate systems are not designed to track assets/liabilities and receipts/payments on a business specific basis.

Net revenues in the combined statements of earnings represent net sales directly attributable to the Post cereals business. Costs and expenses in the combined statements of earnings represent direct and allocated costs and expenses related to the Post cereals business. Costs for certain functions and services performed by centralized Kraft organizations have been allocated to the Post cereals business based on reasonable activity-based (generally volume, revenues, or a combination as compared to total Kraft and/or supporting segment or division amounts) and historical methods. The combined statements of earnings include expense allocations for:

•	certain sales allowances;

•	certain fixed and variable manufacturing, shipping, distribution, and related systems and administration costs;

•	administrative costs of the marketing division responsible for the Post cereals business, including systems, accounting, and finance;

•	certain Kraft corporate marketing and administrative expenses;

•	research and development costs; and

•	certain variable and fixed selling expenses for the Kraft sales and customer service functions, including systems and sales administrative expenses.

Kraft maintains all debt obligations on a consolidated basis to fund and manage operations. During the periods presented in these financial statements, the Post cereals business had no debt obligations and Kraft did not allocate debt or interest expense to the Post cereals business operations.

Inventories. Inventories are stated at the lower of cost or market. The last-in, first-out (“LIFO”) method is used to cost a majority of inventories. The LIFO method was used to determine the cost of 79% of inventories at December 29, 2007 and 84% of inventories at December 30, 2006. The cost of other inventories is principally determined by the average cost method. The stated LIFO amounts of inventories were $3.8 million lower at December 29, 2007 and $0.3 million lower at December 30, 2006 than the current cost of inventories. The Post cereals business also records inventory allowances for overstocked and obsolete inventories due to ingredient and packaging changes. The Jonesboro, Naperville, Modesto, Cobourg, and Niagara Falls plants manufacture products other than for the Post cereals business. Raw materials and spare parts at these plants attributed to the Post cereals business were allocated based on reasonable activity-based methodologies.

Long-lived assets. The Post cereals business reviews long-lived assets for impairment when conditions exist that indicate the carrying amount of the assets may not be fully recoverable. Undiscounted operating cash flow analyses are performed to determine if an impairment exists. When testing assets held for use for impairment, assets and liabilities are grouped at the lowest level for which cash flows are separately identifiable. If an impairment is determined to exist, the loss is calculated based on fair value. Impairment losses on assets to be disposed of, if any, are based on the estimated proceeds to be received, less costs of disposal.

Goodwill. SFAS No. 142, Goodwill and Other Intangible Assets, requires companies to test goodwill at least annually for impairment. To test goodwill, the fair value of each reporting unit is compared to the carrying value of the reporting unit. If the carrying value exceeds the fair value, goodwill is considered impaired. The impairment loss is measured as the difference between the carrying value and implied fair value of goodwill, which is determined using discounted cash flows. The annual impairment review of goodwill of the Post cereals business has been completed as of December 1. No impairments resulted from these reviews in 2007, 2006 and 2005.

Revenue recognition. The Post cereals business recognizes revenues when title and risk of loss pass to customers, which occurs upon shipment or delivery of goods. Revenues are recorded net of consumer incentives and trade promotions and include all shipping and handling charges billed to customers. Shipping and handling costs are classified as part of cost of sales. Provisions and allowances for estimated sales returns and bad debts are also recorded in the combined financial statements.

Marketing costs. Kraft promotes Post cereals business products with advertising, consumer incentives and trade promotions. These programs include, but are not limited to, discounts, coupons, rebates, in-store display incentives and volume-based incentives. The Post cereals business expenses advertising costs either in the period the advertising first takes place or as incurred. Consumer incentive and trade promotion activities are recorded as a reduction of revenues based on amounts estimated as being due to customers and consumers at the end of a period. Kraft bases these estimates principally on historical utilization and redemption rates. The Post cereals business does not defer amounts on the year-end combined balance sheet and all marketing costs are recorded as an expense in the year incurred. Advertising expenses include direct and indirect costs associated with advertising the Post cereals business’ brand name and products in the media (television, newspapers, periodicals, billboards, or other forms). Promotional expenses include costs associated with consumer promotions such as coupon production, distribution and processing, and costs for merchandise displays and/or sample costs. Total direct advertising expense for the Post cereals business was $20.4 million in the first quarter of 2008 and $25.8 million in the first quarter of 2007. Total direct advertising expense of the Post cereals business was $82.4 million in 2007, $88.0 million in 2006 and $86.7 million in 2005.

Environmental costs. The Post cereals business is subject to laws and regulations relating to the protection of the environment. The Post cereals business accrues for environmental remediation obligations on an undiscounted basis when such amounts are probable and can be reasonably estimated. The accruals are adjusted as new information develops or circumstances change. Recoveries of environmental remediation costs from third parties are recorded as assets when their receipt is deemed probable.

Based on information currently available, management of the Post cereals business believes that the ultimate resolution of existing environmental remediation actions and its compliance in general with environmental laws and regulations will not have a material effect on its financial position or results. However, management of the Post cereals business cannot quantify with certainty the potential impact of future compliance efforts, including those due to changes in law and environmental remediation actions.

Income taxes. The Post cereals business accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. Through the date of the completion of the Transactions, the Post cereals business will be included in Kraft’s consolidated federal income tax return, and prior to Kraft’s spin-off from Altria on March 30, 2007, the Post cereals business was included in Altria’s consolidated federal income tax return. The Post cereals business generally computed income taxes on a separate company basis. The tax effects resulting from being included in either Kraft’s or Altria’s tax return are included in amounts distributed to Kraft.

In July 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48, Accounting for the Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109 (“FIN 48”). The Post cereals business adopted the provisions of FIN 48 effective December 31, 2006. FIN 48 clarifies when tax benefits should be recorded in the financial statements and provides measurement criteria for valuing such benefits. In order to recognize benefits, a tax position must be more likely than not to be sustained upon audit. The amount recognized is measured as the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. The adoption of FIN 48 resulted in a decrease to shareholder’s equity as of December 31, 2006 of $1.8 million.

SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

Selected Historical Combined Financial Data of the Post Cereals Business

Splitco is a newly-formed holding company organized for the sole purpose of indirectly holding the Post cereals business and consummating the Transactions with Ralcorp. The following data, insofar as it relates to each of the years 2003 through 2007, has been derived from annual financial statements, including the combined balance sheets at December 29, 2007 and December 30, 2006 and the related combined statements of earnings for each of the three years in the period ended December 29, 2007 and notes thereto appearing elsewhere herein. The data as of December 31, 2005 and as of and for the years ended December 25, 2004 and December 27, 2003 has been derived from unaudited combined financial information, not included in this document. The data as of and for the three months ended March 29, 2008 and for the three months ended March 31, 2007 has been derived from unaudited condensed combined financial statements included herein and is not necessarily indicative of the results for the remainder of the fiscal year or any future period. Splitco reports year-end results as of the Saturday closest to the end of each year. This resulted in 53 weeks of operating results in Splitco’s combined statement of earnings for the year ended December 31, 2005, and 52 weeks for each of the other years presented in the table below. This information is only a summary and you should read the table below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations for the Post Cereals Business” and the financial statements of the Post cereals business and the notes thereto included elsewhere in this document.

	As of and for the Three Months Ended		As of and for the Year Ended
	March 29, 2008	March 31, 2007	December 29, 2007	December 30, 2006	December 31, 2005	December 25, 2004	December 27, 2003
(in millions)
Combined Statement of Earnings Data:
Net revenue	$270	$265	$1,103	$1,093	$1,091	$1,030	$1,078
Net earnings	30	21	117	122	136	130	167

Combined Balance Sheet Data:
Total assets	$931		$919	$914	$941	$929	$933
Long-term obligations	199		194	186	185	180	167

Selected Consolidated Historical Financial Data of Kraft

The following selected historical consolidated financial data of Kraft for each of the fiscal years in the five year period ended December 31, 2007 has been derived from the audited consolidated financial statements of Kraft. The following selected historical consolidated financial data of Kraft for each of the three-month periods ended March 31, 2008 and 2007 has been derived from the unaudited condensed consolidated financial data of Kraft and is not necessarily indicative of the results for the remainder of the fiscal year or any future period. This information is only a summary and should be read in conjunction with the financial statements of Kraft and the notes thereto and the “Management’s Discussion and Analysis” section contained in Kraft’s annual report on Form 10-K/A for the year ended December 31, 2007, and quarterly report on Form 10-Q for the quarter ended March 31, 2008, each of which is incorporated by reference into this Prospectus—Offer to Exchange. See “Where You Can Find More Information; Incorporation By Reference.”

	For the Three Months Ended March 31,		For the Years Ended December 31,
	2008	2007	2007	2006	2005	2004	2003
(in millions, except per share and employee data)
Net revenues	$10,372	$8,586	$37,241	$34,356	$34,113	$32,168	$30,498
Cost of sales	6,891	5,535	24,651	21,940	21,845	20,281	18,531
Operating income	1,165	1,122	4,331	4,521	4,749	4,609	5,856
Interest and other debt expenses, net	305	64	604	510	636	666	665

Earnings from continuing operations, before income taxes	860	1,058	3,727	4,011	4,113	3,943	5,191
Pre-tax profit margin from continuing operations	8.3%	12.3%	10.0%	11.7%	12.1%	12.3%	17.0%
Provision for income taxes	252	356	1,137	951	1,209	1,274	1,812
(Loss)/earnings from discontinued operations, net of income taxes	—	—	—	—	(272)	(4)	97

Net earnings	608	702	2,590	3,060	2,632	2,665	3,476
Basic EPS:
Continuing operations	0.40	0.43	1.64	1.86	1.72	1.56	1.95
Discontinued operations	—	—	—	—	(0.16)	—	0.06

Net earnings	0.40	0.43	1.64	1.86	1.56	1.56	2.01
Diluted EPS:
Continuing operations	0.40	0.43	1.62	1.85	1.72	1.55	1.95
Discontinued operations	—	—	—	—	(0.17)	—	0.06

Net earnings	0.40	0.43	1.62	1.85	1.55	1.55	2.01
Dividends declared per share	0.27	0.25	1.04	0.96	0.87	0.77	0.66
Weighted average shares (millions)—Basic	1,518	1,627	1,575	1,643	1,684	1,709	1,727
Weighted average shares (millions)—Diluted	1,534	1,636	1,594	1,655	1,693	1,714	1,728
Capital expenditures	271	180	1,241	1,169	1,171	1,006	1,085
Depreciation	241	218	873	884	869	868	804
Property, plant and equipment, net	11,311	9,624	10,778	9,693	9,817	9,985	10,155
Inventories	4,667	3,881	4,096	3,506	3,343	3,447	3,343
Total assets	70,026	55,814	67,993	55,574	57,628	59,928	59,285
Long-term debt	17,428	7,081	12,902	7,081	8,475	9,723	11,591
Total debt	22,672	10,991	21,009	10,821	11,200	12,518	13,462
Shareholders’ equity	27,266	28,729	27,295	28,555	29,593	29,911	28,530
Number of common shares outstanding (millions)	1,516	1,634	1,534	1,636	1,670	1,705	1,722
Number of employees			103,000	90,000	94,000	98,000	106,000

Selected Historical Consolidated Financial Data of Ralcorp

The following table sets forth selected historical consolidated financial data of Ralcorp. The statement of earnings data and balance sheet data for the fiscal years ended September 30, 2007, 2006, 2005, 2004, and 2003 are derived from the audited consolidated financial statements incorporated by reference into this document. See “Where You Can Find More Information; Incorporation by Reference.” The following table also sets forth summary historical condensed consolidated financial data for the six months ended March 31, 2008 and 2007, which data has not been audited. You should read the following data in conjunction with those consolidated financial statements and related notes, and in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Ralcorp’s Form 10-K for the year ended September 30, 2007 and Form 10-Q for the quarter ended March 31, 2008. The historical results are not necessarily indicative of results to be expected in any future period. See “—Unaudited Pro Forma Condensed Combined Financial Data of Ralcorp and the Post Cereals Business.”

	As of and for the Six Months Ended March 31,		As of and for the Year Ended September 30,
	2008	2007	2007	2006	2005	2004	2003
(in millions, except per share data)
Statement of Earnings Data
Net sales (a)	$1,292.3	$1,041.7	$2,233.4	$1,850.2	$1,675.1	$1,558.4	$1,303.6
Cost of products sold	(1,076.3)	(837.4)	(1,819.2)	(1,497.2)	(1,339.1)	(1,237.2)	(1,045.6)

Gross profit	216.0	204.3	414.2	353.0	336.0	321.2	258.0
Selling, general and administrative expenses	(135.5)	(125.8)	(252.8)	(226.4)	(215.1)	(204.7)	(171.3)
Interest expense, net	(22.5)	(18.8)	(42.3)	(28.1)	(16.5)	(13.1)	(3.3)
Gain (loss) on forward sale contracts (b)	62.3	(52.5)	(87.7)	(9.8)	—	—	—
Gain on sale of securities (c)	—	—	—	2.6	—	—	—
Restructuring charges (d)	(1.4)	—	(0.9)	(0.1)	(2.7)	(2.4)	(14.3)
Litigation settlement income (e)	—	—	—	—	1.8	0.9	14.6
Goodwill impairment loss (f)	—	—	—	—	—	—	(59.0)

Earnings before income taxes and equity earnings/loss	118.9	7.2	30.5	91.2	103.5	101.9	24.7
Income taxes	(41.9)	(1.8)	(7.5)	(29.9)	(36.6)	(37.2)	(16.9)
Equity in earnings (loss) of Vail Resorts, Inc., net of related deferred income taxes (g)	3.9	2.7	8.9	7.0	4.5	0.4	(0.4)

Net earnings	80.9	8.1	$31.9	$68.3	$71.4	$65.1	$7.4

Earnings per share:
Basic	$3.16	$0.30	$1.20	$2.46	$2.41	$2.22	$0.25
Diluted	$3.08	$0.29	$1.17	$2.41	$2.34	$2.17	$0.25
Weighted average shares outstanding:
Basic	25.5	26.8	26.4	27.7	29.6	29.2	29.3
Diluted	26.2	27.4	27.1	28.2	30.4	29.9	29.7

Balance Sheet Data
Cash and cash equivalents	$15.7		$9.9	$19.1	$6.2	$23.7	$29.0
Working capital (excluding cash and cash equivalents)	155.9		165.3	170.3	92.4	107.3	84.2
Total assets	1,867.9		1,853.1	1,507.5	1,269.5	1,221.6	794.3
Long-term debt	745.8		763.6	552.6	422.0	425.7	155.9
Other long-term liabilities	305.4		382.6	281.5	157.8	152.4	95.0
Shareholders’ equity	554.1		483.4	476.4	518.3	444.4	412.7

Other Data
Cash provided (used) by:
Operating activities	$63.0	$125.8	$218.3	$52.8	$161.0	$78.7	$101.0
Investing activities	(32.3)	(345.7)	(387.5)	(162.2)	(156.3)	(365.5)	(30.7)
Financing activities	(24.9)	214.3	160.0	122.3	(22.2)	281.5	(44.5)
Depreciation and amortization	44.9	36.7	82.4	66.8	55.8	47.5	38.7
Dividends declared per share	$—	$—	$—	$—	$—	$1.00	$—

(a)	Ralcorp acquired Pastries Plus of Utah, Inc., Bloomfield Bakers, and Cottage Bakery, Inc. in 2007; Parco Foods, L.L.C and Western Waffles, Ltd. in 2006; Medallion Foods, Inc. in 2005; and Concept 2 Bakers and Bakery Chef in 2004.

•

On August 14, 2007, Ralcorp acquired certain assets and lease obligations of Pastries Plus of Utah, a competing manufacturer of branded and private label thaw-and-sell cookies with annual gross sales of approximately $10.

•

Bloomfield Bakers, acquired on March 16, 2007, is a manufacturer of nutritional and cereal bars and natural and organic specialty cookies, crackers, and cereals. The acquired business, which had net sales of $188 for its fiscal year ended December 31, 2006, operates two leased manufacturing facilities in Azusa and Los Alamitos, California and employs approximately 500 people.

•

Cottage Bakery, acquired on November 10, 2006, is a manufacturer of par-baked breads and frozen dough sold in the retail and foodservice channels. The acquired business operates one manufacturing facility in Lodi, California, employs approximately 690 people, and had gross sales of approximately $125 for its fiscal year ended June 30, 2006.

•	Parco Foods, acquired on February 7, 2006, is a manufacturer of cookies primarily in the in-store bakery channel which had net sales of approximately $50 for the year ended December 25, 2005.

•

Western Waffles, acquired on November 15, 2005, is a Canadian manufacturer of private label frozen griddle products with three manufacturing facilities, approximately 370 employees, and annual net sales at acquisition of approximately $75.

•

Medallion Foods, acquired on June 22, 2005, is a manufacturer of value brand and private label corn-based chips and extruded corn products. The acquired company employs 270 employees at its plant in Newport, Arkansas and had net sales of approximately $43 for the year ended December 31, 2004.

•

On February 27, 2004, Ralcorp purchased the assets, including a bakery in Fridley, Minnesota, of Concept 2 Bakers (C2B), a manufacturer of high quality, frozen par-baked artisan breads. At acquisition, C2B had annual net sales of approximately $34.

•

Bakery Chef, acquired on December 3, 2003, is a manufacturer of frozen griddle products (pancakes, waffles, and French toast) and pre-baked biscuits and breads. The acquired company operates five manufacturing facilities, employs approximately 800 people, and had net sales of $165 for the year ended December 31, 2002.

(b)	During the quarter ended December 31, 2005, Ralcorp entered into a forward sale contract relating to 1.78 million shares of its Vail common stock. Under the contract, at the maturity dates (half on November 21, 2008 and half on November 22, 2010) Ralcorp can deliver a variable number of shares of Vail stock (or cash) to the counterparty. During the quarter ended June 30, 2006, Ralcorp entered into a similar agreement relating to 1.97 million additional shares of its Vail common stock, with maturity dates of November 18, 2009 and November 16, 2011. A third contract was entered into during the quarter ended December 31, 2006, relating to 1.2 million additional shares, with a maturity date of November 15, 2013. The calculation of the number of shares ultimately delivered will depend on the price of Vail shares at settlement and includes a price collar. Ralcorp received a total of $140.0 under the discounted advance payment features on the contracts. Amortization of the related discounts is included in “Interest expense, net” on the statements of earnings and totaled $4.3 for the six months ended March 31, 2008, $4.0 for the six months ended March 31, 2007, $8.3 for the year ended September 30, 2007 and $3.7 for the year ended September 30, 2006. At March 31, 2008, and September 30, 2007 and 2006, the fair value of the contracts was $191.5, $249.5 and $124.0, respectively. Because Ralcorp accounts for its investment in Vail Resorts using the equity method, these contracts, which are intended to hedge the future sale of those shares, are not eligible for hedge accounting. Therefore, any gains or losses on the contracts are immediately recognized in earnings.
(c)	On March 21, 2006, Ralcorp sold 100,000 of its shares of Vail Resorts for a total of $3.8. The shares had a carrying value of $1.2, so the transaction resulted in a $2.6 gain.

(d)	For the six months ended March 31, 2008, the majority of charges were due to the accrual of certain employee termination benefits related to the closing of the Billerica, Massachusetts facility. In 2007, charges were due to the closing of the Blue Island, Illinois facility. The majority of these charges related to employee termination benefits. In 2006, restructuring costs consisted of miscellaneous charges related to the closing of the plant in City of Industry, California. In 2005, charges were due to employee termination benefits and other charges related to the closing of the City of Industry plant as well as a write-down of property to be sold related to the closing of the Kansas City, Kansas plant. In 2004, charges were due to the closing of the Kansas City, Kansas plant. In 2003, charges were due to the reduction of Ralcorp’s operations in Streator, Illinois, the sale of the ketchup and tomato paste businesses, and the relocation of in-store bakery production.
(e)	Ralcorp received payments in settlement of legal claims, primarily related to antitrust litigation, which are shown net of related expenses.
(f)	In 2003, a non-cash goodwill impairment loss related to the Carriage House reporting unit was recorded in accordance with SFAS No. 142.
(g)	In 2003, Ralcorp adjusted its equity earnings to reflect the cumulative effect of earnings restatements made by Vail Resorts, Inc.

Unaudited Pro Forma Condensed Combined Financial Data of Ralcorp and the Post Cereals Business

The following unaudited pro forma condensed combined financial information is provided for informational purposes only. The unaudited pro forma condensed combined financial information is not necessarily indicative of what Ralcorp’s or the Post cereals business’ financial position or results of operations actually would have been had the Transactions been completed at the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of Ralcorp after consummation of the Transactions.

The unaudited pro forma condensed combined statements of earnings combine the historical consolidated statements of earnings of Ralcorp and the Post cereals business, giving effect to the Transactions as if they had occurred on October 1, 2006. The unaudited pro forma condensed combined balance sheet combines the historical consolidated balance sheets of Ralcorp and the Post cereals business, giving effect to the Transactions as if they had been consummated on March 31, 2008. You should read this information in conjunction with the:

•	accompanying notes to the unaudited pro forma condensed combined financial information;

•

separate unaudited historical financial statements of Ralcorp as of and for the period ended March 31, 2008, included in the Ralcorp quarterly report on Form 10-Q for the period ended March 31, 2008, which is incorporated by reference into this document;

•

separate historical financial statements of Ralcorp as of and for the fiscal year ended September 30, 2007, included in the Ralcorp annual report on Form 10-K for the fiscal year ended September 30, 2007, which financial statements are incorporated by reference into this document; and

•	separate historical financial statements of the Post cereals business as of and for the year ended December 29, 2007, which are included in this document.

•	separate unaudited historical financial statements of the Post cereals business as of and for the three months ended March 29, 2008, which are included in this document.

As more fully described in “The Transactions—Accounting Treatment of the Merger” below, the Merger will be treated as a purchase of Splitco by Ralcorp, with Ralcorp as the acquiring entity in accordance with SFAS No. 141, Business Combinations. Accordingly, goodwill arising from the Merger will be determined as the excess of the acquisition cost of Splitco over the fair value of its net assets. In the unaudited pro forma condensed combined balance sheet, Ralcorp’s cost to acquire Splitco has been allocated to the assets acquired and liabilities assumed based upon Ralcorp’s preliminary estimate of their respective fair values as of the date of acquisition. Please refer to note (b) to the following unaudited pro forma condensed combined financial information for additional information on the allocation. Definitive allocations will be performed and finalized based upon certain valuations and other studies after the closing date of the Merger. Accordingly, the purchase allocation pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information and are subject to revision based on a final determination of fair value after the closing of the Merger. Thus, the final purchase allocation may differ in material respects from that presented in the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined statements of earnings also include certain purchase accounting adjustments, including items expected to have a continuing impact on the combined results, such as increased depreciation and amortization expense on acquired tangible and intangible assets.

Ralcorp has a fiscal year end of September 30 whereas the Post cereals business reports year-end results as of the Saturday closest to the end of each calendar year. The pro forma condensed combined financial information presented herein combines the Post cereals business’ six months ended March 29, 2008 with Ralcorp’s six months ended March 31, 2008 and combines the Post cereals business’ year ended December 29, 2007 with Ralcorp’s year ended September 30, 2007. Consequently, the Post cereals business’ results for the period from October 1, 2007 to December 29, 2007 were included more than once in the unaudited pro forma condensed combined statements of earnings, as part of both the pro forma year ended September 30, 2007 and the subsequent pro forma interim period.

Items Not Reflected in the Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined statements of earnings do not include the impacts of any revenue, cost or other operating synergies that may result from the Transactions. In addition, as disclosed in the notes to combined financial statements of the Post cereals business, “Throughout the periods covered by the financial statements, operations of the Post cereals business were conducted and accounted for as part of Kraft. These financial statements have been derived from Kraft’s historical accounting records and reflect significant allocations of direct costs and expenses. All of the allocations and estimates in these financial statements are based on assumptions that management of the Post cereals business believes are reasonable. The financial statements do not necessarily represent the financial position of the Post cereals business had it been operated as a separate independent entity.”

The unaudited pro forma condensed combined financial information does not reflect the impact of any financing, liquidity or other balance sheet repositioning that may be undertaken in connection with or subsequent to the closing of the Transactions.

Ralcorp may be required to issue up to an additional 6.0 million shares of its common stock to the extent that the exchange by Kraft of some or all of the Debt Securities for debt obligations of Kraft and the subsequent sale of the Debt Securities to third-party investors at par as of the closing date would not be reasonably practicable without a reduction in the principal amount of the Debt Securities. Such an issuance is believed to be remote because, pursuant to the terms of the Transaction Agreement, the Debt Securities may be issued at interest rates and under terms and covenants necessary to ensure the securities are sold at par. Therefore, the additional shares are not included in the unaudited pro forma financial information. However, the following tables shows the pro forma effects as if the additional 6.0 million shares referenced above were issued.

	As of March 31, 2008
	Pro Forma as Presented	Pro Forma Including Additional Shares
Total acquisition cost	$1,799.1	$2,151.3
Assumption of debt issued immediately prior to Merger	(962.2)	(610.0)
Residual goodwill created from the Merger	1,493.5	1,493.5

	For the Year Ended September 30, 2007		For the Six Months Ended March 31, 2008
	Pro Forma as Presented	Pro Forma Including Additional Shares	Pro Forma as Presented	Pro Forma Including Additional Shares
Interest expense, net	$(102.4)	$(80.4)	$(52.6)	$(41.6)
Income taxes	(43.9)	(51.8)	(59.4)	(63.4)
Net earnings	99.0	113.1	116.5	123.5
Earnings per share:
Basic	$1.74	$1.80	$2.08	$2.00
Diluted	$1.72	$1.78	$2.06	$1.97
Weighted average shares outstanding:
Basic	56.8	62.8	55.9	61.9
Diluted	57.5	63.5	56.6	62.6

Ralcorp’s blended state tax rate could increase subsequent to the closing of the Transactions as a result of a change in the jurisdictions in which Ralcorp will conduct its operations. As a result, upon completion of the Transactions, Ralcorp will assess whether a higher blended state tax rate will be required to be applied to its taxable income, which could increase its effective tax rate and cash taxes on a prospective basis. In addition, as of the closing date of the Transactions, Ralcorp will evaluate whether to recognize immediately in earnings the change, if any, in the effective deferred tax rates expected to be applied to its existing net taxable temporary differences. The effect, if any, of such adjustment is excluded from the unaudited pro forma condensed combined financial information.

Based on Ralcorp’s review of the summary of significant accounting policies disclosed in the financial statements of the Post cereals business, the nature and amount of any adjustments to the historical financial statements of the Post cereals business to conform its accounting policies to those of Ralcorp are not expected to be significant other than those related to the change of inventory accounting method described in note (n) to the unaudited pro forma condensed combined financial information. Upon consummation of the Transactions, further review of the accounting policies and financial statements of the Post cereals business may result in required revisions to the policies and classifications of the Post cereals business to conform to Ralcorp’s.

Unaudited Pro Forma Condensed Combined Balance Sheet

	As of March 31, 2008
(in millions)	Ralcorp	Post Cereals Business (a)	Pro Forma Adjustments		Pro Forma Combined
Assets
Current Assets
Cash and cash equivalents	$15.7	$—	$—		$15.7
Marketable securities	10.9	—	—		10.9
Investment in Ralcorp Receivables Corporation	44.1	—	—		44.1
Receivables, net	96.6	61.3	—		157.9
Inventories	246.4	95.0	10.0	(c)	351.4
Deferred income taxes	—	17.4	(2.0	)(d)	15.4
Prepaid expenses and other current assets	20.5	.1	—		20.6

Total Current Assets	434.2	173.8	8.0		616.0
Investment in Vail Resorts, Inc.	116.9	—	—		116.9
Property, Net	449.0	441.4	100.0	(e)	990.4
Goodwill	578.2	297.0	1,196.5	(b)	2,071.7
Other Intangible Assets, Net	249.2	9.0	1,370.0	(f)	1,628.2
Other Assets	40.4	9.6	(4.6	)(g)	45.4

Total Assets	$1,867.9	$930.8	$2,669.9		$5,468.6

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts and notes payable	$158.0	$35.6	$10.4	(g)	$204.0
Deferred income taxes	2.0	—	(2.0	)(d)	—
Other current liabilities	102.6	79.0	—		181.6

Total Current Liabilities	262.6	114.6	8.4		385.6
Long-term Debt	745.8	—	962.2	(h)	1,708.0
Deferred Income Taxes	58.7	187.3	532.8	(i)	778.8
Other Liabilities	246.7	11.3	—		258.0

Total Liabilities	1,313.8	313.2	1,503.4		3,130.4

Shareholders’ Equity
Common stock	.3	—	.3	(j)	.6
Additional paid-in capital	126.7	—	1,783.8	(k)	1,910.5
Common stock in treasury, at cost	(260.5)	—	—		(260.5)
Contribution from Kraft	—	290.1	(290.1	)(l)	—
Retained earnings	682.0	351.5	(351.5	)(l)	682.0
Accumulated other comprehensive income	5.6	(24.0)	24.0	(l)	5.6

Total Shareholders’ Equity	554.1	617.6	1,166.5		2,338.2

Total Liabilities and Shareholders’ Equity	$1,867.9	$930.8	$2,669.9		$5,468.6

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.

Unaudited Pro Forma Condensed Combined Statements of Earnings

	For the Year Ended September 30, 2007
	Ralcorp (m)	Post Cereals Business (a)	Pro Forma Adjustments		Pro Forma Combined
(in millions, except per share data)
Net Sales	$2,233.4	$1,102.7	$—		$3,336.1
Cost of products sold	(1,819.2)	(639.5)	8.6	(n)	(2,450.1)

Gross Profit	414.2	463.2	8.6		886.0
Selling, general and administrative expenses	(252.8)	(267.0)	(26.0	) (o)	(545.8)
Interest expense, net	(42.3)	—	(60.1	) (h)	(102.4)
Loss on forward sale contracts	(87.7)	—	—		(87.7)
Asset impairment and exit costs	(0.9)	(15.2)	—		(16.1)

Earnings before Income Taxes and Equity Earnings	30.5	181.0	(77.5)		134.0
Income taxes	(7.5)	(64.3)	27.9	(i)	(43.9)

Earnings before Equity Earnings	23.0	116.7	(49.6)		90.1
Equity in earnings of Vail Resorts, Inc., net of related deferred income taxes	8.9	—	—		8.9

Net Earnings	$31.9	$116.7	$(49.6)		$99.0

Earnings per Share
Basic	$1.20				$1.74
Diluted	$1.17				$1.72
Weighted Average Shares Outstanding
Basic	26.4		30.4	(p)	56.8
Diluted	27.1		30.4	(p)	57.5

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.

Unaudited Pro Forma Condensed Combined Statements of Earnings

	For the Six Months Ended March 31, 2008
(in millions, except per share data)	Ralcorp	Post Cereals Business (a)	Pro Forma Adjustments		Pro Forma Combined
Net Sales	$1,292.3	$526.5	$—		$1,818.8
Cost of products sold	(1,076.3)	(303.8)	4.5	(n)	(1,375.6)

Gross Profit	216.0	222.7	4.5		443.2
Selling, general and administrative expenses	(135.5)	(117.0)	(13.0	)(o)	(265.5)
Interest expense, net	(22.5)	—	(30.1	)(h)	(52.6)
Gain on forward sale contracts	62.3	—	—		62.3
Asset impairment and exit costs	(1.4)	(14.0)	—		(15.4)

Earnings before Income Taxes and Equity Earnings	118.9	91.7	(38.6)		172.0
Income taxes	(41.9)	(31.4)	13.9	(i)	(59.4)

Earnings before Equity Earnings	77.0	60.3	(24.7)		112.6
Equity in earnings of Vail Resorts, Inc., net of related deferred income taxes	3.9	—	—		3.9

Net Earnings	$80.9	$60.3	$(24.7)		$116.5

Earnings per Share
Basic	$3.16				$2.08
Diluted	$3.08				$2.06

Weighted Average Shares Outstanding
Basic	25.5		30.4	(p)	55.9
Diluted	26.2		30.4	(p)	56.6

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

(dollars in millions, except per share data)

(a)	Certain reclassifications have been made to the historical presentation of the Post cereals business to conform to the presentation used in the unaudited pro forma condensed combined balance sheet and the unaudited pro forma condensed combined statements of earnings.

(b)	Under the purchase method of accounting, the total consideration will be determined using the number of shares issued by Ralcorp multiplied by the average closing price of Ralcorp shares for a few days before and after the date the number of Ralcorp shares to be issued becomes fixed without subsequent substantive revision. For purposes of the unaudited pro forma condensed combined financial information contained herein, Ralcorp assumed the issuance of 30,393,589 shares, which is the approximate number of Ralcorp shares that Ralcorp anticipates will be issued in the Merger, and the market price was assumed to be $58.70 per share, which was the average daily closing market price for the three business days before and after the announcement of the execution of the Transaction Agreement (November 15, 2007). The number of shares to be issued is discussed further in note (j) below. The preliminary total cost of the acquisition is as follows:

	Common Stock ($0.01 par value)	Additional Paid-in Capital	Total
Issuance of Ralcorp shares to Kraft’s shareholders (30,393,589 shares at $58.70)	$0.3	$1,783.8	$1,784.1
Estimated Ralcorp transaction costs (g)			15.0

Total acquisition cost			$1,799.1

Ralcorp has not completed an assessment of the fair value of assets and liabilities of the Post cereals business and the related business integration plans. The table below represents a preliminary allocation of the total acquisition cost to the tangible and intangible assets of the Post cereals business and liabilities based on management’s preliminary estimate of their respective fair value as of the date of the business combination:

Historical net book value of the Post cereals business (l)	$617.6
Elimination of the historical goodwill of the Post cereals business	(297.0)
Assumption of debt issued immediately prior to Merger (h)	(962.2)
Preliminary valuation adjustment to inventories (c)	10.0
Preliminary valuation adjustment to property (e)	100.0
Preliminary valuation of identifiable intangible assets (f)	1,370.0
Deferred tax impact of purchase accounting adjustments (i)	(532.8)
Residual goodwill created from the Merger	1,493.5

Total acquisition cost allocated	$1,799.1

As noted above, upon completion of the fair value assessment after the closing of the Transactions, Ralcorp anticipates that the ultimate acquisition cost allocation may differ materially from the preliminary assessment outlined above. Any changes to the initial estimates of the fair value of the assets and liabilities will be allocated to residual goodwill.

(c)	Historical inventory of the Post cereals business values have been adjusted to estimated fair value as discussed in note (b) above.

(d)	Historical current deferred income tax assets and liabilities were combined for purposes of the unaudited pro forma condensed combined financial information resulting in net current deferred income tax assets.

(e)

For purposes of the preliminary allocation discussed in note (b) above, Ralcorp estimated a fair value adjustment for property of the Post cereals business based on a preliminary assessment of the assets and valuation studies from other recent Ralcorp acquisitions. For purposes of the unaudited pro forma condensed combined financial information, the fair value adjustment is being depreciated over an estimated weighted average useful life of 10 years.

(f)	Ralcorp has estimated the fair value of identifiable intangible assets of the Post cereals business as $1,370.0. As discussed in note (b) above, the preliminary allocation to such intangible assets included in this unaudited pro forma financial information is as follows (by asset class):

	Estimated Value	Estimated Average Remaining Useful Life
Brand intangibles—indefinite lived	$1,000.0	Indefinite
Brand intangibles—finite lived	120.0	20 years
Customer relationships	200.0	20 years
Technology-based intangibles	30.0	6 years
Contract-based intangibles	20.0	4 years

	$1,370.0

Preliminary estimated values for each individual brand intangible, including Post, Honey Bunches of Oats, Grape-Nuts, Honeycomb and others, were determined based upon the present value of the estimated future cash flows attributable to the individual brand. Preliminary estimated values and lives for customer relationships and technology-based and contract-based intangibles were primarily based upon the present values of estimated future cash flows, Ralcorp’s experience during recent acquisitions and Ralcorp’s review of similar public transactions. Cash flows of individual intangible assets were estimated based upon historical cash flows adjusted for anticipated future changes, primarily future sales volume and pricing changes. Cash flows were discounted using rates between 9% and 12.5% depending upon the estimated relative risk of the individual intangible asset.

Ralcorp’s preliminary assessment as to brand intangibles that have an indefinite life and those that have a finite life was based upon a number of factors, including the competitive environment, market share, brand history, operating plan and the macroeconomic environment of the countries in which the brands are sold. Individual brands that have a large market share, a long history of performance and a strong competitive position were preliminarily deemed to have an indefinite life. For perspective, if Ralcorp determines that 25% of the amount allocated to indefinite lived intangible assets is more appropriately allocated to finite lived intangible assets with an estimated weighted average useful life of 20 years, the impact on the unaudited pro forma condensed combined statement of earnings for the year ended September 30, 2007 is estimated as $8.0 after-tax, or $0.14 per share.

(g)	As shown in note (b) above, the $15.0 in estimated expenses related to the Transactions will be allocated, along with the transaction consideration, to assets and liabilities and residual goodwill of the Post cereals business. Ralcorp had incurred approximately $4.6 of transaction costs as of March 31, 2008, and these amounts were recorded in Other Assets on Ralcorp’s historical financial statements. Upon completion of the Transactions, the amount of those costs will be removed from Other Assets. The remaining $10.4 of the estimated transaction costs to be incurred is reflected as an increase in accounts payable as of the unaudited pro forma condensed combined balance sheet as of March 31, 2008.

(h)	Ralcorp will incur additional long-term indebtedness of approximately $962.2 as part of the Transactions. The terms of the issuances are not known at this time. An estimated weighted average interest rate of 6.25% has been used for the purposes of calculating related interest expense. This rate was based on the 10-year Treasury rate plus the 250 to 300 basis points applicable to issuances of companies with similar credit profiles. An assumed interest rate increase of 125 basis points would increase annual interest expense by an additional $1.2, which is $0.8 after-tax, or $0.01 per share.

(i)	Income tax impacts as a result of purchase accounting and other pro forma adjustments are estimated at Ralcorp’s incremental effective income tax rate for the periods presented (approximately 36%), which reflects Ralcorp’s best estimate of its statutory income tax rates for all tax jurisdictions.

(j)	As discussed above, the number of Ralcorp shares of common stock to be issued in the Merger will be 1.1602 multiplied by the number of shares of Ralcorp common stock outstanding on a “fully diluted basis” as of the closing date. For purposes of the unaudited pro forma condensed combined financial information, the issuance of 30,393,589 shares of Ralcorp common stock was assumed, which is the approximate number of Ralcorp shares that Ralcorp anticipates will be issued in the Merger.

(k)	The adjustment to additional paid-in capital is equal to the total consideration, less the par value of common stock issued. See note (b) above.

(l)	Historical equity accounts of the Post cereals business (the total of which is equal to its book value), which consisted of an equity contribution from Kraft, retained earnings, and accumulated other comprehensive income, will be eliminated in recording the Transactions.

(m)	On November 10, 2006, Ralcorp acquired Cottage Bakery, Inc., and on March 16, 2007, Ralcorp acquired Bloomfield Bakers and its affiliate, Lovin Oven L.L.C. Ralcorp’s historical operating results include results of each of these businesses from their respective acquisition dates.

(n)	Depreciation expense will increase as a result of the fair value adjustments to property of the Post cereals business described in note (e) above. Also, Kraft will retain all liability for providing any retiree welfare benefits including life, medical and dental benefits to any transferring employee of the Post cereals business who retired or satisfied the age and services requirements to become eligible for such benefits prior to the transfer time, so related expenses have been eliminated. Finally, because the Post cereals business will be required to change its inventory accounting method from LIFO to FIFO upon completion of the Transactions, LIFO adjustments have been eliminated. The amounts of these pro forma adjustments are as follows:

	For the Year Ended September 30, 2007	For the Six Months Ended March 31, 2008
Depreciation adjustment	$(10.0)	$(5.0)
Retiree welfare benefits adjustment	15.0	7.0
LIFO inventory adjustment	3.6	2.5

	$8.6	$4.5

(o)	Intangible asset amortization expense will increase as a result of the fair value adjustments to the intangible assets of the Post cereals business described in note (f) above.

(p)	The pro forma combined per share amounts and weighted average common shares reflect the combined weighted average of Ralcorp common shares for each period presented and the assumed number of Ralcorp common shares to be issued in the Transactions, including the impact of net shares issued to satisfy the outstanding equity-based awards of the Post cereals business using the treasury stock method. See note (j) above for more information about the number of Ralcorp shares to be issued.

HISTORICAL PER SHARE DATA, MARKET PRICE AND DIVIDEND DATA

Comparative Historical and Pro Forma Per Share Data

The following table sets forth certain historical and pro forma per share data for Ralcorp and certain historical per share data for Kraft. The Ralcorp historical data has been derived from and should be read together with the audited consolidated financial statements of Ralcorp and related notes thereto contained in Ralcorp’s Form 10-K for the fiscal year ended September 30, 2007 and the unaudited condensed consolidated financial statements of Ralcorp and related notes thereto contained in Ralcorp’s Form 10-Q for the fiscal quarter ended March 31, 2008, which are incorporated by reference into this document. The Ralcorp pro forma data has been derived from the selected unaudited pro forma financial data of Ralcorp included elsewhere in this document. The Kraft historical data has been derived from and should be read together with the audited consolidated financial statements of Kraft and related notes thereto contained in Kraft’s Form 10-K/A for the year ended December 31, 2007, which are incorporated by reference into this document. See “Where You Can Find More Information; Incorporation by Reference.”

This summary of comparative historical and pro forma per share data is being provided for illustrative purposes only. Ralcorp and the Post cereals business may have performed differently had the Transactions occurred prior to the period presented. You should not rely on the pro forma per share data presented as being indicative of the results that would have been achieved had Ralcorp and the Post cereals business been combined during the period presented or of the future results of Ralcorp following the Transactions.

	As of and for the Six Months Ended March 31, 2008		As of and for the Year Ended September 30, 2007
	Historical	Pro Forma	Historical	Pro Forma
Ralcorp
Earnings per share – basic	$3.16	$2.08	$1.20	$1.74
Earnings per share – diluted	3.08	2.06	1.17	1.72
Dividends declared per share	—	—	—	—
Book value per share	21.54	41.66	18.76	n/a

	As of and for the Three Months Ended March 31, 2008	As of and for the Year Ended December 31, 2007
Kraft
Basic earnings per share	$0.40	$1.64
Diluted earnings per share	0.40	1.62
Book value per common share outstanding	17.99	17.79

Historical Market Price and Dividend Data

Historical market price data for Splitco has not been presented as the Post cereals business is currently operated by Kraft and there is no established trading market in Splitco common stock. Shares of Splitco common stock do not currently trade separately from Kraft common stock.

Shares of Kraft common stock currently trade on the New York Stock Exchange under the symbol “KFT.” On November 14, 2007, the last trading day before the announcement of the signing of the Transaction Agreement, the last sale price of Kraft common stock reported by the New York Stock Exchange was $32.98. On [•], 2008, the last trading day prior to the public announcement of this exchange offer, the last sale price of Kraft common stock reported by the New York Stock Exchange was $[•]. On [•], 2008, the last trading day prior to this document, the last sale price of Kraft common stock reported by the New York Stock Exchange was $[•].

Shares of Ralcorp common stock currently trade on the New York Stock Exchange under the symbol “RAH.” On November 14, 2007, the last trading day before the announcement of the signing of the Transaction Agreement, the last sale price of Ralcorp common stock reported by the New York Stock Exchange was $55.47. On [•], 2008, the last trading day prior to the public announcement of this exchange offer, the last sale price of Ralcorp common stock reported by the New York Stock Exchange was $[•]. On [•], 2008, the last trading day prior to the date of this document, the last sale price of Ralcorp common stock reported by the New York Stock Exchange was $[•].

The following table sets forth the high and low sale prices of Kraft common stock on the New York Stock Exchange and Ralcorp common stock on the New York Stock Exchange for the periods indicated as well as the dividends per share paid by Kraft to holders of Kraft Class A common stock for these periods. There were no dividends paid to holders of Ralcorp common stock during the periods indicated. The quotations are as reported in published financial sources.

	Kraft Per Share Dividends	Kraft Common Stock		Ralcorp Common Stock
		High	Low	High	Low
Calendar Year Ended December 31, 2006
First Quarter	$0.23	$31.25	$27.44	$40.35	$34.30
Second Quarter	$0.23	$33.31	$28.97	$43.00	$35.22
Third Quarter	$0.25	$36.47	$29.50	$54.16	$39.80
Fourth Quarter	$0.25	$36.67	$33.48	$52.85	$47.38

Calendar Year Ended December 31, 2007
First Quarter	$0.25	$36.26	$29.95	$64.64	$50.61
Second Quarter	$0.25	$37.20	$30.18	$69.59	$51.86
Third Quarter	$0.27	$36.85	$30.51	$62.80	$50.53
Fourth Quarter	$0.27	$35.29	$32.09	$64.80	$53.13

Calendar Year Ended December 31, 2008
First Quarter	$0.27	$32.85	$28.63	$61.72	$51.26
Second Quarter (through June 6, 2008)	—	$32.99	$30.31	$63.15	$55.19

Ralcorp Dividend Policy

Ralcorp paid a special dividend of $1.00 per share on October 22, 2004, but has no plans to pay cash dividends in the foreseeable future.

Kraft Dividend Policy

Dividends are declared and approved at the discretion of the Kraft board of directors. On February 22, 2008, the Kraft board of directors declared a quarterly cash dividend of $0.27 per share of common stock issued and outstanding, payable April 4, 2008 to shareholders of record on March 14, 2008.

THE TRANSACTIONS

On November 15, 2007, Ralcorp and Kraft announced that they had entered into the Transaction Agreement, which provides for Ralcorp’s acquisition of Kraft’s Post cereals business. In the Transactions, Kraft will consolidate the U.S. assets and liabilities of the Post cereals business under Splitco. In addition, prior to the split-off of Splitco, Kraft will receive the proceeds of $300.0 million in Bank Debt that Splitco will assume, and Kraft will receive approximately $662.2 million in Debt Securities issued by Splitco. On the closing date of the Transactions, Kraft will split-off Splitco. Splitco will then be merged with and into Ralcorp Mailman and holders of Splitco common stock will be issued shares of Ralcorp common stock. Ralcorp anticipates distributing approximately 30,393,589 shares of Ralcorp common stock to holders of Splitco common stock, which would have a value of approximately $1.8 billion based on the closing sales price of Ralcorp shares on the NYSE on June 6, 2008. If the closing were to occur on the date of this document, pre-Merger Kraft shareholders would be expected to own approximately 54%, and pre-Merger Ralcorp shareholders would be expected to own approximately 46%, of the Ralcorp common stock after the Merger, on a “fully diluted basis.” Although believed remote, Ralcorp may be required to issue up to an additional 6.0 million shares of its common stock to the extent that the exchange by Kraft of some or all of the Debt Securities for debt obligations of Kraft and the subsequent sale of the Debt Securities to third-party investors at par as of the closing date would not be reasonably practicable without a reduction in the principal amount of the Debt Securities. If such shares are issued, Ralcorp shareholders’ ownership interest in Ralcorp after the Merger may be diluted to as low as 41.9% on a “fully diluted basis.”

After consummation of the Merger, Ralcorp Mailman will merge with and into Ralcorp and the Bank Debt and Debt Securities (obligations with an aggregate principal amount of approximately $962.2 million) will become debt obligations of Ralcorp. A Canadian subsidiary of Ralcorp, referred to as “Ralcorp Canada,” will then purchase assets for cash and assume liabilities relating to the Post cereals business in Canada from Kraft or its affiliates that hold the relevant assets and liabilities that relate to the conduct of the Post cereals business in Canada. The discussion in this document of the Transactions is qualified by reference to the Transaction Agreement, which was filed with the SEC on November 20, 2007 and which is incorporated by reference herein.

During the initial bidding process for the Post cereals business, Kraft requested that potential buyers seek to maximize the cash portion of the valuation of the business while ensuring that Kraft shareholders own at least 55% of the combined company on a fully diluted basis. Ralcorp and Kraft determined the terms of the financing to comply with the above requests while still maintaining Ralcorp’s approximate pre-Transaction debt to equity profile.

Below is a step–by–step description of the sequence of material events relating to the Transactions.

Step 1	Newco Contribution

Kraft Foods Global, Inc., or “KFG,” which is a wholly owned subsidiary of Kraft, will transfer to Newco, which is a newly-formed, wholly owned, indirect subsidiary of Kraft, assets relating to the Post cereals business in the United States, along with sufficient cash to purchase a specific Kraft facility and assets related to the conduct of the Post cereals business in countries other than the United States (the “Newco Contribution”). Newco will also assume liabilities associated with the assets relating to the Post cereals business in the United States. Following the Newco Contribution, Newco will purchase the specific Kraft facility using cash contributed to it by KFG.

Step 2	Bank Debt

KFG will incur new indebtedness in the form of a bank credit facility (the “Bank Debt”) and will receive $300.0 million in net cash proceeds. Upon consummation of the Transactions, the Bank Debt will become debt obligations of Ralcorp.

Step 3	Splitco Contribution; Issuance of Splitco Common Stock; Issuance of Debt Securities

In the “Splitco Contribution,” KFG will contribute the limited liability company interests in Newco to Splitco, and Newco will become a wholly owned subsidiary of Splitco, in exchange for:

•	the issuance by Splitco to KFG of no less than 30.32 million shares of Splitco common stock as described below;

•	the issuance by Splitco to KFG of approximately $662.2 million in aggregate principal amount of debt securities (the “Debt Securities”) as described below; and

•	the assumption by Splitco of the $300.0 million of Bank Debt.

The Newco Contribution and the Splitco Contribution are referred to together as the “Contributions.”

The Debt Securities will consist of approximately $662.2 million in aggregate principal amount of debt securities of Splitco. The Debt Securities will have a minimum term of ten years, will not be callable for the first five years of the term, will carry an interest rate and will include other terms as required by market conditions at issuance to permit the Debt Securities to be exchanged for debt obligations of Kraft and then sold to third-party investors at par upon issuance. Upon consummation of the Transactions, the Debt Securities will become debt obligations of Ralcorp.

Ralcorp and Kraft expect the Debt Securities to be transferred by Kraft on or about the closing date to investment banks and/or commercial banks in exchange for debt obligations of Kraft and then to be sold to third-party investors pursuant to an exemption from registration under the Securities Act of 1933 (either in a private placement or a “Rule 144A” transaction). To the extent that the exchange by Kraft of some or all of the Debt Securities for debt obligations of Kraft and the subsequent sale of the Debt Securities to third-party investors at par as of the closing date would not be reasonably practicable without a reduction in the principal amount of the Debt Securities, then the principal amount of the Debt Securities will be reduced to the maximum amount that could be so exchanged and sold at par and the amount of the reduction will be replaced with additional shares of Splitco common stock having an equivalent aggregate fair market value, except that not more than an additional 6.0 million shares of Splitco common stock may be issued in the Splitco Contribution. Any such additional shares will be distributed along with the other shares of Splitco common stock and converted into the right to receive shares of Ralcorp common stock in the Merger.

Step 4	Kraft Transfers

KFG will distribute all of the shares of Splitco common stock held by KFG to Kraft (the “Internal Spin”), which Kraft will distribute in the Distribution as described below.

KFG will transfer to Kraft the cash proceeds of the Bank Debt in repayment of an equal amount of intercompany debt (the “Internal Debt Repayment”).

KFG will transfer to Kraft the Debt Securities in repayment of intercompany debt (the “Internal Debt Exchange”).

Step 5	Distribution – Split-off

Kraft will offer to holders of Kraft common stock the right to exchange all or a portion of their Kraft common stock for shares of Splitco common stock (in a “split-off”).

Any shares of Splitco common stock that are not subscribed for in the split-off will be distributed to Kraft shareholders in a spin-off that will also be consummated on the closing date of the Transactions. In addition, to the extent that the Distribution is effected as a spin-off, up to an aggregate of 100,000 shares of Splitco common stock will be distributed to the holders of Kraft’s deferred stock awards.

Step 6	Merger

Immediately after the Distribution, and on the closing date of the Transactions, Splitco will merge with and into Ralcorp Mailman, with Ralcorp Mailman as the surviving entity (the “Merger”). Each share of Splitco common stock will be converted into the right to receive one fully paid and nonassessable share of Ralcorp common stock.

After completion of the Merger, approximately 54% of Ralcorp common stock is expected to be held by pre-Merger holders of Kraft common stock on a “fully diluted basis” and approximately 46% of Ralcorp common stock is expected to be held by pre-Merger Ralcorp shareholders on a “fully diluted basis.” Although believed remote, if Ralcorp is required to issue additional shares of its common stock under certain circumstances, Ralcorp shareholders’ ownership interest after the Merger may be diluted to as low as 41.9% on a “fully diluted basis.” Ralcorp, through its subsidiary, Newco, will hold the assets and liabilities of the Post cereals business in the United States.

Step 7	Upstream Merger

Immediately following the Merger, Ralcorp Mailman will merge with and into Ralcorp, with Ralcorp as the surviving entity (the “Upstream Merger”). After giving effect to the Upstream Merger, Newco will be a direct, wholly owned subsidiary of Ralcorp and the Debt Securities and the Bank Debt will be debt obligations of Ralcorp.

Step 8	Non-U.S. Transfer

A Canadian subsidiary of Ralcorp (“Ralcorp Canada”) will purchase assets and assume liabilities relating to the Post cereals business in Canada from the Kraft affiliate or affiliates that hold the relevant assets and liabilities that relate to the conduct of the Post cereals business in Canada (“Kraft Canada”). Any transferred assets located outside the United States or Canada will similarly be purchased by Ralcorp (or a subsidiary of Ralcorp) and certain related liabilities will be assumed from the Kraft affiliate that currently owns them. This document refers to the transfer of the assets and liabilities located outside the United States as the “Non-U.S. Transfer.” The purchase price paid in the Non-U.S. Transfer will be the fair market value of the assets and liabilities transferred, and will be paid from cash contributed by Kraft in the Newco Contribution.

Step 9	Sale of Debt Securities to Third-Party Investors; External Debt Exchange

As described in Step 3 above, Ralcorp and Kraft expect the Debt Securities to be transferred by Kraft on or about the closing date to investment banks and/or commercial banks in exchange for debt obligations of Kraft (the “External Debt Exchange”) and then to be sold by such banks to third-party investors pursuant to an exemption from registration under the Securities Act of 1933 in either a private placement or a “Rule 144A” transaction.

Set forth below are diagrams that graphically illustrate, in simplified form, the existing corporate structure, the corporate structure immediately following the Contributions and the Distribution, and the corporate structure immediately following the consummation of the Transactions contemplated by the Transaction Agreement.

After completion of all of the steps mentioned above, Ralcorp’s subsidiary, Newco, will hold the assets and liabilities of the Post cereals business and Ralcorp will be the obligor on the Bank Debt and Debt Securities; Kraft will receive the $300.0 million in cash proceeds of the Bank Debt and will exchange the $662.2 million in Debt Securities for debt obligations of Kraft (and the Debt Securities will then be sold to third-party investors). Pre-Merger holders of Kraft common stock are expected to hold approximately 54% of Ralcorp common stock and pre-Merger Ralcorp shareholders are expected to hold approximately 46% of Ralcorp common stock, in each case, on a “fully diluted basis.” Although believed remote, if Ralcorp is required to issue additional shares of its common stock under certain circumstances, Ralcorp shareholders’ ownership interest after the Merger may be diluted to as low as 41.9% on a “fully diluted basis.”

In connection with the Transactions, Kraft, Splitco, KFG, Ralcorp and/or Ralcorp Mailman will also enter into other agreements relating to, among other things, tax allocation, the license of certain intellectual property, the provision of certain transition services during a transition period following the consummation of the Transactions, and co-manufacturing agreements. See “Additional Agreements.”

Determination of Number of Shares of Splitco Common Stock to be Distributed to Kraft Shareholders

As part of the Splitco Contribution, Splitco will issue to KFG additional shares of Splitco common stock so that the total number of shares of Splitco common stock issued and outstanding will be 1.1602 times the number of shares of Ralcorp common stock, in each case calculated on a “fully diluted basis,” but in no event will Splitco have fewer than 30,320,000 total shares of common stock outstanding following the Splitco Contribution. To the extent that the exchange by Kraft of some or all of the Debt Securities for debt obligations of Kraft and the subsequent sale of the Debt Securities to third-party investors at par as of the closing date would not be reasonably practicable without a reduction in the principal amount of the Debt Securities, then the principal amount of the Debt Securities will be reduced to the maximum amount that could be so exchanged and sold at par and the amount of the reduction will be replaced with additional shares of Splitco common stock having an equivalent aggregate fair market value, except that not more than an additional 6.0 million shares of Splitco common stock may be issued in the Splitco Contribution. Any such additional shares will be distributed along with the other shares of Splitco common stock and converted into the right to receive shares of Ralcorp common stock in the Merger.

The term “fully diluted basis” means Ralcorp’s and Kraft’s estimate of the number of shares of Ralcorp common stock that will be outstanding on the closing date of the Transactions together with the estimated number of shares of Ralcorp common stock that will be issuable on the closing date of the Transactions upon exercise of any options or rights based on the treasury stock method. Ralcorp’s and Kraft’s binding estimate of the number of shares of Ralcorp common stock on a “fully diluted basis” was made using, for the purposes of the treasury stock method calculations,

•	$55.90 per share for the price of Ralcorp common stock for certain specified options; and

•

the volume weighted average trading price of Ralcorp common stock on the NYSE during the ten trading days preceding the estimation date for any options or rights granted between the date of the Transaction Agreement and the closing date of the Transactions.

No Fractional Shares; Exchange of Certificates

No fractional shares of Ralcorp common stock will be issued. In lieu of any fractional shares of Ralcorp common stock, holders of Splitco common stock who would otherwise be entitled to receive such fractional shares will be entitled to an amount in cash, without interest, rounded to the nearest cent, equal to the product of (x) the amount of the fractional share interest in a share of Ralcorp common stock to which such holder is entitled and (y) the average of the closing sale prices for Ralcorp common stock on the New York Stock Exchange, as reported in the Wall Street Journal, Northeastern edition, for each of the ten consecutive trading days ending with the fifth complete trading day prior to the date of the Merger (not counting such date).

Upon consummation of the Merger, shares of Splitco common stock will no longer be outstanding and will automatically be canceled and retired. Prior to or promptly following the Merger, Ralcorp will deposit with the transfer agent the certificates representing the shares of Ralcorp common stock issuable in the Merger. To the extent not previously distributed in connection with the Distribution, the transfer agent will mail to each holder of record of Splitco common stock a letter of transmittal and instructions for use in effecting the surrender of any certificates in the Merger.

Background of the Transactions

At various times over the years, Ralcorp’s board of directors has engaged with Ralcorp’s senior management in strategic reviews, including reviews of acquisition, disposition and merger opportunities. As part of these reviews, publicly available information on Kraft’s Post cereals business and the strategic and financial opportunities of a combination of Ralcorp’s business with all or a portion of Kraft’s Post cereals business were discussed from time to time.

From time to time, Kraft’s board of directors and senior management have reviewed Kraft’s portfolio of businesses and considered possible disposition and merger opportunities. As a result of that process, and in connection with Kraft’s transformation plan announced in February, 2007, Kraft decided that the Post cereals business was not a long term strategic fit with its larger portfolio and that, without the Post cereals business, Kraft could better concentrate on its remaining businesses.

In April 2007, Kraft engaged Centerview Partners LLC and Blackstone Advisory Services L.P. to assist Kraft with a potential sale transaction. Kraft considered the sale of the Post cereals business alone as well as the sale of the Post cereals business combined with a sale of selected smaller businesses.

Kraft reviewed possible transaction structures, primarily with a view to the after-tax value for Kraft and its shareholders, including a “reverse morris trust” structure and an asset sale for cash consideration. While the proceeds of an asset sale for cash consideration would generally be taxable to Kraft, a “reverse morris trust” structure would generally result in tax-free treatment to Kraft and Kraft’s shareholders, if the acquirer and the transaction structure meet all applicable requirements (including that after giving effect to the transactions, a majority of the shares of the acquirer would be held by Kraft shareholders). Kraft expected that a transaction with Ralcorp could meet those requirements, so the structure contemplated for a transaction with Ralcorp was a “reverse morris trust” transaction. During the initial bidding process for the Post cereals business, Kraft consequently requested that Ralcorp seek to maximize the cash portion of the valuation of the business while ensuring that Kraft shareholders own at least 55% of the combined company on a fully diluted basis.

As a part of the sale process, Kraft’s financial advisors contacted potential bidders and informed them of the proposed transaction, and the potential bidders executed confidentiality and non-disclosure agreements. On July 13, 2007, a representative of Blackstone Advisory Services L.P. contacted a representative of Ralcorp to advise Ralcorp that Kraft was considering a possible sale of its Post cereals business and selected smaller businesses, and on July 18, 2007, Ralcorp executed a confidentiality and non-disclosure agreement with Kraft.

On August 2, 2007, certain members of senior management of Ralcorp, along with Banc of America Securities LLC (“Banc of America Securities”), Ralcorp’s financial advisor, attended a management presentation given by members of Kraft’s senior management. Between August 2, 2007 and September 27, 2007, Ralcorp, Banc of America Securities, and Bryan Cave LLP, Ralcorp’s outside legal advisor, conducted a preliminary due diligence investigation of Kraft’s Post cereals business and selected smaller businesses. In July and August 2007, Kraft gave management presentations to other potential bidders covering the Post cereals business alone as well as the Post cereals business and selected smaller businesses, depending on the bidder, and from the end of July to the end of September 2007, Kraft responded to information requests and held follow-up discussions with the potential bidders.

On September 5, 2007, Blackstone Advisory Services L.P. and Centerview Partners delivered a process letter and other materials to Ralcorp and the other potential bidders that outlined the procedures and proposed structure of the transaction and a draft of the acquisition agreement and ancillary agreements contemplated in connection with the transaction. In those letters, Blackstone Advisory Services L.P. and Centerview Partners, on behalf of Kraft, requested bid proposals by September 26, 2007.

On September 12, 2007, Ralcorp, Bryan Cave, Banc of America Securities, Kraft, Cravath, Swaine & Moore LLP, Kraft’s outside legal advisor, Blackstone Advisory Services L.P. and Centerview Partners had a preliminary discussion regarding the proposed structure of the transaction.

On September 26, 2007, at a meeting of the Ralcorp board of directors, members of senior management of Ralcorp advised its board of directors of the preliminary discussions with Kraft and Banc of America Securities discussed with Ralcorp’s board of directors potential implications of a possible transaction. At this meeting, members of senior management of Ralcorp also discussed the results of its initial due diligence on Kraft’s Post cereals business and selected smaller businesses and legal counsel presented to the board of directors an overview of the expected terms of the transaction documents and reviewed with the board the fiduciary duties of the directors in connection with the proposed transaction. At this meeting, Ralcorp’s board of directors approved the submission of a combined offer to purchase both Kraft’s Post cereals business and the selected smaller businesses.

On September 27, 2007, Ralcorp responded to Kraft’s solicitation of a proposal. Ralcorp’s combined bid for the Post cereals business and the selected smaller businesses was for approximately 33.4 million shares of Ralcorp common stock and $1,153 million of value to Kraft through the issuance of certain debt obligations that would become obligations of Ralcorp in the transactions. At this time, Ralcorp delivered to Kraft a revised draft of the transaction agreement and ancillary agreements. In accordance with Kraft’s request, Ralcorp proposed that the transaction be structured as a “reverse morris trust” as outlined in the transaction documents. Pursuant to Ralcorp’s proposal, following the closing of the transactions, Kraft’s shareholders would own approximately 56% of Ralcorp on a fully diluted basis. Ralcorp indicated that its proposal was subject to satisfactory completion of due diligence and the negotiation of mutually acceptable definitive agreements.

On October 1, 2007, The Blackstone Group and Centerview Partners contacted Banc of America Securities to discuss several points in Ralcorp’s proposal, including transaction financing, outstanding due diligence and plans for the combined company. The Blackstone Group and Centerview Partners informed Banc of America Securities that each bidder was instructed to provide a “best and final offer” to be submitted by October 4, 2007.

On October 4, 2007, Ralcorp provided Kraft with a modified proposal for both Kraft’s Post cereals business and the selected smaller businesses reflecting discussions between Ralcorp and Kraft and their advisors since Ralcorp’s initial proposal. Ralcorp’s revised proposal offered approximately 33.4 million shares of Ralcorp common stock and $1,191 million of value to Kraft through the issuance of certain debt obligations that would become obligations of Ralcorp in the transactions. Ralcorp also sent a revised letter discussing the points referenced by Blackstone Advisory Services L.P. and Centerview Partners. The modified proposal also contemplated that following the closing Kraft’s shareholders would own approximately 56% of Ralcorp on a fully diluted basis.

Throughout the process, Kraft’s senior management provided the Kraft board of directors with periodic status updates. At a meeting on October 4, 2007, Kraft’s board of directors considered the bids received, and reviewed presentations by Kraft’s financial advisors and senior management.

On October 5, 2007 and October 6, 2007, representatives of Ralcorp, Bryan Cave and Cravath, Swaine & Moore discussed a number of issues related to the transaction agreement and the ancillary documents. On October 8, 2007, in response to a request from Ralcorp, Ralcorp was orally informed by Kraft that it would negotiate exclusively with Ralcorp assuming progress continued to be made between Kraft’s advisors and Ralcorp’s advisors on the transaction agreement. On October 11, 2007 and October 12, 2007, representatives of Ralcorp and Bryan Cave met with representatives of Kraft and Cravath, Swaine & Moore in New York at the offices of Cravath, Swaine & Moore to negotiate the transaction agreement and the ancillary documents.

Between October 12, 2007 and October 24, 2007, Ralcorp inspected certain of Kraft’s manufacturing plants related to the Post cereals business and the selected smaller businesses and reviewed additional due diligence materials.

On October 16, 2007, as part of Kraft’s due diligence review of Ralcorp, Kraft’s management and financial and legal advisors attended a management presentation regarding Ralcorp in St. Louis, Missouri. Ralcorp’s management and its financial and legal advisors were also present at the meeting. Prior to that meeting, Kraft executed a non-disclosure and confidentiality agreement with Ralcorp. In October and November, Ralcorp provided Kraft and its advisors with access to due diligence materials regarding Ralcorp.

On October 24, 2007, at a meeting of the Ralcorp board of directors, members of Ralcorp’s senior management advised the board of directors of the status of negotiations with Kraft and the results of management’s due diligence. At the meeting Ralcorp’s senior management provided the board of directors with an update on the performance of Kraft’s Post cereals business and the selected smaller businesses for the fiscal 2007 third quarter and its estimates for the remainder of the fiscal year. Management also reviewed the potential financing options for the transaction.

On October 25, 2007, at a meeting in New York, Kraft provided to Ralcorp and Banc of America Securities a business update on third quarter results for the Post cereals business and selected smaller businesses, along with guidance on the fourth quarter results. From October 8, 2007 through November 15, 2007, Ralcorp, Bryan Cave, Kraft and Cravath, Swaine & Moore continued to negotiate and finalize the transaction agreement and ancillary agreements.

On October 28, 2007, due to Ralcorp’s further consideration of the complexity of the brand portfolio and manufacturing processes for the selected smaller businesses as well as the fact that those businesses were not key strategic acquisitions for Ralcorp, Ralcorp submitted two alternative proposals to Kraft. The first proposal was for a transaction involving the Post cereals business only (without the selected smaller businesses) for consideration consisting of 30.166 million shares of Ralcorp common stock and $939 million of value to Kraft through the issuance of certain debt obligations that would become obligations of Ralcorp in the transactions. The second proposal continued to include the Post cereals business and added the selected smaller businesses for additional consideration consisting of approximately $200.0 million of value to Kraft.

On October 29, 2007, at a meeting Kraft’s board of directors reviewed the status of the negotiations and assessed the revised proposals from Ralcorp.

On October 30, 2007, Ralcorp’s board of directors held a meeting to review the proposed terms of the business combination and the third quarter results for the Post cereals business and the selected smaller businesses. At the meeting, members of Ralcorp’s senior management and Bryan Cave provided an update regarding the discussions between Ralcorp and Kraft, including a description of the material terms of the current transaction proposals, and representatives of Banc of America Securities provided a financial review of the proposed transaction. The Ralcorp board of directors discussed the terms of the revised proposals and authorized senior management to continue discussions with Kraft regarding a transaction for only the Post cereals business.

On November 5, 2007, Centerview Partners informed Banc of America Securities that Kraft had decided to proceed with a business combination involving the Post cereals business only and discussed remaining unresolved issues in the negotiations. From November 7, 2007 through November 15, 2007, Ralcorp and Kraft, as well as their respective advisors, participated in numerous discussions regarding those issues and the other terms of the transaction agreement, the ancillary agreements and their contemplated financing arrangements with potential financing sources. As part of the resolution of the remaining issues, Ralcorp agreed to increase the consideration to no less than 30.32 million shares of Ralcorp common stock (which was reflected in an exchange ratio of 1.1602 shares of Splitco common stock to be issued for every one share of Ralcorp common stock on a “fully diluted basis”) and $962.2 million of value to Kraft in the form of assumption of bank debt and debt securities that would become obligations of Ralcorp in the transactions. In determining the amount of consideration to be offered, Ralcorp sought to maximize the cash portion of the valuation of the Post cereals business per Kraft’s request and still maintain Ralcorp’s approximate pre-transaction debt to equity profile.

On November 13, 2007, Ralcorp’s board of directors held a meeting to review the current status of negotiations. Ralcorp’s senior management and representatives of Bryan Cave and Banc of America Securities provided an update of the discussions between Ralcorp and Kraft. Representatives of Bryan Cave discussed the proposed structure of the transactions and the key terms of the transaction documents. They also reviewed with the board the fiduciary duties of the directors in connection with the proposed transactions. Representatives of Banc of America Securities reviewed with Ralcorp’s board of directors its financial analysis of the proposed transactions. Members of senior management reviewed with the board of directors the final results of due diligence, remaining points to be negotiated between the parties, and the financial analysis and financing plans relating to the transactions.

On November 13, 2007, Kraft’s board of directors also held a meeting to consider the transactions. Members of senior management of Kraft and representatives of Kraft’s financial and legal advisors discussed the proposed structure of the transactions and the financial, tax and other aspects of the transactions, and members of senior management presented the results of Kraft’s due diligence review of Ralcorp. At the conclusion of the meeting, the board of directors of Kraft approved the transaction agreement, the merger and the other transactions substantially on the terms and conditions presented to the board of directors.

On November 14, 2007, Ralcorp’s board of directors had a meeting to consider the transactions. Members of senior management of Ralcorp, Banc of America Securities and representatives of Bryan Cave presented Ralcorp’s board of directors with the finally agreed upon terms of the proposed transactions, including the financing plans and structure for determining the amount of debt obligations Ralcorp would assume (and corresponding amount of cash Kraft would retain). At the meeting, Banc of America Securities reviewed with the board of directors of Ralcorp its financial analysis of the exchange ratio pursuant to the transaction agreement. At the conclusion of the meeting, the board determined that the transactions were in the best interests of Ralcorp and its shareholders, and approved, adopted and declared advisable the transaction agreement, the merger and other transactions, including the issuance of Ralcorp’s common stock in connection with the merger.

On November 15, 2007, Kraft, Splitco, Ralcorp and Ralcorp Mailman entered into the Transaction Agreement.

On November 15, 2007, Banc of America Securities and JPMorgan provided Ralcorp with final commitment letters regarding the new senior credit facilities representing the Bank Debt to be entered into in connection with the consummation of the Transactions. Ralcorp and Kraft each issued a press release publicly announcing the approval of the proposed Transactions and the execution of the Transaction Agreement. In addition, Ralcorp announced results from its fourth quarter and fiscal year ended on September 30, 2007.

Subsequently, the parties prepared and filed the necessary applications for regulatory approval of the Transactions. In addition, the parties prepared and filed the IRS ruling request letter and engaged in various telephonic and in-person meetings to discuss, among other things, this document.

Ralcorp’s Reasons for the Transactions

In reaching its decision that the Transactions are in the best interests of Ralcorp and its shareholders and in approving the Transaction Agreement, Ralcorp’s board of directors considered the future prospects of Ralcorp on a standalone basis relative to its future prospects resulting from the acquisition. Ralcorp’s board of directors also considered the strategic options available to Ralcorp, including other potential transactional opportunities, and the risks and uncertainties associated with such alternatives.

In addition, the Ralcorp board of directors considered the following factors as generally supporting its decision to approve the Transactions and the Transaction Agreement:

Increased Size and Economies of Scale

•	The increased size, economies of scale and total capabilities of Ralcorp after the Transactions are expected to enable it to improve the cost structure and help increase profitability.

•	The acquisition would create a better opportunity for product diversification due to the broader customer base.

•

The acquisition should offer Ralcorp additional growth opportunities and allow it to engage in additional acquisitions, so long as such acquisitions are consistent with the tax allocation agreement, and generate additional synergies from such acquisitions.

Improved Financial Profile

•	The increased market capitalization of Ralcorp after the Transactions may improve liquidity in its common stock.

•	Anticipated cash flow generation would allow Ralcorp to reduce its debt obligations over time.

•	The acquisition could generate increased visibility in the capital markets, which could enhance the market valuation of Ralcorp’s common stock.

Experienced and Proven Directors and Officers

•

The experienced and proven directors and executive officers of Ralcorp prior to the closing of the Transactions are expected to be the directors and executive officers of Ralcorp immediately following the closing of the Transactions.

Potential Cost Savings

•

The potential positive financial impact resulting from such an acquisition (including the potential achievement of annual net cost savings from the combination) which would benefit Ralcorp’s shareholders.

Tax Treatment

•

The board of directors considered the fact that the Merger is intended to be a tax-free reorganization for U.S. federal income tax purposes and, accordingly, would not be taxable to either Ralcorp or its shareholders.

Analysis of Financial Advisor

•	The board of directors evaluated the financial analyses and presentations of its financial advisor.

Transaction Agreement

•

The board of directors reviewed the fact that the Transaction Agreement and the aggregate consideration to be paid by Ralcorp pursuant to the Transaction Agreement was the result of extensive arms-length negotiations between Ralcorp and Kraft and each party’s financial and legal advisors.

•

The fact that the Transaction Agreement allows the board to accept a superior proposal upon payment of a termination fee of $60.0 million and reimbursement to Kraft of certain expenses under certain circumstances.

Ralcorp’s board of directors considered the following factors as generally weighing against its decision to recommend the Transaction Agreement:

•	the fact that current Ralcorp shareholders as a group would control less than a majority of Ralcorp after consummation of the Transactions;

•	the challenges and difficulties, foreseen and unforeseen, relating to integrating the Post cereals business with Ralcorp’s current operations;

•

the possibility of management and employee disruption associated with the Transactions and integrating the operations of the companies, including the risk that, despite Ralcorp’s intention to retain such personnel, key management of the Post cereals business might not be employed with Ralcorp after the Transactions;

•	the risk that the Transactions and integration may divert management attention and resources away from other strategic opportunities and from operational matters;

•	the risk that the potential benefits sought in the Transactions might not be fully realized or realized within the expected time frame;

•

the fact that, in order to preserve the tax-free treatment of the Transactions, Ralcorp would be required to abide by certain restrictions that could reduce its ability to engage in certain future business transactions that might be advantageous;

•

the risk that the Transactions might not receive the necessary regulatory approvals and clearances to complete the Transactions or that governmental authorities could attempt to condition their approval of the Transactions on compliance with certain burdensome conditions or that regulatory approvals may be delayed;

•	the risks associated with the Post cereals business operations;

•	the potential consequences that could result from Ralcorp’s indebtedness following consummation of the Transactions;

•	the fact that certain provisions of the Transaction Agreement may dissuade third parties from seeking to acquire Ralcorp or otherwise increase the cost of any potential acquisition;

•	the fact that under the Transaction Agreement, Ralcorp may be required to pay Kraft a termination fee and reimburse Kraft for certain expenses under certain circumstances;

•	the risk that the Transactions may not be completed in a timely manner or at all; and

•	the other risks described under the section entitled “Risk Factors.”

The foregoing discussion of the information and factors considered by Ralcorp’s board of directors is not exhaustive, but includes all material factors considered by the board of directors of Ralcorp, including factors that support the Transactions as well as those that weigh against it. In view of the wide variety of factors considered by Ralcorp’s board of directors in connection with its evaluation of the Transactions and the complexity of these matters, the board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. Rather, Ralcorp’s board of directors based its recommendation on the totality of the information presented to and considered by it. Ralcorp’s board of directors evaluated the factors described above, including asking questions of Ralcorp’s senior management as well as its legal and financial advisors. In considering the factors described above, individual members of Ralcorp’s board of directors may have given different weights to different factors.

It should be noted that this explanation of the Ralcorp board’s reasoning and other information presented in this section is in part forward-looking in nature and, therefore, should be read in light of the factors discussed in “Cautionary Statement on Forward-Looking Statements” and “Risk Factors.”

Ralcorp Special Meeting and Shareholder Vote

The board of directors of Ralcorp has approved the Transaction Agreement, the Merger and the other Transactions and has recommended that Ralcorp shareholders approve the issuance of Ralcorp common stock in connection with the Merger, which is a condition to the Merger and the other Transactions, and, if necessary or appropriate, vote for the adjournment of the special meeting to solicit additional proxies for the proposal.

Ralcorp has scheduled a special meeting of its shareholders to be held on [•], 2008 in order to obtain shareholder approval of the issuance of shares of Ralcorp common stock in connection with the Merger. Shareholders of record of Ralcorp common stock at the close of business on June 13, 2008, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting and any adjournments thereof. Shareholders are entitled to one vote on each matter submitted to the shareholders for each share of Ralcorp common stock held as of the record date.

Shareholders entitled to vote at the special meeting may take action on a matter at the special meeting only if a quorum of shares held by such shareholders exists with respect to that matter. The presence at the meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Ralcorp common stock entitled to vote at the special meeting will constitute a quorum for the transaction of business at the special meeting. If a share is represented for any purpose at the special meeting, it will be deemed present for purposes of determining whether a quorum exists.

Under the rules that govern brokers who have record ownership of shares that are held in brokerage accounts for their clients, who are the beneficial owners of those shares, brokers typically have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. Absent specific instructions from the beneficial owner of the shares, however, brokers are not allowed to exercise their voting discretion with respect to the approval of non-routine matters, such as the issuance of the Ralcorp common stock in connection with the Merger. Proxies submitted without a vote by brokers on these matters are referred to as “broker non-votes.”

Abstentions are counted as present and entitled to vote for purposes of determining a quorum. An abstention from voting will have the same affect as a vote against the issuance of Ralcorp common stock in connection with the Merger. Under New York Stock Exchange listing standards, broker non-votes will be excluded from the tabulation of votes cast, and therefore will not affect the outcome of the vote (except to the extent such broker non-votes result in a failure to obtain total votes cast on the proposal representing more than 50% in interest of all shares entitled to vote thereon as required by New York Stock Exchange listing standards).

The issuance of Ralcorp common stock in connection with the Merger must be approved by a majority of the votes cast by the holders of Ralcorp common stock (provided that the total vote cast on the proposal represents over 50% in interest of all securities entitled to vote on the proposal). If Ralcorp’s shareholders fail to approve the issuance of shares of Ralcorp common stock in connection with the Merger upon a vote at the Ralcorp special meeting, each of Kraft and Ralcorp will have the right to terminate the Transaction Agreement, as described under “The Transaction Agreement—Termination of the Transaction Agreement.”

In connection with the special meeting of Ralcorp shareholders, Ralcorp included in its proxy statement certain additional information regarding Ralcorp, including a summary of the financial analysis that its financial advisor reviewed with Ralcorp’s board of directors, as well as certain financial forecasts for the Post cereals business and Ralcorp’s existing business that were created by Ralcorp exclusively for consideration by Ralcorp’s board of directors in its consideration of the Transactions and by Ralcorp’s financial advisor in connection with its financial analysis.

Kraft’s Reasons for the Transactions

As discussed in the section entitled “Background of the Transactions,” from time to time Kraft’s board of directors and senior management have reviewed Kraft’s portfolio of businesses and considered possible disposition and merger opportunities. As a result of that process, and in connection with its transformation plan announced in February, 2007, Kraft decided that the Post cereals business was not a long term strategic fit with its larger portfolio and that, without the Post cereals business, Kraft could better concentrate on its remaining businesses.

In addition, in reaching its decision to approve the Transaction Agreement and the Transactions, Kraft’s board of directors consulted with Kraft’s senior management as well as Kraft’s legal and financial advisors and considered a wide variety of factors, including the material factors listed below, as generally supporting its decision:

•

The board’s expectation that the Transactions will generally result in tax-free treatment to Kraft and Kraft’s shareholders, while the sale of the Post cereals business for cash would be taxable to Kraft.

•

That because the merger consideration is payable in the form of Ralcorp common stock, Kraft shareholders can have the opportunity to participate in Ralcorp, and the Post cereals business, after the Transactions. In that regard, the board of directors of Kraft understood that general stock market conditions and the performance of Ralcorp’s business may cause the merger consideration to fluctuate, perhaps significantly, but was of the view that on a long-term basis it would be desirable for Kraft shareholders to have an opportunity to retain some continuing investment in Ralcorp after the Transactions.

•	The benefits to Kraft of receiving $300.0 million in cash proceeds of the Bank Debt and approximately $662.2 million in aggregate principal amount of Debt Securities.

•

The financial analyses presented to Kraft’s board at the Kraft board meeting on November 12, 2007, including presentations by senior management and Kraft’s financial advisors Centerview Partners and Blackstone Advisory Services L.P.

•	The reports of Kraft’s senior management regarding their due diligence review of Ralcorp’s business.

•

The review by the board of directors with Kraft’s legal and financial advisors of the structure and terms of the Transaction Agreement and the ancillary agreements, including the parties’ representations, warranties and covenants, the conditions to their respective obligations and the termination provisions, as well as the likelihood of consummation of the Transactions and the board’s evaluation of the likely time period necessary to close the Transactions.

In the course of its deliberations, the Kraft board of directors also considered a variety of risks and other potentially negative factors, including the following:

•

That, while the Transactions are expected to be completed, there is no assurance that all conditions to the parties’ obligations to complete the Transactions will be satisfied or waived, and as a result, it is possible that the Transactions might not be completed.

•

Risks relating to integrating the Post cereals business with Ralcorp’s current operations and the potential effects on the value of the Ralcorp common stock to be received in the Merger as noted above.

•

That Kraft, prior to the completion of the Transactions, is required to conduct the Post cereals business in the ordinary course, subject to specific limitations and exceptions, which could delay or prevent Kraft from undertaking business opportunities that may arise prior to the completion of the Transactions.

•	Risks of the type and nature described under the section entitled “Risk Factors.”

Kraft’s board of directors considered all of these factors as a whole and, on balance, concluded that they supported a favorable determination to approve the Transaction Agreement and the Transactions. The foregoing discussion of the information and factors considered by the board of directors of Kraft is not exhaustive. In view of the wide variety of factors considered by the board in connection with its evaluation of the Transactions and the complexity of these matters, the board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. The board evaluated the factors described above, among others, and reached a consensus to approve the Transaction Agreement and the Transactions. In considering the factors described above and any other factors, individual members of the board may have viewed factors differently or given different weight or merit to different factors.

Interests of Certain Persons in the Transactions

The directors and officers of Kraft, Splitco and Ralcorp will receive no extra or special benefit that is not shared on a pro rata basis by all other holders of Kraft common stock or Ralcorp common stock in connection with the Transactions. As with all holders of shares of Kraft common stock, if a director or officer of Kraft, Splitco or Ralcorp owns shares of Kraft common stock, directly or indirectly, such person may participate in the split-off.

Accounting Treatment of the Merger

SFAS No. 141 Business Combinations requires the use of the purchase method of accounting for business combinations. In applying the purchase method, it is necessary to identify both the accounting acquiree and the accounting acquiror. In a business combination effected through an exchange of equity interests, such as the Merger, the entity that issues the interests (Ralcorp in this case) is generally the acquiring entity. In identifying the acquiring entity in a combination effected through an exchange of equity interests, however, all pertinent facts and circumstances must be considered, including the following:

•

The relative voting interests of Ralcorp after the Transactions. In this case, shareholders of Kraft are expected to receive approximately 54% of the equity ownership and associated voting rights in Ralcorp after the Transactions.

•

The composition of the governing body of Ralcorp after the Transactions. In this case, the composition of the board of directors of Ralcorp following the Merger will be comprised of the members of the board of directors of Ralcorp immediately prior to the consummation of the Merger.

•	The composition of the senior management of Ralcorp after the Transactions. In this case, Ralcorp’s senior management following the Merger will be the same as Ralcorp’s current management team.

Ralcorp’s management has determined that Ralcorp will be the accounting acquiror in this combination based on the facts and circumstances outlined above. Ralcorp will apply purchase accounting to the assets and liabilities of the Post cereals business and Ralcorp Mailman upon consummation of the Merger. Upon completion of the Transactions, the historical financial statements will reflect only those of Ralcorp.

Regulatory Approvals

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (the “HSR Act”), and the rules promulgated under the HSR Act by the Federal Trade Commission, the parties must file notification and report forms with the U.S. Federal Trade Commission and the Antitrust Division of the Department of Justice and observe specified waiting period requirements before consummating the acquisition. Ralcorp and Kraft each filed the requisite notification and report forms with the Federal Trade Commission and the Antitrust Division. On January 29, 2008, Ralcorp announced that the U.S. Federal Trade Commission granted early termination of the waiting period under the HSR Act. In addition, Ralcorp has also received clearance for the Transactions under the Competition Act (Canada). The antitrust related regulatory approvals necessary for the Transactions have therefore been obtained.

Federal Securities Law Consequences; Resale Restrictions

Ralcorp common stock issued in accordance with the Transaction Agreement will not be subject to any restrictions on transfer arising under the Securities Act of 1933, except for shares issued to any Kraft shareholder who may be deemed to be an “affiliate” of Splitco for purposes of Rule 145 under the Securities Act of 1933. The Transaction Agreement requires Kraft to use its reasonable best efforts to cause those affiliates to agree not to transfer any Ralcorp common stock received in accordance with the Transaction Agreement except in compliance with the resale provisions of Rule 144 or Rule 145 under the Securities Act of 1933 or as otherwise permitted under the Securities Act of 1933.

In connection with the Distribution, Kraft may be deemed to be an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933.

No Appraisal or Dissenters’ Rights

None of Ralcorp, Ralcorp Mailman, Kraft or Splitco shareholders will be entitled to exercise appraisal rights or to demand payment for their shares in connection with the Transactions.

THE TRANSACTION AGREEMENT

The following is a summary of the material provisions of the Transaction Agreement. This summary is qualified in its entirety by the Transaction Agreement, which is incorporated by reference herein. The rights and obligations of the parties are governed by the express terms and conditions of the Transaction Agreement and not by this summary or any other information included in this document. You are urged to read the Transaction Agreement carefully and in its entirety. The summary of the Transaction Agreement has been included to provide shareholders with information regarding its material terms and provisions. This summary is not intended to provide any other factual information about Ralcorp, Ralcorp Mailman, Kraft, Splitco or their subsidiaries or the Post cereals business. Such information can be found elsewhere in this document and in the public filings that Ralcorp and Kraft make with the SEC, which are available without charge at http://www.sec.gov. See also “Where You Can Find More Information; Incorporation by Reference.”

Overview

Pursuant to the Transaction Agreement, Kraft will consolidate the Post cereals business under a wholly owned subsidiary of Kraft (“Splitco”). In addition, prior to the split-off, Kraft will retain the proceeds of the $300.0 million in Bank Debt that Splitco will assume, and Kraft will receive approximately $662.2 million in Debt Securities issued by Splitco. On the closing date of the Transactions Kraft will spin-off or split-off Splitco. Splitco will then be merged with and into Ralcorp Mailman and holders of Splitco common stock will be issued shares of Ralcorp common stock. After consummation of the Merger, Ralcorp Mailman will merge with and into Ralcorp and the Bank Debt and Debt Securities will become debt obligations of Ralcorp. See “The Transactions” and “Bank Debt and Debt Securities.”

The Newco Contribution

Transfer of Assets

Under the terms of the Transaction Agreement, Kraft will transfer or cause to be transferred to Newco all of Kraft’s and its affiliate’s right, title and interest in the U.S. assets of the Post cereals business described below plus the amount of cash necessary for the Modesto Purchase (defined below) and the purchase of certain assets related to the conduct of the Post cereals business in countries other than the United States, which this document refers to as the “Newco Contribution.” The assets to be transferred include, with certain exceptions:

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all inventory as of the Contributions relating exclusively to the Post cereals business, including raw materials, packaging materials, work-in-process, goods in transit, supplies and finished products;

•

all commitments and orders for the purchase of products from Kraft and its subsidiaries that have not been shipped as of the Contributions as well as the portion of any other purchase order of Kraft or its subsidiaries relating to any products of the Post cereals business that have not been shipped as of the Contributions;

•	any accounts receivable relating exclusively to the Post cereals business incurred after the Contributions;

•	certain intellectual property and other similar proprietary rights used by Kraft and its subsidiaries in the Post cereals business;

•

all existing product literature, advertising materials and promotional materials and other books and records relating primarily to the Post cereals business (except Kraft’s and its subsidiaries’ corporate records, tax returns and accounting records), excluding any items Kraft is required to retain by law and to the extent constituting intellectual property, which is governed by a separate section of the Transaction Agreement;

•

all contracts of any nature relating exclusively to the Post cereals business, except to the extent that any third-party consents required to be obtained prior to the assignment have not been obtained by Kraft, but excluding all agreements, arrangements, commitments or understandings, whether or not in writing, between or among Splitco (and any subsidiary of Splitco), on the one hand, and Kraft and its subsidiaries, on the other hand;

•	all machinery, spare parts, equipment and other personal property relating exclusively to the Post cereals business, and certain other specified equipment;

•	certain facilities in Battle Creek, Michigan and Jonesboro, Arkansas that are owned by Kraft and certain facilities in Battle Creek, Michigan that are leased by Kraft;

•

all application systems and software, including all computer software, programs and source disks, and related program documentation, tapes, manuals, forms, guides and other materials, computer hardware and other systems hardware and networking and communications assets, including servers, databases, backups and peripherals, and any laptop, desktop (including monitors) or notebook computers, in each case to the extent used exclusively in the Post cereals business, and certain additional specified items;

•	the assets relating to flexible spending accounts for medical or dependent care expenses under a Kraft benefit plan for “transferring employees”;

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all assets owned by Kraft or any of its affiliates that are expressly contemplated by the tax allocation agreement (described below; see “Additional Agreements—Tax Allocation Agreement”) as assets to be transferred to Splitco or any affiliate of Splitco;

•

all personnel files that relate to a “transferring employee” and are located at the site at which such employee is primarily based, other than performance reviews and other files of a sensitive nature, provided that Kraft will be permitted to retain photocopies of such files;

•

user information or data associated with or derived from the internet websites associated with certain scheduled domain names, to the extent permitted by law and provided that Ralcorp complies with the applicable privacy notices or policies of Kraft;

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all transferable licenses, permits, and other governmental authorizations, in each case, used or held for use exclusively in the conduct of the Post cereals business and all transferable licenses, permits, and other governmental authorizations with respect to or used or held for use primarily in the conduct of the Post cereals business at any of the facilities included in the acquired assets (referred to above in the eighth bullet point of this section), except in each case to the extent that any governmental or third-party consents required to be obtained prior to assignment have not been obtained by Kraft;

•

all rights, causes of action, claims and credits, including guarantees, warranties, indemnities and similar rights in favor of Kraft or any of its subsidiaries, in each case to the extent related primarily to the Post cereals business, any acquired asset or any assumed liability and in each case arising after the closing date, provided that to the extent any such rights relate to any retained business, assets or liabilities of Kraft and its subsidiaries, Kraft and its subsidiaries shall retain its right, title and interest in such matters;

•	all expenses, credits and payments (except for those related to tax) relating exclusively to the Post cereals business prepaid or advanced for periods after the Contributions; and

•	all other assets, properties, rights and goodwill relating exclusively to or used or held for use exclusively in the Post cereals business.

The Transaction Agreement also identifies specific assets that will not be transferred by Kraft as part of the Newco Contribution. These include among other specifically listed assets, any accounts receivables, cash and cash equivalents relating to the Post cereals business prior to the Contributions, and any assets not expressly described as assets of the Post cereals business to be contributed to Newco in the Transaction Agreement.

Assumption of Liabilities

At the same time as the transfer of assets to Newco, with certain exceptions, Newco will assume the liabilities of the Post cereals business described below relating to the U.S. operations of the Post cereals business. These liabilities include, with certain exceptions, liabilities relating to or arising from:

•

all commitments and orders for the purchase of products from Kraft and its subsidiaries that have not been shipped as of the Contributions and any portion of any other purchase order of Kraft or its subsidiaries with respect to products of the Post cereals business that are outstanding as of the Contributions;

•	the accounts payable relating exclusively to the Post cereals business incurred after the Contributions;

•

all contracts of any nature relating exclusively to the Post cereals business, except to the extent that any third-party consents required to be obtained prior to assignment have not been obtained by Kraft, but excluding all agreements, arrangements, commitments or understandings, whether or not in writing, between or among Splitco (and any subsidiary of Splitco), on the one hand, and Kraft and its subsidiaries, on the other hand;

•

owning, leasing or operating all machinery, spare parts, equipment and other personal property included in the acquired assets or owning, leasing, operating or occupying the facilities included in the acquired assets;

•

manufacturer’s coupons relating to products of the Post cereals business, which coupons are issued, granted, delivered or otherwise made available prior to the Contributions and are received by the clearing house for reimbursement more than 60 days after the Contributions or which coupons are issued, granted, delivered or otherwise made available after the Contributions;

•	all trade and consumer promotions, including contests and sweepstakes, relating to products of the Post cereals business to the extent the liability arises after the Contributions;

•	product returns of the Post cereals business received more than 60 days after the Contributions;

•	warranty obligations and product liabilities with respect to products of the Post cereals business sold after the Contributions;

•	customer deductions attributable to invoices with respect to products of the Post cereals business sold after the Contributions;

•	certain losses, liabilities, obligations or responsibilities associated with toxic or hazardous materials or violations of environmental laws, other than certain specified liabilities;

•	certain employment and employee benefits-related liabilities, obligations and commitments relating to the employees of Kraft and its affiliates who are employed primarily in the Post cereals business;

•

certain liabilities, obligations and commitments to be expressly assumed by, or for which responsibility is assigned to, Splitco, Newco or another subsidiary of Splitco pursuant to the Transaction Agreement, the ancillary agreements or any other agreements contemplated by the parties;

•	the Bank Debt, and all fees, expenses and agreements relating to the Bank Debt; and

•	all liabilities, obligations and commitments to be expressly assumed by, or for which responsibility is assigned to Splitco or a Splitco subsidiary pursuant to the tax allocation agreement.

The Transaction Agreement also identifies specific liabilities that will not be transferred by Kraft as part of the Contributions, including any liabilities not expressly described as liabilities of the Post cereals business assumed by Newco in the Transaction Agreement.

Modesto Purchase

The Modesto, California facility is owned by Phenix Management Corporation, a wholly owned direct subsidiary of KFG. Newco will purchase the facility using cash contributed as part of the Newco Contribution for that purpose (the “Modesto Purchase”).

Bank Debt

Immediately prior to the Splitco Contribution (described below), KFG will incur indebtedness from third-party lenders in the form of a bank credit facility and receive the net proceeds thereof in cash in an aggregate amount of $300.0 million. In the event that $300.0 million of Bank Debt proceeds are not available or are not reasonably expected to be available pursuant to the terms of a commitment letter entered into by KFG, Splitco and Ralcorp, as described under “Bank Debt and Debt Securities,” Ralcorp will be entitled to identify alternative financing arrangements (with terms and conditions that are not less favorable to Kraft and KFG than those contemplated in the commitment letter) to replace the Bank Debt, and KFG will be entitled to enter into alternative financing arrangements to replace the Bank Debt. In the event that alternative financing is not available, pursuant to the Transaction Agreement, the Bank Debt may be reduced and the Debt Securities (described below) increased by an equivalent principal amount.

Splitco Contribution

Following the Newco Contribution and the incurrence of the Bank Debt, KFG will transfer its interests in Newco to Splitco in exchange for shares of Splitco common stock, the issuance by Splitco of the Debt Securities and the assumption by Splitco of the obligation to repay the Bank Debt, which this document refers to as the “Splitco Contribution.”

In the Splitco Contribution, Splitco will issue additional shares of Splitco common stock to KFG so that the total number of shares of Splitco common stock issued and outstanding will be 1.1602 multiplied by the number of shares of Ralcorp common stock on a “fully diluted basis,” but in no event will Splitco have less than 30,320,000 total shares outstanding following the Splitco Contribution. The term “fully diluted basis” means Ralcorp’s and Kraft’s estimate of the number of shares of Ralcorp common stock that will be outstanding on the closing date of the Transactions together with the estimated number of shares of Ralcorp common stock that will be issuable on the closing date upon exercise of any options or rights based on the treasury stock method. Ralcorp’s and Kraft’s binding estimate of the number of shares of Ralcorp common stock on a “fully diluted basis” will be made in good faith on the “estimation date” (as described below) using, for the purposes of the treasury stock method calculations,

•	$55.90 per share for the price of Ralcorp common stock for certain specified options; and

•

the volume weighted average trading price of Ralcorp common stock on the NYSE during the ten trading days preceding the estimation date for any options or rights granted between the date of the Transaction Agreement and the closing date of the Transactions.

The Transaction Agreement provides that, unless Ralcorp and Kraft agree on a later date, the “estimation date” will be ten business days prior to the date on which the split-off exchange offer is commenced (if Kraft elects to effect the Distribution as a split-off), or the last trading day that ends at least 20 trading days prior to the date Ralcorp and Kraft expect the date of the Distribution to occur (if Kraft elects to effect the Distribution as a spin-off).

In the Splitco Contribution, Splitco will also issue and deliver to KFG the Debt Securities, which will consist of approximately $662.2 million in aggregate principal amount of debt securities of Splitco. The Debt Securities will have a minimum term of ten years, will not be callable for the first five years of the term, will carry an interest rate and will include other terms as required by market conditions at issuance to permit the Debt Securities to be exchanged for debt obligations of Kraft and then sold to third-party investors at par upon issuance. Upon consummation of the Transactions, the Debt Securities will become debt obligations of Ralcorp.

In the event that financing is not available for the Bank Debt, pursuant to the Transaction Agreement, the Bank Debt may be reduced and the Debt Securities increased by an equivalent principal amount. See “The Transaction Agreement—Bank Debt.” In addition, the amount of the Debt Securities may be adjusted based on a formula designed to ensure that (i) each party is ultimately financially responsible for 50% of the estimated combined costs and expenses of the parties in connection with the exchange or other transfer of the Debt Securities for debt obligations of Kraft and (ii) Ralcorp is ultimately financially responsible for 100% of the estimated combined costs and expenses of the parties in connection with the incurrence of the Bank Debt and the Bank Debt commitment letter, related fee letter and engagement letter.

More specifically, to the extent that the costs and expenses incurred by Splitco and its subsidiaries prior to the closing date of the Transactions in connection with:

•	the exchange and other transfer of the Debt Securities in connection with the External Debt Exchange; and

•	the Bank Debt,

shall exceed 50% of the estimated aggregate amount of the costs and expenses to be incurred by Kraft and its affiliates and Ralcorp and its affiliates in connection with:

•	the exchange and other transfer of the Debt Securities in connection with the External Debt Exchange,

the aggregate principal amount of the Debt Securities will be increased, and to the extent such costs and expenses fall below 50% of such estimated aggregate amount the aggregate principal amount of the Debt Securities will be reduced.

To the extent that the exchange by Kraft of some or all of the Debt Securities for debt obligations of Kraft as of the closing date of the Transactions and the subsequent resale of the Debt Securities to third-party investors at par would not be reasonably practicable without a reduction in the principal amount of the Debt Securities, then the principal amount of the Debt Securities (as adjusted according to the preceding paragraph) will be reduced to the maximum amount that could be so sold (or exchanged and sold) at par and the amount of the reduction will be replaced with additional shares of Splitco common stock having an equivalent aggregate fair market value, except that not more than an additional 6.0 million shares of Splitco common stock may be issued in the Splitco Contribution. Any such additional shares will be distributed along with the other shares of Splitco common stock and converted into the right to receive shares of Ralcorp common stock in the Merger.

Transfer of Equipment

Following the Splitco Contribution and the Non-U.S. Transfer, Ralcorp and Splitco will bear all costs and expenses relating to, and will have the right and responsibility to manage, the transfer of all machinery, equipment and other property included in the acquired assets and located in Kraft’s facilities. Following the Splitco Contribution and Non-U.S. Transfer, Kraft will bear all costs and expenses relating to, and will have the right and responsibility to manage, the transfer of all machinery, equipment and other property not included in the assets acquired by Ralcorp and located in the facilities transferred to Newco.

Termination of Intercompany Agreements

On or prior to the date of the Distribution, Kraft and Splitco will terminate all contracts between Kraft and its subsidiaries, on the one hand, and Splitco and its subsidiaries, on the other hand (except as contemplated by the Transaction Agreement or other agreements executed in connection with the Transaction Agreement).

Delayed Transfer of Assets and Liabilities; Subsequent Transfers

Kraft will not be obligated to transfer any assets, and neither Splitco nor Newco will be obligated to assume any liabilities, that at the time of the Contributions are not capable of being transferred or assumed because a consent or government approval has not been obtained or some other legal impediment to the transfer or assumption has not been removed. However, for 18 months following the closing date of the Transactions, Kraft will use its reasonable best efforts to obtain such consent or governmental approval. The transfer of each of these assets or assumption of each of these liabilities will occur after the respective consent or government approval causing the delay is obtained or the legal impediment is removed without the payment of any consideration.

Internal Spin, Internal Debt Repayment and Internal Debt Exchange

Immediately following the Contributions, KFG will transfer to Kraft all the shares of Splitco common stock held by KFG. In addition, KFG may transfer to Kraft the cash proceeds of the Bank Debt and the Debt Securities in exchange for the retirement of a portion of its outstanding intercompany debt.

Distribution

The Transaction Agreement provides that, at its election, Kraft will either:

•	distribute all of the shares of Splitco common stock on a pro rata basis to the holders of Kraft common stock (in a “spin-off”); or

•	offer to holders of Kraft common stock the right to exchange all or a portion of their Kraft common stock for Splitco common stock (in a “split-off”).

Subsequent to the execution of the Transaction Agreement, Kraft elected to effect the distribution through a split-off.

Any shares of Splitco common stock that are not subscribed for in the split-off would be distributed to Kraft shareholders in a spin-off that would also be consummated on the closing date. In addition, to the extent that the Distribution is effected as a spin-off, up to an aggregate of 100,000 shares of Splitco common stock will be distributed to the holders of Kraft’s deferred stock awards.

Distribution Process

Kraft will deposit all of the outstanding shares of Splitco common stock with the tender offer agent. The tender offer agent will hold the shares for the benefit of the Splitco shareholders pending conversion of such shares into Ralcorp common stock in connection with the Merger. The tender offer agent will deliver the shares of Splitco common stock to the transfer agent. Following the Merger, the transfer agent will distribute the shares of Ralcorp common stock as described in “The Transaction Agreement—Conversion and Exchange of Shares.”

The Merger

Immediately following the Distribution, Splitco will merge with and into Ralcorp Mailman, with Ralcorp Mailman as the surviving company.

The Merger Consideration

The Transaction Agreement provides that each share of Splitco common stock issued and outstanding immediately before the effective time of the Merger will be automatically converted into the right to receive one fully paid and nonassessable share of Ralcorp common stock. Cash will be paid in lieu of fractional shares of Ralcorp common stock in the Merger. See “The Transactions—No Fractional Shares; Exchange of Certificates.”

Conversion and Exchange of Shares

Kraft has appointed a tender offer agent to effect the Distribution and Ralcorp has appointed a transfer agent to effect the conversion of the shares of Splitco common stock in the Merger. Prior to or promptly following the Merger, Ralcorp will deposit with the transfer agent certificates representing Ralcorp common stock to be issued to Splitco shareholders in the Merger. In addition, Ralcorp will make available to the transfer agent cash sufficient to pay cash in lieu of fractional shares.

As soon as reasonably practicable after the effective time of the Merger, to the extent not previously distributed in connection with the Distribution, the transfer agent will mail each holder of record of Splitco common stock a letter of transmittal and instructions for use in effecting the surrender of any shares of Splitco common stock in exchange for Ralcorp common stock and cash in lieu of fractional shares. Upon surrender of any shares of Splitco common stock for cancellation to the transfer agent, together with such duly executed letter of transmittal and any other documents the transfer agent may reasonably require, the holder of such shares of Splitco common stock will be entitled to receive the Ralcorp common stock and cash for any fractional shares.

Upstream Merger

Immediately following the Merger, Ralcorp Mailman will be merged with and into Ralcorp. The separate corporate existence of Ralcorp Mailman will cease and Ralcorp will continue as the surviving corporation.

Non-U.S. Transfer

Immediately following the Upstream Merger, Ralcorp Canada, a Canadian corporation that is wholly owned by Ralcorp, will purchase from Kraft Canada, a Canadian corporation that is wholly owned by Kraft, certain assets relating to the Post cereals business in Canada, including certain facilities in Niagara Falls, Ontario, and Ralcorp Canada will assume certain liabilities relating to the Post cereals business in Canada. Any transferred assets located outside the United States or Canada will similarly be purchased by Ralcorp (or a subsidiary of Ralcorp) from the Kraft affiliate that currently owns them. The transfer of the assets and liabilities located outside the United States is referred to as the “Non-U.S. Transfer.” The purchase price paid in the Non-U.S. Transfer will be the fair market value of the assets and liabilities transferred, and will be paid from cash contributed by KFG in the Newco Contribution.

Closing of the Transactions

It is currently anticipated that the Transactions will be consummated in mid-2008. Completion of the Transactions could be delayed, however, if there is a delay in obtaining the required regulatory approvals or satisfying other conditions to the Transactions. You cannot be assured whether, and on what date, those approvals will be obtained or that the Transactions will be consummated.

See “The Transaction Agreement—Conditions to the Consummation of the Transactions” for a more complete description of the conditions that must be satisfied or waived prior to the closing of the Transactions. Prior to the closing of the Transactions, any of those conditions may be waived at any time, before or after the receipt of Ralcorp shareholder approval for the issuance of Ralcorp common stock in connection with the Merger. Under the agreed terms of the Transaction Agreement, conditions in favor of Kraft may be waived by Kraft in its sole discretion, conditions in favor of Ralcorp may be waived by Ralcorp in its sole discretion, and joint conditions may be waived by both parties acting together.

Effective Time

The effective time of the Merger, which will occur immediately following the Distribution, will be the time and date of the filing of the certificate of merger that will be filed with the Secretary of State of the State of Delaware or at such later time as Ralcorp and Kraft may agree and provide for in the certificate of merger. The effective time of the Upstream Merger, which will occur immediately following the Merger, will be the time and date of the filing of the certificate of merger that will be filed with the Secretary of State of the State of Missouri or at such later time as Ralcorp and Kraft may agree and provide for in the certificate of merger.

Representations and Warranties

The Transaction Agreement contains substantially reciprocal representations and warranties that Kraft and Splitco made to Ralcorp, on the one hand, and Ralcorp and Ralcorp Mailman made to Kraft, on the other hand, as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the Transaction Agreement and may be subject to important qualifications and limitations agreed by Ralcorp, Ralcorp Mailman, Kraft and Splitco in connection with negotiating the terms of the Transaction Agreement or contained in disclosure schedules. These disclosure schedules contain information that modify, qualify or create exceptions to the representations and warranties set forth in the Transaction Agreement. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date and are modified, qualified and created in important part by the underlying disclosure schedules, may be subject to a contractual standard of materiality different from those generally applicable to shareholder communications, or may have been used for the purpose of allocating risk among Ralcorp, Ralcorp Mailman, Kraft and Splitco. For the foregoing reasons, the representations and warranties should not be relied upon as statements of factual information.

The representations and warranties contained in the Transaction Agreement will not survive the closing of the Transactions or a termination of the Transaction Agreement. The representations relate to, among other topics, the following:

•	due organization, good standing and power;

•	authority to enter into and perform the Transaction Agreement and the other agreements executed in connection therewith as well as the execution, delivery and enforceability of such agreements;

•

no conflicts with or violations of governance documents, material agreements or laws as a result of the execution and delivery of the Transaction Agreement and other agreements or the consummation of the Transactions;

•	capital structure;

•	title to tangible assets;

•	real property;

•	intellectual property;

•	litigation and related proceedings;

•	material contracts;

•	compliance with applicable laws;

•	brokers;

•	securities law filings;

•	financial statements;

•	environmental matters;

•	products;

•	customers;

•	employee benefits and labor matters;

•	taxes;

•	condition and sufficiency of the acquired assets;

•	no material adverse effect;

•	business conducted in the ordinary course;

•	inventory;

•	accuracy of information supplied;

•	opinion of the financial advisors to Ralcorp; and

•	inapplicability of anti-takeover statutes.

The term “material adverse effect,” when used with respect to the Post cereals business, is defined in the Transaction Agreement to mean: any circumstance, change, effect, development, condition, occurrence or event that, individually or when taken together with all other such circumstances, changes, effects, developments, conditions, occurrences or events, is materially adverse to, or has a material adverse effect on, the business, financial condition, assets or results of operations of the Post cereals business. With respect to the Post cereals business, the term “material adverse effect” does not include the effect of any circumstance, change, effect, development, condition, occurrence or event:

•	arising out of or affecting the industry in which the Post cereals business operates generally;

•	arising out of or affecting the general economy or financial markets;

•	arising out of changes in law;

•	arising out of acts of war or terrorism;

•	arising out of the announcement of the Transaction Agreement and the ancillary agreements; or

•	arising out of any action taken or not taken by Kraft or its affiliates with the written consent or agreement of, or at the direction of, Ralcorp;

except, with respect to the first four clauses in the preceding list, to the extent that the Post cereals business is materially disproportionately affected as compared to other participants in the same industry.

The term “material adverse effect,” when used with respect to Ralcorp, is defined in the Transaction Agreement to mean: any circumstance, change, effect, development, condition, occurrence or event that, individually or when taken together with all other such circumstances, changes, effects, developments, conditions, occurrences or events, is materially adverse to, or has a material adverse effect on, the business, financial condition, assets or results of operations of Ralcorp. With respect to Ralcorp, the term “material adverse effect” does not include the effect of any circumstance, change, effect, development, condition, occurrence or event:

•	arising out of or affecting the industry in which Ralcorp operates generally;

•	arising out of or affecting the general economy or financial markets;

•	arising out of changes in law;

•	arising out of acts of war or terrorism;

•	arising out of the announcement of the Transaction Agreement and the ancillary agreements;

•	arising out of any action taken or not taken by Ralcorp or its affiliates with the written consent or agreement of, or at the direction of, Kraft; or

•

arising out of the closure of its manufacturing facility in Billerica, Massachusetts and the projection of its results of operation for its fourth quarter ended September 30, 2007 that was provided to Kraft;

except, with respect to the first four clauses in the preceding list, to the extent that the business of Ralcorp is materially disproportionately affected as compared to other participants in the same industry.

Covenants

Each of Ralcorp and Ralcorp Mailman, on the one hand, and Kraft and Splitco, on the other, have undertaken certain covenants in the Transaction Agreement restricting the conduct of their respective businesses between the date the Transaction Agreement was signed and the completion of the Transactions contemplated by the Transaction Agreement. Shareholders are urged to read carefully the sections of the Transaction Agreement entitled “Ordinary Conduct of the Post Cereals Business” and “Ordinary Conduct of Ralcorp’s Business.”

These covenants include:

Best Efforts

Ralcorp, Ralcorp Mailman, Kraft and Splitco have agreed to use their respective best efforts to promptly take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under the Transaction Agreement and applicable laws and regulations to consummate the Transactions. These actions include preparing and filing all necessary documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information and applications and obtaining all necessary approvals, consents, registrations, permits, authorizations and other confirmations to consummate the Transactions. Ralcorp and Kraft also agreed to cooperate and to use their respective best efforts to avoid the entry of, or to have vacated or terminated, any decree, order, or judgment that would restrain, prevent or delay the closing of the Transactions, on or before November 10, 2008, and to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation law that may be asserted by any governmental authority with respect to the Transactions so as to enable the closing to occur as soon as reasonably possible.

Tax Treatment and IRS Ruling

Ralcorp, Ralcorp Mailman, Kraft and Splitco have agreed to use their best efforts to cause the Transactions to qualify for tax-free treatment. To this end, Kraft and Splitco have sought an IRS ruling (which has been obtained) that the Transactions will qualify for tax-free treatment. This ruling was based on customary factual statements, representations and covenants by the parties.

Fees and Expenses

Subject to certain exceptions, the Transaction Agreement provides that all fees and expenses incurred by Kraft, Splitco, or any of their subsidiaries in connection with the Transaction Agreement or other agreements contemplated in connection with the Transactions will be paid by Kraft, whether or not the Transactions are consummated, and all fees and expenses incurred by Ralcorp, Ralcorp Mailman or any of their subsidiaries in connection with the Transaction Agreement or other agreements contemplated in connection with the Transactions will be paid by Ralcorp, whether or not the Transactions are consummated.

In addition, the amount of the Debt Securities may be adjusted based on a formula designed to ensure that,

•

each party is ultimately financially responsible for 50% of the estimated combined costs and expenses of the parties in connection with the exchange or other transfer of the Debt Securities for debt obligations of Kraft; and

•

Ralcorp is ultimately financially responsible for 100% of the estimated combined costs and expenses of the parties in connection with the incurrence of the Bank Debt and the Bank Debt commitment letter, related fee letter and engagement letter.

More specifically, to the extent that the costs and expenses incurred by Splitco and its subsidiaries prior to the closing date in connection with (i) the exchange and other transfer of the Debt Securities in connection with the External Debt Exchange and (ii) the Bank Debt will exceed 50% of the estimated aggregate amount of the costs and expenses to be incurred by Kraft and its affiliates and Ralcorp and its affiliates in connection with the exchange and other transfer of the Debt Securities in connection with the External Debt Exchange, the aggregate principal amount of the Debt Securities will be increased, and to the extent such costs and expenses fall below 50% of such estimated aggregate amount the aggregate principal amount of the Debt Securities will be reduced.

Ralcorp will pay to Kraft a fee of $60.0 million if:

•

Kraft terminates the Transaction Agreement because Ralcorp’s board of directors or any committee thereof withdraws, or modifies in a manner adverse to Kraft or Splitco or publicly proposes to withdraw or modify in a manner adverse to Kraft or Splitco, its approval or recommendation of the

Transaction Agreement or any of the Transactions, fails to recommend to Ralcorp’s shareholders that they give their approval to the issuance of the Ralcorp common stock in connection with the Merger, or approves or recommends, or proposes publicly to approve or recommend, a “Ralcorp Takeover Proposal,” as defined below, or if Ralcorp willfully and materially breaches its non-solicitation covenant summarized below;

•

prior to the approval of the issuance of shares of Ralcorp common stock in connection with the Merger by Ralcorp shareholders, Ralcorp terminates the Transaction Agreement because its board of directors authorizes Ralcorp, subject to complying with the terms of the Transaction Agreement, to enter into a definitive agreement with respect to a “Ralcorp Superior Proposal,” as defined below, and Ralcorp enters into such a definitive agreement; or

•

(x) any person makes a Ralcorp Takeover Proposal that was publicly disclosed prior to the Ralcorp shareholders meeting and thereafter the Transaction Agreement is terminated because shareholder approval is not obtained upon a vote at a Ralcorp shareholders meeting or the closing of the Transactions does not occur prior to November 10, 2008 and (y) within 15 months following such termination Ralcorp enters into a definitive agreement to consummate, or consummates, the transactions contemplated by any Ralcorp Takeover Proposal.

Ralcorp will reimburse Kraft for all its out-of-pocket expenses actually incurred in connection with the Transaction Agreement, the ancillary agreements and the Transactions (not to exceed $15.0 million) if the Transaction Agreement is terminated in the circumstances specified in the foregoing three clauses.

A “Ralcorp Takeover Proposal” means:

•	any proposal for a merger, consolidation, dissolution, recapitalization or other business combination involving Ralcorp;

•	any proposal or offer for the issuance by Ralcorp of over 15% of its equity securities as consideration for the assets or securities of another person; or

•

any proposal or offer to acquire in any manner, directly or indirectly, over 15% of the equity securities or consolidated assets of Ralcorp, or assets or business that constitute over 15% of the consolidated revenues or net income of Ralcorp, in each case other than the Transactions.

A “Ralcorp Superior Proposal” means any bona fide proposal made by a third party to acquire 80% or more of the equity securities or all or substantially all the assets of Ralcorp, pursuant to a tender or exchange offer, a merger, a consolidation, a liquidation or dissolution, a recapitalization, a sale of all or substantially all its assets or otherwise, on terms which the board of directors of Ralcorp determines in its good-faith judgment after consulting with its independent financial advisor:

•

to be superior from a financial point of view to the holders of Ralcorp common stock than the Transactions, taking into account all the terms and conditions of such proposal and the Transaction Agreement (including any proposal by Kraft to amend the terms of the Transactions); and

•	is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal.

Indemnification of Directors and Officers

The Transaction Agreement provides that for a period of at least six years after the effectiveness of the Merger, Ralcorp will indemnify and hold harmless, and provide advancement of expenses to, all past and present directors or officers of Splitco and its subsidiaries, and each individual who prior to the effectiveness of the Merger becomes a director or officer of Splitco and its subsidiaries, to the maximum extent allowed under applicable law in respect of acts or omissions that occurred at or prior to the effectiveness of the Merger, including in connection with the Post cereals business, the Transaction Agreement, other agreements contemplated by the Transaction Agreement or the Transactions.

In addition, pursuant to the Transaction Agreement, Kraft and Splitco made certain covenants to Ralcorp and Ralcorp Mailman. The following summarizes certain of these covenants:

Ordinary Conduct of the Post Cereals Business

Except as provided for in the Transaction Agreement, from the execution date of the Transaction Agreement until the closing date of the Transactions, Kraft and Splitco are required to conduct the Post cereals business in all material respects in the ordinary course and use their reasonable best efforts to preserve intact in all material respects the Post cereals business and relationships with third parties and employees of the Post cereals business. From the execution date of the Transaction Agreement to the closing of the Transactions, Kraft and Splitco agree to (i) manage any trade and consumer promotions and promotion activities or events in the ordinary course and (ii) spend certain capital expenditures and advertising and consumer expenditures and continue certain capacity expansion programs. Except as provided in the Transaction Agreement, Kraft and Splitco will not and will cause their subsidiaries not to, without the prior written consent of Ralcorp (not to be unreasonably withheld):

•

in the case of Splitco, declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than the issuance of shares of Splitco common stock to KFG and the Distribution;

•

in the case of Splitco or its subsidiaries, authorize the issuance of any other securities in lieu of or in substitution for shares of its capital stock or purchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares;

•

in the case of Splitco or its subsidiaries, issue, deliver or sell any shares of its capital stock, any other voting securities or any securities convertible into, any rights, warrants, or options to acquire, any such shares, voting rights or convertible securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units, other than the issuance of shares of Splitco common stock to KFG and the Distribution;

•	in the case of Splitco or its subsidiaries, amend its organizational documents;

•

in the case of Splitco or its subsidiaries, merge or consolidate with, or purchase an equity interest in or a substantial portion of the assets of, any person or any division or business thereof, other than the Contributions, the Non-U.S. Transfer, the Merger or any such action solely between or among Splitco and its wholly owned subsidiaries;

•

make any material change in accounting methods, principles or practices or tax accounting methods, except as required by GAAP, or make any material tax election, in each case solely with respect to the Post cereals business;

•	waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement solely with respect to the Post cereals business;

•	sell or otherwise dispose of or abandon any of the acquired assets except for sales of finished goods inventory and other assets in the ordinary course of business;

•

mortgage, pledge or grant any security interest in any of the acquired assets in connection with the borrowing of money or for the deferred purchase of any property or otherwise permit the imposition of a lien on any of such acquired assets, unless such lien is permitted by the Transaction Agreement or other agreements contemplated by the Transaction Agreement;

•

in the case of Splitco or its subsidiaries, incur any indebtedness other than the Bank Debt or the Debt Securities or make any loans or capital contributions to, or investments other than to any subsidiary of Splitco or Newco, or in the ordinary course of business, or pursuant to the Contributions and Non-U.S. Transfer;

•

other than as required by law, or as required by any Kraft benefit plan in effect on the date of the Transaction Agreement, as effected in the ordinary course of business as would relate to a substantial number of similar situated Kraft employees or for any actions for which Kraft will be solely liable, increase the compensation or amend, adopt, enter into or terminate any benefit plan with respect to any of the employees of the Post cereals business, pay any employee of the Post cereals business any benefit or amount not required by a Kraft benefit plan as in effect on the date of the Transaction Agreement, take any action to accelerate the vesting of any benefit under a Kraft benefit plan or take any other action to fund or secure the payment of compensation under a Kraft benefit plan;

•	other than in the ordinary course of business, enter into, modify in any material respect, amend in any material respect or terminate any material contracts;

•

settle any litigation or other proceeding if Splitco or any of its subsidiaries would be required to pay in excess of $1.0 million following the Contributions, or if such settlement would obligate Splitco or any of its subsidiaries to take any materially adverse action or restrict Splitco or its subsidiaries in any materially adverse respect from taking any action at or after the Merger;

•	engage in any business involving the acquired assets other than the Post cereals business substantially as currently conducted;

•	take any actions that could reasonably be expected to prevent or materially delay the consummation of the Transactions; and

•	authorize, commit or agree to take any of the foregoing actions.

Employee Non-Solicitation

Kraft and its subsidiaries agreed that for one year following the closing of the Transactions, it and its subsidiaries will not hire certain key employees of the Post cereals business. In addition, Kraft agreed that for a period of two years following the closing of the Transactions, it and its subsidiaries will not solicit for employment any employee of the Post cereals business who transfers to Ralcorp, Splitco or one of their respective affiliates at the closing of the Transactions. However, Kraft and its subsidiaries will not be prohibited from hiring any employee who responds to a general solicitation and is not identified in the Transaction Agreement as a key employee or from soliciting any employee who is not identified as a key employee in the Transaction Agreement and whose employment is terminated by Splitco or any of its affiliates.

Non-Competition

For a period of two years following the closing of the Transactions, Kraft agreed that it and its controlled affiliates will not establish or acquire any new businesses within Canada, the United States or Mexico that involve the sale of ready-to-eat dry cereals and granolas that are not marketed as snacks, not including bars such as cereal bars. Pursuant to the Transaction Agreement this non-competition agreement will not prohibit Kraft or its controlled affiliates from:

•	continuing to conduct their current businesses and extensions of those businesses (excluding the Post cereals business);

•	manufacturing products for its own use as ingredients for so long as none of the intellectual property transferred to Ralcorp is being used; or

•

acquiring and owning any interests in entities that compete with the Post cereals business so long as (i) such interests constitute less than 5% of such entity’s voting securities or (ii) such competitive activities constitute less than 30% of the entity’s annual revenues; provided that in the case of clause (ii) Kraft uses its reasonable best efforts to dispose of the businesses that compete with the Post cereals business within one year from the closing of such acquisition, subject to extension in certain circumstances. Kraft will not be required to dispose of any business that competes with the Post cereals business in Mexico that are acquired as part of a multi-category line of business and that are acquired after the one year anniversary of the closing date of the Transactions.

Non-Solicitation by Kraft or Splitco

Neither Kraft nor Splitco are permitted to solicit, initiate or encourage any “Splitco Takeover Proposal,” to participate in any discussions regarding a “Splitco Takeover Proposal,” or to authorize or permit any of their subsidiaries or representatives to do so.

A Splitco Takeover Proposal means:

•	any proposal for a merger, consolidation, dissolution, recapitalization or other business combination involving Splitco, the Post cereals business or the acquired assets;

•	any proposal or offer for the issuance by Splitco of over 15% of its equity securities as consideration for the assets or securities of another entity; or

•

any proposal or offer to acquire in any manner, directly or indirectly, over 15% of the equity securities or consolidated assets of Splitco, the Post cereals business or the acquired assets (as described above under “Transfer of Assets”), or assets or business that constitute over 15% of the consolidated revenues or net income of Splitco, the Post cereals business or the acquired assets, in each case other than the Transactions and other than sales of inventory as of the Contributions relating exclusively to the Post cereals business.

Non-Use of Assigned Key Marks

Subject to certain limitations, Kraft and its subsidiaries agree not to use, license or permit any other entities or persons to use, attempt to register, or register, anywhere in the world, any key marks to be assigned to Ralcorp pursuant to the Transaction Agreement or confusingly similar marks following the closing date of the Transactions.

Kraft Stock Awards

Pursuant to the Transaction Agreement, on or prior to the closing date, Kraft will take all actions necessary to provide that any outstanding stock award held by any employee who is employed by the Post cereals business will become vested for a number of shares upon the closing of the Transactions. The number of shares of Kraft common stock that will vest will be calculated by multiplying the number of shares of Kraft common stock subject to such stock award by a fraction, the numerator of which is the number of years since the stock award was granted and the denominator of which is equal to three; however, under no circumstance will the numerator equal or exceed the denominator.

In addition, pursuant to the Transaction Agreement, Ralcorp and Ralcorp Mailman made certain covenants to Kraft and Splitco. The following summarizes certain of these covenants:

Ordinary Conduct of Ralcorp’s Business

Except as provided for in the Transaction Agreement, from the execution date of the Transaction Agreement until the closing date of the Transactions, Ralcorp is required to conduct its business in all material respects in the ordinary course and use its reasonable best efforts to preserve intact in all material respects its business and relationships with third parties and its employees. Ralcorp will not, without the prior written consent of Kraft (not to be unreasonably withheld):

•

declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than the dividends or distributions by a direct or indirect wholly owned subsidiary of Ralcorp to Ralcorp;

•

authorize the issuance of any other securities in lieu of or in substitution for shares of its capital stock or purchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares; however, Ralcorp has the right to repurchase shares of its capital stock to the extent that shares of Ralcorp’s capital stock have been issued after execution of the Transaction Agreement in connection with the exercise of rights, warrants or options of Ralcorp;

•

issue, deliver or sell any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units, other than the issuance of shares of Ralcorp common stock pursuant to the exercise of stock options outstanding as of the date of the execution of the Transaction Agreement and the grant of options and other equity based awards as compensation in the ordinary course of business, subject to certain limitations;

•	amend its organizational documents;

•

merge or consolidate with, or purchase an equity interest in or a substantial portion of the assets of, any person or any division or business thereof, other than any such action solely between Ralcorp and its wholly owned subsidiaries or an acquisition by Ralcorp for cash not to exceed $310.0 million for an individual acquisition or $450.0 million in the aggregate (i) which after giving effect to such acquisition would not cause Ralcorp’s leverage ratio (as defined in Ralcorp’s credit agreement dated as of December 27, 2005) to exceed 3.50 to 1.00, (ii) which is permitted under the terms of the Bank Debt commitment letter and all other indebtedness of Ralcorp and (iii) which would not result in any requirement to include any additional pro forma or acquired company financial statements in connection with certain securities documents to be filed with the SEC in connection with the Transactions;

•	make any material change in accounting methods, principles or practices or tax accounting methods, except as required by GAAP, or make any material tax election;

•	waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement;

•

sell or otherwise dispose of or abandon any material properties or assets, except for sales of finished goods inventory and other assets in the ordinary course of business, the sale of used or obsolete equipment or real estate, or the sale of accounts receivable;

•

incur any indebtedness for borrowed money, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Ralcorp or any of its subsidiaries, or guaranty any such indebtedness or debt securities of another person or enter into any agreement to maintain any financial statement condition of another person, other than in the ordinary course of business in connection with refinancing any debt or indebtedness, or in the context of an acquisition permitted by the Transaction Agreement;

•

make any loans or capital contributions to, or investments in, any other person than any subsidiary of Ralcorp, or in the ordinary cause of business, or in the context of an acquisition permitted by the Transaction Agreement;

•

increase the compensation or benefits for any officer, director or employee, amend, adopt, enter into or terminate any Ralcorp benefit plan, pay any officer, director or employee of Ralcorp or its affiliates any benefit or amount not required by a benefit plan as in effect on the date of the execution of the Transaction Agreement, take any action to accelerate the vesting of, or payment of, any compensation or benefit under any Ralcorp benefit plan, take any action to fund or in any other way secure the payment of compensation or benefits under any Ralcorp benefit plan, except to the extent required by law, to the extent required by a Ralcorp benefit plan in effect on the date of the Transaction Agreement, as effected in the ordinary course of business, or for changes that, individually and in the aggregate, are not material to Ralcorp and its affiliates;

•	engage in any business outside the food and beverage industry;

•	take any actions that could prevent or materially delay the consummation of the Transactions; and

•	authorize, commit or agree to take any of the foregoing actions.

Employees and Employee Benefits

Ralcorp, Ralcorp Mailman, Kraft and Splitco agreed in the Transaction Agreement to the following:

•

With respect to employees of the Post cereals business who are on leave of absence as of the date of the Distribution who transfer to Ralcorp, Splitco or an affiliate on the date of the Distribution, such employees will continue to be on leave of absence in accordance with Ralcorp’s leave policy.

•

On the date an employee transferring from the Post cereals business to Ralcorp, which this document refers to as a “transferring employee,” pursuant to the Transaction Agreement who was on disability leave at the time of the Distribution subsequently presents himself or herself for active employment, such employee is entitled, under the Transaction Agreement, to an offer of employment by Ralcorp to the same extent Kraft or one of its affiliates would have been obligated to reemploy the employee. Ralcorp will only be required to reemploy or offer continued employment to such an employee if such employee presents himself or herself for active employment within two years of the Distribution or such earlier date permitted in accordance with a collective bargaining agreement, if applicable.

•

As of the date of the Distribution for “transferring employees” not on disability leave, or the date transferring employees on disability leave actually begin active employment with Ralcorp (the “transfer time”), the transferring employees will cease participation in the Kraft benefit plans.

•

During the two-year period following the date of Distribution, Ralcorp will provide the “transferring employees” a base salary and target cash incentives no lower than those provided before such employee’s transfer time. However, Ralcorp is not required to continue to employ any transferred employee for any period of time.

•

During the two-year period following the date of Distribution, Ralcorp will maintain for all U.S. non-represented transferring employees qualified and nonqualified defined benefit pension plans that are at least as favorable with respect to such employee with respect to benefit accrual formulas, vesting and eligibility for retirement and early retirement subsidies as those provided to such employee by Kraft prior to the transfer time and qualified and nonqualified defined contribution plans at least as favorable to such employee with respect to vesting and level of employer contributions as those provided to such employee by Kraft immediately prior to the transfer time. During the two-year period following the date of Distribution, Ralcorp is also required to provide compensation and employee benefits to the non-represented Canadian employees who transfer from the Post cereals business to Ralcorp which are, in the aggregate, no less favorable than those provided to such employee immediately prior to such employee’s transfer time. At and following the Distribution, Ralcorp will provide represented transferring employees with compensation and benefits in accordance with applicable law and collective bargaining agreements.

•

Each U.S. non-represented transferring employee will be eligible to participate in certain of Ralcorp’s employee benefit plans; provided, however, that Ralcorp may amend, modify or terminate any such plans in accordance with their terms. Any transferring employee will be immediately eligible without any waiting period to participate in Ralcorp’s plans available to such transferring employees to the extent coverage under such plan replaces coverage under a comparable Kraft plan in which such employee participated immediately before the transfer time.

•

Each transferring employee will be credited for his or her service determined under the applicable benefit plan with Kraft except for purposes of benefit accrual under any final average pay defined benefit plan and with respect to the subsidized retiree health portion of the Ralcorp Holdings Inc. Health Care Plan, the Ralcorp Holdings Inc. Retirement Plan, the Ralcorp Holdings Inc. Savings Investment Plan and except as would result in the duplication of benefits for the same period of service.

•

If in the two years following the date of the Distribution, Ralcorp or one if its affiliates terminates without cause the employment of any transferring employee, subjects any transferring employee to any indefinite lay-off or any transferring employee voluntarily terminates employment because a condition of continued employment is to relocate to a job site more than 50 miles from such employee’s job site immediately prior to the applicable transfer time, Ralcorp must pay severance to such employee in the amount equal to the greatest of the severance due under the Ralcorp plan, the severance that would have been due under Kraft’s plan, three months’ base salary in the case of an exempt U.S. non-union represented employee, six weeks’ base salary in the case of non-exempt U.S. non-union represented employee or any severance pay required by law. In addition, Ralcorp will be required to offer such terminated employee and his or her covered dependents group health plan coverage under certain circumstances, for a specified limited period of time and subject to certain terms and conditions.

•

Ralcorp will honor and assume all unused vacation and paid time off days of transferring employees that accrued during the calendar year of the transfer time or, to the extent required by law or collective bargaining agreements, that accrued prior to such calendar year.

•

Kraft and its affiliates will retain liability for payment of base salary, wages and overtime for each transferring employee before the transfer time and Ralcorp will assume such responsibilities after the transfer time. Kraft will make a prorated annual bonus payment to each such transferring employee. In addition, Kraft will retain all liabilities and obligations under its benefit plans prior to the transfer time.

•

As of the date of the Distribution, Ralcorp will establish flexible spending accounts for medical and dependent care expenses and will honor and continue through December 31 of the year in which the Distribution occurs the elections made by each transferring employee. Kraft will pay to Ralcorp the net aggregate amount of the account balances for each transferring employee credited to Ralcorp’s flexible spending accounts.

•

Kraft will retain all liability for providing any retiree welfare benefits including life, medical and dental benefits to any transferring employee who retired or satisfied the age and service requirements to become eligible for such benefits prior to the transfer time.

•

Kraft or one of its affiliates will retain all liabilities under the Kraft Canada Inc. Retirement Plan for Niagara Falls Hourly Cereal Division Employees, the Kraft Canada Inc. Retirement Plan for Canadian Salaried Employees and the Kraft Canada Inc. Retirement Plan for Niagara Falls Salaried Cereal Division Employees, as applicable, with respect to benefits accrued by employees of the Post cereals business prior to the transfer time. Following the transfer time, no such employee will accrue any further benefit under such plans and none of the assets of the foregoing plans will be transferred to a Ralcorp retirement plan. On the date of the Distribution, Ralcorp will establish a defined benefit pension plan to provide pension benefits to the represented transferring employees who participated in the Kraft Canada Inc. Retirement Plan for Niagara Falls Hourly Cereal Division Employees immediately prior to the transfer time and a defined contribution benefit plan to provide pension benefits to the non-represented transferring employees who participated in either of the Kraft Canada Inc. Retirement Plan for Canadian Salaried Employees or the Kraft Canada Inc. Retirement Plan for Niagara Falls Salaried Cereal Division Employees. If, during the two-year period following the Distribution, there is a windup or partial wind up of such defined benefit pension plan or defined contribution benefit plan established by Ralcorp that results in a windup or partial windup of the Kraft Canada Inc. Retirement Plan for Niagara Falls Hourly Cereal Division Employees, the Kraft Canada Inc. Retirement Plan for Canadian Salaried Employees or the Kraft Canada Inc. Retirement Plan for Niagara Falls Salaried Cereal Division Employees, Ralcorp will indemnify Kraft and its affiliates from certain losses.

•	With certain exceptions, Ralcorp may amend or terminate any of its employee benefit plans at any time in its discretion or otherwise in accordance with the terms of the relevant plan.

Non-Solicitation

The Transaction Agreement provides that Ralcorp will not, and will not permit its subsidiaries, officers, employees, agents, advisors, directors or other representatives to:

•	solicit, initiate or encourage the submission of a Ralcorp Takeover Proposal (as defined in “Fees and Expenses”); or

•	participate in any discussions or negotiations or take any other actions to facilitate a Ralcorp Takeover Proposal.

However, prior to the vote of the Ralcorp shareholders to approve the issuance of shares of Ralcorp common stock in connection with the Merger, Ralcorp may furnish certain information or participate in negotiations if the failure to take such actions would be inconsistent with the fiduciary duties of the board of directors of Ralcorp to the shareholders of Ralcorp under applicable law, as determined in good faith after consulting with outside legal counsel, in response to a bona fide, written Ralcorp Takeover Proposal:

•

that is made by a person the board of directors determines, in good faith, after consulting with outside counsel and independent financial advisors, is reasonably capable of making a Ralcorp Superior Proposal (as defined in “Fees and Expenses”);

•

that the board of directors of Ralcorp determines, in good faith, after consulting with its independent financial advisor, constitutes or is reasonably likely to lead to a Ralcorp Superior Proposal; and

•	that was not solicited by Ralcorp and that did not otherwise result from a breach of the non-solicitation covenant.

The Transaction Agreement also provides that Ralcorp’s board of directors or any of its committees will not:

•

withdraw or modify in a manner adverse to Kraft or Splitco, or publicly propose to withdraw or modify in a manner adverse to Kraft or Splitco, the approval, recommendation or declaration of advisability by the board of directors of Ralcorp of the Transaction Agreement, the ancillary agreements or any of the Transactions, including the approval of the issuance of shares of Ralcorp common stock in connection with the Merger;

•	approve, adopt or recommend any agreement relating to a Ralcorp Takeover Proposal; or

•	approve, adopt or recommend, or publicly propose to approve, adopt or recommend, any Ralcorp Takeover Proposal.

Notwithstanding the foregoing, if, prior to the Ralcorp shareholder vote to approve the issuance of shares of Ralcorp common stock in connection with the Merger, Ralcorp’s board of directors receives a Ralcorp Superior Proposal, and reasonably determines that failure to take such action would be inconsistent with its fiduciary duties to the shareholders of Ralcorp under applicable law, then on the fifth business day following written notice to Kraft Ralcorp’s board of directors may withdraw or modify its recommendation to the shareholders to approve the issuance of shares of Ralcorp common stock in connection with the Merger and, in connection therewith, recommend such Ralcorp Superior Proposal and may elect to terminate the Transaction Agreement.

In all cases, the Transaction Agreement provides that Ralcorp must promptly advise Kraft orally and in writing of any Ralcorp Takeover Proposal or any inquiry that with respect to or that could lead to any Ralcorp Takeover Proposal, and the identity of the person making any such Ralcorp Takeover Proposal or inquiry and the material terms of any such Ralcorp Takeover Proposal or inquiry.

Stock Exchange Listing

Ralcorp will use its reasonable best efforts to ensure that its shares issued in connection with the Transaction Agreement are approved for listing on the New York Stock Exchange prior to the closing date of the Transactions.

Other Covenants and Agreements

The Transaction Agreement contains certain other covenants and agreements, including covenants (with certain exceptions specified in the Transaction Agreement) relating to:

•	confidentiality and access by each party to certain information about their respective businesses;

•	cooperation with respect to any public announcements regarding the Transactions;

•	cooperation among the parties relating to the prompt preparation and filing of certain required filings with the SEC;

•	cooperation regarding the orderly transition of the acquired assets and assumed liabilities; and

•	the execution and delivery of the ancillary agreements.

Conditions to the Consummation of the Transactions

The respective obligations of Ralcorp, Ralcorp Mailman, Kraft and Splitco to consummate the Transactions are subject to the satisfaction of the following conditions:

•

any waiting period under the HSR Act will have expired or been terminated and either a “no action” notification or an advance ruling certificate will have been received with respect to the Canadian Competition Act (this condition has already been satisfied);

•	the shares of Ralcorp common stock to be issued to the Splitco shareholders in the Merger will have been authorized for listing on the New York Stock Exchange, subject to official notice of issuance;

•

certain required filings with the SEC will have become effective under the Securities Act of 1933 and will not be the subject of any stop order or proceedings seeking a stop order, and if the Distribution is effected in whole or in part as a split-off, the offer period in the exchange offer required by applicable securities laws will have expired or if the Distribution is effected in whole or in part as a spin-off, the applicable notice periods required by applicable stock exchange rules or securities laws will have expired;

•	the Contributions and the Modesto Purchase will have occurred or will occur immediately prior to the effective time of the Merger;

•	Kraft will have irrevocably delivered all of the shares of Splitco common stock outstanding as of the date of the Distribution to the tender offer agent;

•	the ancillary agreements will have been executed and be in full force and effect;

•	the Ralcorp shareholders will have approved the issuance of the Ralcorp common stock in connection with the Merger; and

•	no injunction or order of any court or administrative agency of competent jurisdiction that prohibits the Transactions will be in effect.

In addition, the respective obligations of Kraft and Splitco to consummate the Transactions are subject to the satisfaction of the following conditions:

•

the representations and warranties of Ralcorp, disregarding all qualifications and exceptions relating to materiality, material adverse effect or words of similar import, will be true and correct at and as of the closing date (except for representations and warranties made as of a specified date, which shall be true and correct only as of such specified date), with only such exceptions as would not, individually or in the aggregate, have a material adverse effect on Ralcorp;

•

the representation of Ralcorp that since September 30, 2006, there has not been any circumstance, change, development, condition or event that, individually or in the aggregate, has had or is reasonably likely after the closing date to have a material adverse effect on Ralcorp will be true and correct in all respects on the closing date as if made on such date;

•

Ralcorp and Ralcorp Mailman will have performed or complied in all material respects with their material covenants and agreements required by the Transaction Agreement to be performed or complied with by Ralcorp and Ralcorp Mailman at or prior to the closing date;

•	Ralcorp will have delivered to Kraft an officer’s certificate to the effect that each of the conditions specified in the preceding three bullet points have been satisfied;

•

Splitco will have issued the Debt Securities (or Ralcorp shall have paid the demand note in the principal amount of the Debt Securities in the circumstance that Kraft has in accordance with the Transaction Agreement elected not to effect the Internal Debt Exchange and the External Debt Exchange) to KFG and KFG will have received the proceeds of the Bank Debt (except to the extent the Bank Debt has been replaced with additional Debt Securities);

•	Splitco will have issued the shares of Splitco common stock to KFG and KFG will have distributed the shares of Splitco common stock to Kraft;

•

Kraft will have received written opinions, dated as of the closing date, from its tax counsel to the effect that the Contributions, the Internal Spin, the assumption by Splitco of the Bank Debt, the Internal Debt Repayment, the Distribution, the Merger and the Upstream Merger will result in the intended tax-free treatment; and

•

Kraft will have received a private letter ruling from the IRS satisfactory to Kraft that the Contributions, the Internal Spin, the assumption by Splitco of the Bank Debt, the Internal Debt Repayment, the Distribution, the Merger and the Upstream Merger will result in the intended tax-free treatment (this condition has already been satisfied).

In addition, the respective obligations of Ralcorp and Ralcorp Mailman to consummate the Transactions are subject to the satisfaction of the following conditions:

•

the representations and warranties of Kraft, disregarding all qualifications and exceptions relating to materiality, material adverse effect or words of similar import, will be true and correct at and as of the closing date (except for representations and warranties made as of a specified date, which shall be true and correct only as of such specified date), with only such exceptions as would not, individually or in the aggregate, have a material adverse effect on the Post cereals business;

•

the representation of Kraft that since December 31, 2006, there has not been any circumstance, change, development, condition or event that, individually or in the aggregate, has had or is reasonably likely after the closing date to have a material adverse effect on the Post cereals business will be true and correct in all respects on the closing date as if made on such date;

•

Kraft and Splitco will have performed or complied in all material respects with their material covenants and agreements required by the Transaction Agreement to be performed or complied with by Kraft and Splitco at or prior to the closing date; and

•	Kraft will have delivered to Ralcorp an officer’s certificate to the effect that each of the conditions specified in the preceding three bullet points have been satisfied.

Termination of the Transaction Agreement

The Transaction Agreement may be terminated and the Transactions may be abandoned at any time prior to the closing date in the following manner:

•	by mutual written consent of Kraft and Ralcorp;

•	by either Kraft or Ralcorp if:

•	upon a vote at a duly held shareholders’ meeting the Ralcorp shareholders do not approve the issuance of shares of Ralcorp common stock in connection with the Merger;

•	the closing date does not occur by November 10, 2008; or

•

any law or regulation makes the consummation of the Transactions illegal or otherwise prohibited or any governmental authority takes any action enjoining or prohibiting any material component of the Transactions and such action becomes final and non-appealable;

•	by Kraft if:

•

Ralcorp’s board of directors or any committee thereof withdraws, or modifies in a manner adverse to Kraft or Splitco or publicly proposes to withdraw or modify in a manner adverse to Kraft or Splitco, its approval or recommendation of the Transaction Agreement or any of the Transactions, fails to recommend to Ralcorp’s shareholders that they give the approval of the issuance of shares of Ralcorp common stock in connection with the Merger, or approves or recommends, or proposes publicly to approve or recommend, any Ralcorp Takeover Proposal;

•	Ralcorp willfully and materially breaches its non-solicitation covenants;

•

Ralcorp or Ralcorp Mailman breaches or fails to perform any of its representations and warranties or covenants and agreements contained in the Transaction Agreement, which breach or failure to perform would give rise to the failure of a condition in the Transaction Agreement and could not be cured within 60 days of written notice to Ralcorp of such breach; or

•	any of Kraft’s conditions in the Transaction Agreement become incapable of fulfillment and are not waived by Kraft;

•	by Ralcorp if:

•

Kraft or Splitco breaches or fails to perform any of its representations and warranties or covenants and agreements contained in the Transaction Agreement, which breach or failure to perform would give rise to the failure of a condition in the Transaction Agreement and could not be cured within 60 days of written notice to Kraft of such breach;

•	any of Ralcorp’s conditions in the Transaction Agreement become incapable of fulfillment and are not waived by Ralcorp; or

•

prior to Ralcorp shareholder’s approval of the issuance of shares of Ralcorp common stock in connection with the Merger, if Ralcorp’s board of directors authorizes Ralcorp to enter into a definitive agreement with respect to a Ralcorp Superior Proposal, subject to complying with the terms of the Transaction Agreement, and Ralcorp enters into such definitive agreement at the time of termination of the Transaction Agreement, provided that Ralcorp will be obligated to pay the necessary termination fees and expenses, if applicable.

Effect of Termination

In the event of termination by Kraft or Ralcorp, written notice will be given to the other party and the Transaction Agreement and the ancillary agreements contemplated by the Transaction Agreement will be terminated. Each party will return documents received from the other party.

If the Transaction Agreement is terminated, it will become void and of no effect, except that the provisions related to the obligations to keep information confidential, termination fees and expenses, publicity, the general provisions and the termination section will survive the termination.

Indemnification and Survival

Except as provided in the tax allocation agreement, no representations and warranties, covenants and agreements of Ralcorp, Ralcorp Mailman, Splitco and Kraft will survive the closing date, unless covenants or agreements are by their terms to be performed after the closing date.

After the closing date, Kraft will indemnify Ralcorp, Splitco and their affiliates and respective officers, directors, employees and agents and hold them harmless from and against any loss, liability, claim, cost, damage or expense resulting from liabilities that Ralcorp does not assume pursuant to the Transaction Agreement. Likewise, after the closing date, Splitco and Ralcorp will indemnify Kraft and its affiliates and respective officers, directors, employees, and agents and hold them harmless from and against any loss, liability, claim, cost, damage or expense resulting from liabilities assumed by Ralcorp pursuant to the Transaction Agreement. The amount of losses, liabilities, claims, costs, damages or expenses for which indemnification is provided will be net of any amounts recoverable by insurance policies and tax benefits resulting therefrom.

Amendments and Waiver

No amendment to the Transaction Agreement is effective unless it is in writing and signed by all parties. Except as otherwise provided in the Transaction Agreement, any failure by the parties to comply with any obligation, covenant, agreement or condition therein may be waived by the party entitled to the benefits thereof only by written instrument signed by the party granting such waiver.

BANK DEBT AND DEBT SECURITIES

Bank Debt

Senior Term Loan Facility

Effective November 15, 2007, Ralcorp, KFG, J.P. Morgan Securities Inc. (“JPMorgan”), Banc of America Securities, JPMorgan Chase Bank, N.A. (“JPMCB”) and Bank of America, N.A. (“Bank of America”) entered into a commitment letter and a related engagement and fee letter (collectively, the “financing letters”) with respect to the financing of the Transactions. The commitment letter is subject to execution of loan documentation by November 10, 2008 and other customary conditions, including, subject to exceptions, the absence of any material adverse effect (as this term is described in “The Transaction Agreement—Representations and Warranties”) on the Post cereals business since December 31, 2006. Ralcorp has agreed to pay certain fees to JPMorgan, JPMCB, Banc of America Securities and Bank of America in connection with the commitment letter and has agreed to indemnify such parties against certain liabilities. The following is a summary of certain material terms and provisions of the financing letters.

The financing letters provide that Bank of America and JPMCB will provide a one-year senior term loan facility of $300.0 million, available in a single draw at the closing date and payable at maturity. The loan will initially be made to KFG, but will be assumed by Splitco as part of the Transactions. Upon the assumption by Splitco, KFG will be released from all obligations relating to the Bank Debt. Upon consummation of the Transactions, the Bank Debt will become debt obligations of Ralcorp.

Interest under the Bank Debt will be determined by a component elected by Ralcorp plus a margin. At the election of Ralcorp, interest on the loans under the facility will bear interest at an annual rate equal to the one, two, three or six month (as selected by Ralcorp) LIBOR, as adjusted for statutory reserve requirements, plus a margin of from 0.40% to 0.875%, depending on Ralcorp’s leverage ratio. Alternatively, Ralcorp may elect for the interest rate to be at the greater of (1) the JPMCB prime rate, (2) the secondary market rate for three-month certificates of deposit (adjusted for statutory reserve requirements) plus 1%, and (3) the federal funds effective rate plus 0.5%, in each case plus a margin of from 0.40% to 0.875%, depending on Ralcorp’s leverage ratio.

The lenders will have the right, after consultation with Ralcorp and KFG and subject to certain limitations, to change the structure, terms or pricing of the loan if they determine that such changes are advisable in order to ensure a successful syndication of the loan.

In the event that $300.0 million of Bank Debt proceeds are not available or are not reasonably expected to be available pursuant to the terms of the commitment letter, Ralcorp will be entitled to identify alternative financing arrangements (with terms and conditions that are not less favorable to Kraft and KFG than those contemplated in the commitment letter) to replace the Bank Debt, and KFG will be entitled to enter into alternative financing arrangements to replace the Bank Debt. In the event that alternative financing is not available, pursuant to the Transaction Agreement, the Bank Debt may be reduced and the Debt Securities increased by an equivalent principal amount.

Guarantors

Upon completion of the Upstream Merger, all existing and future material domestic subsidiaries of Ralcorp will guarantee the Bank Debt.

Covenants

The loan agreement will contain customary representations and affirmative and negative covenants of Ralcorp, which are expected to include restrictions on indebtedness; liens; guarantee obligations; mergers, consolidations, liquidations and dissolutions; sales of assets; leases; payment of dividends; capital expenditures;

investments; prepayment of debt; transactions with affiliates; sale and leasebacks; pledge of assets; and changes in lines of business. It is also expected to include a covenant limiting the ratio of Ralcorp’s total debt to adjusted EBITDA (earnings before interest, taxes, depreciation and amortization), on a rolling four-quarter basis, to not more than 3.50 to 1, and require that the ratio of EBIT (earnings before interest and taxes) to gross interest expense be maintained at not less than 3 to 1.

Events of Default

The senior term loan facility will contain customary events of default, including payment defaults, material inaccuracy of representations and warranties, covenant defaults, cross-defaults, bankruptcy events, certain ERISA-related events, material judgments, invalidity of guarantees and a change of control of Ralcorp.

Debt Securities

As part of the consideration for the Splitco Contribution, Splitco will issue and deliver to KFG the Debt Securities which will consist of approximately $662.2 million in aggregate principal amount of debt securities of Splitco. The Debt Securities will have a minimum term of ten years and will not be callable for the first five years of the term. The Debt Securities will carry an interest rate and include other terms as required by market conditions at issuance to permit the Debt Securities to be exchanged for debt obligations of Kraft and then sold to third-party investors at par upon issuance. Upon the consummation of the Transactions, the Debt Securities will become debt obligations of Ralcorp.

Ralcorp and Kraft expect the Debt Securities to be transferred by Kraft as of the closing date to investment banks and/or commercial banks in exchange for debt obligations of Kraft and then to be sold to third-party investors pursuant to an exemption from registration under the Securities Act of 1933 in either a private placement or a “Rule 144A” transaction.

To the extent that the exchange of the Debt Securities for debt obligations of Kraft and the subsequent sale of the Debt Securities to third-party investors at par as of the closing date would not be reasonably practicable without a reduction in the principal amount of the Debt Securities, then the principal amount of the Debt Securities will be reduced to the maximum amount that could be so exchanged and sold at par and the amount of the reduction will be replaced with additional shares of Splitco common stock having an equivalent aggregate fair market value, except that not more than an additional 6.0 million shares of Splitco common stock may be issued in the Splitco Contribution. Any such additional shares will be distributed along with the other shares of Splitco common stock and converted into the right to receive shares of Ralcorp common stock in the Merger.

For a discussion of Ralcorp’s liquidity and capital resources after the Transactions, see “Information on Ralcorp—Ralcorp’s Liquidity and Capital Resources After the Transactions.”

ADDITIONAL AGREEMENTS

Ralcorp, Kraft and Splitco or their respective subsidiaries, in each case as applicable, have entered into or, before the consummation of the Transactions, will enter into, ancillary agreements relating to the Transactions and various interim and on-going relationships between Kraft, Splitco and Ralcorp. The material terms of these agreements are summarized below.

Tax Allocation Agreement

In connection with the proposed Transactions, Ralcorp, Kraft and Splitco entered into a tax allocation agreement that allocates (i) the responsibility for filing tax returns and preparing other tax-related information and (ii) the liability for payment and the benefit of refund or other recovery of taxes. The tax allocation agreement also provides for certain additional representations, warranties, covenants and indemnification provisions relating to the preservation of tax-free treatment of the proposed Transactions. The following is a summary of the material terms and provisions of the tax allocation agreement. This summary is qualified by reference to the complete text of the tax allocation agreement, which is incorporated by reference and is filed as an exhibit to the registration statement of which this document is a part. You are urged to read the agreement in its entirety.

Pre-Distribution/Post-Distribution Taxes

The tax allocation agreement will govern the rights and obligations of Kraft, on the one hand, and Splitco and Ralcorp, on the other hand, after the Distribution with respect to taxes for both pre- and post-Distribution periods. Under the tax allocation agreement, Kraft will generally be required to indemnify Ralcorp for any taxes attributable to all pre-Distribution periods, and Ralcorp will be required to indemnify Kraft for any taxes attributable to all post-Distribution periods.

Distribution–Related Taxes

Ralcorp will generally be required to indemnify Kraft against any tax resulting from, or arising in connection with, the failure of the Transactions to qualify for tax-free treatment (“Transaction Taxes”) to the extent that such tax is attributable to “Prohibited Acts” (described in the following paragraph) or breaches of other covenants or representations made by Ralcorp in the tax allocation agreement. If Kraft should recognize gain on the Distribution for reasons not related to a Prohibited Act or a breach by Ralcorp of certain other covenants and representations, Kraft would be responsible for such taxes and would not be entitled to indemnification by Ralcorp under the tax allocation agreement. If Kraft should recognize gain on the Merger, for reasons not related to a breach by Kraft of a representation or covenant, Kraft would generally be entitled to indemnification by Ralcorp under the tax allocation agreement.

To preserve the intended tax-free treatment of the Distribution, for a two-year period following the date of the Distribution, Ralcorp will be restricted in its ability to do the following (each a “Prohibited Act”):

•	merge or consolidate with any other person;

•

undergo an ownership change of a 2% or greater interest (by vote or value) resulting from a combination of any of the following: (i) adoption, modification or amendment of any employee stock purchase agreement or equity compensation plan, (ii) entering into any negotiations, agreements, understandings or arrangements as determined under Section 355(e) of the Code in connection with Transactions or events that may alone or in the aggregate result in one or more persons acquiring directly or indirectly any interest in Ralcorp stock or (iii) issuance of any stock (or any instrument convertible or exchangeable into stock), other than pursuant to employee equity grants that qualify under certain safe harbors of the Treasury regulations;

•	liquidate or partially liquidate;

•	discontinue the operations of the Post cereals business;

•	sell or transfer all or substantially all of the Post cereals business assets;

•

redeem or otherwise repurchase any of its shares in a manner contrary to IRS guidelines or in any manner contrary to the tax representations made by Ralcorp/Splitco in any tax opinion or private letter ruling; or

•	amend its certificate of incorporation (or other organizational documents), or take any other action, affecting the relative voting rights of its separate classes of stock.

Ralcorp will be permitted to take any of the actions described above if Ralcorp receives the prior written consent of Kraft, not to be unreasonably withheld or delayed, or provides Kraft with a supplemental ruling from the IRS (or, if in the second year following the date of the Distribution, a supplemental tax opinion at Ralcorp’s election) to the effect that a Prohibited Act would not adversely affect the intended tax-free treatment of the Distribution. If Ralcorp takes any of the Prohibited Acts and such acts result in tax-related losses to Kraft, then Ralcorp generally will be required to indemnify Kraft for such losses, without regard to whether Kraft has given Ralcorp prior consent.

Administrative Matters

The tax allocation agreement will set forth Kraft’s and Ralcorp’s respective obligations with respect to the filing of tax returns, the administration of tax contests, assistance, cooperation and other matters.

Transfer Taxes

Ralcorp will be liable for and will indemnify Kraft for any transfer taxes incurred in connection with the Contributions, the Distribution, the Merger and related Transactions (including the Non-U.S. Transfer and transactions undertaken by Kraft and its subsidiaries before the Splitco Contribution for the purpose of facilitating the Splitco Contribution, the Distribution and the Merger) that would be recoverable by Ralcorp or any of their subsidiaries. All other transfer taxes will be shared equally by Kraft and Ralcorp.

Tax Benefit

Kraft and its affiliates are entitled to any tax loss, deduction, credit or refund (“tax benefits”) of any member of the Splitco group arising in the pre-Distribution period. All tax benefits of Kraft and its affiliates arising in the post-Distribution period relating to Splitco will be for the account of Splitco and its subsidiaries. The party responsible for any Transaction Tax is entitled to the economic benefit of any tax benefit of such Transaction Taxes.

Tax Contests

Kraft and Ralcorp agree to notify the other in writing upon becoming aware of any pending or threatened audit, review, examination or any other administrative or judicial proceeding (“tax contests”) concerning any tax return for which the other may be liable under the tax allocation agreement.

Kraft controls any tax contest relating to:

•	a tax return for which it is responsible for preparing and filing;

•	all transfer taxes;

•	all Transaction Taxes assessed against Kraft; and

•	the tax treatment of the Transactions and the Non-U.S. Transfer.

Ralcorp and Splitco control any tax contest relating to:

•	a tax return for which it is responsible for preparing and filing;

•	all Transaction Taxes assessed against either Splitco or Ralcorp;

•

the tax treatment of the Merger, if Ralcorp confirms in writing to Kraft that Ralcorp is responsible for taxes resulting from the tax contest and the tax contest does not involve any other tax detriment for which Kraft would be required to indemnify Ralcorp; and

•	all taxes recoverable by Ralcorp or its affiliates.

Cooperation

Kraft, Splitco and Ralcorp agree to cooperate with all reasonable requests in connection with the preparation and filing of tax returns and tax contests. This cooperation includes the retention of tax related records and the execution of any document necessary or helpful in connection with a tax contest.

Transition Services Agreement

Pursuant to the transition services agreement KFG or its affiliates will provide various transition services to Ralcorp to enable Ralcorp to manage an orderly transition in its operation of the Post cereals business. This summary is qualified by reference to the complete text of the form of transition services agreement, which is incorporated by reference and is filed as an exhibit to the registration statement of which this document is a part.

Under the transition services agreement, transition services are to be provided for one year after the closing date of the Transactions unless otherwise extended for up to two consecutive three-month periods at the option of Ralcorp or terminated and will generally relate to the following:

•	sales;

•	order processing, billing and collections;

•	distribution and logistics;

•	warehousing;

•	consumer response;

•	purchasing;

•	finance systems;

•	contract manufacturing;

•	consulting, in particular with respect to sales and marketing, manufacturing, engineering and research and development;

•	information technology; and

•	payroll processing.

In addition, upon Ralcorp’s request and subject to some limitations, KFG or its affiliates will use commercially reasonable efforts to provide to Ralcorp the benefits of contracts relating to the Post cereals business that cannot be assigned to Newco.

Ralcorp will indemnify, defend and hold Kraft, its affiliates, their officers, directors and employees, harmless against any losses, liabilities and expenses arising from or in connection with the provision of transition services by KFG or its affiliates. KFG will indemnify, defend and hold Ralcorp, its affiliates, their officers, directors and employees, harmless against any losses arising from or in connection with the provision of transition services by KFG or its affiliates to the extent the losses are caused by the gross negligence or intentional misconduct of KFG or its affiliates. Except to the extent direct or incidental damages are caused by the gross negligence, fraudulent acts or intentional misconduct of a party or its affiliates, indemnification liability will be limited to actual damages which will not exceed the total compensation actually paid to KFG under the transition services agreement.

The transition services agreement may be terminated by either party immediately upon notice to the other party if:

•	either party suspends or discontinues its business operations;

•	either party becomes insolvent or bankrupt, or a receiver or trustee is appointed for either party; or

•	either party defaults in any material respect in the performance of the agreement and fails to cure or take reasonable steps to cure the breach within 30 days after receiving notice of such breach.

Under the transition services agreement, Ralcorp will pay KFG for the transition services provided within 30 days of receipt of an invoice relating to such services.

Master External Manufacturing Agreements

KFG and Ralcorp will enter into master external manufacturing agreements setting forth the terms and conditions for the manufacture, process and package of certain products by one party as external manufacturer for the receiving party. In some cases KFG will be, and in others Ralcorp or one of its affiliates will be, the external manufacturer. With limited exceptions as noted below, the terms and provisions of the master external manufacturing agreements are reciprocal in nature. This summary is qualified by reference to the complete text of the forms of master external manufacturing agreements, which are incorporated by reference and are filed as exhibits to the registration statement of which this document is a part.

Under the master agreements, the external manufacturer will manufacture, process and package certain products for the receiving party for a term to be determined, subject to a single one year renewal period at the discretion of the receiving party. The master agreements may be terminated by the receiving party upon 90 days prior notice to the external manufacturer. Additionally, either party may terminate the master agreement or any project agreement entered into thereunder, in the event of certain defaults by the other party, including:

•	the failure to comply with or to perform any material provisions of the master agreement, subject to certain cure periods;

•	insolvency or bankruptcy, or the appointment of a receiver or trustee;

•	the material breach of a representation or warranty made in the master agreement; or

•

the external manufacturer or any product or service of the external manufacturer becoming subject to adverse publicity, which in the reasonable judgment of the receiving party is or is likely to be materially detrimental to the receiving party or the intended purpose of the master agreement.

The receiving party will indemnify, defend and hold the external manufacturer, its employees and agents, harmless against any claims, expenses or losses of the external manufacturer as a result of a breach of any representation or warranty made by the receiving party in the master agreement or the action or failure to take action by the receiving party, its employees, agents or subcontractors in the performance thereunder. The external manufacturer will indemnify, defend and hold the receiving party, its employees and agents, and/or any direct or indirect customer of the receiving party, harmless against any claims, expenses or losses (i) arising from claims brought by a governmental authority or other third party concerning products (and/or packaging) that do not meet certain specifications or quality standards or are adulterated or misbranded within the meaning of the food and drug laws of the United States and Canada or (ii) that may arise from a breach of any representation or warranty made by the external manufacturer in the master agreement or the action or failure to take action by the external manufacturer, its employees, agents or subcontractors in the performance thereunder. Neither party will be liable to the other for any incidental, consequential, special or punitive damages in excess of $6.0 million dollars per occurrence or incident.

Under the master agreement in which Ralcorp will serve as the external manufacturer, Ralcorp will be restricted in its production of a certain cracker product that is similar to the Nabisco branded Triscuit crackers to be produced under a project agreement (the “emulation”). Ralcorp will be entitled to continue producing its cracker product provided it does not use any of KFG’s confidential or proprietary information, including any KFG recipe, formula, processing technique or technical know how. Additionally, the master agreement requires that Ralcorp not use any equipment to be acquired under the Transaction Agreement to produce the emulation during the term of the master agreement and for a period of two years thereafter. Furthermore, absent a force majeure event with respect to certain Ralcorp facilities, Ralcorp will be restricted from using such equipment to produce the emulation for an additional two-year period.

Project Agreements

The terms and provisions of the project agreements to be entered into under the master external manufacturing agreements are reciprocal in nature and include a term to be determined as required for the particular product to be manufactured thereunder, subject to a single one-year renewal period upon notice by the receiving party three months prior to the expiration of the initial term. A project agreement may be terminated by the receiving party upon 90 days notice to the external manufacturer. This summary is qualified by reference to the complete text of the form of project agreement, which is incorporated by reference and is filed as an exhibit to the registration statement of which this document is a part.

The receiving party will pay standard costs plus 6% for the services performed and products produced under a project agreement. The external manufacturer may not increase margins or direct labor or overhead costs during the initial term of a project agreement but the costs for packaging and raw materials are subject to adjustment every six months. All reasonable costs incurred by the external manufacturer in connection with line trials and operation startup will be billed separately and payable by the receiving party.

Within 60 days after the execution of a project agreement, the receiving party will be required to provide the external manufacturer an exit plan with product volume build up and target shutdown dates for individual production lines and a preliminary non-binding schedule for removal from the plant, as the case may be, by Ralcorp, of all the assets and equipment it is acquiring pursuant to the Transaction Agreement, or by KFG, of all the assets and equipment not to be transferred to Ralcorp pursuant to the Transaction Agreement. The external manufacturer will be restricted, without the receiving party’s consent, from using any equipment owned by the receiving party for the manufacturing of any other products or for any other purpose other than the manufacturing of the product subject to the project agreement.

OWNERSHIP OF RALCORP COMMON STOCK

The following table and footnotes set forth as of June 6, 2008 the beneficial ownership, as defined by regulations of the SEC, of Ralcorp common stock held by:

•	each person or group of persons known to Ralcorp to own beneficially more than 5% of the outstanding shares of Ralcorp common stock;

•	each director and executive officer of Ralcorp; and

•	all current directors and executive officers of Ralcorp as a group.

A person is deemed to have “beneficial ownership” of any shares of common stock of Ralcorp when a person or persons has the right to acquire them (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. Except as otherwise noted, the listed entities and individuals have sole investment power and sole voting power as to all shares of Ralcorp common stock set forth opposite their names. All information is taken from or based upon ownership filings made by such persons with the SEC or upon information provided by such persons.

The following table also sets forth the estimated percentage of shares outstanding beneficially owned by the listed Ralcorp shareholder or group of Ralcorp shareholders using the number of shares beneficially owned as of June 6, 2008 and assuming consummation of the Merger and the issuance of shares of Ralcorp common stock pursuant to the Transaction Agreement and that no Ralcorp shareholders are exchanging any shares of Kraft in the Transactions. An asterisk in the column listing the percentage of shares outstanding indicates that the person owns less than 1% of the common stock outstanding. Ralcorp is holding a special meeting of its shareholders in order to obtain shareholder approval of the issuance of shares of Ralcorp common stock in connection with the Merger.

Shares of Ralcorp Common Stock

Name	Number of Shares (1)		Exercisable Options (2)	% of shares outstanding (3)	% of shares outstanding immediately after consummation of the Merger
5% Shareholders:
BAMCO Inc. 767 Fifth Avenue, 49th Floor New York, NY 10153	1,833,750	(4)	N/A	7.10%	3.3%

Bank of New York Mellon Corporation One Wall Street, 31st Floor New York, NY 10286	1,625,941	(5)	N/A	6.27%	2.9%

Keeley Asset Management Corp. 401 S. LaSalle Street, Suite 1201 Chicago, IL 60605	1,550,324	(6)	N/A	6.01%	2.8%

Directors:
Bill G. Armstrong	2,000		17,781	*	*
David R. Banks	6,000		30,631	*	*
Jack W. Goodall	40,000		30,631	*	*
David W. Kemper	9,000		30,631	*	*
Richard A. Liddy	5,000		30,631	*	*
Joe R. Micheletto	303,046		10,070	1.2%	*
J. Patrick Mulcahy	5,000		10,000	*	*
William P. Stiritz (7)	888,260		235,621	4.4%	2.0%
David R. Wenzel	0		10,000	*	*
Kevin J. Hunt (8)	63,644		100,383	*	*
David P. Skarie (8)	69,975		120,110	*	*
				*	*

Name	Number of Shares (1)	Exercisable Options (2)	% of shares outstanding (3)	% of shares outstanding immediately after consummation of the Merger
Other Executive Officers:
Thomas G. Granneman (9)	26,663	77,107	*	*
Richard R. Koulouris	32,125	36,843	*	*
Richard G. Scalise	30,000	0	*	*
Ron D. Wilkinson	31,793	59,115	*	*
Charles G. Huber	25,749	26,988	*	*
Scott D. Monette	28,479	40,265	*	*
All Directors and Executive Officers as a Group (17 people)	1,566,734	866,807	9.4%	4.3%

1.	In addition to shares held directly, for Ralcorp officers—Messrs. Hunt, Skarie, Granneman, Koulouris, Scalise, Wilkinson, Huber and Monette—the number of shares includes the following:

•

Restricted stock granted to the officers. Restricted stock awards are valued by multiplying the closing market price of the common stock on the date of grant by the number of shares awarded. Ralcorp pays dividends on shares of restricted stock at the same rate, if any, as paid to all shareholders. Dividends are held in an account bearing interest at the prime rate until restrictions lapse. Details regarding 2004 restricted stock awards are contained in Ralcorp’s 2004 Proxy Statement filed with the SEC on December 14, 2004. Details regarding the 2007 restricted stock awards are contained in Ralcorp’s 2007 Proxy Statement filed with the SEC on November 29, 2007.

•

Shares (or share equivalents) held indirectly in the SIP, Executive Savings Investment Plan (Executive SIP) and Deferred Compensation Plan for Key Employees. Shares in the SIP and Executive SIP are held in a separate fund in which participants acquire units. The fund also holds cash and short-term investments. The shares reported for a participant approximate the number of shares in the fund allocable to that participant and fluctuate due to the cash in the fund and the price of Ralcorp’s common stock.

2.	Shares that could be acquired by exercising stock options and stock appreciation rights through June 6, 2008. Options and stock appreciation rights granted to a director become exercisable upon that director’s termination, retirement, disability or death. Upon the exercise of stock appreciation rights only a net number of shares are issued; however, the table reports the full number of stock appreciation rights. Note: 5% shareholders do not hold any options.
3.	For purposes of computing the percentage of outstanding shares of common stock of Ralcorp held by each person or group of persons named above, any shares which a person or persons have the right to acquire within 60 days after the date this document are deemed to be outstanding but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. As a result, the percentage of outstanding shares of any person as shown in the table does not necessarily reflect the person’s actual voting power at any particular date. An asterisk in the column listing the percentage of shares outstanding indicates that the person owns less than 1% of the common stock outstanding.
4.	These securities are owned by three investment groups and one individual. As reported in the Schedule 13G filed with the SEC on February 14, 2007, Baron Capital Group, Inc. and Ronald Baron are parent holding companies. BAMCO, Inc. and Baron Capital Management, Inc. are registered investment advisers. Baron Growth Fund is an investment company. Baron Capital Group, Inc. and Ronald Baron disclaim beneficial ownership of shares held by their controlled entities (or the investment advisory clients thereof) to the extent such shares are held by persons other than Baron Capital Group, Inc. and Ronald Baron. BAMCO, Inc. and Baron Capital Management, Inc. disclaim beneficial ownership of shares held by their investment advisory clients to the extent such shares are held by persons other than BAMCO, Inc., Baron Capital Management, Inc. and their affiliates. BAMCO, Inc. has shared voting power with respect to 1,647,750 shares.

5.	As reported by the beneficial owner in a filing dated October 31, 2007 with the SEC. Bank of New York Mellon Corporation has sole voting power with respect to 1,594,328 shares, shared voting power with respect to 5,700 shares and no voting power with respect to 25,913 shares.
6.	As reported by the beneficial owner in a filing dated October 23, 2007 with the SEC. Keeley Asset Management Corp. has sole voting power with respect to 1,473,204 shares.
7.	Includes 11,811 shares of restricted stock which become released from restriction upon Mr. Stiritz’s leaving Ralcorp’s board of directors. Also includes 18,333 shares of common stock owned by Mr. Stiritz’s wife.
8.	In addition to being directors, Messrs. Hunt and Skarie each serve as President and Co-Chief Executive Officer of Ralcorp.
9.	Mr. Granneman has shared voting and investment power with his wife with respect to 400 shares.

As Kraft intends to effect the Distribution as an exchange offer, the beneficial ownership of Splitco common stock will depend on which Kraft shareholders elect to tender shares in this exchange offer as well as the number of shares they decide to tender and the number of shares tendered by other shareholders. As this information is necessarily unavailable, it is not possible to present projected Splitco common stock ownership information in respect of Splitco’s directors and executive officers.

DESCRIPTION OF RALCORP CAPITAL STOCK

As of June 6, 2008, Ralcorp’s authorized capital stock consists of 300,000,000 shares of common stock, $0.01 par value per share and 10,000,000 shares of preferred stock, $0.01 par value per share. As of such date, there were 25,757,923 shares of Ralcorp common stock issued and outstanding (including restricted shares) and no shares of Ralcorp preferred stock issued and outstanding. Ralcorp common stock currently trades on the NYSE under the symbol “RAH.”

Ralcorp Common Stock

Holders of Ralcorp common stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders and do not have cumulative voting rights. Generally, matters to be decided by the shareholders will be decided by the vote of holders of a majority of the outstanding shares of Ralcorp common stock entitled to vote on the subject matter and represented in person or by proxy at a meeting at which a quorum is present.

Holders of Ralcorp common stock are entitled to receive dividends ratably, if any, as may be declared by the board of directors out of legally available funds. Upon Ralcorp’s liquidation, dissolution or winding-up, holders of Ralcorp common stock are entitled to receive ratably its net assets available for distribution after the payment of all of Ralcorp’s liabilities and the payment of any required amounts to the holders of any outstanding preferred stock. Holders of Ralcorp common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock that Ralcorp may designate and issue at any time, including in the future.

Ralcorp Preferred Stock

Ralcorp’s board of directors is authorized, without further shareholder approval but subject to any limitations prescribed by law, to establish from time to time one or more classes or series of preferred stock covering up to an aggregate of 10,000,000 shares of preferred stock, and to issue these shares of preferred stock. Each class or series of Ralcorp preferred stock will cover the number of shares and will have the preferences, voting powers, qualifications and special or relative rights or privileges as are determined by the board of directors, which may include, among others, dividend rights, liquidation preferences, voting rights, conversion rights and redemption rights.

Authorizing the board of directors to establish preferred stock eliminates delays associated with seeking shareholder approval of the creation of a particular class or series of preferred stock. The rights of the holders of common stock will be subject to the rights of holders of any preferred stock issued at any time, including in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of discouraging, delaying or preventing an acquisition of Ralcorp at a price which many shareholders find attractive. These provisions could also make it more difficult for Ralcorp’s shareholders to effect certain corporate actions, including the election of directors. Ralcorp has no present plans to issue any shares of preferred stock.

Limitation on Liability and Indemnification Matters

Ralcorp’s articles of incorporation limit the liability of its directors to the company and its shareholders to the fullest extent permitted by Missouri law. Under Missouri law, a corporation may indemnify any person made or threatened to be made a party to any legal proceeding, including any suit by or in the name of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in any such capacity with respect to another enterprise, against expenses and other amounts reasonably incurred by him in connection with such legal proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Notwithstanding the foregoing, no indemnification may be made in respect to any claim brought by or in the name of the corporation as to which such person is adjudged to be liable to the corporation unless and only to the extent that a proper court determines that in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the court deems proper. A corporation is required to indemnify its directors, officers, employees or agents to the extent that such persons have been successful in defending an action, suit or proceeding or any claim, issue or matter therein. Ralcorp’s articles of incorporation contains provisions indemnifying its directors and officers to the fullest extent permitted by Missouri law. The indemnification permitted under Missouri law is not exclusive of any other rights to which these persons may be entitled.

In addition, Ralcorp maintains directors’ and officers’ liability insurance to provide its directors and officers with insurance coverage for losses arising from claims based on breaches of duty, negligence, error and other wrongful acts.

Ralcorp has entered into indemnification agreements with its directors and certain executive officers. These agreements contain provisions that may require Ralcorp, among other things, to indemnify these directors and executive officers against certain liabilities that may arise because of their status or service as directors or executive officers and advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

At present there is no pending litigation or proceeding involving any director or officer as to which indemnification is required or permitted. Ralcorp is not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

Amendment of Articles of Incorporation and By-laws

The General Business Corporation Law of Missouri (“GBCL”) provides that a corporation may amend its articles of incorporation upon a resolution of the board of directors, proposing the amendment and its submission to the shareholders for their approval by the holders of a majority of the shares of common stock entitled to vote. Ralcorp’s articles of incorporation provides that the articles of incorporation may be amended in accordance with and upon the vote prescribed by the laws of the State of Missouri, except that:

•

two-thirds of all of the outstanding shares of capital stock then entitled to vote generally in the election of directors, voting together as a single class, is required to amend, alter, change or repeal, or adopt any provision inconsistent with the provisions relating to directors, and

•

85% of all of the outstanding shares of capital stock then entitled to vote generally in the election of directors voting together as a single class, is required to amend, alter, change or repeal, or adopt any provision inconsistent with the provisions relating to indemnification or, unless approved by a majority of the board of directors, any provision relating to certain business combinations.

Under the GBCL, the by-laws of a corporation may be made, altered, amended or repealed by the shareholders, unless and to the extent that this power is vested in the board of directors by the articles of incorporation. Ralcorp’s articles of incorporation provides that the board of directors may make, alter, amend or repeal Ralcorp’s by-laws by a vote of two-thirds of all of the members of the board of directors.

COMPARISON OF RIGHTS OF HOLDERS OF KRAFT COMMON STOCK

AND RALCORP COMMON STOCK

Kraft is a Virginia corporation subject to the provisions of the Virginia Stock Corporation Act (“Virginia law”). Ralcorp is a Missouri corporation subject to the provisions of the GBCL of Missouri (“Missouri law”). Holders of Kraft common stock, whose rights are currently governed by Kraft’s articles of incorporation, Kraft’s by-laws and Virginia law, will, with respect to the shares validly tendered and exchanged immediately following this exchange offer, become stockholders of Ralcorp and their rights will be governed by Ralcorp’s articles of incorporation, Ralcorp’s by-laws and Missouri law.

The following description summarizes the material differences that may affect the rights of Kraft shareholders whose shares are accepted for exchange in this exchange offer, but does not purport to be a complete statement of all of those differences or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally or more significant differences do not exist. The following description is qualified in its entirety by, and Kraft shareholders should read carefully the relevant provisions of, Virginia law, Missouri law, the Kraft articles of incorporation (as amended), Kraft’s by-laws, the Ralcorp articles of incorporation and the Ralcorp by-laws. The Kraft articles of incorporation and the Kraft by-laws have been publicly filed with the SEC as an exhibit to Kraft’s filing on Form S-1 on March 16, 2001 and to Kraft’s filing on Form 10-K/A on February 26, 2008, respectively. The Ralcorp articles of incorporation and the Ralcorp by-laws have been publicly filed with the SEC as an exhibit to Ralcorp’s filing on Form 10-Q on February 13, 1997 and to Ralcorp’s filing on Form 8-K on June 7, 2007, respectively. See also “Description of Ralcorp Capital Stock.”

Authorized Capital Stock

The following table sets forth the authorized and issued capital stock of Kraft and Ralcorp as of April 30, 2008, without giving effect to this exchange offer.

Class of Security	Authorized	Outstanding
Kraft:
Class A Common Stock, no par value	3,000,000,000	1,516,373,614
Class B Common Stock, no par value	2,000,000,000	—
Preferred Stock, no par value	500,000,000	—

Ralcorp:
Common Stock, par value $.01 per share	300,000,000	[	•]
Preferred Stock, par value $.01 per share	10,000,000	[	•]

The Kraft articles of incorporation specify different rights for holders of Kraft Class A and Class B common stock with regard to dividends, liquidation, and corporate reorganization. However, all outstanding shares of Class B common stock were converted to Class A common stock immediately prior to the Kraft spin-off from Altria Group, Inc. Therefore, all information presented in this document concerning the rights, preferences, qualifications, limitations or restrictions of Kraft common stock relates to Kraft Class A common stock only.

STOCKHOLDER RIGHT	KRAFT	RALCORP
Dividend Policy	Dividends are declared and approved at the discretion of the Kraft board. On February 22, 2008, the Kraft board of directors declared a quarterly cash dividend of $0.27 per share payable on common stock issued and outstanding, payable April 4, 2008 to shareholders of record on March 14, 2008. The annual cash dividends per share for 2007 through 2002 were, respectively, $1.04, $0.96, $0.87, $0.77, $0.66, and $0.56.	Dividends are declared and approved at the discretion of the Ralcorp board of directors. Ralcorp paid a special dividend of $1.00 per share on October 22, 2004, but as of November 29, 2007, has no plans to pay cash dividends in the foreseeable future.

Number and Classification of Board of Directors	Kraft’s articles of incorporation provides that the number of directors on the board shall be fixed in the by-laws, or if not so fixed, two. The Kraft by-laws provide that there shall be twelve directors, and state that any vacancies may be filled by the affirmative vote of a majority of the remaining directors, even if less than a quorum of the board.	The Ralcorp by-laws provide that the number of directors on Ralcorp’s board must consist of not less than five and no more than twelve members. Subject to the rights of the holders of any outstanding series of preferred stock, vacancies on the board of directors may be filled only by a majority of the remaining directors, or by the sole remaining director, and may not be filled by shareholders until the next election of directors by the shareholders of Ralcorp. In the event of any increase or decrease in the number of directors, the number of directors assigned to each class will be adjusted as may be necessary so that all classes will be as nearly equal in number as reasonably possible. The current number of directors is 11.

Removal of Directors	Kraft’s articles of incorporation are silent with respect to removal of directors. Therefore, removal of directors is governed by Virginia law, which provides that shareholders may remove one or more directors with or without cause, subject to the following: (i) if a director is elected by a voting group of shareholders, only the shareholders of that voting group may participate in the vote to remove the director; and (ii) a director may be removed by the shareholders only at a meeting called	Under Ralcorp’s articles of incorporation, at a meeting called expressly for that purpose, one or more members of the board of directors may be removed only for cause and only by the affirmative vote of at least (i) two-thirds of all members of Ralcorp’s board of directors, and (ii) two-thirds of all of the then outstanding shares of capital stock of Ralcorp then entitled to vote generally in the election of directors, voting together as a single class (such

STOCKHOLDER RIGHT	KRAFT	RALCORP
	for the purpose of removing the director. The meeting notice shall state that the purpose, or one of the purposes of the meeting, is removal of the director.	vote being in addition to any required class or other vote). In addition, any director may be removed from office by the affirmative vote of a majority of the entire board of directors at any time prior to the expiration of the director’s term of office, as provided by law, in the event that the director fails, at the time of removal, to meet any qualifications stated in the by-laws of Ralcorp for election as a director or shall be in breach of any agreement between the director and the corporation relating to the director’s service as a director or employee of Ralcorp.

Special Meetings	Kraft’s by-laws provide that, unless otherwise provided by law, special meetings of the shareholders may be called by the chairman of the board of directors or by order of the board of directors, whenever deemed necessary.	The Ralcorp by-laws provide that, unless prescribed otherwise by statute or the articles of incorporation, special meetings of shareholders may be called only by the affirmative vote of a majority of the entire board of directors, or by the chairman of the board, or the President by request for such a meeting in writing. Only such business shall be conducted, and only such proposals shall be acted upon, as is specified in the call of any special meeting of shareholders.

Quorum of Stockholders	Kraft’s by-laws state that, except as otherwise required by law, a majority of the number of shares entitled to vote, represented in person or by proxy, shall constitute a quorum.	The Ralcorp by-laws provide that at any meeting of shareholders, a majority of the outstanding shares entitled to vote thereat, and present in person or represented by proxy, shall constitute a quorum for all purposes; provided that, in no event shall a quorum consist of less than a majority of the outstanding shares entitled to vote, but less than such quorum shall have the right to successively adjourn the meeting to a specified date not more than 90 days after such adjournment, and no notice need be given of such adjournment to shareholders not present at such meeting.

STOCKHOLDER RIGHT	KRAFT	RALCORP
Advance Notice Procedures for a Shareholder Proposal or Director Nomination	Kraft’s by-laws provide that a shareholder wishing to nominate a director or properly bring other business before an annual meeting must deliver written notice of nomination or business, in specified form, to the secretary of the company at the principal executive offices of the company no later than 120 days, and no earlier than 150 days, prior to the first anniversary of the prior year’s proxy statement in connection with the annual meeting of shareholders.	Ralcorp’s by-laws provide that a shareholder wishing to nominate a director or properly bring other business before an annual meeting must deliver written notice of such nomination or business, in specified form, to Ralcorp’s secretary no later than 60 days, and no earlier than 90 days, prior to the first anniversary of the preceding year’s meeting.

Amendment of Articles of Incorporation	Virginia Law provides that a corporation may amend its articles of incorporation upon a resolution of the board of directors proposing the amendment and its submission to the shareholders for the approval of each voting group entitled to vote on the amendment by more than two-thirds of all the votes entitled to be cast by that voting group. Virginia law also provides that when an exchange, reclassification or change of shares is effected by amendment of the articles of incorporation, and a material difference in right results, or the par value of the shares is changed or the corporate name is changed, the action of the shareholders authorizing the amendment may prescribe a time after which the holders of the old shares shall no longer be entitled to receive distributions or to vote or to exercise any other rights as shareholders until certificates representing the old shares are surrendered in exchange for certificates representing the new shares; but upon such surrender all distributions not paid because of this provision shall be paid without interest.	Missouri Law provides that a corporation may amend its articles of incorporation upon a resolution of the board of directors proposing the amendment and its submission to the shareholders for their approval by the holders of a majority of the shares of common stock entitled to vote. Ralcorp’s articles of incorporation provides that the articles of incorporation may be amended in accordance with and upon the vote prescribed by the laws of the State of Missouri, except that (1) two-thirds of all of the outstanding shares of capital stock then entitled to vote generally in the election of directors, voting together as a single class, is required to amend, alter, change or repeal, or adopt any provision inconsistent with the provisions relating to directors; and (2) 85% of all of the outstanding shares of capital stock then entitled to vote generally in the election of directors voting together as a single class, is required to amend, alter, change or repeal, or adopt any provision inconsistent with the provisions relating to indemnification or, unless approved by a majority of the board of directors, any provision relating to certain business combinations.

STOCKHOLDER RIGHT	KRAFT	RALCORP
Amendment of By-Laws	The Kraft by-laws provide that the by-laws may be altered, amended, or repealed by the board of directors, but by-laws made by the board of directors may be repealed or changed by the shareholders, or new by-laws adopted by the shareholders, and the shareholders may prescribe that any by-laws made by them shall not be altered, amended or repealed by the directors.	The Ralcorp articles of incorporation provide that the by-laws may be amended, altered, changed or repealed, only by two-thirds of all of the members of the board of directors.

Certain Business Combinations	No additional requirements for business combinations are provided by the Kraft articles of incorporation or by-laws. But see “Virginia Anti-takeover Statutes—Control Share Acquisitions Statute” below.	The Ralcorp articles of incorporation provides that the approval of any business combination shall, in addition to any affirmative vote otherwise required by the General Business and Corporation Law of Missouri, require the recommendation of the board of directors and the affirmative vote of not less than 85% of all of the outstanding shares of capital stock of Ralcorp then entitled to vote at a meeting of shareholders called for such purpose of which an interested shareholder is not the beneficial owner, subject to certain exceptions. See “Certain Anti-Takeover Effects of Provisions of The Ralcorp’s Articles of Incorporation, By-Laws And Missouri Law—Approval of Business Combinations” below.

Certain Anti-Takeover Effects of Provisions of Ralcorp’s Articles of Incorporation, By-Laws and Missouri Law

A number of provisions in Ralcorp’s articles of incorporation and by-laws and Missouri law may make it more difficult to acquire control of Ralcorp. These provisions could deprive the shareholders of opportunities to realize a premium on the shares of common stock owned by them. In addition, these provisions may adversely affect the prevailing market price of Ralcorp’s common stock. These provisions are intended to:

•	enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors;

•	discourage transactions which may involve an actual or threatened change in control of Ralcorp;

•	discourage tactics that may be used in proxy fights; and

•	encourage persons seeking to acquire control of Ralcorp to consult first with the board of directors to negotiate the terms of any proposed business combination or offer.

These provisions include, but are not limited to, those described in the following sections:

Staggered Board

Ralcorp’s articles of incorporation divide the board of directors into three classes, and the articles of incorporation and by-laws provide that the number of directors will be fixed from time to time by a resolution of a majority of the board of directors. The members of each class of directors serve for staggered three-year terms. Pursuant to Ralcorp’s articles of incorporation, in accordance with the GBCL, directors serving on classified boards of directors may only be removed from office for cause by the affirmative vote of (i) two-thirds of all members of the board of directors, and (ii) the holders of two-thirds of all outstanding shares entitled to vote in the election of directors. The classification of the board of directors has the effect of requiring at least two annual shareholder meetings, instead of one, to replace a majority of the members of the board of directors. Some practical effects of these classification provisions are the following:

•

This delay ensures that Ralcorp’s directors, if confronted by a shareholder attempting to force a proxy contest, tender offer, exchange offer, or an extraordinary corporate transaction, would have sufficient time to review the proposal and any available alternatives before they act in what they believe to be the best interests of the shareholders. However, even if a change in the composition of the board of directors would be beneficial to Ralcorp and its shareholders, it will take at least two annual meetings of shareholders to make this change.

•

A classified board of directors may discourage third-party proxy contests, tender offers, or attempts to obtain control of the company. This will happen even if an attempt might be beneficial to Ralcorp and its shareholders. Therefore, there is an increased likelihood that incumbent directors will retain their positions.

•

A classified board of directors discourages accumulations of large blocks of Ralcorp’s stock by purchasers whose objective is to take control of the board of directors. This could reduce the likelihood of fluctuations in the market price of the common stock that might result from accumulations of large blocks of stock. Shareholders therefore might not have opportunities to sell their shares of Ralcorp common stock at the higher market price that an accumulation of stock could create.

Number of Directors; Removal; Filling Vacancies

Ralcorp’s board of directors must consist of between five and twelve members. Subject to the rights of the holders of any outstanding series of preferred stock, vacancies on the board of directors may be filled only by a majority of the remaining directors, or by the sole remaining director, and may not be filled by shareholders until the next election of directors by shareholders at the annual meeting of shareholders. In the event of any increase or decrease in the number of directors, the number of directors assigned to each class will be adjusted as may be necessary so that all classes will be as nearly equal in number as reasonably possible, except that one class may be one greater or one less in number than the other two classes. This provision could prevent a shareholder from obtaining majority representation on the board of directors by enlarging the board of directors and filling the new directorships with its own nominees.

Under Ralcorp’s articles of incorporation, at a meeting called expressly for that purpose, one or more members of the board of directors may be removed only for cause and only by the affirmative vote of at least (i) two-thirds of all members of Ralcorp’s board of directors, and (ii) two-thirds of all of the then outstanding shares of capital stock of Ralcorp then entitled to vote generally in the election of directors, voting together as a single class (such vote being in addition to any required class or other vote).

Advance Notice Procedures for Shareholder Proposals and Director Nominations

Ralcorp’s by-laws provide that shareholders seeking to bring business before an annual meeting of shareholders, or to nominate candidates for election as directors at an annual meeting of shareholders, must provide timely notice thereof in writing. To be timely, a shareholder’s notice generally must be delivered to or mailed and received at Ralcorp’s principal executive offices not less than 60 or more than 90 days prior to the first anniversary of the preceding year’s annual meeting of shareholders. However, if the date of the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the anniversary of the preceding year’s annual meeting, to be timely, notice by the shareholder must be delivered not earlier than the 90th day prior to the annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of the meeting is first made. Ralcorp’s by-laws also specify requirements as to the form and content of a shareholder’s notice. These provisions may preclude shareholders from bringing matters before an annual meeting of shareholders or from making nominations for directors at an annual meeting of shareholders.

Preferred Stock

The ability of Ralcorp’s board of directors to establish the preferences, voting powers, qualifications and special or relative rights or privileges with respect to, and issue substantial amounts of preferred stock without the need for shareholder approval, while providing desirable flexibility in connection with possible acquisitions, financings, and other corporate transactions, may, among other things, discourage, delay, defer or prevent a change in control of the company.

Authorized but Unissued Shares of Common Stock

The authorized but unissued shares of common stock are available for future issuance without shareholder approval except as may be required by applicable stock exchange rules or Missouri law. These additional shares may be utilized for a variety of corporate purposes, including future public or private offerings to raise additional capital, corporate acquisitions, and employee benefit plans and equity grants. The existence of authorized but unissued shares of common stock could render more difficult or discourage an attempt to obtain control of Ralcorp by means of a proxy contest, tender offer, merger or otherwise. Ralcorp will not solicit approval of its shareholders for issuance of common and preferred stock unless the Ralcorp board of directors believes that approval is advisable or is required by applicable stock exchange rules or Missouri law.

Cumulative Voting

Ralcorp’s articles of incorporation do not authorize its shareholders to cumulate voting in the election of directors. As a result, shareholders may not aggregate their votes for a single director.

Limitation on Certain Business Combinations

Ralcorp’s articles of incorporation prohibits the company from entering into any business combination with an “interested shareholder” without the recommendation of the board of directors and the affirmative vote of at least 85% of the outstanding shares of common stock of Ralcorp entitled to vote.

Ability to Call Special Meeting

Ralcorp’s by-laws limit the ability to call special meetings of Ralcorp shareholders to the board of directors, the chairman of the board of directors or the president of the company. Accordingly, special meetings of shareholders may not be called by shareholders.

Shareholder Action by Written Consent

As required by the GBCL, Ralcorp’s by-laws provide that any action by written consent of shareholders in lieu of a meeting must be unanimous.

Certain Business Combinations

The GBCL protects domestic corporations from unsolicited takeovers by prohibiting certain transactions once an acquiror has gained control. The statute restricts certain “Business Combinations” between a corporation and an “Interested Shareholder” or affiliates of the Interested Shareholder for a period of five years unless certain conditions are met. A “Business Combination” includes a merger or consolidation, certain sales, leases exchanges, pledges and similar dispositions of corporate assets or stock and certain reclassifications and recapitalizations. An “Interested Shareholder” includes any person or entity which beneficially owns or controls 20% or more of the outstanding voting shares of the corporation.

The GBCL provides that during the initial five-year restricted period, no Business Combination may occur unless such Business Combination or the transaction in which an Interested Shareholder becomes “interested” is approved by the board of directors of the corporation. Business Combinations may occur during such five-year period if:

•

prior to the stock acquisition by the Interested Shareholder, the board of directors approves the transaction in which the Interested Shareholder became such or approves the Business Combination in question;

•	the holders of a majority of the outstanding voting stock, other than stock owned by the Interested Shareholder, approve the Business Combination; or

•	the Business Combination satisfies certain detailed fairness and procedural requirements.

The GBCL exempts from its provisions: (i) corporations not having a class of voting stock registered under Section 12 of the Exchange Act; (ii) corporations which adopt provisions in their articles of incorporation or by-laws expressly electing not to be covered by the statute; and (iii) certain circumstances in which a shareholder inadvertently becomes an Interested Shareholder. In accordance with the provisions of these statutes, Ralcorp is covered by the restrictions imposed by these statutes.

In addition to any affirmative vote otherwise required by the GBCL, Ralcorp’s articles of incorporation provide that the affirmative vote of the holders of at least 85% of the outstanding shares of common stock of Ralcorp and the recommendation of Ralcorp’s board of directors is required for the approval or authorization of certain business combinations with interested shareholders; provided, however, any such Business Combination may be approved on any affirmative vote required by the GBCL if:

•	there are one or more continuing directors and the Business Combination is approved by a majority of them; or

•

the consideration to be received by shareholders of each class of stock of Ralcorp will be in cash or in the same form as the Interested Shareholder and its affiliates have previously paid for a majority of the shares of such class of stock owned by the Interested Shareholder; and the cash or the fair market value of the property, securities, or other consideration to be received per share by holders of the common stock in such business combination is not less than the higher of the highest per-share price paid by or on behalf of the acquiror for any shares of common stock during the two-year period preceding the announcement of the business combination with appropriate adjustments for stock splits, stock dividends and like distributions, or the market value of such shares on the date the Business Combination is approved by the board of directors.

Control Share Statutes

Missouri also has a “control share acquisition statute.” This statute may limit the rights of a shareholder to vote some or all of his shares. Generally, a shareholder whose acquisition of shares results in that shareholder having voting power, when added to the shares previously held by him, to exercise or direct the exercise of more than a specified percentage of Ralcorp’s outstanding stock (beginning at 20%), will lose the right to vote some or all of his shares in excess of such percentage unless the shareholders approve the acquisition of such shares.

In order for the shareholders to grant approval, the acquiring shareholder must meet disclosure requirements specified in the statute. In addition, a majority of the outstanding shares entitled to vote must approve the acquisition. Furthermore, a majority of the outstanding shares entitled to vote, but excluding all “interested shares,” such as shares held by the acquiring shareholder or employee directors and officers, must approve the acquisition.

Not all acquisitions of shares constitute control share acquisitions. The following acquisitions do not constitute control share acquisitions:

•	good faith gifts;

•	transfers in accordance with wills or the laws of descent and distribution;

•	purchases by any compensation or benefit plan;

•	the conversion of debt securities;

•

acquisitions pursuant to a binding contract whereby the holders of shares representing at least two-thirds of Ralcorp’s voting power agree to sell their shares to the acquirer, provided that such holders act simultaneously and the transaction is not pursuant to or in connection with a tender offer;

•	acquisitions pursuant to the satisfaction of some pledges or other security interests created in good faith;

•	mergers involving Ralcorp which satisfy other specified requirements of the GBCL;

•	transactions with a person who owned a majority of Ralcorp’s voting power within the prior year; or

•

purchases from a person who previously satisfied the requirements of the control share statute, so long as the acquiring person does not have voting power after the ownership in a different ownership range than the selling shareholder prior to the sale.

Takeover Bid Disclosure Statute

Missouri’s “takeover bid disclosure statute” requires that, under some circumstances, before making a tender offer that would result in the offeror acquiring control of Ralcorp, the offeror must file certain disclosure materials with the Commissioner of the Missouri Department of Securities.

Listing

Ralcorp common stock trades on the NYSE under the trading symbol “RAH.”

Ralcorp Transfer Agent and Registrar

The transfer agent and registrar for Ralcorp common stock is Computershare.

Virginia Anti-takeover Statutes

Virginia has two anti-takeover statutes in force, the Affiliated Transaction Statute and the Control Share Acquisitions Statute.

Affiliated Transactions Statute

Virginia law contains provisions governing “affiliated transactions.” These include various transactions such as mergers, share exchanges, sales, leases, or other dispositions of material assets, issuances of securities, dissolutions, and similar transactions with an “interested shareholder.” An interested shareholder is generally the beneficial owner of more than 10% of any class of a corporation’s outstanding voting shares. During the three years following the date a shareholder becomes an interested shareholder, any affiliated transaction with the interested shareholder must be approved by both a majority of the “disinterested directors” (those directors who were directors before the interested shareholder became an interested shareholder or who were recommended for election by a majority of disinterested directors) and by the affirmative vote of the holders of two-thirds of the corporation’s voting shares other than shares beneficially owned by the interested shareholder. These requirements do not apply to affiliated transactions if, among other things, a majority of the disinterested directors approve the interested shareholder’s acquisition of voting shares making such a person an interested shareholder before such acquisition.

Beginning three years after the shareholder becomes an interested shareholder, the corporation may engage in an affiliated transaction with the interested shareholder if:

•	the transaction is approved by the holders of two-thirds of the corporation’s voting shares, other than shares beneficially owned by the interested shareholder;

•	the affiliated transaction has been approved by a majority of the disinterested directors; or

•

subject to certain additional requirements, in the affiliated transaction the holders of each class or series of voting shares will receive consideration meeting specified fair price and other requirements designed to ensure that all shareholders receive fair and equivalent consideration, regardless of when they tendered their shares.

Control Share Acquisitions Statute

Under Virginia’s Control Share Acquisitions law, voting rights of shares of stock of a Virginia corporation acquired by an acquiring person or other entity at ownership levels of 20%, 33 1/3%, and 50% of the outstanding shares may, under certain circumstances, be denied. The voting rights may be denied:

•

unless conferred by a special shareholder vote of a majority of the outstanding shares entitled to vote for directors, other than shares held by the acquiring person and officers and directors of the corporation; or

•

among other exceptions, such acquisition of shares is made pursuant to a merger agreement with the corporation or the corporation’s articles of incorporation or by-laws permit the acquisition of such shares before the acquiring person’s acquisition thereof.

If authorized in the corporation’s articles of incorporation or by-laws, the statute also permits the corporation to redeem the acquired shares at the average per share price paid for them if the voting rights are not approved or if the acquiring person does not file a “control share acquisition statement” with the corporation within 60 days of the last acquisition of such shares. If voting rights are approved for control shares comprising more than 50% of the corporation’s outstanding stock, objecting shareholders may have the right to have their shares repurchased by the corporation for “fair value.”

The provisions of the Affiliated Transactions Statute and the Control Share Acquisitions Statute are only applicable to public corporations that have more than 300 shareholders. Corporations may provide in their articles of incorporation or by-laws to opt-out of the Control Share Acquisitions Statute. Kraft has not opted out of the Control Share Acquisitions Statute.

Amendments to Articles of Incorporation and By-laws

Virginia law generally requires that in order for an amendment to the articles of incorporation to be adopted it must be approved by each voting group entitled to vote on the proposed amendment by more than two-thirds of all the votes entitled to be cast by that voting group, unless Virginia law otherwise requires a greater vote or the articles of incorporation provide for a greater or lesser vote, or a vote by separate voting groups so long as the vote provided for is not less than a majority of all the votes cast on the amendment by each voting group entitled to vote.

Under Virginia law, unless other provision is made in the articles of incorporation or by-laws, a majority of the directors or a majority of the shareholders present and entitled to vote may adopt, amend or repeal the by-laws.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Ralcorp, Kraft and Splitco or their respective subsidiaries, in each case as applicable, have entered into or, before the consummation of the Transactions, will enter into, ancillary agreements relating to the Transactions and various interim and on-going relationships between Kraft, Splitco and Ralcorp. See “Additional Agreements.”

LEGAL MATTERS

The validity of the shares of Splitco common stock offered hereby and certain legal matters with respect to the transaction are being passed upon for Splitco by Cravath, Swaine & Moore LLP, legal counsel for Kraft Foods, Inc. The validity of the shares of Ralcorp common stock with respect to the Transactions is being passed upon for Ralcorp by Mr. Charles G. Huber, Jr., Vice President and General Counsel of Ralcorp Holdings, Inc. Mr. Huber is paid a salary and bonus by Ralcorp, participates in certain of Ralcorp’s employee benefit plans, owns shares of Ralcorp common stock and holds options to acquire shares of Ralcorp common stock. See “Ownership of Ralcorp Common Stock” for information on Mr. Huber’s beneficial ownership of Ralcorp common stock. Certain tax matters are being passed upon for Splitco by Sutherland Asbill & Brennan LLP. Certain tax matters are being passed upon for Ralcorp by Bryan Cave LLP.

EXPERTS

The financial statements of the Post cereals business (a component of Kraft Foods Inc.) as of December 29, 2007 and December 30, 2006 and for each of the three years in the period ended December 29, 2007 included in this document have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) of Kraft Foods Inc. incorporated in this document by reference to the Annual Report on Form 10-K/A for the year ended December 31, 2007 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) of Ralcorp Holdings, Inc. incorporated in this document by reference to the Annual Report on Form 10-K for the fiscal year ended September 30, 2007 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Splitco has filed with the SEC a registration statement on Form S-4 and Form S-1 under the Securities Act, of which this Prospectus—Offer to Exchange forms a part, to register with the SEC the shares of Splitco common stock to be delivered in this exchange offer to shareholders whose shares of Kraft common stock are accepted for exchange. Kraft will also file a Tender Offer Statement on Schedule TO with the SEC with respect to this exchange offer. This Prospectus—Offer to Exchange constitutes Kraft’s offer to exchange, in addition to being a prospectus of Splitco.

Ralcorp has filed a proxy statement, dated [•], 2008, that relates to the special meeting of Ralcorp shareholders to approve the issuance of shares of Ralcorp common stock in connection with the merger. In addition, Ralcorp has filed a Registration Statement on Form S-4 (Reg. No. 333-150222) to register the shares of its common stock that will be issued in connection with the merger.

This document does not contain all of the information set forth in the registration statement, the exhibits to the registration statement or the Schedule TO, selected portions of which are omitted in accordance with the rules and regulations of the SEC. For further information pertaining to Kraft and Splitco, reference is made to the registration statement and its exhibits.

Statements contained in this document or in any document incorporated by reference into this document as to the contents of any contract or other document referred to within this document or other documents that are incorporated herein by reference are not necessarily complete and, in each instance, reference is made to the copy of the applicable contract or other document filed as an exhibit to the registration statement or otherwise filed with the SEC. Each statement in this Prospectus—Offer to Exchange regarding an agreement or other document is qualified in all respects by such agreement or other document.

The SEC allows certain information to be “incorporated by reference” into this Prospectus—Offer to Exchange. The information incorporated by reference is deemed to be part of this Prospectus—Offer to Exchange, except for any information superseded or modified by information contained directly in this document or in any document subsequently filed by Kraft or Ralcorp that is also incorporated or deemed to be incorporated by reference. This Prospectus—Offer to Exchange incorporates by reference the documents set forth below that Kraft or Ralcorp has filed with the SEC and any future filings by Kraft or Ralcorp under sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this Prospectus—Offer to Exchange to the date that shares are accepted pursuant to this exchange offer (or the date that this exchange offer is terminated), except, in any such case, for any information therein which has been furnished rather than filed, which shall not be incorporated herein. Subsequent filings with the SEC will automatically modify and supersede information in this document. These documents contain important information about Kraft, Ralcorp and their respective business and financial condition:

Kraft:

•

The description of Kraft’s Class A common stock, no par value, contained in Kraft’s registration statement on Form 8-A, filed with the SEC on May 9, 2001, including any amendment or report filed with the SEC for the purpose of updating such description;

•	Kraft’s Quarterly Report on From 10-Q for the quarterly period ended March 31, 2008;

•	Kraft’s Annual Report on Form 10-K/A for the year ended December 31, 2007;

•	Kraft’s report on Form 8-K filed with the SEC on May 22, 2008;

•	Kraft’s Report on Form 8-K filed with the SEC on April 11, 2008;

•	Kraft’s Report on Form 8-K filed with the SEC on March 24, 2008; and

•	Kraft’s Report on Form 8-K filed with the SEC on February 8, 2008.

Ralcorp:

•	The description of Ralcorp’s common stock contained in its 1934 Act registration statement on Form 10 as amended on February 3, 1997;

•	Ralcorp’s Annual Report on Form 10-K for the fiscal year ended September 30, 2007;

•	Ralcorp’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2008;

•	Ralcorp’s Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2007;

•	Ralcorp’s Report on 8-K filed with the SEC on June 3, 2008;

•	Ralcorp’s Report on Form 8-K filed with the SEC on February 14, 2008;

•	Ralcorp’s Report on Form 8-K filed with the SEC on February 6, 2008;

•	Ralcorp’s Report on Form 8-K filed with the SEC on January 29, 2008;

•	Ralcorp’s Report on Form 8-K filed with the SEC on November 20, 2007 (as amended by Form 8-K/A filed on June 11, 2008);

•	Ralcorp’s Report on Form 8-K filed with the SEC on November 15, 2007;

•	Ralcorp’s Report on Form 8-K filed with the SEC on October 16, 2007; and

•	Ralcorp’s Report on Form 8-K filed with the SEC on October 2, 2007.

You may read and copy all or any portion of the registration statement filed by Splitco at the offices of the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. The SEC maintains a website, www.sec.gov, that contains reports, proxy and prospectus and other information regarding registrants, such as Kraft and Ralcorp, that file electronically with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the SEC’s public reference rooms and the SEC’s website. You can also find additional information about Kraft at www.kraft.com and about Ralcorp at www.ralcorp.com.

Kraft’s documents incorporated by reference are available without charge upon request to the information agent, D.F. King & Co., Inc. 48 Wall Street, 22nd Floor, New York, New York 10005, telephone (212) 269-5550. Ralcorp’s documents incorporated by reference are available without charge upon request to Ralcorp Holdings, Inc., Attn: Corporate Secretary, 800 Market Street, Suite 2800, St. Louis, Missouri 63101, telephone: (314) 877-7046. In order to ensure timely delivery, any request should be submitted no later than [•], 2008.

Kraft, Splitco and Ralcorp have not authorized anyone to give any information or make any representation about this exchange offer that is different from, or in addition to, that contained in this Prospectus—Offer to Exchange or in any of the materials that are incorporated by reference into this Prospectus—Offer to Exchange. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

Indicative exchange ratios will be available at www.kraft.com/Investor/ by 4:30 p.m., New York City time, on each day during the exchange offer period, calculated as though that day were the expiration date of this exchange offer. The final exchange ratio will be available at www.kraft.com/Investor/ by 4:30 p.m., New York City time, on the last trading day prior to the final day of the exchange offer period. During the period of the Valuation Dates, when the per share values of shares of Kraft common stock and Ralcorp common stock are calculated for the purposes of this exchange offer, the website will show the indicative exchange ratios based on indicative calculated per share values which will equal (i) on the first Valuation Date, the intra-day VWAP during the elapsed portion of that day, (ii) on the second Valuation Date, the intra-day VWAP during the elapsed portion of that day averaged with the actual daily VWAP on the first Valuation Date and (iii) on the third Valuation Date, the intra-day VWAP during the elapsed portion of that day averaged with the actual daily VWAP on the first Valuation Date and with the actual daily VWAP on the second Valuation Date.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Kraft Foods Inc.:

In our opinion, the accompanying combined balance sheets and the related combined statements of earnings, of shareholder’s equity, and of cash flows present fairly, in all material respects, the financial position of the Post Cereals Business (the “Business”), a component of Kraft Foods Inc. (the “Company”) at December 29, 2007 and December 30, 2006, and the results of its operations and its cash flows for each of the three years ended December 29, 2007 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Notes 1 and 6 to the combined financial statements, the Business changed the manner in which it accounts for pension, postretirement and postemployment plans in 2006 and the manner in which it accounts for uncertain tax positions in 2007.

PRICEWATERHOUSECOOPERS LLP

Chicago, Illinois

March 19, 2008

KRAFT FOODS’ POST CEREALS BUSINESS

COMBINED STATEMENTS OF EARNINGS

FOR THE YEARS ENDED DECEMBER 29, 2007,

DECEMBER 30, 2006, AND DECEMBER 31, 2005

(in thousands of dollars)

	2007	2006	2005
Net revenues	$1,102,695	$1,092,817	$1,090,686
Cost of sales	639,475	636,570	612,078

Gross profit	463,220	456,247	478,608
Marketing, administration and research costs	227,911	223,434	220,984
Selling expense	39,097	33,464	38,162
Asset impairment and exit costs	15,229	9,343	2,630

Operating income	180,983	190,006	216,832
Provision for income taxes	64,307	68,242	81,318

Net earnings	$116,676	$121,764	$135,514

See accompanying notes to combined financial statements of Post cereals business.

KRAFT FOODS’ POST CEREALS BUSINESS

COMBINED BALANCE SHEETS

AT DECEMBER 29, 2007, AND DECEMBER 30, 2006

(in thousands of dollars)

	2007	2006
ASSETS
Receivables (less allowances of $1,015 in 2007 and $1,625 in 2006)	$62,607	$56,464
Inventories:
Raw materials	24,785	27,079
Finished product	52,304	53,933

Total inventories	77,089	81,012
Deferred income taxes	16,068	18,664
Other current assets	2,297	2,032

Total current assets	158,061	158,172
Property, plant and equipment, at cost:
Land and land improvements	3,494	3,262
Buildings and building equipment	177,666	171,830
Machinery and equipment	760,918	725,787
Construction in progress	16,909	28,547

	958,987	929,426
Less accumulated depreciation	514,863	468,321

Property, plant and equipment, net	444,124	461,105
Goodwill	298,505	292,153
Other intangible assets, net	9,000	—
Prepaid pension assets	8,844	3,007

TOTAL ASSETS	$918,534	$914,437

LIABILITIES
Accounts payable	$26,800	$31,299
Accrued liabilities:
Marketing	41,039	51,548
Employment costs	6,509	5,917
Accrued postretirement health care costs	2,297	2,226
Other	11,378	11,718

Total current liabilities	88,023	102,708
Deferred income taxes	183,848	177,304
Other liabilities	9,935	8,801

TOTAL LIABILITIES	281,806	288,813

Contingencies (Note 10)

EQUITY
Contribution from Kraft	290,097	290,224
Retained earnings	369,837	363,718
Accumulated other comprehensive losses	(23,206)	(28,318)

TOTAL EQUITY	636,728	625,624

TOTAL LIABILITIES AND EQUITY	$918,534	$914,437

See accompanying notes to combined financial statements of Post cereals business.

KRAFT FOODS’ POST CEREALS BUSINESS

COMBINED STATEMENTS OF EQUITY

FOR THE YEARS ENDED DECEMBER 29, 2007,

DECEMBER 30, 2006, AND DECEMBER 31, 2005

(in thousands of dollars)

	Contribution from Kraft	Retained Earnings	Accumulated Other Comprehensive Earnings / (Losses)	Total Equity
Balances at December 26, 2004	$290,224	$373,013	$(20,663)	$642,574
Comprehensive earnings:
Net earnings	—	135,514	—	135,514
Other comprehensive earnings, net of income taxes	—	—	554	554

Total comprehensive earnings				136,068

Distribution to Kraft	—	(129,578)	—	(129,578)

Balances at December 31, 2005	$290,224	$378,949	$(20,109)	$649,064
Comprehensive earnings:
Net earnings	—	121,764	—	121,764
Other comprehensive losses, net of income taxes	—	—	(191)	(191)

Total comprehensive earnings				121,573

Distribution to Kraft	—	(136,995)	—	(136,995)
Initial adoption of FASB Statement No. 158, net of income taxes (Note 6)	—	—	(8,018)	(8,018)

Balances at December 30, 2006	$290,224	$363,718	$(28,318)	$625,624
Comprehensive earnings:				—
Net earnings	—	116,676	—	116,676
Other comprehensive earnings, net of income taxes	—	—	5,112	5,112

Total comprehensive earnings				121,788

Distribution to Kraft	—	(108,756)	—	(108,756)
Initial adoption of FIN 48 (Note 1)	—	(1,801)	—	(1,801)
Net settlement of employee stock awards with Kraft (Note 5)	(127)	—	—	(127)

Balances at December 29, 2007	$290,097	$369,837	$(23,206)	$636,728

See accompanying notes to combined financial statements of Post cereals business.

KRAFT FOODS’ POST CEREALS BUSINESS

COMBINED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 29, 2007,

DECEMBER 30, 2006, AND DECEMBER 31, 2005

(in thousands of dollars)

	2007	2006	2005
CASH PROVIDED BY / (USED IN) OPERATING ACTIVITIES
Net earnings	$116,676	$121,764	$135,514
Adjustments to reconcile net earnings to operating cash flows:
Depreciation	35,174	34,869	35,388
Deferred income tax benefit	7,507	2,470	4,695
Asset impairment and exit costs, net of cash paid	11,721	3,857	1,896
Change in assets and liabilities:
Receivables, net	(4,998)	(2,608)	3,917
Inventories	5,720	6,975	(10,411)
Prepaid expenses	(233)	3,174	80
Accounts payable	(4,538)	1,959	6,131
Accrued liabilities	(13,473)	(4,771)	(7,492)
Change in pension assets and postretirement liabilities, net	(5,073)	(2,291)	(3,140)
Other	(7,171)	3,369	944

Net cash provided by operating activities	141,312	168,767	167,522

CASH PROVIDED BY / (USED IN) INVESTING ACTIVITIES
Capital expenditures	(20,672)	(32,489)	(34,108)
Proceeds from sales of property, plant and equipment	1,122	1	—

Net cash used in investing activities	(19,550)	(32,488)	(34,108)

CASH (USED IN) FINANCING ACTIVITIES
Distribution to Kraft	(121,762)	(136,279)	(133,414)

Net cash used in financing activities	(121,762)	(136,279)	(133,414)

Cash and cash equivalents:
Increase	—	—	—
Balance at beginning of period	—	—	—

Balance at end of period	$—	$—	$—

Cash paid:
Income taxes	$56,802	$65,774	$76,626

See accompanying notes to combined financial statements of Post cereals business.

KRAFT FOODS’ POST CEREALS BUSINESS

NOTES TO COMBINED FINANCIAL STATEMENTS

Note 1. Summary of Significant Accounting Policies:

Nature of Operations and Basis of Presentation:

The Post cereals business is a wholly owned component of Kraft Foods Inc. (“Kraft”). Kraft was a wholly owned subsidiary of Altria Group, Inc. (“Altria”) before Kraft completed its initial public offering on June 13, 2001. Effective as of the close of business on March 30, 2007, Altria spun off its remaining interest (89.0%) in Kraft (the “Kraft Distribution”). At December 29, 2007 and December 30, 2006, there were no shares of common or preferred stock of the Post cereals business authorized or outstanding.

On November 15, 2007, Kraft announced that it intends to merge the Post cereals business into Ralcorp Holdings, Inc. (“Ralcorp”) after a tax-free distribution to Kraft’s shareholders (the “Post Distribution”). Kraft and Ralcorp signed an agreement to execute the Post Distribution by means of a “reverse morris trust” transaction. This transaction is subject to customary closing conditions, including antitrust approval, IRS tax-free ruling and Ralcorp shareholder approval. To date, both the U.S. and Canadian antitrust approvals have been obtained. Management of the Post cereals business anticipates that this transaction will be completed in mid-2008.

The Post cereals business has a single operating segment, and manufactures and markets ready-to-eat cereals under several brand names, including: Honey Bunches of Oats, Pebbles, Shredded Wheat, Selects, Grape-Nuts and Honeycomb. Products of the Post cereals business are generally sold to supermarket chains, wholesalers, supercenters, club stores, mass merchandisers, distributors, convenience stores and the foodservice channel in North America. Products of the Post cereals business are manufactured at six facilities - Battle Creek, Michigan; Jonesboro, Arkansas; Modesto, California; Naperville, Illinois; Cobourg, Ontario; and Niagara Falls, Ontario. Approximately 1,230 employees will join Ralcorp following the consummation of the transaction.

Kraft’s shareholders are expected to receive approximately 30.39 million shares of Ralcorp common stock after the Post Distribution and the subsequent merger of the Post cereals business with Ralcorp. Based on market conditions prior to closing, Kraft will determine whether the shares will be distributed in a spin-off or a split-off transaction. Either type of transaction is expected to be tax-free to Kraft’s U.S. shareholders. In a spin-off transaction, Kraft shareholders would receive a pro rata number of shares of Ralcorp common stock. In a split-off transaction, Kraft shareholders would have the option to exchange their shares of Kraft common stock and receive shares of Ralcorp common stock at closing, resulting in a reduction in the number of shares of Kraft Class A common stock outstanding. Any shares of Kraft common stock that would not be subscribed for in the split-off would be distributed to Kraft shareholders in a spin-off that would also be consummated on the closing date of the Transactions. Depending on the method of distribution, stock awards of employees of the Post cereals business may be modified.

Principles of Combination:

The combined financial statements include the global operations of the Post cereals business. The Post cereals business reports year-end results as of the Saturday closest to the end of each year. This resulted in 53 weeks of operating results in the combined statement of earnings of the Post cereals business for the year ended December 31, 2005, versus 52 weeks for the years ended December 29, 2007 and December 30, 2006. All intercompany transactions were eliminated. Transactions between the Post cereals business and Kraft are included in these financial statements.

Use of Estimates and Allocations:

The financial statements of the Post cereals business are prepared in conformity with accounting principles generally accepted in the United States of America, which require the Post cereals business to make certain elections as to its accounting policy, estimates and assumptions that affect the reported amounts of assets and

KRAFT FOODS’ POST CEREALS BUSINESS

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

liabilities, the disclosure of contingent liabilities at the dates of the financial statements and the reported amounts of net revenues and expenses during the reporting periods. Significant accounting policy elections, estimates and assumptions include, among others, pension and benefit plan assumptions, valuation assumptions of goodwill and intangible assets, marketing programs and income taxes. Actual results could differ from those estimates.

Throughout the periods covered by the financial statements, operations of the Post cereals business were conducted and accounted for as part of Kraft. These financial statements have been derived from Kraft’s historical accounting records and reflect significant allocations of direct costs and expenses. All of the allocations and estimates in these financial statements are based on assumptions that management of the Post cereals business believes are reasonable. The financial statements do not necessarily represent the financial position of the Post cereals business had it been operated as a separate independent entity.

Related Party Transactions:

Under Kraft’s centralized cash management system, cash requirements are provided directly by Kraft and cash generated from the Post cereals business is generally remitted directly to Kraft. Transaction systems (e.g., payroll, employee benefits, and accounts payable) used to record and account for cash disbursements are provided by centralized Kraft organizations. Kraft also provides centralized sales, order management, billing, credit and collection functions to the Post cereals business. These sales and customer service functions operate on a regional basis and are customer rather than business or product focused. Transaction systems (e.g., revenues, accounts receivable, and cash application) used to record and account for cash receipts are also provided by centralized Kraft organizations. Most of these corporate systems are not designed to track assets/liabilities and receipts/payments on a business specific basis.

Net revenues in the accompanying combined statements of earnings represent net sales directly attributable to the Post cereals business. Costs and expenses in the accompanying combined statements of earnings represent direct and allocated costs and expenses related to the Post cereals business. Costs for certain functions and services performed by centralized Kraft organizations have been allocated to the Post cereals business based on reasonable activity-based (generally volume, revenues, or a combination as compared to total Kraft and/or supporting segment or division amounts) and historical methods. The combined statements of earnings include expense allocations for 1) certain sales allowances, 2) certain fixed and variable manufacturing, shipping, distribution, and related systems and administration costs, 3) administrative costs of the marketing division responsible for the Post cereals business, including systems, accounting, and finance, 4) certain Kraft corporate marketing and administrative expenses, 5) research and development costs, and 6) certain variable and fixed selling expenses for the Kraft sales and customer service functions, including systems and sales administrative expenses.

Kraft maintains all debt obligations on a consolidated basis to fund and manage operations. During the periods presented in these financial statements, the Post cereals business had no debt obligations and Kraft did not allocate debt or interest expense to the operations of the Post cereals business.

Foreign currencies:

The Post cereals business translates the results of operations of its foreign operations using average exchange rates during each period, whereas balance sheet accounts are translated using exchange rates at the end of each period. The Post cereals business records currency translation adjustments as a component of shareholder’s equity. Transaction gains and losses are recorded in the combined statements of earnings and were not significant for any of the periods presented.

KRAFT FOODS’ POST CEREALS BUSINESS

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Inventories:

Inventories are stated at the lower of cost or market. The last-in, first-out (“LIFO”) method is used to cost a majority of inventories of the Post cereals business. The Post cereals business used the LIFO method to determine the cost of 79% of inventories at December 29, 2007 and 84% of inventories at December 30, 2006. The cost of other inventories is principally determined by the average cost method. The stated LIFO amounts of inventories were $3,772 thousand lower at December 29, 2007 and $326 thousand lower at December 30, 2006 than the current cost of inventories. The Post cereals business also records inventory allowances for overstocked and obsolete inventories due to ingredient and packaging changes. The Jonesboro, Naperville, Modesto, Cobourg, and Niagara Falls plants manufacture products other than products of the Post cereals business. Raw materials and spare parts at these plants attributed to the Post cereals business were allocated based on reasonable activity-based methodologies.

The Post cereals business prospectively adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 151, Inventory Costs, on January 1, 2006. SFAS No. 151 requires the Post cereals business to: (i) recognize abnormal idle facility expense, spoilage, freight and handling costs as current-period charges; and (ii) allocate fixed production overhead costs to inventories based on the normal capacity of the production facility. The effect of adoption did not have a material impact on the financial statements of the Post cereals business.

Long-lived assets:

Property, plant and equipment are stated at historical cost and depreciated by the straight-line method over the estimated useful lives of the assets. Machinery and equipment are depreciated over periods ranging from 3 to 20 years, and buildings and building improvements over periods up to 40 years.

The Post cereals business reviews long-lived assets for impairment when conditions exist that indicate the carrying amount of the assets may not be fully recoverable. The Post cereals business performs undiscounted operating cash flow analyses to determine if an impairment exists. When testing assets held for use for impairment, the Post cereals business groups assets and liabilities at the lowest level for which cash flows are separately identifiable. If an impairment is determined to exist, the loss is calculated based on fair value. Impairment losses on assets to be disposed of, if any, are based on the estimated proceeds to be received, less costs of disposal.

Goodwill:

SFAS No. 142, Goodwill and Other Intangible Assets, requires the Post cereals business to test goodwill at least annually for impairment. To test goodwill, the Post cereals business compares the fair value of each reporting unit with the carrying value of the reporting unit. If the carrying value exceeds the fair value, goodwill is considered impaired. The impairment loss is measured as the difference between the carrying value and implied fair value of goodwill, which is determined using discounted cash flows. The Post cereals business has completed its annual impairment review of goodwill as of December 1. No impairments resulted from these reviews in 2007, 2006 and 2005.

Goodwill of the Post cereals business increased $6,352 thousand in 2007 and $136 thousand in 2006 relating to currency fluctuations.

KRAFT FOODS’ POST CEREALS BUSINESS

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Revenue recognition:

The Post cereals business recognizes revenues when title and risk of loss pass to customers, which occurs upon shipment or delivery of goods. Revenues are recorded net of consumer incentives and trade promotions and include all shipping and handling charges billed to customers. Shipping and handling costs are classified as part of cost of sales. A provision for product return allowances is also recorded as a reduction of revenues within the same period that the revenue is recognized.

Cost of Sales:

Cost of sales includes direct variable and fixed costs of material, labor, and overhead; allocated costs for supporting operations functions, facilities, and services shared by the Post cereals business with other Kraft companies; and direct outbound freight, and allocated variable and fixed shipping, storage, and handling expenses (shipping labor, physical inventories, pallets, lift truck maintenance, and warehouse supplies) that are incurred at Kraft’s distribution centers on behalf of the Post cereals business. Indirect costs are allocated based on a variety of measures including production volume, pallets shipped and volume shipped.

Cost of sales includes allocated costs of $9,137 thousand in 2007, $11,458 thousand in 2006 and $9,655 thousand in 2005.

Marketing, administration and research costs:

Marketing – Kraft promotes products of the Post cereals business with advertising, consumer incentives and trade promotions. Such programs include, but are not limited to, discounts, coupons, rebates, in-store display incentives and volume-based incentives. The Post cereals business expenses advertising costs either in the period the advertising first takes place or as incurred. Consumer incentive and trade promotion activities are recorded as a reduction of revenues based on amounts estimated as being due to customers and consumers at the end of a period. Kraft bases these estimates principally on historical utilization and redemption rates. The Post cereals business does not defer amounts on its year-end combined balance sheet and all marketing costs are recorded as an expense in the year incurred. Advertising expenses include direct and indirect costs associated with advertising the brand name and products of the Post cereals business in the media (television, newspapers, periodicals, billboards, or other forms). Promotional expenses include costs associated with consumer promotions such as coupon production, distribution and processing, and costs for merchandise displays and/or sample costs. Total direct advertising expense incurred by the Post cereals business was $82,387 thousand in 2007, $87,981 thousand in 2006 and $86,655 thousand in 2005.

Administration – Administration expenses consist primarily of allocated costs incurred by Kraft. These expenses are allocated based on various measures relevant to the expense being allocated. Administration expenses also include losses on disposals of property, plant and equipment of $2,570 thousand in 2007, $1,481 thousand in 2006 and $2,332 thousand in 2005. Administration expenses include allocated costs of $43,144 thousand in 2007, $41,846 thousand in 2006 and $41,410 thousand in 2005.

Research – The Post cereals business expenses costs as incurred for product research and development. Research costs consist of allocated variable and fixed research costs incurred by Kraft’s research and development group on behalf of the Post cereals business. Kraft has allocated these expenses based on projects directly attributable to the Post cereals business using headcount as the measure in relation to all of Kraft. Research and development expense was $18,911 thousand in 2007, $18,815 thousand in 2006 and $15,672 thousand in 2005.

KRAFT FOODS’ POST CEREALS BUSINESS

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Selling Expense:

Selling costs consist of allocated variable and fixed selling costs incurred by Kraft’s sales and customer service group on behalf of the Post cereals business. Kraft has allocated these expenses based on historical activity measures relevant to the expense being allocated, including volume, revenues or a combination in relation to total Kraft volume and revenues.

Environmental costs:

The Post cereals business is subject to laws and regulations relating to the protection of the environment. The Post cereals business accrues for environmental remediation obligations on an undiscounted basis when such amounts are probable and can be reasonably estimated. The accruals are adjusted as new information develops or circumstances change. Recoveries of environmental remediation costs from third parties are recorded as assets when their receipt is deemed probable.

Based on information currently available, management of the Post cereals business believes that the ultimate resolution of existing environmental remediation actions and its compliance in general with environmental laws and regulations will not have a material effect on the financial position or results of the Post cereals business. However, management of the Post cereals business cannot quantify with certainty the potential impact of future compliance efforts, including those due to changes in law and environmental remediation actions.

Income taxes:

The Post cereals business accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. Through the date of the Post Distribution, the Post cereals business will be included in Kraft’s consolidated federal income tax return, and prior to the Kraft Distribution, the Post cereals business was included in Altria’s consolidated federal income tax return. Income taxes of the Post cereals business were generally computed on a separate company basis. The tax effects resulting from being included in either Kraft’s or Altria’s tax return are included in amounts distributed to Kraft.

In July 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48, Accounting for the Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109 (“FIN 48”). The Post cereals business adopted the provisions of FIN 48 effective December 31, 2006. FIN 48 clarifies when tax benefits should be recorded in the financial statements and provides measurement criteria for valuing such benefits. In order for the Post cereals business to recognize benefits, its tax position must be more likely than not to be sustained upon audit. The amount the Post cereals business recognizes is measured as the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. The adoption of FIN 48 resulted in a decrease to shareholder’s equity as of December 31, 2006 of $1,801 thousand and resulted from:

•	a $1,964 thousand increase in the liability for unrecognized tax benefits, comprised of $1,499 thousand in tax and $465 thousand in interest; and

•	an increase to federal deferred tax assets of $163 thousand.

Stock-based compensation:

The Post cereals business is a part of Kraft’s overall stock-based compensation plans. Effective January 1, 2006, the Post cereals business adopted the provisions of SFAS No. 123 (Revised 2004), Share-Based Payment, (“SFAS No. 123(R)”) using the modified prospective method, which requires measurement of compensation cost for all stock-based awards at fair value on date of grant and recognition of compensation over the service periods

KRAFT FOODS’ POST CEREALS BUSINESS

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

for awards expected to vest. The Post cereals business determines the fair value of restricted stock and rights to receive shares of stock based on the number of shares granted and the market value at date of grant. The Post cereals business determines the fair value of stock options using a modified Black-Scholes methodology.

The adoption of SFAS No. 123(R) resulted in an insignificant cumulative effect gain for the year ended December 30, 2006. The gross cumulative effect was recorded in marketing, administration and research costs for the year ended December 30, 2006.

Kraft elected to calculate the initial pool of tax benefits resulting from tax deductions in excess of the stock-based employee compensation expense recognized in the statement of earnings under FASB Staff Position (“FSP”) 123(R)-3, Transition Election Related to Accounting for the Tax Effects of Share-Based Payment Awards, and calculated on a combined basis. Under SFAS No. 123(R), tax shortfalls occur when actual tax deductible compensation expense is less than cumulative stock-based compensation expense recognized in the financial statements.

The Post cereals business previously applied the recognition and measurement principles of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, (“APB 25”). No compensation expense for employee stock options was reflected in net earnings in 2005, as all stock options granted under those plans had an exercise price equal to the market value of the common stock on the date of the grant. If the Post cereals business had applied the fair value recognition provisions of SFAS No. 123, Accounting for Stock-Based Compensation (“SFAS No. 123”), to measure compensation expense for stock option awards in 2005, the total stock-based employee compensation expense, net of related tax effects, allocated to the Post cereals business by Kraft would have been insignificant. Historical combined statements of earnings already include the compensation expense for restricted stock and rights to receive shares of stock.

Revision:

Management has revised total comprehensive earnings included within the Post cereal business’ combined statements of equity for the years ended December 29, 2007, December 30, 2006 and December 31, 2005. Distributions to Kraft were inadvertently included within total comprehensive earnings for each year, and management subsequently revised the combined statements of equity to exclude the distribution to Kraft from total comprehensive earnings. This change had no impact on any of the Post cereal business’ combined balance sheets, combined statements of earnings or combined statements of cash flows for each of the periods presented.

New Accounting Pronouncements:

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, as amended in February 2008 by FSP FAS 157-2, Effective Date of FASB Statement No. 157. The provisions of SFAS No. 157 are effective for the Post cereals business as of January 1, 2008. However, FSP FAS 157-2 defers the effective date for all nonfinancial assets and liabilities, except those items recognized or disclosed at fair value on an annual or more frequently recurring basis, until January 1, 2009. SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. Management of the Post cereals business does not expect the adoption of this statement to have a material impact on the financial statements of the Post cereals business.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities - Including an amendment of FASB Statement No. 115. The provisions are effective for Post as of January 1, 2008. This statement permits entities to choose to measure many financial instruments and certain other items at fair value and report unrealized gains and losses on these instruments in earnings. Management of the Post cereals business does not expect the adoption of this statement to have a material impact on its financial statements.

KRAFT FOODS’ POST CEREALS BUSINESS

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations. The provisions, which change the way companies account for business combinations, are effective for the Post cereals business as of January 1, 2009. This statement requires the acquiring entity in a business combination to recognize all assets acquired and liabilities assumed in the transaction; establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed; and requires the acquirer to disclose all information needed by investors to understand the nature and financial effect of the business combination. Management of the Post cereals business does not expect the adoption of this statement to have a material impact on its financial statements.

In December 2007, the FASB also issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements – an amendment of Accounting Research Bulletin No. 51, the provisions of which are effective for the Post cereals business as of January 1, 2009. This statement requires an entity to classify noncontrolling interests in subsidiaries as a separate component of equity. Additionally, transactions between an entity and noncontrolling interests are required to be treated as equity transactions. Management of the Post cereals business does not expect the adoption of this statement to have a material impact on its financial statements.

Note 2. Asset Impairment and Exit Costs:

In January 2004, Kraft announced a three-year restructuring program (the “Restructuring Program”) and, in January 2006, extended it through 2008. The Post cereals business is part of the Restructuring Program. The objectives of this program are to leverage Kraft’s global scale, realign and lower its cost structure, and optimize capacity.

Under the Restructuring Program, the Post cereals business recorded asset impairment and exit costs of $15,229 thousand during 2007, $9,343 thousand during 2006 and $2,630 thousand during 2005. The closure of one plant of the Post cereals business was announced in December 2007, which was the only plant closure announced for the Post cereals business since the program began in 2004. Management of the Post cereals business expects to pay cash for approximately $6,926 thousand of the charges that it incurred during 2007. Since the inception of the Restructuring Program, the Post cereals business has incurred $32,287 thousand in charges and paid cash for $13,026 thousand.

Restructuring liability activity for the years ended December 29, 2007 and December 30, 2006 was:

	Severance	Asset Write-downs	Other	Total
	(in thousands)
Liability balance, January 1, 2006	$1,456	$—	$76	$1,532
Charges	3,324	4,141	1,878	9,343
Cash spent	(3,556)		(1,930)	(5,486)
Charges against assets	(933)	(4,141)	—	(5,074)

Liability balance, December 30, 2006	291	—	24	315
Charges	4,869	8,303	2,057	15,229
Cash spent	(1,427)	—	(2,081)	(3,508)
Charges against assets	(1,500)	(8,303)	—	(9,803)

Liability balance, December 29, 2007	$2,233	$—	$—	$2,233

Severance costs include the cost of benefits received by terminated employees. In connection with its severance initiatives, as of December 29, 2007, the Post cereals business has eliminated approximately 375 positions and

KRAFT FOODS’ POST CEREALS BUSINESS

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

announced the elimination of an additional 35 positions. Severance charges against assets primarily relate to incremental pension costs, which reduce prepaid pension assets. Certain accrued severance costs included in the accompanying balance sheets have been allocated to the Post cereals business based on activity-based methodologies. Asset write-downs relate to the impairment of assets caused by plant closings and related activity. The Post cereals business incurred other costs related primarily to the renegotiation of supplier contract costs, workforce reductions associated with the plant closings and the termination of leasing agreements.

Note 3. Income Taxes:

Earnings before income taxes, and provision for income taxes consisted of the following for the years ended December 29, 2007, December 30, 2006 and December 31, 2005:

	2007	2006	2005
	(in thousands)
Earnings before income taxes:
United States	$159,042	$168,407	$191,222
Outside United States	21,941	21,599	25,610

Total	$180,983	$190,006	$216,832

Provision for income taxes:
United States federal:
Current	$40,893	$47,456	$56,951
Deferred	7,208	4,879	3,781

	48,101	52,335	60,732
State and local	8,338	9,675	10,994

Total United States	56,439	62,010	71,726

Outside United States:
Current	8,756	9,507	9,348
Deferred	(888)	(3,275)	244

Total outside United States	7,868	6,232	9,592

Total provision for income taxes	$64,307	$68,242	$81,318

After the implementation of FIN 48 on December 31, 2006, unrecognized tax benefits of the Post cereals business were $3,489 thousand. Unrecognized tax benefits of the Post cereals business were $4,398 thousand at December 29, 2007. Management of the Post cereals business does not expect a significant change in its unrecognized tax benefits within the next 12 months. The Post cereals business includes accrued interest and penalties related to uncertain tax positions in its tax provision. The Post cereals business had accrued interest and penalties of $591 thousand as of December 31, 2006 and $869 thousand as of December 29, 2007. The 2007 provision for income taxes of the Post cereals business includes $278 thousand for interest and penalties.

The change in unrecognized tax benefits of the Post cereals business for the year ended December 29, 2007 was (in thousands):

January 1, 2007	$3,489
Increases from positions taken during the current period	909

December 29, 2007	$4,398

KRAFT FOODS’ POST CEREALS BUSINESS

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

The tax returns in which the Post cereals business is included, are regularly examined by federal and various state and Canadian tax authorities. The U.S. federal statute of limitations remains open for the year 2000 and onward, with years 2000 through 2003 currently under examination by the IRS. The Canadian statute of limitations remains open for the year 2001 and onward, and the Post cereals business is currently under examination by various state taxing authorities, with statutes of limitations generally ranging from three to five years.

In October 2004, the American Jobs Creation Act (“the Jobs Act”) was signed into law. The Jobs Act provides tax relief to U.S. domestic manufacturers by providing a tax deduction related to a percentage of the lesser of “qualified production activities income” or taxable income. The deduction, which was 3% in 2005, increases to 9% by 2010. In accordance with SFAS No. 109, the Post cereals business recognizes these benefits in the year earned. These amounts were allocated based on the proportion of taxable income of the Post cereals business relative to Kraft Foods taxable income for each year. The tax benefit was approximately $2,466 thousand in 2007, $1,206 thousand in 2006 and $1,486 thousand in 2005.

At December 29, 2007, applicable United States federal income taxes and foreign withholding taxes had not been provided on approximately $114 million of accumulated earnings of foreign subsidiaries that are expected to be permanently reinvested.

The effective income tax rate on pre-tax earnings differed from the U.S. federal statutory rate for the following reasons for the years ended December 29, 2007, December 30, 2006 and December 31, 2005:

	2007	2006	2005
U.S. federal statutory rate	35.0%	35.0%	35.0%
Increase / (decrease) resulting from:
State and local income taxes, net of federal tax benefit	3.0%	3.3%	3.3%
Other	(2.5)%	(2.4)%	(0.8)%

Effective tax rate	35.5%	35.9%	37.5%

The 2007 effective tax includes $5,420 thousand of net state tax expense, partially offset by an increased domestic manufacturing deduction. The 2006 effective tax rate includes $6,289 thousand of net state tax expense, partially offset by the domestic manufacturing deduction and lower Canadian tax rates enacted in 2006. The 2005 effective tax rate includes $7,146 thousand of net state tax expense, partially offset by the domestic manufacturing deduction.

The tax effects of temporary differences that gave rise to deferred income tax assets and liabilities consisted of the following at December 29, 2007 and December 30, 2006 and December 31, 2005:

	2007	2006	2005
	(in thousands)
Total deferred income tax assets	$22,173	$25,189	$26,933
Deferred income tax liabilities:
Property, plant and equipment	(111,042)	(111,479)	(119,995)
Other	(78,911)	(72,350)	(65,720)

Total deferred income tax liabilities	(189,953)	(183,829)	(185,715)

Net deferred income tax liabilities	$(167,780)	$(158,640)	$(158,782)

KRAFT FOODS’ POST CEREALS BUSINESS

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Note 4. Accumulated Other Comprehensive Earnings / (Losses):

The components of accumulated other comprehensive earnings / (losses) were:

	Currency Translation Adjustments	Pension and Other Benefits	Total
	(in thousands)
Balances at December 26, 2004	$(20,663)	$—	$(20,663)
Other comprehensive earnings/(losses), net of income taxes:
Currency translation adjustments	554	—	554

Total other comprehensive earnings			554

Balances at December 31, 2005	$(20,109)	$—	$(20,109)
Other comprehensive earnings/(losses), net of income taxes:
Currency translation adjustments	(191)	—	(191)

Total other comprehensive earnings			(191)

Initial adoption of FASB Statement No. 158, net of income taxes (Note 6)	—	(8,018)	(8,018)

Balances at December 30, 2006	$(20,300)	$(8,018)	$(28,318)
Other comprehensive earnings/(losses), net of income taxes:
Currency translation adjustments	4,308	(1,258)	3,050
Amortization of experience losses and prior service costs	—	625	625
Net actuarial gain arising during period	—	1,437	1,437

Total other comprehensive earnings			5,112

Balances at December 29, 2007	$(15,992)	$(7,214)	$(23,206)

Note 5. Stock Plans:

The Post cereals business is a part of Kraft’s overall stock-based compensation plans. Under the Kraft 2005 Performance Incentive Plan (the “2005 Plan”), Kraft may grant to eligible employees awards of stock options, stock appreciation rights, restricted stock, restricted and deferred stock units, and other awards based on Kraft’s Class A common stock, as well as performance-based annual and long-term incentive awards.

Bifurcation of Stock Awards at Kraft Distribution:

Prior to Kraft’s IPO, certain employees of the Post cereals business participated in Altria’s stock compensation plans. At the Kraft Distribution, as described in Note 1, Summary of Significant Accounting Policies, Altria stock awards were modified through the issuance of Kraft stock awards, and accordingly, the Altria stock awards were split into two instruments. Holders of Altria stock options received: 1) a new Kraft option to acquire shares of Kraft’s Class A common stock; and 2) an adjusted Altria stock option for the same number of shares of Altria common stock previously held, but with a proportionally reduced exercise price. For each employee stock option outstanding, the aggregate intrinsic value immediately after the Kraft Distribution was not greater than the aggregate intrinsic value immediately prior to the Kraft Distribution. The Post cereals business reimbursed Kraft

KRAFT FOODS’ POST CEREALS BUSINESS

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

$127 thousand for Altria options received by employees of the Post cereals business, and Kraft in turn included that amount in its net settlement with Altria. The Post cereals business determined the fair value of the stock options using the modified Black-Scholes option valuation model.

Based upon the number of Altria stock awards outstanding at the Kraft Distribution, Kraft granted stock options to employees of the Post cereals business for 7,887 shares of Kraft’s Class A common stock at a weighted-average price of $16.00. The options expire in 2011.

Stock Option Plan:

Stock options are granted at an exercise price equal to the market value of the underlying stock on the grant date, generally become exercisable on the first anniversary of the grant date and have a maximum term of ten years. Kraft has not granted stock options to employees of the Post cereals business since 2002.

Stock option activity was as follows for the year ended December 29, 2007:

	Shares Subject to Option	Weighted Average Exercise Price	Average Remaining Contractual Term	Aggregate Intrinsic Value
Balance at January 1, 2007	45,450	$31.00
Options issued at Kraft Distribution	7,887	$16.00
Options exercised	(6,067)	$25.99

Balance at December 29, 2007	47,270	$29.14	3 years	$165 thousand

Exercisable at December 29, 2007	47,270	$29.14	3 years	$165 thousand

The total intrinsic value of options exercised was $44 thousand in 2007. There were no exercises in 2006 or 2005.

Prior to Kraft’s IPO, certain employees of the Post cereals business participated in Altria’s stock compensation plans. Other than stock awards granted as a result of the Kraft Distribution, Altria has not issued Altria stock compensation to employees of the Post cereals business since the Kraft IPO. For the year ended December 31, 2005, stock compensation plans were accounted for in accordance with the intrinsic value-based method permitted by SFAS No. 123, Accounting for Stock-Based Compensation, which did not result in compensation cost for stock options. The fair value of the awards was determined using a modified Black-Scholes methodology using the following weighted average assumptions for Altria common stock:

	Risk-Free Interest Rate	Expected Life	Expected Volatility	Expected Dividend Yield	Fair Value at Grant Date
2006 Altria Group Inc.	5%	4 years	26.73%	4.43%	$12.79
2005 Altria Group Inc.	4%	4 years	32.90%	4.43%	$14.08

Restricted Stock Plans:

Kraft may grant shares of restricted stock and rights to receive shares of stock to eligible employees of the Post cereals business, giving them in most instances all of the rights of stockholders, except that they may not sell, assign, pledge or otherwise encumber such shares and rights. Such shares and rights are subject to forfeiture if certain employment conditions are not met. Restricted stock generally vests on the third anniversary of the grant date.

KRAFT FOODS’ POST CEREALS BUSINESS

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

The fair value of the restricted shares and rights at the date of grant is amortized ratably over the restriction period. The Post cereals business recorded pre-tax compensation expense related to restricted stock and rights of $4,803 thousand in 2007, $5,045 thousand in 2006 and $5,168 thousand in 2005 including the allocated expenses of shared functions. The deferred tax benefit recorded related to this compensation expense was $1,806 thousand for the year ended December 29, 2007, $1,897 thousand for the year ended December 30, 2006 and $1,943 thousand for the year ended December 31, 2005. The unamortized compensation expense related to restricted stock and rights of the Post cereals business was $7,245 thousand at December 29, 2007 and is expected to be recognized over a weighted average period of 2 years.

Restricted stock and rights activity related to employees of the Post cereals business for the year ended December 29, 2007 was:

	Number of Shares	Weighted-Average Grant Date Fair Value Per Share
Balance at December 31, 2006	75,590	$31.29
Granted	29,360	34.66
Vested	(23,010)	32.23
Forfeited	(4,690)	32.10

Balance at December 29, 2007	77,250	32.24

In January 2007, Kraft issued 29,360 shares of restricted stock and stock rights to eligible U.S. and non-U.S. employees of the Post cereals business as part of its annual incentive program. Restrictions on these shares and rights lapse in the first quarter of 2010. The market value per restricted share or right was $34.66 on the date of grant. No restricted shares or rights were issued in 2007 to employees of the Post cereals business as a result of the Kraft Distribution.

The weighted-average grant date fair value of restricted stock and rights granted was $1,018 thousand, or $34.66 per restricted share or right, in 2007, $860 thousand, or $29.00 per restricted share or right, in 2006 and $764 thousand, or $33.32 per restricted share or right, in 2005. The vesting date fair value of restricted stock and rights was $780 thousand in 2007 and $484 thousand in 2006. No restricted stock or rights vested in 2005.

Note 6. Benefit Plans:

Kraft sponsors contributory and noncontributory defined benefit pension plans covering most of its employees, and the Post cereals business participates in those plans. As appropriate, the Post cereals business provides pension coverage for employees of its non-U.S. operations through separate plans. Local statutory requirements govern many of these plans. In addition, the Post cereals business provides health care and other benefits to most retired employees.

Multiemployer Pension Plans

U.S. employees and some Canadian employees of the Post cereals business participate in Kraft’s pension plans. The Post cereals business makes contributions to those plans based on Kraft’s net periodic pension cost. Kraft determines the Post cereals business portion of its net periodic pension cost based on total pensionable earnings. Expensed contributions of the Post cereals business to these multiemployer plans were $14,321 thousand in 2007, $18,713 thousand in 2006 and $15,576 thousand in 2005. There were no contributions payable at December 29, 2007 or December 30, 2006.

KRAFT FOODS’ POST CEREALS BUSINESS

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

The following weighted-average assumptions were used to determine Kraft’s net pension cost for the years ended December 29, 2007, December 30, 2006 and December 31, 2005 and impact the comparability of those costs allocated to the Post cereals business:

	U.S. Plans			Canadian Plans
	2007	2006	2005	2007	2006	2005
Discount rate	5.90%	5.60%	5.75%	5.00%	5.00%	5.75%
Expected rate of return on plan assets	8.00%	8.00%	8.00%	8.00%	8.00%	8.00%
Rate of compensation increase	4.00%	4.00%	4.00%	3.00%	3.00%	3.00%

Single-employer Pension Plans

In September 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans (“SFAS No. 158”). SFAS No. 158 requires the Post cereals business to recognize the funded status of the defined benefit pension and other postretirement plans of the Post cereals business on the combined balance sheet. Subsequent changes in funded status that are not recognized as a component of net periodic benefit cost are recorded as a component of other comprehensive income in the year the changes occur. The Post cereals business prospectively adopted the recognition and related disclosure provisions of SFAS No. 158 on December 30, 2006. The adoption resulted in a decrease to total assets of $11,643 thousand and a decrease to shareholder’s equity of $8,018 thousand. The plan assets and benefit obligations of pension plans of the Post cereals business are measured at the year end date of the Post cereals business.

Obligations and Funded Status:

The benefit obligations, plan assets and funded status of the pension plans of the Post cereals business at December 29, 2007 and December 30, 2006 were:

	Canadian Plans
	2007	2006
	(in thousands)
Benefit obligation at beginning of period	$34,860	$30,021
Service cost	804	733
Interest cost	1,818	1,608
Benefits paid	(990)	(728)
Settlements	(71)	—
Actuarial (gains) / losses	(4,204)	2,566
Currency	6,134	14
Other	235	646

Benefit obligation at end of period	38,586	34,860

Fair value of plan assets at beginning of period	37,867	32,180
Actual return on plan assets	1,195	4,528
Contributions	2,184	1,882
Benefits paid	(990)	(728)
Currency	7,174	5

Fair value of plan assets at end of period	47,430	37,867

Net pension asset recognized at end of period	$8,844	$3,007

KRAFT FOODS’ POST CEREALS BUSINESS

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

The accumulated benefit obligation, which represents benefits earned to date, was $36,277 thousand at December 29, 2007 and $31,717 thousand at December 30, 2006 for the Canadian pension plans.

The following weighted-average assumptions were used to determine benefit obligations of the Post cereals business under the plans at December 29, 2007 and December 30, 2006:

	Canadian Plans
	2007	2006
Discount rate	5.80%	5.00%
Rate of compensation increase	3.00%	3.00%

2007 year-end Canadian plans discount rates of the Post cereals business were developed from a model portfolio of high quality, fixed-income debt instruments with durations that match the expected future cash flows of the benefit obligations.

Components of Net Periodic Pension Cost:

Net periodic pension cost consisted of the following for the years ended December 29, 2007, December 30, 2006 and December 31, 2005:

	Canadian Plans
	2007	2006	2005
	(in thousands)
Service cost	$804	$733	$536
Interest cost	1,818	1,608	1,378
Expected return on plan assets	(3,313)	(2,774)	(2,123)
Amortization:
Net loss from experience differences	652	684	460
Prior service cost	171	155	121
Other expense	14	—	—

Net pension cost	$146	$406	$372

Canadian plant closures and early retirement benefits resulted in curtailment and settlement losses of $14 thousand in 2007. These costs are included in other expense, above.

The estimated net loss for the Canadian pension plans that is expected to be amortized from accumulated other comprehensive losses into net periodic pension cost during 2008 is $380 thousand. The estimated prior service cost for the Canadian pension plans that is expected to be amortized from accumulated other comprehensive losses into net periodic pension cost during 2008 is $179 thousand.

The following weighted-average assumptions were used to determine the net pension cost for the Post cereals business for the years ended December 29, 2007, December 30, 2006 and December 31, 2005:

	Canadian Plans
	2007	2006	2005
Discount rate	5.00%	5.00%	5.75%
Expected rate of return on plan assets	8.00%	8.00%	8.00%
Rate of compensation increase	3.00%	3.00%	3.00%

KRAFT FOODS’ POST CEREALS BUSINESS

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

The expected rate of return on plan assets for the Post cereals business is determined by the plan assets’ historical long-term investment performance, current asset allocation and estimates of future long-term returns by asset class.

Plan Assets:

The percentage of fair value of pension plan assets at December 29, 2007 and December 30, 2006 was:

	Canadian Plans
Asset Category	2007	2006
Equity securities	70%	70%
Debt securities	27%	27%
Real estate	2%	3%
Other	1%	—

Total	100%	100%

The investment strategy of the Post cereals business is based on an expectation that equity securities will outperform debt securities over the long term. Accordingly, the composition of the Canadian plan assets of the Post cereals business is broadly characterized as a 70%/30% allocation between equity and debt securities. The strategy uses indexed U.S. equity securities, actively managed international equity securities and actively managed investment grade debt securities (which constitute 80% or more of debt securities) with lesser allocations to high yield and international debt securities. The Post cereals business attempts to mitigate investment risk by rebalancing between equity and debt asset classes as it makes contributions and monthly benefit payments.

The Post cereals business makes contributions to its Canadian pension plans to the extent that they are tax deductible and do not generate an excise tax liability. Based on current tax law, the management of the Post cereals business plans to contribute approximately $450 thousand to its Canadian plans in 2008. However, the Post cereals business’ actual contributions may be different due to many factors. Those factors include changes in tax and other benefit laws, pension asset performance that differs significantly from the expected performance, or significant changes in interest rates.

The estimated future benefit payments from the Canadian pension plans of the Post cereals business at December 29, 2007 were (in thousands):

2008	$1,230
2009	1,352
2010	1,472
2011	1,601
2012	1,711
2013-2017	10,680

Multiemployer Postretirement Benefit Plans

Employees of the Post cereals business participate in Kraft’s postretirement benefit plans. The Post cereals business makes contributions to those plans based on Kraft’s net postretirement health care cost. Kraft determines the Post cereals business portion of its net postretirement health care cost based on total headcount. The expensed contributions to these multiemployer plans by the Post cereals business were $16,422 thousand in

KRAFT FOODS’ POST CEREALS BUSINESS

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

2007, $17,543 thousand in 2006 and $17,309 thousand in 2005. These postretirement health care plans are not funded, and contributions payable by the Post cereals business were $2,297 thousand at December 29, 2007 and $2,226 thousand at December 30, 2006.

The following weighted-average assumptions were used to determine Kraft’s net postretirement cost for the years ended December 29, 2007, December 30, 2006 and December 31, 2005 and impact the comparability of those costs allocated to the Post cereals business:

	U.S. Plans			Canadian Plans
	2007	2006	2005	2007	2006	2005
Discount rate	5.90%	5.60%	5.75%	5.00%	5.00%	5.75%
Health care cost trend rate	8.00%	8.00%	8.00%	8.50%	9.00%	9.50%

Multiemployer Postemployment Benefit Plans

Most of the salaried and certain hourly employees of the Post cereals business participate in Kraft’s postemployment benefit plans. The Post cereals business makes contributions to those plans based on Kraft’s net postemployment costs. Kraft determines the Post cereals business portion of its net postemployment costs based on total annual payroll costs and is charged to expense over the working life of the covered employees. Postemployment costs arising from actions that offer employees benefits in excess of those specified in the respective plans are charged to expense when incurred. Expensed contributions of Post cereals business to these multiemployer plans were $3,555 thousand in 2007, $2,386 thousand in 2006 and $1,967 thousand in 2005. These postemployment plans are not funded, and there were no contributions payable at December 29, 2007 or December 30, 2006.

Defined Contribution Plans

Kraft sponsors and contributes to employee savings plans. Certain of the salaried, non-union and union employees of the Post cereals business participate in these plans. Contributions and costs of the Post cereals business are determined by the matching of employee contributions, as defined by the plans, and an allocated portion from Kraft. Amounts charged to expense for defined contribution plans totaled $4,413 thousand in 2007, $4,712 thousand in 2006 and $4,602 thousand in 2005.

Note 7. Geographic Information:

Geographic data for net revenues and long-lived assets were:

	2007	2006	2005
	(in thousands)
Net revenues:
United States	$971,449	$968,245	$965,345
Canada	85,004	80,877	78,342
Other	46,242	43,695	46,999

Total net revenues	$1,102,695	$1,092,817	$1,090,686

Long-lived assets:
United States	$652,796	$665,309	$673,185
Canada	107,677	90,956	100,298

Total long-lived assets	$760,473	$756,265	$773,483

KRAFT FOODS’ POST CEREALS BUSINESS

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Note 8. Significant Customers:

The largest customer of the Post cereals business, Wal-Mart Stores, Inc., accounted for approximately 21% of combined net revenues in 2007, 20% in 2006 and 20% in 2005. The five largest customers of the Post cereals business accounted for approximately 43% of its net revenues in 2007, 2006 and 2005. The ten largest customers of the Post cereals business accounted for approximately 57% of its net revenues in 2007, 56% in 2006 and 57% in 2005.

Note 9. Related Party Transactions:

On March 30, 2007, Kraft entered into a post-spin Transition Services Agreement with Altria’s subsidiary, Altria Corporate Services, Inc. (“ALCS”). Under the agreement, ALCS provided information technology services to the Post cereals business. Billings for these post-spin services were handled through Kraft’s corporate allocation charges to the Post cereals business. Before the Kraft Distribution, ALCS provided pre-spin administrative services to the Post cereals business under a separate Corporate Services agreement that expired on March 30, 2007. These services included planning, legal, treasury, auditing, insurance, human resources, office of the secretary, corporate affairs, information technology, aviation and tax services. Billings for these pre-spin services, which were based on the cost to ALCS to provide such services and a 5% management fee based on wages and benefits, were handled through Kraft’s corporate allocation charges to the Post cereals business. As of January 1, 2008, ALCS no longer provides services to the Post cereals business.

Note 10. Commitments and Contingencies:

Legal Proceedings: Kraft is a defendant in a variety of legal proceedings in connection with the Post cereals business. Plaintiffs in certain of those cases seek substantial damages. Management of the Post cereals business cannot predict with certainty the results of these proceedings. However, management of the Post cereals business believes that the final outcome of these proceedings will not materially affect the financial position or results of the Post cereals business.

Leases: Rental expenses were $32,074 thousand in 2007, $35,602 thousand in 2006 and $31,687 thousand in 2005. Minimum rental commitments under non-cancelable operating leases in effect at December 29, 2007 were (in thousands):

2008	$13,932
2009	6,628
2010	2,222
2011	2,045
2012	1,935
Thereafter	3,663

KRAFT FOODS’ POST CEREALS BUSINESS

CONDENSED COMBINED STATEMENTS OF EARNINGS

(in thousands of dollars)

(Unaudited)

	For the Three Months Ended
	March 29, 2008	March 31, 2007
Net revenues	$270,259	$264,979
Cost of sales	157,310	157,784

Gross profit	112,949	107,195
Marketing, administration and research costs	52,770	62,782
Selling expense	10,789	10,740
Asset impairment and exit costs	1,476	740

Operating income	47,914	32,933
Provision for income taxes	17,583	11,784

Net earnings	$30,331	$21,149

See accompanying notes to condensed combined financial statements of Post cereals business.

KRAFT FOODS’ POST CEREALS BUSINESS

CONDENSED COMBINED BALANCE SHEETS

(in thousands of dollars)

(Unaudited)

	March 29, 2008	December 29, 2007
ASSETS
Receivables (less allowances of $987 in 2008 and $1,015 in 2007)	$61,333	$62,607
Inventories:
Raw materials	25,532	24,785
Finished product	69,511	52,304

Total inventories	95,043	77,089
Deferred income taxes	17,378	16,068
Other current assets	79	2,297

Total current assets	173,833	158,061
Property, plant and equipment, at cost	961,594	958,987
Less accumulated depreciation	520,195	514,863

Property, plant and equipment, net	441,399	444,124
Goodwill	297,028	298,505
Other intangible assets, net	9,000	9,000
Prepaid pension assets	9,422	8,844
Other assets	147	—

TOTAL ASSETS	$930,829	$918,534

LIABILITIES
Accounts payable	$35,557	$26,800
Accrued liabilities:
Marketing	62,423	41,039
Employment costs	3,622	6,509
Accrued postretirement health care costs	2,431	2,297
Other	10,570	11,378

Total current liabilities	114,603	88,023
Deferred income taxes	187,312	183,848
Other liabilities	11,297	9,935

TOTAL LIABILITIES	313,212	281,806
Contingencies (Note 10)

EQUITY
Contribution from Kraft	290,097	290,097
Retained earnings	351,484	369,837
Accumulated other comprehensive losses	(23,964)	(23,206)

TOTAL EQUITY	617,617	636,728

TOTAL LIABILITIES AND EQUITY	$930,829	$918,534

See accompanying notes to condensed combined financial statements of Post cereals business.

KRAFT FOODS’ POST CEREALS BUSINESS

CONDENSED COMBINED STATEMENTS OF EQUITY

(in thousands of dollars)

(Unaudited)

	Contribution from Kraft	Retained Earnings	Accumulated Other Comprehensive (Losses)/Earnings	Total Equity
Balances at December 30, 2006	$290,224	$363,718	$(28,318)	$625,624
Comprehensive earnings:				—
Net earnings	—	116,676	—	116,676
Other comprehensive earnings, net of income taxes	—	—	5,112	5,112

Total comprehensive earnings				121,788

Distribution to Kraft	—	(108,756)	—	(108,756)
Initial adoption of FIN 48	—	(1,801)	—	(1,801)
Net settlement of employee stock awards with Kraft	(127)	—	—	(127)

Balances at December 29, 2007	$290,097	$369,837	$(23,206)	$636,728
Comprehensive earnings:
Net earnings	—	30,331	—	30,331
Other comprehensive losses, net of income taxes	—	—	(758)	(758)

Total comprehensive earnings				29,573

Distribution to Kraft	—	(48,684)	—	(48,684)

Balances at March 29, 2008	$290,097	$351,484	$(23,964)	$617,617

See accompanying notes to condensed combined financial statements of Post cereals business.

KRAFT FOODS’ POST CEREALS BUSINESS

CONDENSED COMBINED STATEMENTS OF CASH FLOWS

(in thousands of dollars)

(Unaudited)

	For the Three Months Ended
	March 29, 2008	March 31, 2007
CASH PROVIDED BY / (USED IN) OPERATING ACTIVITIES
Net earnings	$30,331	$21,149
Adjustments to reconcile net earnings to operating cash flows:
Depreciation	8,755	8,545
Deferred income tax expense / (benefit)	2,311	(773)
Asset impairment and exit costs, net of cash paid	26	(204)
Change in assets and liabilities:
Receivables, net	986	(9,895)
Inventories	(18,550)	2,245
Prepaid expenses	2,207	(1,147)
Accounts payable	8,783	(1,437)
Accrued liabilities	18,119	28,618
Change in pension assets and postretirement liabilities, net	129	(834)
Other	907	331

Net cash provided by operating activities	54,004	46,598

CASH PROVIDED BY / (USED IN) INVESTING ACTIVITIES
Capital expenditures	(7,811)	(2,032)
Proceeds from sales of property, plant and equipment	2	1,019

Net cash used in investing activities	(7,809)	(1,013)

CASH (USED IN) FINANCING ACTIVITIES
Distribution to Kraft	(46,195)	(45,585)

Net cash used in financing activities	(46,195)	(45,585)

Cash and cash equivalents:
Increase	—	—
Balance at beginning of period	—	—

Balance at end of period	$—	$—

See accompanying notes to condensed combined financial statements of Post cereals business.

KRAFT FOODS’ POST CEREALS BUSINESS

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS

(Unaudited)

Note 1. Summary of Significant Accounting Policies:

Nature of Operations and Basis of Presentation:

The Post cereals business is a wholly owned component of Kraft Foods Inc. (“Kraft”). These interim condensed combined financial statements are unaudited. The condensed combined financial statements were prepared following the requirements of the SEC for interim reporting. As permitted under those rules, a number of footnotes or other financial information that are normally required by accounting principles generally accepted in the United States of America have been condensed or omitted. It is management’s opinion that these financial statements include all normal and recurring adjustments necessary for a fair presentation of the Post cereals business’s financial position and operating results. Net revenues and net earnings for any interim period are not necessarily indicative of future or annual results.

You should read these statements in conjunction with the combined financial statements and related notes of the Post cereals business for the year ended December 29, 2007.

Kraft Spin-Off from Altria - Kraft was a wholly owned subsidiary of Altria Group, Inc. (“Altria”) before Kraft completed its initial public offering on June 13, 2001. Effective as of the close of business on March 30, 2007, Altria spun off its remaining interest (89.0%) in Kraft (the “Kraft Distribution”).

Post Spin-Off from Kraft - On April 11, 2008, Kraft’s wholly owned subsidiary, Cable Holdco, Inc., filed a preliminary registration statement on Form S-1/S-4 with the SEC related to the November 15, 2007 agreement to merge the Post cereals business into Ralcorp Holdings, Inc. (“Ralcorp”) after a tax-free distribution to Kraft’s shareholders (the “Post Distribution”). This transaction is subject to customary closing conditions, including antitrust approval, IRS tax free ruling and Ralcorp shareholder approval. To date, Kraft has obtained the IRS tax free ruling, and both the U.S. and Canadian antitrust approvals. Management of the Post cereals business anticipates that this transaction will be completed in mid-2008.

The Post cereals business has a single operating segment and manufactures and markets ready-to-eat cereals under several brand names, including: Honey Bunches of Oats, Pebbles, Shredded Wheat, Selects, Grape-Nuts, and Honeycomb. Products of the Post cereals business are generally sold to supermarket chains, wholesalers, supercenters, club stores, mass merchandisers, distributors, convenience stores, and the foodservice channel in North America. Products of the Post cereals business are manufactured at six facilities - Battle Creek, Michigan; Jonesboro, Arkansas; Modesto, California; Naperville, Illinois; Cobourg, Ontario; and Niagara Falls, Ontario. Approximately 1,230 employees will join Ralcorp following the consummation of the transaction.

Kraft’s shareholders are expected to receive approximately 30.39 million shares of Ralcorp stock after the Post Distribution and the subsequent merger of the Post cereals business with Ralcorp. Based on market conditions prior to closing, Kraft will determine whether the shares will be distributed in a spin-off or a split-off transaction. Either type of transaction is expected to be tax-free to Kraft’s U.S. shareholders. In a spin-off transaction, Kraft shareholders would receive a pro rata number of Ralcorp shares. In a split-off transaction, Kraft shareholders would have the option to exchange their shares of Kraft common stock and receive Ralcorp common stock at closing, resulting in a reduction in the number of shares of Kraft Class A common stock outstanding. Depending on the method of distribution, stock awards of employees of the Post cereals business may be modified.

Goodwill:

Goodwill of the Post cereals business decreased $1,477 thousand in the first quarter of 2008 relating to currency fluctuations.

KRAFT FOODS’ POST CEREALS BUSINESS

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

Cost of Sales:

Cost of sales includes allocated costs of $1,002 thousand in the first quarter of 2008 and $3,814 thousand in the first quarter of 2007.

Marketing, administration and research costs:

Marketing - Total direct advertising expense incurred by the Post cereals business was $20,367 thousand in the first quarter of 2008 and $25,826 thousand in the first quarter of 2007.

Administration - Administration expenses include losses on disposals of property, plant and equipment of $500 thousand in the first quarter of 2008 and $308 thousand in the first quarter of 2007. Administration expenses include allocated costs of $10,870 thousand in the first quarter of 2008 and $11,487 thousand in the first quarter of 2007.

Research - Research and development expense was $3,267 thousand in the first quarter of 2008 and $4,461 thousand in the first quarter of 2007.

Revision:

Management has revised total comprehensive earnings included within the Post cereal business’ combined statements of equity for the year ended December 29, 2007. Distributions to Kraft were inadvertently included within total comprehensive earnings for each year, and management subsequently revised the combined statements of equity to exclude the distribution to Kraft from total comprehensive earnings. This change had no impact on the Post cereal business’ combined balance sheet, combined statement of earnings or combined statement of cash flows.

New Accounting Pronouncements:

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 157, Fair Value Measurements, as amended in February 2008 by FASB Staff Position (“FSP”) FAS 157-2, Effective Date of FASB Statement No. 157. SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. FSP FAS 157-2 defers the effective date of SFAS No. 157 for all nonfinancial assets and liabilities, except those items recognized or disclosed at fair value on an annual or more frequently recurring basis, until January 1, 2009. As such, the Post cereals business partially adopted the provisions of SFAS No. 157 effective January 1, 2008, and expects to adopt the remaining provisions of SFAS No. 157 beginning in 2009. Management of the Post cereals business expects the adoption of SFAS No. 157 to impact the way in which it calculates fair value for its annual impairment review of goodwill and non-amortizable intangible assets, and when conditions exist that require it to calculate the fair value of long-lived assets; however, management of the Post cereals business does not expect this adoption to have a material impact on its financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities - Including an amendment of FASB Statement No. 115. The Post cereals business adopted the provisions of SFAS No. 159 effective January 1, 2008. This statement permits entities to choose to measure many financial instruments and certain other items at fair value and report unrealized gains and losses on these instruments in earnings. The adoption of this statement did not have an impact on the financial statements of the Post cereals business.

KRAFT FOODS’ POST CEREALS BUSINESS

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations. The provisions, which change the way companies account for business combinations, are effective for the Post cereals business as of January 1, 2009. This statement requires the acquiring entity in a business combination to recognize all assets acquired and liabilities assumed in the transaction; establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed; and requires the acquirer to disclose all information needed by investors to understand the nature and financial effect of the business combination. Management of the Post cereals business does not expect the adoption of this statement to have a material impact on its financial statements.

In December 2007, the FASB also issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements - an amendment of Accounting Research Bulletin No. 51, the provisions of which are effective for the Post cereals business as of January 1, 2009. This statement requires an entity to classify noncontrolling interests in subsidiaries as a separate component of equity. Additionally, transactions between an entity and noncontrolling interests are required to be treated as equity transactions. Management of the Post cereals business does not expect the adoption of this statement to have a material impact on its financial statements.

Note 2. Asset Impairment and Exit Costs:

In January 2004, Kraft announced a three-year restructuring program (the “Restructuring Program”) and, in January 2006, extended it through 2008. The Post cereals business is part of the Restructuring Program. The objectives of this program are to leverage Kraft’s global scale, realign and lower its cost structure, and optimize capacity.

Under the Restructuring Program, the Post cereals business recorded asset impairment and exit costs of $1,476 thousand in the first quarter of 2008. Management of the Post cereals business expects to pay cash for all of those charges. Since the inception of the Restructuring Program, the Post cereals business has incurred $33,763 thousand in charges and paid cash for $14,502 thousand related to those charges through March 29, 2008. The closure of one plant of the Post cereals business was announced in December 2007, which was the only plant closure announced for the Post cereals business since the program began in 2004.

Restructuring liability activity for the quarter ended March 29, 2008 was:

Severance
(in thousands)
Liability balance, December 29, 2007	$2,233
Charges	1,476
Cash spent	(1,450)

Liability balance, March 29, 2008	$2,259

Severance charges include the cost of benefits received by terminated employees. In connection with its severance initiatives, the Post cereals business eliminated approximately 425 positions as of March 29, 2008; at that time the Post cereals business had also announced the elimination of an additional 50 positions. Certain accrued severance costs included in the accompanying balance sheets have been allocated to the Post cereals business based on activity-based methodologies.

KRAFT FOODS’ POST CEREALS BUSINESS

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

Note 3. Accumulated Other Comprehensive Losses:

The components of accumulated other comprehensive losses were:

	Currency Translation Adjustments	Pension and Other Benefits	Total
	(in thousands)
Balances at December 29, 2007	$(15,992)	$(7,214)	$(23,206)
Other comprehensive earnings / (losses), net of income taxes:
Currency translation adjustments	(1,108)	252	(856)
Amortization of experience losses and prior service costs		98	98

Total other comprehensive losses			(758)

Balances at March 29, 2008	$(17,100)	$(6,864)	$(23,964)

Note 4. Stock Plans:

The Post cereals business is a part of Kraft’s overall stock-based compensation plans. Beginning in 2008, Kraft changed its annual and long-term incentive compensation programs to further align them with shareholder returns. Under the annual incentive program, Kraft now grants equity in the form of both restricted stock and stock options. The restricted stock will continue to vest 100% after three years, and the stock options will vest one-third each year over three years. Additionally, Kraft changed its long-term incentive plan from a cash-based program to a share-based program.

In January 2008, Kraft granted 5,330 shares of stock to employees of the Post cereals business in connection with its long-term incentive plan. The market value per restricted share was $32.26 on the date of grant, and the shares vest based on varying performance, market and service vesting conditions. The unvested shares have no voting rights and do not pay dividends.

In February 2008, as part of its annual incentive program, Kraft issued 14,110 shares of restricted stock and stock rights to eligible U.S. and non-U.S. employees of the Post cereals business. Restrictions on these shares and rights lapse in the first quarter of 2011. The market value per restricted share or right was $29.49 on the date of grant. Also, as part of its annual incentive program, Kraft granted 56,440 stock options to eligible U.S. and non-U.S. employees of the Post cereals business at an exercise price of $29.49. The stock options vest one-third each year, beginning in 2009.

During the first quarter of 2008, 21,410 shares of restricted stock and stock rights vested at a market value of $631 thousand.

There were no options exercised in the first quarter of 2008.

Note 5. Benefit Plans:

Kraft sponsors contributory and noncontributory defined benefit pension plans covering most of its employees, and the Post cereals business participates in those plans. As appropriate the Post cereals business provides pension coverage for certain employees of its non-U.S. operations through separate plans. Local statutory requirements govern many of these plans. In addition, the Post cereals business provides health care and other benefits to most retired employees.

KRAFT FOODS’ POST CEREALS BUSINESS

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

Multiemployer Pension Plans

U.S. employees and some Canadian employees of the Post cereals business participate in Kraft’s pension plans. The Post cereals business makes contributions to those plans based on Kraft’s net periodic pension cost. Kraft determines the Post cereals business portion of its net periodic pension cost based on total pensionable earnings. Expensed contributions of the Post cereals business to these multiemployer plans were $1,811 thousand for the first quarter of 2008. There were no contributions payable at March 29, 2008.

Single-employer Pension Plans

Components of Net Periodic Pension Cost:

Net periodic pension cost consisted of the following for the three months ended March 29, 2008 and March 31, 2007:

	Canadian Plans For the Three Months Ended
	March 29, 2008	March 31, 2007
	(in thousands)
Service cost	$163	$201
Interest cost	532	455
Expected return on plan assets	(879)	(828)
Amortization:
Net loss from experience differences	45	163
Prior service cost	95	43

Net periodic pension cost / (income)	$(44)	$34

Employer Contributions:

The Post cereals business makes contributions to its Canadian pension plans, primarily, to the extent that they are tax deductible and do not generate an excise tax liability. During the three months ended March 29, 2008, the Post cereals business contributed $113 thousand to its Canadian plans. Based on current tax law, management of the Post cereals business plans to make further contributions of approximately $337 thousand to its Canadian plans for the remainder of 2008. However, the Post cereals business’ actual contributions may be different due to many factors. Those factors include changes in tax and other benefit laws, pension asset performance that differs significantly from the expected performance, or significant changes in interest rates.

Multiemployer Postretirement Benefit Plans

Employees of the Post cereals business participate in Kraft’s postretirement benefit plans. The Post cereals business makes contributions to those plans based on Kraft’s net postretirement health care cost. Kraft determines the Post cereals business portion of its net postretirement health care cost based on total headcount. Expensed contributions of the Post cereals business to these multiemployer plans were $4,115 during the three months ended March 29, 2008. These postretirement health care plans are not funded, and contributions payable were $2,431 thousand at March 29, 2008.

KRAFT FOODS’ POST CEREALS BUSINESS

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

Multiemployer Postemployment Benefit Plans

Most of the salaried and certain hourly employees of the Post cereals business participate in Kraft’s postemployment benefit plans. The Post cereals business makes contributions to those plans based on Kraft’s net postemployment costs. Kraft determines the Post cereals business portion of its net postemployment costs based on total annual payroll costs and is charged to expense over the working life of the covered employees. Postemployment costs arising from actions that offer employees benefits in excess of those specified in the respective plans are charged to expense when incurred. Expensed contributions of the Post cereals business to these multiemployer plans were $1,521 thousand during the three months ended March 29, 2008. These postemployment plans are not funded, and there were no contributions payable at March 29, 2008.

Defined Contribution Plans

Kraft sponsors and contributes to employee savings plans. Certain of the salaried, non-union and union employees of the Post cereals business participate in these plans. Contributions and costs of the Post cereals business are determined by the matching of employee contributions, as defined by the plans, and an allocated portion from Kraft. Amounts charged to expense for defined contribution plans totaled $1,558 thousand during the three months ended March 29, 2008.

Note 6. Commitments and Contingencies:

Legal Proceedings: Kraft is a defendant in a variety of legal proceedings in connection with the Post cereals business. Plaintiffs in certain of those cases seek substantial damages. Management of the Post cereals business cannot predict with certainty the results of these proceedings. However, management of the Post cereals business believes that the final outcome of these proceedings will not materially affect the financial position or results of the Post cereals business.

THE INFORMATION AGENT FOR THIS OFFER IS:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Banks and Brokers call collect: (212) 269-5550

All others call toll-free: (800) 431-9633

Kraft@dfking.com

Questions and requests for assistance may be directed to the information agent at the address and telephone numbers listed above. Additional copies of this prospectus, the letter of transmittal and other tender offer materials may be obtained from the information agent as set forth above. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the offer.

THE TENDER OFFER AGENT FOR THIS OFFER IS:

Wells Fargo Bank, N.A.

By Hand or Overnight Courier:	By Mail:

(Until 6:00 P.M. on Expiration Date) Wells Fargo Bank, N.A. Shareowner Services Voluntary Corporate Actions 161 North Concord Exchange South St. Paul, Minnesota 55075	Wells Fargo Bank, N.A. Shareowner Services Voluntary Corporate Actions P.O. Box 64854 St. Paul, Minnesota 55164-0854

PART II

Item 20.	Indemnification of Directors and Officers.

Splitco is a Delaware corporation. Reference is made to Section 102(b)(7) of the General Corporation Law of the State of Delaware (the “DGCL”), which enables a corporation in its original certificate of incorporation or an amendment to eliminate or limit the personal liability of a director for violations of the director’s fiduciary duty, except:

•	for any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions); or

•	for any transaction from which a director derived an improper personal benefit.

Reference is also made to Section 145 of the DGCL, which provides that a corporation may indemnify any persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such director, officer, employee or agent acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that the person’s conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred. The indemnification permitted under the DGCL is not exclusive, and a corporation is empowered to purchase and maintain insurance against liabilities whether or not indemnification would be permitted by statute.

Splitco’s certificate of incorporation provides that to the fullest extent permitted by the laws of the State of Delaware, as the same may be amended, a director of Splitco shall not be personally liable to Splitco or its shareholders for monetary damages for breach of any fiduciary duty as a director. Splitco’s certificate of incorporation and by-laws provide for indemnification of its directors and officers to the fullest extent currently permitted by the DGCL. In addition, Kraft maintains liability insurance that provides coverage for Splitco’s directors and officers until the Merger.

Item 21.	Exhibits and Financial Statement Schedules.

(a)	Exhibits.

See the Exhibit Index.

(b)	Financial Statement Schedules.

The Financial Statement Schedule is included as part of this registration statement immediately following the signature page.

(c)	Reports, Opinions and Appraisals.

None.

Item 22.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant undertakes as follows: that before any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(d) The undersigned registrant undertakes that every prospectus: (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Northfield, State of Illinois, on June 11, 2008.

CABLE HOLDCO, INC.

By:	/s/ Michael D. Waks
Name: Michael D. Waks
Title: President

POWERS OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears immediately below constitutes and appoints Michael D. Waks and Michael Mathieson, and any one or more of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto and other documents in connection therewith with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

By:	/s/ Michael D. Waks Michael D. Waks	President and Director (Principal Executive Officer)	June 11, 2008

By:	/s/ Michael Mathieson Michael Mathieson	Vice President and Controller (Principal Financial and Accounting Officer)	June 11, 2008

By:	/s/ Marc S. Firestone Marc S. Firestone	Director	June 10, 2008

By:	/s/ Timothy R. McLevish Timothy R. McLevish	Director	June 11, 2008

Report of Independent Registered Public Accounting Firm

on Financial Statement Schedule

To the Board of Directors and Shareholders of Kraft Foods Inc.:

Our audits of the combined financial statements referred to in our report on the Post Cereals Business (a component of Kraft Foods Inc.) dated March 19, 2008 appearing in the Registration Statement on Form S-4 and Form S-1 of Cable Holdco, Inc. (which report and combined financial statements are included in this Registration Statement on Form S-4 and Form S-1) also included an audit of the financial statement schedule included in this Form S-4 and Form S-1. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related combined financial statements.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

March 19, 2008

Financial Statement Schedule—Valuation and Qualifying Accounts of the Post Cereals Business

for the years ended December 29, 2007,

December 30, 2006, and December 31, 2005

(in thousands of dollars)

Col. A	Col. B	Col. C		Col. D	Col. E
		Additions
Description	Balance at Beginning of Period	Charged to Costs and Expenses	Charged to Other Accounts	Deductions	Balance at End of Period
			(a)	(b)
2007:
Allowance for doubtful accounts	$1,625	$219	$22	$851	$1,015
2006:
Allowance for doubtful accounts	$1,932	$110	$(4)	$413	$1,625
2005:
Allowance for doubtful accounts	$1,491	$1,023	$27	$609	$1,932

Notes:

(a)	Primarily related to currency translation.
(b)	Represents charges for which allowances were created.

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
2.1†	Transaction Agreement by and between Kraft Foods Inc., Cable Holdco, Inc., Ralcorp Holdings, Inc. and Ralcorp Mailman LLC, dated as of November 15, 2007 (incorporated by reference to Exhibit 2.1 to the Kraft Foods Inc. Current Report on Form 8-K filed with the SEC on November 20, 2007)

3.1†	Certificate of Incorporation of Cable Holdco, Inc.

3.2†	By-laws of Cable Holdco, Inc.

5.1	Opinion of Cravath, Swaine & Moore LLP

8.1	Opinion of Sutherland Asbill & Brennan LLP

8.2	Opinion of Bryan Cave LLP

10.1†	Form of Tax Allocation Agreement among Kraft Foods Inc., Cable Holdco, Inc. and Ralcorp Holdings, Inc., dated as of November 15, 2007

10.2	Form of Transition Services Agreement

10.3	Ralcorp’s Form of Master External Manufacturing Agreement

10.4	Kraft’s Form of Master External Manufacturing Agreement

10.5	Form of Project Agreement

21.1†	List of Subsidiaries of Cable Holdco, Inc.

23.1	Consent of Sutherland Asbill & Brennan LLP (contained in Exhibit 8.1)

23.2	Consent of PricewaterhouseCoopers LLP relating to the Post Cereals Business

23.3	Consent of PricewaterhouseCoopers LLP relating to Kraft Foods Inc.

23.4	Consent of PricewaterhouseCoopers LLP relating to Ralcorp Holdings, Inc.

23.5	Consent of PricewaterhouseCoopers LLP relating to Vail Resorts, Inc.

23.6	Consent of Cravath, Swaine & Moore LLP (contained in Exhibit 5.1)

23.7	Consent of Bryan Cave LLP (contained in Exhibit 8.2)

24.1	Powers of Attorney (contained in signature page)

99.1	Form of Letter of Transmittal for Kraft common shares

99.2†	Form of Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees

99.3†	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees

99.4	Form of Notice of Guaranteed Delivery for Kraft common shares

99.5†	Form of Notice of Withdrawal for Kraft common shares

†	Previously filed.